Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Newmont Mining Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 11, 2019

PROPOSED ARRANGEMENT—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders,

        I am pleased to inform you that, Newmont Mining Corporation ("Newmont" or the "Company") and Goldcorp Inc. ("Goldcorp") have agreed to a strategic business combination transaction whereby Newmont will acquire all of the issued and outstanding Goldcorp common shares (the "arrangement") and Goldcorp will become a wholly-owned subsidiary of Newmont. Upon completion of the arrangement, Goldcorp shareholders will receive 0.3280 of a share of Newmont common stock, par value $1.60 per share ("Newmont common stock") and $0.02 in cash for each Goldcorp common share (collectively, the "consideration") pursuant to an arrangement agreement entered into by Newmont and Goldcorp on January 14, 2019, which was subsequently amended on February 19, 2019 (as amended, the "arrangement agreement"), in a transaction valued at approximately $10 billion as of the date of transaction announcement.

        The arrangement will be implemented by way of a plan of arrangement (the "plan of arrangement") in accordance with the Business Corporations Act (Ontario) (the "OBCA") and is subject to approval by the Ontario Superior Court of Justice (Commercial List) (the "Court") and the stockholders of Newmont and the shareholders of Goldcorp. Upon completion of the arrangement, it is expected that existing Goldcorp shareholders will own approximately 35% of the outstanding Newmont common stock.

        The Newmont board of directors believes that Newmont's proposed combination with Goldcorp will create an unmatched portfolio of world-class operations, projects, reserves, exploration opportunities, and talent and represents the best opportunity to maximize value for Newmont's stockholders. After the transaction closes, which is expected in the second quarter of 2019, Newmont Goldcorp will:

  •
  Be accretive to Newmont's net asset value per share by 27 percent, and 2020 cash flow per share by 34 percent;

  •
  Begin delivering a combined $365 million in expected annual pre-tax synergies, supply chain efficiencies and full potential improvements representing the opportunity to create $4.4 billion in net present value (pre-tax);

  •
  Target 6-7 million ounces of steady-state gold production over a decades-long time horizon;

  •
  Have the largest gold reserves and resources in the gold sector, including on a per share basis;

  •
  Be located in favorable mining jurisdictions and prolific gold districts on four continents;

  •
  Deliver the highest dividend among senior gold producers;

  •
  Offer financial flexibility and an investment-grade balance sheet to advance the most promising projects generating a targeted internal rate of return of at least 15 percent;

  •
  Feature a deep bench of accomplished business leaders and high-performing technical teams and other talent with extensive mining industry experience; and

  •
  Maintain industry leadership in environmental, social and governance performance.

        The Newmont board of directors unanimously recommends that you vote "FOR" each of the proposals described in this proxy statement. Your vote is very important, no matter how many shares you own.

        We are sending you the accompanying proxy statement to cordially invite you to attend a special meeting of the stockholders of Newmont to be held on April 11, 2019, at 8 a.m. local time, at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202, or to vote your shares by proxy, for the following purposes in connection with the arrangement:

  •
  to consider and vote on the proposal to approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares (the "amendment proposal");

  •
  to consider and vote on the proposal to approve the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement agreement (the "share issuance proposal"); and

  •
  subject to the provisions of the arrangement agreement, to consider and vote on the proposal to approve the adjournment or postponement of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal or the share issuance proposal.

        Newmont has entered into an implementation agreement to establish a joint venture (the "Barrick Nevada agreement") with Barrick Gold Corporation ("Barrick") to realize synergies and savings from Newmont's and Barrick's Nevada-related operations. The terms of the Barrick Nevada agreement are modeled on similar terms to other successful joint ventures, including ones that Barrick has with Newmont and Goldcorp. In connection with entering into the Barrick Nevada agreement, Barrick has agreed to withdraw its previously announced acquisition proposal for an all-stock acquisition of Newmont.

        After careful consideration, the Newmont board of directors has unanimously determined that it is advisable and in the best interests of Newmont and its stockholders to consummate the arrangement with Goldcorp as contemplated by the arrangement agreement, and unanimously recommends that you vote "FOR" each of the foregoing proposals.

        The accompanying proxy statement provides you with information about the arrangement and the special meeting of Newmont stockholders. Newmont encourages you to read the proxy statement carefully and in its entirety, including the arrangement agreement, which is attached as Annex A. Before deciding how to vote, you should consider the "Risk Factors" beginning on page 47 of the proxy statement. You may also obtain more information about Newmont from documents Newmont has filed with the Securities and Exchange Commission (the "SEC") as described under "Where You Can Find More Information" beginning on page 147 of the proxy statement.

  Your vote is very important.

        The arrangement cannot be completed unless both the amendment proposal and the share issuance proposal are approved. Approval of the amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Newmont common stock as of the record date for the special meeting. Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting. Whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided, or by voting over the telephone or via the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote "FOR" each of the proposals described above. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions provided by that institution to vote your shares.

        I strongly support the combination of Newmont and Goldcorp and join with our board of directors in unanimously recommending that you vote "FOR" each of the proposals described in this proxy statement.

        Thank you for your continued support of Newmont.

Very truly yours,
NOREEN DOYLE Chair of the Board of Directors

        Neither the SEC nor any state securities commission has approved or disapproved the arrangement, passed upon the merits or fairness of the arrangement agreement or the transactions contemplated in the arrangement agreement, including the arrangement, or passed upon the adequacy or accuracy of the information in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated March 11, 2019 and, together with the accompanying proxy card, is first being mailed or otherwise distributed to stockholders of Newmont on or about March 14, 2019.

Newmont Mining Corporation

6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 11, 2019

        A special meeting of stockholders of Newmont Mining Corporation ("Newmont") will be held at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202 on April 11, 2019, at 8 a.m. local time, unless adjourned or postponed to a later date, for the following purposes:

  1.
  to consider and vote on the proposal to approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares (the "amendment proposal");

  2.
  to consider and vote on the proposal to approve the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement agreement (the "share issuance proposal");

  3.
  subject to the provisions of the arrangement agreement, to consider and vote on the proposal to approve the adjournment or postponement of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal or the share issuance proposal; and

  4.
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The board of directors of Newmont unanimously recommends that you vote "FOR" all of the proposals described above.

        The accompanying proxy statement provides you with information about the arrangement agreement, the plan of arrangement, the arrangement and the special meeting of Newmont stockholders. Newmont encourages you to read the proxy statement carefully and in its entirety, including the arrangement agreement, which is attached as Annex A.

        Record Date:    February 20, 2019. Only stockholders of record as of the record date are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

        The proxy statement is dated March 11, 2019, and is first being mailed to our stockholders on or about March 14, 2019.

        All stockholders are cordially invited to attend the special meeting in person. It is important that your shares be represented at the special meeting whether or not you are personally able to attend. If you are unable to attend, please promptly vote your shares by telephone or Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. Voting by the Internet or telephone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps Newmont reduce postage and proxy tabulation costs.

        Your vote is important. The arrangement cannot be completed unless the amendment proposal and the share issuance proposal are approved. Approval of the amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Newmont common stock as of the record date for the special meeting. Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting. Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares are represented and voted at the special meeting.

By Order of the Board of Directors,
STEPHEN P. GOTTESFELD Executive Vice President and General Counsel
March 11, 2019

IMPORTANT VOTING INSTRUCTIONS

        WHETHER OR NOT YOU EXPECT TO ATTEND THE NEWMONT SPECIAL MEETING IN PERSON, NEWMONT URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Newmont special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions provided by that institution to vote your shares.

        Newmont urges you to read the proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes carefully and in their entirety.

        If you are a Newmont stockholder and have any questions concerning the arrangement or the proxy statement, would like additional copies of the proxy statement, need to obtain proxy cards or need help voting, please contact Newmont's proxy solicitor:

1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500
or

Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

        To receive timely delivery of requested documents in advance of the Newmont special meeting, you should make your request no later than April 4, 2019. You will not be charged for any of these documents that you request.

        For additional information about documents incorporated by reference into this proxy statement, please see "Where You Can Find More Information" beginning on page 147 of this proxy statement.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

        The following are some questions that you, as a stockholder of Newmont, may have regarding the arrangement and the other matters being considered at the special meeting of Newmont stockholders, as well as answers to those questions. Newmont urges you to read this proxy statement carefully and in its entirety because the information in this section does not provide all of the information that might be important to you with respect to the arrangement. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
Newmont has agreed to acquire Goldcorp pursuant to the terms and conditions of the arrangement agreement and the plan of arrangement that are described in this proxy statement. If completed, the arrangement will result in Newmont acquiring all of the outstanding shares of Goldcorp in exchange for newly issued shares of Newmont common stock and cash provided by Newmont pursuant to the plan of arrangement. As a result, Goldcorp will become a wholly-owned subsidiary of Newmont. The arrangement will require shares of Newmont common stock representing approximately 53% of the current outstanding common stock of Newmont immediately prior to the consummation of the arrangement to be issued to former Goldcorp shareholders. Immediately after the completion of the arrangement, Goldcorp's former shareholders will collectively own approximately 35% of the outstanding common stock of Newmont. A copy of the arrangement agreement is attached to this proxy statement as Annex A.

  You are receiving this proxy statement because you have been identified as a holder of Newmont common stock. This proxy statement is being used to solicit proxies on behalf of the Newmont board of directors for the special meeting to obtain the required approval of Newmont stockholders. This proxy statement contains important information about the arrangement and related transactions and the special meeting, and you should read it carefully.

  In order to complete the arrangement, Goldcorp must obtain a final order from the Ontario Superior Court of Justice (Commercial List) (the "Court") approving the arrangement and all other conditions to the arrangement must be satisfied or waived. Goldcorp will hold a separate special meeting of its shareholders to obtain the required approval of its shareholders.

Q:
What will I receive under the arrangement?

A:
Newmont stockholders will continue to own their existing shares of Newmont common stock after the arrangement. Immediately after the completion of the arrangement, Newmont's existing stockholders will collectively own approximately 65% of the outstanding common stock of Newmont, and Goldcorp's former shareholders will collectively own approximately 35% of the outstanding common stock of Newmont.

Q:
When and where will Newmont hold its special meeting?

A:
The special meeting will be held at 8 a.m. local time, on April 11, 2019, unless adjourned or postponed to a later date, at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202, to consider and vote on each of the proposals described below. This proxy statement for the special meeting is first being mailed to Newmont stockholders on or about March 14, 2019.

Q:
What will the Newmont stockholders be asked to vote on at the special meeting?

A:
At the special meeting, Newmont stockholders will be asked to consider and vote on the following proposals:

1.
to approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares (the "amendment proposal");

  2.
  to approve the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement agreement (the "share issuance proposal"); and

  3.
  subject to the provisions of the arrangement agreement, to approve the adjournment or postponement of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal or the share issuance proposal.

Q:
What will the Goldcorp shareholders be asked to vote on?

A:
Goldcorp shareholders will not be asked to vote on any of the proposals to be considered and voted upon at the Newmont special meeting. Rather, pursuant to the arrangement agreement, the shareholders of Goldcorp will be asked to vote on the arrangement (the "Goldcorp resolution") at Goldcorp's shareholder meeting.

  The Goldcorp shareholder meeting will be held on April 4, 2019. Among other things, the closing of the arrangement is conditioned on the approval of the Goldcorp resolution by the affirmative vote of at least two-thirds of the votes cast on the Goldcorp resolution by Goldcorp shareholders present in person or represented by proxy and entitled to vote at the Goldcorp meeting.

Q:
Who is eligible to vote at the special meeting?

A:
Holders of Newmont common stock as of the close of business on February 20, 2019, the record date for the special meeting, are eligible to vote.

Q:
How many votes do Newmont stockholders have?

A:
Holders of Newmont's common stock are entitled to cast one vote on each proposal properly brought before the special meeting for each share of Newmont common stock that such holder owned at the close of business on the record date.

Q:
What constitutes a quorum for the special meeting?

A:
The holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the special meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, "shares of capital stock of the Company" includes all shares of common stock entitled to vote at the special meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the special meeting is considered "non-routine," such organizations do not have discretion to vote on any proposal for which they do not receive instructions from their customers (this is referred to in this context as a "broker non-vote"). As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on any of the proposals. If you provide instructions to your broker, bank or other nominee which indicate how to vote your shares with respect to a proposal but not with respect to the other proposals, your shares will be considered present at the special meeting and be counted for purposes of determining the presence of a quorum and voted, as instructed, with respect to the appropriate proposal, but will not be voted with respect to the other proposals.

  If a quorum is not present at the meeting, Newmont's chair of the board of directors may adjourn the meeting to continue to solicit proxies.

Q:
What vote by the Newmont stockholders is required to approve the amendment proposal?

A:
Pursuant to Section 242 of the Delaware General Corporation Law, approval of the amendment proposal will require the affirmative vote of holders of a majority of the outstanding shares of Newmont common stock entitled to vote at the special meeting.

Q:
What vote by the Newmont stockholders is required to approve the share issuance proposal?

A:
Pursuant to Section 312.03 of the Listed Company Manual of the New York Stock Exchange (the "NYSE"), approval of the share issuance proposal will require the affirmative vote of, in person or by proxy, holders of a majority of the total votes cast with respect to the share issuance proposal.

Q:
Why is my vote important?

A:
In order to complete the arrangement, Newmont stockholders must approve the amendment proposal and the share issuance proposal.

Q:
Why am I being asked to consider and vote on the amendment proposal?

A:
Approval of the amendment proposal is necessary for Newmont to have enough authorized shares of common stock to issue the Newmont common stock forming part of the consideration for the arrangement. The Newmont Certificate of Incorporation does not currently authorize a sufficient number of shares of common stock to satisfy the Newmont common stock consideration payable under the arrangement. Newmont is currently authorized to issue 750 million shares of common stock. As of the date of this proxy statement, approximately 533 million shares of Newmont common stock were outstanding. Newmont must issue approximately 285 million shares of Newmont common stock to complete the arrangement. Authorizing additional shares of common stock is required to enable Newmont to have sufficient shares of common stock authorized for issuance in order to satisfy the consideration payable under the arrangement. Pursuant to Delaware law and the arrangement agreement, we are required to submit the amendment proposal to Newmont stockholders for approval.

Q:
Why am I being asked to consider and vote on the share issuance proposal?

A:
As Newmont common stock is listed for trading on the NYSE, issuances of shares of Newmont common stock are subject to the NYSE Listed Company Manual. Section 312.03(c) of the New York Stock Exchange Listed Company Manual requires stockholder approval prior to the issuance of common stock in any transaction if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. The common stock to be issued to shareholders of Goldcorp as partial consideration for the arrangement will represent voting power in excess of 20% of the number of shares of Newmont's common stock outstanding before the issuance. Therefore, under Section 312.03(c) of the New York Stock Exchange Listed Company Manual, stockholder approval of the share issuance proposal is required.

Q:
Will the newly issued shares of Newmont common stock be traded on an exchange?

A:
It is a condition to the completion of the arrangement that the shares of common stock of Newmont to be issued to Goldcorp shareholders in exchange for their common shares in the capital of Goldcorp ("Goldcorp common shares") pursuant to the arrangement be approved for listing on the NYSE. Accordingly, Newmont has agreed to obtain listing approval from the NYSE for such consideration shares that will be issued under the arrangement. In addition, Newmont has agreed to use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the effective time of the shares of Newmont common stock issuable upon exercise of the options to purchase Goldcorp common shares (the "Goldcorp options") and exercise of the replacement restricted stock units (the "replacement RSUs") issuable pursuant to the arrangement, subject to official notice of issuance.

  Newmont will apply to list the shares of the combined company following completion of the arrangement on the Toronto Stock Exchange ("TSX") under the trading symbol "NGT."

Q:
What are Newmont's reasons for proposing the arrangement and entering into the arrangement agreement?

A:
The Newmont board of directors concluded that the arrangement provides significant potential benefits to Newmont, including, among other things, the creation of the world's leading gold company, the opportunity to participate in new growth prospects, the diversification of the asset portfolio of the combined company in favorable geographies, and that the arrangement will be accretive to Newmont's net asset value per share by 27 percent, and 2020 cash flow per share by 34 percent, that outweigh the uncertainties, risks and potentially negative factors relevant to the arrangement. For a more detailed discussion of the reasoning of the Newmont board of directors, see "The Arrangement—Newmont's Reasons for the Arrangement" beginning on page 74 of this proxy statement and "The Arrangement—Recommendations of the Newmont Board of Directors" beginning on page 78 of this proxy statement.

Q:
What is an arrangement?

A:
An arrangement is a statutory procedure under Canadian corporate law that allows companies to carry out transactions upon receiving shareholder and court approval that then becomes binding on all other shareholders by operation of law. The arrangement that is being proposed by Goldcorp, a company incorporated under the laws of Ontario, will allow Newmont to acquire all of the outstanding Goldcorp common shares pursuant to a plan of arrangement being conducted under the Business Corporations Act (Ontario).

Q:
How does the Newmont board of directors recommend that I vote?

A:
The Newmont board of directors unanimously recommends that you vote "FOR" each of the proposals to be considered and voted upon at the special meeting.

Q:
What do I need to do now?

A:
Please read this proxy statement carefully, including its annexes, to consider how the arrangement affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote "FOR" each of the proposals being considered and voted upon at the special meeting. If your shares are held in "street name" by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. Your broker, bank or other nominee will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q:
How do I vote?

A:
If you are a stockholder of record, you may vote in any of the following ways:

•
To vote in person, come to the special meeting and you will be able to vote by ballot. To ensure that your shares are voted at the special meeting, the Newmont board of directors recommends that you submit a proxy even if you plan to attend the special meeting.

•
To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Newmont before the special meeting, Newmont will vote your shares as you direct.

•
To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (eastern U.S. time) on April 11, 2019 to be counted.

•
To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (eastern U.S. time) on April 11, 2019 to be counted.

  If your shares of common stock are held in "street name" by your broker, bank or other nominee, you should have received a voting instruction form with these proxy materials from that organization rather than from Newmont. Your broker, bank or other nominee will vote your shares only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your shares by following the enclosed procedures provided by that organization. Your shares will not be voted with respect to any proposal for which you fail to provide instructions, which will have no effect on the approval of the proposals.

  A control number, located on your proxy card or voting instruction form, is designed to verify your identity and allow you to vote your shares of Newmont common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone.

Q:
What does it mean if I receive more than one set of materials?

A:
This means you own shares of Newmont common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker, bank or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards and voting instruction forms that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s). If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card or voting instruction form, and if you vote by telephone or via the Internet, please follow the enclosed instructions and use your control number(s).

Q:
What happens if I sell my shares of common stock before the special meeting?

A:
The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of Newmont common stock after the record date, but before the date of the special meeting, you will retain your right to vote at the special meeting unless special arrangements are made between you and the person to whom you transfer your shares. If you sold your shares after the record date you are encouraged to still vote the shares you owned on the record date.

Q:
May I vote in person?

A:
If you are the stockholder of record of shares of Newmont common stock, you have the right to vote in person at the special meeting with respect to those shares. If you are the beneficial owner of shares of Newmont common stock, you are invited to attend the special meeting but, since you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a document called a "legal proxy" from your broker, bank or other nominee giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting as a stockholder of record, Newmont recommends that you also submit your proxy card or voting instructions as described above under "How do I vote?" so that your vote will be counted if you later decide not to attend the special meeting.

Q:
How can I change or revoke my vote?

A:
You have the right to revoke a proxy delivered by mail, by telephone, or over the Internet at any time before it is exercised by voting again at a later date through any of the methods available to you, by delivering written notice of revocation to Newmont's Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q:
Am I entitled to appraisal rights?

A:
No. Under Delaware law, holders of shares of Newmont common stock are not entitled to appraisal rights in connection with the arrangement or any of the matters to be acted on at the special meeting.

Q:
Is completion of the arrangement subject to any conditions?

A:
Yes. Newmont and Goldcorp are not required to complete the arrangement unless a number of conditions are satisfied or waived, including receipt of the required approvals from the Newmont stockholders, Goldcorp shareholders and the Court. See "The Arrangement Agreement and the Plan of Arrangement—Conditions to Completion of the Arrangement" beginning on page 135 of this proxy statement for a more complete summary of the conditions that must be satisfied or waived prior to completion of the arrangement.

Q:
Are the proposals conditioned upon one another?

A:
Yes. The amendment proposal and the share issuance proposal are conditioned upon each other. Adoption by our stockholders of both the amendment proposal and the share issuance proposal are conditions to the closing of the arrangement. Accordingly, if either the amendment proposal or the share issuance proposal is not approved, a condition to the closing of the arrangement will not be satisfied and the arrangement will not be completed.

  The adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement and is not a condition to the closing of the arrangement.

Q:
What happens if the arrangement is terminated?

A:
If the arrangement is terminated Goldcorp will not be combined with Newmont and the two companies will continue to operate as separate entities as they did before. The arrangement agreement contains certain termination rights for both Goldcorp and Newmont, including where (i) the arrangement is not consummated on or before July 31, 2019 (subject to extensions of up to

  60 days in the aggregate to obtain key regulatory approvals), (ii) a law or order comes into effect prohibiting consummation of the arrangement and such law or order has become final and non-appealable, or (iii) the Goldcorp shareholder approval of the arrangement or the Newmont stockholder approval of the amendment proposal and the share issuance proposal is not obtained at the relevant meeting held for such purpose. Additionally, each of Newmont and Goldcorp has a separate termination right in certain circumstances, including if (i) the board of directors of the other party changes its recommendation, (ii) the other party materially breaches its no solicitation restrictions, (iii) there is or has been a material adverse effect on the other party, (iv) the other party materially breaches its representations, warranties or covenants resulting in certain conditions to the arrangement not to be fulfilled, which are incapable of being satisfied by July 31, 2019 (as such date may be extended in accordance with the arrangement agreement), or (v) its own board of directors changes its recommendation in accordance with the terms of the arrangement agreement and, at the time of termination of the arrangement, either (a) the meeting of Newmont stockholders is scheduled for a date that is later than April 11, 2019, or (b) it is on or after March 23, 2019 and the meeting of Newmont stockholders has not been scheduled.

  The arrangement agreement further provides that, upon termination of the arrangement agreement under certain circumstances, Goldcorp will be required to pay to Newmont a termination payment of $350 million in connection with such termination, or Newmont will be required to pay to Goldcorp a termination payment of $650 million in connection with such termination. See "The Arrangement Agreement and the Plan of Arrangement—Termination of the Arrangement Agreement" beginning on page 137 of this proxy statement for a more complete summary of the termination provisions under the arrangement agreement.

Q:
When does Newmont expect the arrangement to become effective?

A:
The arrangement is expected to close by the end of the second quarter of 2019. Closing is conditional on Goldcorp shareholders approving the arrangement resolution and the satisfaction of other closing conditions including the approval of Newmont stockholders of the amendment proposal and the share issuance proposal and certain regulatory approvals. See "The Arrangement Agreement and the Plan of Arrangement—Conditions to Completion of the Arrangement" beginning on page 135 of this proxy statement.

Q:
What will happen if the arrangement is completed?

A:
If the arrangement is completed, Newmont will acquire all of the Goldcorp common shares and Goldcorp will become a wholly-owned subsidiary of Newmont. Newmont intends to have the Goldcorp common shares delisted from the TSX and the NYSE as promptly as possible following completion of the arrangement. In addition, it is expected that Newmont will, subject to applicable law, apply to have Goldcorp cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and thus will terminate its reporting obligations in Canada and the United States following completion of the arrangement.

Q:
Who will be the directors and executive officers of the combined company following the arrangement?

A:
Newmont has covenanted with Goldcorp that it will take all actions necessary to ensure that, as of the effective time of the arrangement, two-thirds of the members of the Newmont board of directors will be existing members of the Newmont board of directors and one-third of the members of the Newmont board of directors will be existing members of the Goldcorp board of directors. See "The Arrangement—Board of Directors Following the Arrangement" beginning on page 111 of this proxy statement.

  As part of a planned and orderly leadership succession process, Gary Goldberg, Newmont's Chief Executive Officer, and the Newmont board of directors have been engaged in discussions anticipating a chief executive officer succession in early 2019. To ensure a smooth and successful combination, Mr. Goldberg has agreed to lead the combined company through closure of the transaction and integration of the two companies. Newmont expects this process to be substantially completed in the fourth quarter of 2019, when Mr. Goldberg plans to retire and Thomas Palmer, Newmont's President and Chief Operating Officer, will become President and Chief Executive Officer of the combined company. In addition, Rob Atkinson will be appointed to the role of Executive Vice President and Chief Operating Officer of Newmont, effective June 1, 2019. Nancy Buese is expected to continue in the role of Executive Vice President and Chief Financial Officer and Randy Engel is expected to continue in the role of Executive Vice President, Strategic Development. For additional information, see "The Arrangement—Board of Directors Following the Arrangement" and "The Arrangement—Management Following the Arrangement" beginning on pages 111 and 112 of this proxy statement, respectively.

Q:
Are there any risks I should consider in connection with the arrangement?

A:
Yes. There are a number of risk factors relating to Newmont's business and operations, the arrangement and the combined company's business and operations, all of which should be carefully considered. See "Risk Factors" beginning on page 47 of this proxy statement.

Q:
Is this the Company's annual meeting? Will I be voting on the election of directors at the special meeting?

A:
No. This is not the annual meeting and you will not be asked to elect directors at the special meeting. The special meeting will take place on April 11, 2019 at 8 a.m. local time, unless adjourned or postponed to a later date. If you are a stockholder of record as of February 20, 2019, you will receive a proxy card for the special meeting. A proxy statement for the annual meeting will be provided separately from the proxy statement for the special meeting, and you will receive a separate proxy card for the annual meeting if you are a stockholder of record on the applicable record date for the annual meeting. Please refer to those separate materials for more information about the annual meeting and to vote on the election of directors.

Q:
Who is paying for this proxy solicitation?

A:
Newmont pays the costs of soliciting proxies. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. We will pay MacKenzie Partners, Inc. $60,000 plus out-of-pocket expenses for its assistance. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Q:
Is this proxy statement the only way that proxies are being solicited?

A:
In addition to mailing these proxy materials, certain directors, officers or employees of Newmont may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Q:
Who can help answer my questions?

A:
The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the arrangement, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc., Newmont's proxy solicitation agent. The address of MacKenzie Partners, Inc. is 1407 Broadway, 27th Floor, New York, New York 10018. You can call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500.

        You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the arrangement, the arrangement agreement or other matters discussed in this proxy statement.

        You may also obtain additional information about Newmont from the documents we file with the SEC, or by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

SUMMARY

        This proxy statement is being furnished to the stockholders of Newmont Mining Corporation ("Newmont" or the "Company") in connection with the solicitation of proxies by the Newmont board of directors for use at a special meeting of stockholders to be held on April 11, 2019 at 8 a.m. local time, unless adjourned or postponed to a later date, and at any reconvened meeting following any adjournment or postponement thereof. The special meeting will be held at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202. The purpose of the special meeting is for Newmont stockholders to consider and vote on certain proposals in connection with the transaction contemplated by the arrangement agreement, dated as of January 14, 2019, by and between Newmont and Goldcorp Inc. ("Goldcorp"), which was subsequently amended on February 19, 2019 (as amended, the "arrangement agreement"), pursuant to which Newmont will acquire all of the outstanding shares of Goldcorp in exchange for newly issued shares of Newmont common stock and cash provided by Newmont pursuant to a plan of arrangement (the "plan of arrangement") and Goldcorp will become a wholly-owned subsidiary of Newmont (the "arrangement").

        This summary highlights information contained elsewhere in this proxy statement. Newmont urges you to read carefully the remainder of this proxy statement, including the attached annexes, the documents incorporated by reference into this proxy statement and the other documents to which Newmont and Goldcorp have referred you because this section does not provide all of the information that might be important to you with respect to the arrangement and the related matters being considered and voted on by the Newmont stockholders at the Newmont special meeting. See also the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement. Newmont has included page references to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

Newmont Mining Corporation (see page 119)

        Newmont, headquartered in Greenwood Village, Colorado, is primarily a gold producer with significant operations and/or assets in the United States, Australia, Peru, Ghana and Suriname. As of December 31, 2018, Newmont had attributable proven and probable gold reserves of 65.4 million ounces and an aggregate land position of approximately 24,000 square miles (63,000 square kilometers). Newmont is also engaged in the production of copper, principally through operations in Boddington in Australia and Phoenix in the United States. Its regions include North America, South America, Australia, and Africa. Its North America segment consists primarily of Carlin, Phoenix, Twin Creeks and Long Canyon and Cripple Creek & Victor in the United States. Its South America segment consists primarily of Yanacocha in Peru and Merian in Suriname. Its Australia segment consists primarily of Boddington, Tanami and Kalgoorlie in Australia. Its Africa segment consists primarily of Ahafo and Akyem in Ghana. Newmont's original predecessor corporation was incorporated in 1921 under the laws of Delaware.

        The principal trading market for Newmont's common stock is the NYSE under the symbol "NEM." Newmont's principal executive offices are located at 6363 South Fiddler's Green Circle, Greenwood Village, Colorado 80111. Its telephone number is (303) 863-7414. Newmont's website is located at www.newmont.com (the contents of which are not part of this proxy statement).

Goldcorp Inc. (see page 119)

        Goldcorp is a senior gold producer engaged in the acquisition, exploration, development, operation, and reclamation of precious metal properties in Canada, the United States, Mexico, and Central and South America.

        Goldcorp was founded in 1994 and is currently headquartered in Vancouver, British Columbia, Canada. Goldcorp's principal operating mining properties are comprised of the Éléonore, Musselwhite,

Porcupine and Red Lake gold mine complexes in Canada; the Peñasquito gold-silver-lead-zinc mine in Mexico; the Cerro Negro gold-silver mine in Argentina; and the Pueblo Viejo gold-silver-copper mine (40.0% interest) in the Dominican Republic. Goldcorp's development projects include the Coffee gold project and Borden gold project in Canada, and the NuevaUnión gold-copper project (50.0% interest) and Norte Abierto gold project (50.0% interest) in Chile.

        Goldcorp's current sources of operating cash flows are primarily from the sale of gold, silver, lead, zinc and copper. Goldcorp's principal product is refined gold bullion sold primarily in the London spot market. In addition to gold, Goldcorp also produces silver, copper, lead and zinc primarily from concentrate produced at the Peñasquito mine, which is sold to third party smelters and refineries.

        The Goldcorp common shares are listed and posted for trading on the TSX under the symbol "G" and on the NYSE under the symbol "GG." Goldcorp is a corporation governed by the Business Corporations Act (Ontario). Its principal executive offices are located at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8, and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2. Its telephone number is (604) 696-3000. Its website is located at www.goldcorp.com (the contents of which are not part of this proxy statement).

SPECIAL MEETING OF NEWMONT STOCKHOLDERS

The Special Meeting (see page 59)

        Newmont stockholders are being asked to consider and vote on the following proposals in connection with the arrangement:

  1.
  to approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares (the "amendment proposal");

  2.
  to approve the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement agreement (the "share issuance proposal"); and

  3.
  subject to the provisions of the arrangement agreement, to approve the adjournment or postponement of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal or the share issuance proposal.

        The Newmont stockholder vote on such proposals will take place at a special meeting to be held at 8 a.m. local time, on April 11, 2019, unless adjourned or postponed to a later date, at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202.

Record Date for the Special Meeting (see page 59)

        You can vote at the special meeting all of the shares of Newmont's common stock you held of record as of the close of business on February 20, 2019, which is the record date for the special meeting. As of the close of business on the record date, there were 532,669,445 shares of Newmont's common stock outstanding.

Recommendations of the Newmont Board of Directors (see page 78)

        The Newmont board of directors unanimously recommends that you vote "FOR" each of the proposals to be considered and voted upon at the special meeting. In connection with its decision to recommend that you vote "FOR" each of the proposals, the Newmont board of directors has determined that it is advisable and in the best interests of Newmont and its stockholders to amend the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock and to issue the Newmont common stock in connection with the arrangement. See "The

Arrangement—Newmont's Reasons for the Arrangement" beginning on page 74 of this proxy statement and "The Arrangement—Recommendations of the Newmont Board of Directors" beginning on page 78 of this proxy statement for more information about the factors considered by the Newmont board of directors.

Required Vote (see page 62)

        Each share of Newmont's common stock is entitled to one vote at the special meeting. The holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the special meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, "shares of capital stock of the Company" includes all shares of common stock entitled to vote at the special meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the special meeting is considered "non-routine," such organizations do not have discretion to vote on any proposal for which they do not receive instructions from their customers (this is referred to in this context as a "broker non-vote"). As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on any of the proposals. If you provide instructions to your broker, bank or other nominee which indicate how to vote your shares with respect to one proposal but not with respect to the other proposals, your shares will be considered present at the special meeting and will be counted for purposes of determining the presence of a quorum and voted, as instructed, with respect to the appropriate proposal, but will not be voted with respect to the other proposals.

        Approval of the proposals presented at the special meeting will require the following:

  •
  Approval of the adoption of the amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Newmont's common stock as of the record date for the special meeting. An abstention from voting or a broker non-vote on this proposal will have the same effect as a vote against this proposal.

  •
  Approval of the share issuance proposal will require the affirmative vote of the holders of a majority of the shares of Newmont's common stock properly cast on the proposal at the special meeting. Under the rules of the NYSE, an abstention from voting is effectively treated as a vote cast against this proposal. A broker non-vote on this proposal will have no effect on the outcome of the vote on this proposal.

  •
  Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the amendment proposal or the share issuance proposal, will require the affirmative vote of the holders of a majority of the shares of Newmont's common stock properly cast on the proposal at the special meeting. An abstention from voting or a broker non-vote on this proposal will have no effect on the outcome of the vote on this proposal.

Security Ownership of Certain Beneficial Owners and Management (see page 60)

        As of the close of business on February 20, 2019, the current directors and executive officers of Newmont were deemed to beneficially own 2,980,787 shares of Newmont's common stock, constituting, in the aggregate, less than 1% of the shares of Newmont's common stock outstanding on that date.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"), as described below under "The Special Meeting—Security Ownership of Certain Beneficial Owners and Management" beginning on page 60 of this proxy statement.

THE ARRANGEMENT

        The arrangement agreement provides that at the effective time of the arrangement, Newmont will acquire all of the outstanding Goldcorp common shares. The arrangement will be implemented under the Business Corporations Act (Ontario) and requires approval of (a) at least two-thirds of the votes cast by shareholders who vote (in person or by proxy) at a special meeting of Goldcorp shareholders; and (b) the Ontario Superior Court of Justice (Commercial List). After giving effect to the arrangement, Newmont will own all of the outstanding Goldcorp common shares. As Goldcorp is incorporated in the Province of Ontario, Canada, the acquisition is being effected through an arrangement instead of a merger.

        A copy of the arrangement agreement and the plan of arrangement are attached as Annex A to this proxy statement. You are urged to read the arrangement agreement and the plan of arrangement in their entirety because they are the legal documents that govern the arrangement. For more information on the arrangement, the arrangement agreement and the plan of arrangement, see the section entitled "The Arrangement Agreement and the Plan of Arrangement" beginning on page 120 of this proxy statement.

Consideration Received Pursuant to the Arrangement (see page 121)

        If the arrangement is completed, Goldcorp shareholders (other than Newmont and its affiliates or shareholders that validly exercise, and do not withdraw, their dissent rights) will receive 0.3280 of a share of Newmont common stock, par value $1.60 per share ("Newmont common stock") and $0.02 in cash for each Goldcorp common share (the "consideration"). No fractional shares of Newmont common stock will be issued under the arrangement, and Goldcorp shareholders will receive cash in lieu of any fractional shares of Newmont common stock in accordance with the terms of the plan of arrangement. Upon completion of the arrangement, it is expected that Goldcorp shareholders will own approximately 35% of the outstanding Newmont common stock.

No Solicitation of Alternative Transactions and Changes of Recommendation (see page 131)

        Each of Goldcorp and Newmont has agreed not to, and to cause its subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause its other respective representatives not to:

  •
  solicit, assist, initiate, knowingly encourage or otherwise facilitate any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an acquisition proposal (as such term is defined under the section entitled "The Arrangement Agreement and the Plan of Arrangement—No Solicitation of Alternative Transactions and Changes of Recommendation" beginning on page 131 of this proxy statement), except as expressly permitted in the arrangement agreement;

  •
  enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an acquisition proposal;

  •
  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any acquisition proposal, except as expressly permitted by the arrangement agreement;

  •
  (a) fail to make, or withdraw, amend, modify or qualify, in a manner adverse to the other party or fail to publicly reaffirm (without qualification) the recommendation of its board of directors of the arrangement within five business days (and in any case prior to the meeting of its stockholders or shareholders, as applicable) after having been requested in writing by the other party to do so (acting reasonably), (b) accept, approve, endorse or recommend an acquisition proposal (or publicly proposing to do so), (c) take no position or a neutral position with respect to an acquisition proposal for more than five business days after the public announcement of such acquisition proposal, or (d) resolve or propose to take any of the foregoing actions; or

  •
  make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of its board of directors of the transactions contemplated in the arrangement agreement.

        If, at any time prior to a party obtaining the approval of its stockholders or shareholders, as applicable, Goldcorp or Newmont, as applicable, receives a request for material non-public information or to enter into discussions from a person that makes an unsolicited bona fide written acquisition proposal that did not result from a breach of the arrangement agreement (and which has not been withdrawn) and the party's board of directors determines, in good faith after consultation with its outside financial and legal advisors, that such acquisition proposal constitutes or would reasonably be expected to constitute a superior proposal, as such term is defined under the section entitled "The Arrangement Agreement and the Plan of Arrangement—No Solicitation of Alternative Transactions and Changes of Recommendation" beginning on page 131 of this proxy statement, then, and only in such case, Goldcorp or Newmont, as applicable, may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such acquisition proposal, and (y) provide the person making such acquisition proposal with, or access to, confidential information regarding itself and its subsidiaries, but only to the extent that the other party had or has access to the same information, and only if such party is in compliance with the arrangement agreement and Goldcorp or Newmont, as applicable, has entered into a confidentiality and standstill agreement on terms no less favorable in aggregate to Goldcorp or Newmont, as applicable, than the confidentiality agreement entered into between Goldcorp and Newmont in connection with the arrangement.

        The board of directors of each of Goldcorp and Newmont may not change its recommendation in favor of the arrangement unless:

  •
  the board of directors has determined that the acquisition proposal constitutes a superior proposal;

  •
  approval of that party's stockholders or shareholders, as applicable, has not been obtained;

  •
  the party has been, and continues to be, in compliance in all material respects with its non-solicitation covenants; and

  •
  the party first provides the other party written notice of a superior proposal and a five business day "right to match" the superior proposal (during which period the other party may propose amendments to the arrangement, including to the consideration) and, if the other party has proposed to amend the terms of the arrangement, the board of directors, after consultation with its outside financial and legal advisors, determines that the acquisition proposal remains a superior proposal compared to the other party's proposed amendment to the terms of the arrangement. Each successive modification of any acquisition proposal will require a new written notice and a new five business day period commencing at the time of such new notice.

        Notwithstanding any change in recommendation, unless the arrangement agreement has been terminated in accordance with its terms, the party whose board of directors changed its recommendation must still hold its stockholder or shareholder meeting, as applicable, and allow its stockholders or shareholders, as applicable, to vote on the arrangement, and such party is not permitted, except in accordance with applicable law, to submit to a vote of its stockholders or shareholders, as applicable, any acquisition proposal other than the arrangement prior to the termination of the arrangement agreement.

        On February 25, 2019, Newmont's chair of the board of directors and Newmont's Chief Executive Officer received a letter from Barrick containing an acquisition proposal. After careful consideration and consultation with outside financial and legal advisors, the board of directors unanimously determined, in good faith, that such acquisition proposal did not constitute a superior proposal to the arrangement with Goldcorp pursuant to the arrangement agreement and would not reasonably be expected to constitute such a superior proposal. See the section entitled "Background of the Transaction" beginning on page 67 of this proxy statement.

Conditions to Completion of the Arrangement (see page 135)

        The respective obligations of Goldcorp and Newmont to complete the arrangement are subject to the satisfaction or waiver of the following conditions on or before the effective time of the arrangement:

  •
  the Goldcorp resolution having been duly approved by the Goldcorp shareholders;

  •
  the amendment proposal and share issuance proposal having been duly approved by the Newmont stockholders;

  •
  the interim order and the final order each having been obtained on terms consistent with the arrangement agreement and in form and substance acceptable to each of Newmont and Goldcorp and not having been set aside or modified in a manner unacceptable to either Goldcorp or Newmont, on appeal or otherwise;

  •
  no order or law then being in effect that has the effect of making the arrangement illegal or otherwise preventing or prohibiting consummation of the arrangement;

  •
  the shares of Newmont common stock to be issued as consideration pursuant to the arrangement having been, subject to customary conditions, approved for listing on the NYSE;

  •
  all of the Key Regulatory Approvals (as defined in the arrangement agreement) having been obtained; and

  •
  the shares of Newmont common stock to be issued as consideration pursuant to the arrangement and the replacement RSUs to be issued in exchange for the Goldcorp restricted stock units ("Goldcorp RSUs") pursuant to the arrangement having been exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 3(a)(10) thereof.

        The obligation of Newmont to complete the arrangement is subject to the satisfaction or waiver of the following conditions on or before the effective time of the arrangement:

  •
  the accuracy of the representations and warranties made by Goldcorp in the arrangement agreement;

  •
  Goldcorp having complied in all material respects with the covenants required to be performed by it in the arrangement agreement;

  •
  no material adverse effect in respect of Goldcorp having occurred or been disclosed to the public (if previously undisclosed) since the date of the arrangement agreement;

  •
  Goldcorp having provided to Newmont a certificate of two senior officers of Goldcorp certifying as of the effective date that the preceding three conditions have been satisfied; and

  •
  dissent rights not having been exercised (or, if exercised, not withdrawn) with respect to more than 10% of the issued and outstanding Goldcorp common shares.

        The obligation of Goldcorp to complete the arrangement is subject to the satisfaction or waiver of the following conditions on or before the effective time of the arrangement:

  •
  the accuracy of the representations and warranties made by Newmont in the arrangement agreement;

  •
  Newmont having complied in all respects with certain covenants specified in the arrangement agreement and in all material respects with all other covenants required to be performed by it in the arrangement agreement;

  •
  no material adverse effect in respect of Newmont having occurred or been disclosed to the public (if previously undisclosed) since the date of the arrangement agreement; and

  •
  Newmont having provided to Goldcorp a certificate of two senior officers of Newmont certifying as of the effective date that the preceding three conditions have been satisfied.

Termination of the Arrangement Agreement (see page 137)

        The arrangement agreement may be terminated at any time prior to the effective time of the arrangement, whether before or after the approval of the arrangement by the Goldcorp shareholders and the approval of the share issuance and increase in authorized capital by the Newmont stockholders, respectively, by mutual written agreement of Newmont and Goldcorp or by Newmont or Goldcorp under certain circumstances:

  •
  the effective date of the arrangement has not occurred on or before the outside date of the arrangement (being July 31, 2019, as such date may be extended in accordance with the arrangement agreement), except that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failures;

  •
  a final and non-appealable law or order is in effect following the execution of the arrangement agreement that makes the consummation of the arrangement illegal or otherwise prohibits or enjoins the parties from consummating the arrangement;

  •
  Goldcorp shareholder approval of the arrangement is not obtained at the special meeting of Goldcorp shareholders, except that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure;

  •
  Newmont stockholder approval of the share issuance and increase in authorized capital is not obtained at the special meeting of Newmont stockholders, except that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure;

  •
  the other party's board of directors changes its recommendation with respect to the arrangement;

  •
  the other party breaches its non-solicitation covenants in any material respect;

  •
  a material adverse effect has occurred and is continuing in relation to the other party;

  •
  the other party has breached any of its representations or warranties or failed to perform any covenant or agreement, which breach or failure to perform would cause certain conditions to the arrangement not to be fulfilled and such conditions are incapable of being satisfied by July 31, 2019 (as such date may be extended in accordance with the arrangement agreement); or

  •
  its own board of directors changes its recommendation in accordance with the terms of the arrangement agreement and, at the time of termination of the arrangement, either (a) the meeting of Newmont stockholders is scheduled for a date that is later than April 11, 2019, or (b) it is on or after March 23, 2019 and the meeting of Newmont stockholders has not been scheduled; provided that such right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the meeting of Newmont stockholders to occur on or prior to April 11, 2019.

        If the arrangement agreement is terminated in accordance with its terms, there will be no liability on the part of any party thereto, except certain provisions of the arrangement agreement will survive such termination.

Termination Fees (see page 138)

        Goldcorp is required to pay a termination fee of $350 million to Newmont in the event that:

  •
  the arrangement agreement is terminated by Newmont due to a change in recommendation by Goldcorp;

  •
  the arrangement agreement is terminated by either party due to a failure to obtain the approval of Goldcorp shareholders following a change in recommendation by Goldcorp (but not including termination by either party in circumstances where the change in recommendation by Goldcorp resulted from the occurrence of a material adverse effect in respect of Newmont);

  •
  the arrangement agreement is terminated by either party due to the effective date of the arrangement not occurring prior to the outside date of the arrangement or a failure to obtain the approval of Goldcorp shareholders, or by Newmont if Goldcorp is in breach of its representations, warranties or covenants under the arrangement agreement, but only if in these termination events:

  •
  prior to such termination, a bona fide acquisition proposal for Goldcorp shall have been made or publicly announced by any person other than Newmont (and, if the meeting of Goldcorp shareholders is held, is not withdrawn at least five business days prior to the date of the meeting of Goldcorp shareholders); and

  •
  within 12 months following the date of such termination, (i) Goldcorp or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for Goldcorp and such acquisition proposal is later consummated or (ii) an acquisition proposal for Goldcorp shall have been consummated; provided that for the purposes of this section of the arrangement agreement, acquisition proposal refers to a "Goldcorp Acquisition Proposal" as defined in the arrangement agreement except that a reference to "20 per cent" therein shall be deemed to be a reference to "50 per cent"; or

  •
  the arrangement agreement is terminated by Goldcorp after the Goldcorp board of directors changes its recommendation, and at the time of termination of the arrangement agreement, either (a) the meeting of Newmont stockholders is scheduled for a date later than April 11, 2019, or (b) it is on or after March 23, 2019 and the meeting of Newmont stockholders meeting has not been scheduled; provided that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the meeting of Newmont stockholders to occur on or prior to April 11, 2019.

        Newmont is required to pay a termination fee of $650 million to Goldcorp in the event that:

  •
  the arrangement agreement is terminated by Goldcorp pursuant to a change in recommendation by Newmont;

  •
  the arrangement agreement is terminated by either party pursuant to a failure to obtain the approval of Newmont stockholders following a change in recommendation by Newmont (but not including termination by either party in circumstances where the change in recommendation by Newmont resulted from the occurrence of a material adverse effect in respect of Goldcorp);

  •
  the arrangement agreement is terminated by either party due to the effective date of the arrangement not occurring prior to the outside date of the arrangement or a failure to obtain the approval of Newmont stockholders, or by Goldcorp if Newmont is in breach of its representations, warranties or covenants under the arrangement agreement, but only if in these termination events:

  •
  prior to such termination, a bona fide acquisition proposal for Newmont shall have been made or publicly announced by any person other than Goldcorp (and, if the meeting of Newmont stockholders is held, is not withdrawn at least five business days prior to the date of the meeting of Newmont stockholders); and

  •
  within 12 months following the date of such termination, (i) Newmont or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for Newmont and such acquisition proposal is later consummated or (ii) an acquisition proposal for Newmont shall have been consummated; provided that for the purposes of this section of the arrangement agreement, acquisition proposal refers to a "Newmont Acquisition Proposal" as defined in the arrangement agreement except that a reference to "20 per cent" therein shall be deemed to be a reference to "50 per cent"; or

  •
  the arrangement agreement is terminated by Newmont after the Newmont board of directors changes its recommendation, and at the time of termination of the arrangement agreement, either (a) the meeting of Newmont stockholders is scheduled for a date later than April 11, 2019; or (b) it is on or after March 23, 2019 and the meeting of Newmont stockholders meeting has not been scheduled; provided that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the meeting of Newmont stockholders to occur on or prior to April 11, 2019.

NEWMONT'S REASONS FOR THE ARRANGEMENT

        In evaluating the arrangement, including the issuance of Newmont common stock to shareholders of Goldcorp in connection with the arrangement, the Newmont board of directors consulted with Newmont's senior management, outside legal counsel and independent financial advisors. In recommending that Newmont stockholders vote in favor of the amendment proposal and the share issuance proposal, the Newmont board of directors also considered a number of factors that it believed supported its determination. For a more detailed discussion of the reasoning of the Newmont board of directors, see "The Arrangement—Newmont's Reasons for the Arrangement" beginning on page 74 of this proxy statement and "The Arrangement—Recommendations of the Newmont Board of Directors" beginning on page 78 of this proxy statement.

RECOMMENDATION OF THE NEWMONT BOARD OF DIRECTORS

        After careful consideration, the Newmont board of directors has determined that it is advisable and in the best interests of Newmont and its stockholders to consummate the arrangement as contemplated by the arrangement agreement. Accordingly, the Newmont board of directors unanimously recommends that Newmont stockholders vote:

  •
  "FOR" approval of the amendment proposal;

  •
  "FOR" approval of the share issuance proposal; and

  •
  "FOR" approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the amendment proposal or the share issuance proposal.

OPINIONS OF NEWMONT'S FINANCIAL ADVISORS TO THE NEWMONT BOARD OF DIRECTORS

Opinion of BMO Capital Markets Corp. to the Newmont Board of Directors (see page 78)

        Newmont has engaged BMO Capital Markets Corp. ("BMOCM") as a financial advisor in connection with the proposed arrangement. In connection with BMOCM's engagement, BMOCM delivered a written opinion, dated January 13, 2019, to the Newmont board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Newmont of the consideration to be paid by Newmont pursuant to the terms and conditions of the arrangement agreement entered into by Newmont and Goldcorp on January 14, 2019 (which is referred to in this section as the "arrangement agreement").

        The full text of BMOCM's written opinion, dated January 13, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex E to this proxy statement and is incorporated into this proxy statement by reference. The description of BMOCM's opinion set forth below is qualified in its entirety by reference to the full text of BMOCM's opinion. BMOCM's opinion was prepared at the request and for the benefit and use of the Newmont board of directors (in its capacity as such) in connection with its evaluation of the consideration to be paid by Newmont from a financial point of view and did not address any other terms, aspects or implications of the arrangement. BMOCM expressed no opinion as to the relative merits of the arrangement or any other transactions or business strategies discussed by the Newmont board of directors as alternatives to the arrangement or the decision of the Newmont board of directors to proceed with the arrangement, nor did BMOCM express any opinion on the structure, terms (other than the consideration to the extent specified in its opinion) or effect of any other aspect of the arrangement, including, without limitation, any Pre-Acquisition Reorganization (as defined in the arrangement agreement), any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the arrangement or the other transactions contemplated by the arrangement agreement. BMOCM's opinion does not constitute a recommendation as to any action the Newmont board of directors should take in connection with the arrangement or the other transactions contemplated by the arrangement agreement or any aspect thereof and is not a recommendation to any director of Newmont on how such person should vote or act with respect to the arrangement or related transactions and proposals. BMOCM's opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the arrangement or related transactions or proposals. Newmont has agreed to pay BMOCM and/or certain of its affiliates for its services in connection with the proposed arrangement an aggregate fee of $17 million, of which $4 million was payable upon delivery of BMOCM's opinion and the remainder is payable contingent upon consummation of the arrangement. For additional information, see "The Arrangement—Opinions of Newmont's Financial Advisors to the Newmont Board of Directors—Opinion of BMO Capital Markets Corp. to the Newmont Board of Directors" beginning on page 78 of this proxy statement.

Opinion of Citigroup Global Markets Inc. to the Newmont Board of Directors (see page 88)

        In connection with the proposed arrangement, Citigroup Global Markets Inc. ("Citi") delivered a written opinion, dated January 13, 2019, to the Newmont board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the consideration to be paid by Newmont in the arrangement was fair, from a financial point of view, to Newmont.

        The full text of Citi's written opinion, dated January 13, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex F to this proxy statement and is incorporated into this proxy statement by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the Newmont board of directors (in its capacity as such) in connection with its evaluation of the consideration from a financial point of view and did not address any other terms, aspects or implications of the arrangement. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Newmont to effect or enter into the arrangement, the relative merits of the arrangement as compared to any alternative business strategies that might exist for Newmont or the effect of any other transaction in which Newmont might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed arrangement or otherwise. Pursuant to an engagement letter between Newmont and Citi, Newmont has agreed to pay Citi for its services in connection with the proposed arrangement an aggregate fee of $17 million, of which $4 million was payable upon delivery of Citi's opinion and $13 million is payable contingent upon consummation of the arrangement. For additional information, see "The Arrangement—Opinions of Newmont's Financial Advisors to the Newmont Board of Directors—Opinion of Citigroup Global Markets Inc. to the Newmont Board of Directors" beginning on page 88 of this proxy statement.

Opinion of Goldman Sachs & Co. LLC to the Newmont Board of Directors (see page 97)

        Goldman Sachs & Co. LLC ("Goldman Sachs") delivered its opinion to the Newmont board of directors that, as of January 14, 2019 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement agreement entered into by Newmont and Goldcorp on January 14, 2019 was fair from a financial point of view to Newmont.

        The full text of the written opinion of Goldman Sachs, dated January 14, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Newmont board of directors in connection with its consideration of the arrangement and such opinion is not a recommendation as to how any holder of Newmont common stock should vote with respect to the arrangement or any other matter. Pursuant to an engagement letter between Newmont and Goldman Sachs, Newmont has agreed to pay Goldman Sachs a transaction fee of $17 million, $4 million of which became payable at announcement of the arrangement, and the remainder of which is contingent upon consummation of the arrangement. For additional information, see "The Arrangement—Opinions of Newmont's Financial Advisors to the Newmont Board of Directors—Opinion of Goldman Sachs & Co. LLC to the Newmont Board of Directors" beginning on page 97 of this proxy statement.

THE SUPPORT AND VOTING AGREEMENTS

        On January 14, 2019, in connection with the signing of the arrangement agreement, each of Goldcorp and Newmont entered into support and voting agreements with one another's directors and certain members of one another's respective executive leadership teams, in their capacity as shareholders or stockholders, as applicable, pursuant to which such shareholders or stockholders, as applicable, have agreed, among other things, to vote their respective Goldcorp common shares in favor of the Goldcorp resolution, in the case of Goldcorp shareholders, and vote their respective shares of Newmont common stock in favor of the amendment proposal and share issuance proposal, in the case of Newmont stockholders. As of February 22, 2019, the record date of the Goldcorp meeting, Goldcorp shareholders subject to support and voting agreements with Newmont, collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 0.57% of the outstanding Goldcorp common shares on a non-diluted basis and approximately 0.66% of the outstanding Goldcorp common shares on a partially-diluted basis, assuming the exercise or vesting of their Goldcorp options and Goldcorp RSUs. As of the record date of the Newmont special meeting, Newmont stockholders subject to support and voting agreements with Goldcorp, collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 0.22% of the outstanding shares of Newmont common stock on a non-diluted basis and approximately 0.56% of the outstanding Newmont common stock on a partially-diluted basis, assuming the exercise or vesting of their Newmont restricted stock units ("Newmont RSUs"), Newmont performance leveraged stock units ("Newmont PSUs"), Newmont options to purchase shares of Newmont common stock ("Newmont options") and Newmont director stock units ("Newmont DSUs"). Copies of the form of support and voting agreements are attached to this proxy statement as Annex C and Annex D.

BOARD OF DIRECTORS FOLLOWING THE ARRANGEMENT

        Newmont has covenanted with Goldcorp that it will take all actions necessary to ensure that, as of the effective time of the arrangement agreement, two-thirds of the members of the Newmont board of directors will be existing members of the Newmont board of directors and one-third of the members of the Newmont board of directors will be existing members of the Goldcorp board of directors. See "The Arrangement—Board of Directors Following the Arrangement" beginning on page 111 of this proxy statement.

MANAGEMENT FOLLOWING THE ARRANGEMENT

        As part of a planned and orderly leadership succession process, Gary Goldberg, Newmont's Chief Executive Officer, and the Newmont board of directors have been engaged in discussions anticipating a chief executive officer succession in early 2019. To ensure a smooth and successful combination, Mr. Goldberg has agreed to lead the combined company through closure of the transaction and integration of the two companies. Newmont expects this process to be substantially completed in the fourth quarter of 2019, when Mr. Goldberg plans to retire and Thomas Palmer, Newmont's President and Chief Operating Officer, will become President and Chief Executive Officer of the combined company. In addition, Rob Atkinson will be appointed to the role of Executive Vice President and Chief Operating Officer of Newmont, effective June 1, 2019. Nancy Buese is expected to continue in the role of Executive Vice President and Chief Financial Officer and Randy Engel is expected to continue in the role of Executive Vice President, Strategic Development. For additional information, see "The Arrangement—Board of Directors Following the Arrangement" and "The Arrangement—Management Following the Arrangement" beginning on pages 111 and 112 of this proxy statement, respectively.

INTERESTS OF NEWMONT DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

        No current Newmont directors or executive officers having served at any time since the beginning of 2018 own Goldcorp common shares. None of Newmont's directors or executive officers or their associates has any substantial financial interest, direct or indirect, in the arrangement or the issuance of Newmont common stock to Goldcorp shareholders under the arrangement, other than being a director or executive officer of Newmont and a stockholder of Newmont.

ACCOUNTING TREATMENT

        Newmont prepares its financial statements in accordance with the generally accepted accounting principles in the United States ("U.S. GAAP"). The arrangement will be accounted for using the acquisition method of accounting. Newmont will be treated as the acquirer for accounting purposes. Newmont will record assets acquired, including identifiable intangible assets, and liabilities assumed from Goldcorp at their respective estimated fair values at the date of completion of the arrangement. For additional information, see "The Arrangement—Accounting Treatment" beginning on page 112 of this proxy statement.

REGULATORY APPROVALS

Court Approvals (see page 114)

        The arrangement requires approval by the Court under Section 182 of the OBCA. On February 22, 2019, Goldcorp obtained the interim order providing for the calling and holding of the Goldcorp meeting and other procedural matters. A copy of the interim order is attached as Annex B to this proxy statement. Under the arrangement agreement, Goldcorp is required to seek the final order as soon as reasonably practicable, but in any event not later than three business days following the approval of the Goldcorp resolution by Goldcorp shareholders at the Goldcorp meeting, the approval of the amendment proposal and the share issuance proposal by Newmont stockholders at the special meeting, and the receipt of regulatory approvals. The Court hearing in respect of the final order is expected to take place on or about April 8, 2019 at the Courthouse at 330 University Avenue, Toronto, Ontario, Canada, or as soon thereafter as is reasonably practicable.

Investment Canada Act Approval (see page 115)

        Under the Investment Canada Act (Canada) ("Investment Canada Act"), certain transactions involving the "acquisition of control" of a Canadian business by a non-Canadian are subject to review and cannot be implemented unless the responsible minister or ministers under the Investment Canada Act is satisfied or deemed to be satisfied that the transaction is likely to be of "net benefit" to Canada (a "reviewable transaction"). The transactions contemplated by the arrangement agreement constitute a reviewable transaction under the Investment Canada Act. Pursuant to the arrangement agreement, Newmont submitted its application for review with the Investment Review Division of Innovation, Science and Economic Development Canada on January 29, 2019. As of the date of this proxy statement, the review of the transactions contemplated by the arrangement agreement under the Investment Canada Act is ongoing, and the Investment Canada Act approval required pursuant to the arrangement agreement has not been obtained.

Canadian Antitrust Approval (see page 116)

        Part IX of the Competition Act (Canada) ("Competition Act") requires that parties to certain prescribed classes of transactions provide notifications to the commissioner of competition (the "commissioner") where the applicable thresholds set out in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies ("notifiable transactions"). Subject to certain limited exceptions, a notifiable transaction cannot be completed until the Parties to the transaction have each submitted the information prescribed pursuant to Subsection 114(1) of the Competition Act (a "notification") to the commissioner and the applicable waiting period has expired, has been terminated early or the appropriate waiver has been provided by the commissioner. The transactions contemplated by the arrangement agreement constitute a notifiable transaction, and as such the parties must comply with the merger notification provisions of Part IX of the Competition Act. On February 11, 2019, the Commissioner issued a no-action letter and a waiver, exempting the parties from filing a notification and terminating the waiting period.

Other Regulatory Approvals (see page 117)

        Completion of the transactions contemplated by the arrangement agreement is also conditional upon the satisfaction of certain notice, filing, waiting period and/or approval requirements under competition or antitrust laws in Mexico and South Korea. The parties submitted their filing with the Comisión Federal de Competencia Económica (Mexico) on February 7, 2019 and with the Korea Fair Trade Commission on February 11, 2019. On February 25, 2019, the Korea Fair Trade Commission issued its decision that the transactions contemplated by the arrangement agreement are not in violation of Article 7(1) of the Monopoly Regulation and Fair Trade Act (South Korea).

NO APPRAISAL RIGHTS

        Under Delaware law, holders of shares of Newmont common stock are not entitled to appraisal rights in connection with the arrangement or any of the matters to be acted on at the special meeting.

HELP IN ANSWERING QUESTIONS

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, please contact Newmont's proxy solicitor:

1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500
or
 Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NEWMONT

        The following tables present the selected historical consolidated statements of operations of Newmont as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014. The consolidated balance sheet data as of December 31, 2018 and 2017 and the consolidated statements of operations data for the years ended December 31, 2018, 2017 and 2016 have been derived from Newmont's audited consolidated financial statements as of and for the fiscal years ended December 31, 2018, 2017 and 2016 contained in its Annual Report on Form 10-K filed with the SEC on February 21, 2019 (the "Newmont 2018 Annual Report"), which is incorporated by reference into this proxy statement. The consolidated balance sheet data as of December 31, 2016, 2015 and 2014 and the consolidated statement of operations data for the years ended December 31, 2015 and December 31, 2014 have been derived from Newmont's audited consolidated financial statements as of and for such years contained in Newmont's other reports filed with the SEC, which are not incorporated by reference into this proxy statement.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Newmont, including following completion of the arrangement, and you should read the following information together with Newmont's consolidated financial statements and the notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Newmont 2018 Annual Report, which is incorporated by reference into this proxy statement, and in Newmont's other reports filed with the SEC. For more information, see the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(dollars in millions, except per share data)
Sales	$7,253	$7,379	$6,680	$6,085	$6,819
Income (loss) from continuing operations	$319	$(71)	$(812)	$(161)	$603
Net income (loss)	$380	$(109)	$(943)	$280	$318
Net income (loss) attributable to Newmont stockholders(1)	$341	$(114)	$(629)	$206	$500
Income (loss) per common share:
Basic:
Continuing operations	$0.53	$(0.14)	$(0.43)	$(0.02)	$1.28
Discontinued operations	0.11	(0.07)	(0.76)	0.42	(0.28)

	$0.64	$(0.21)	$(1.19)	$0.40	$1.00

Diluted:
Continuing operations	$0.53	$(0.14)	$(0.42)	$(0.02)	$1.28
Discontinued operations	0.11	(0.07)	(0.76)	0.42	(0.28)

	$0.64	$(0.21)	$(1.18)	$0.40	$1.00

Dividends declared per common share	$0.560	$0.250	$0.125	$0.100	$0.225

	At December 31,
	2018	2017	2016	2015	2014
	(dollars in millions)
Total assets	$20,715	$20,646	$21,071	$25,224	$24,954
Debt, including current portion	$4,044	$4,040	$4,599	$5,842	$6,033
Lease and other financing obligations, including current portion	$217	$25	$16	$21	$7
Newmont stockholders' equity	$10,502	$10,535	$10,663	$11,294	$10,232

(1)
Net income (loss) attributable to Newmont stockholders included discontinued operations of $61, $(38), $(403), $219 and $(142) net of tax in 2018, 2017, 2016, 2015 and 2014, respectively.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GOLDCORP

        The following tables present the selected historical consolidated statements of earnings of Goldcorp as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014. The consolidated balance sheet data as of December 31, 2018 and 2017 and the consolidated statements of earnings data for the years ended December 31, 2018 and 2017 have been derived from Goldcorp's audited consolidated financial statements as of and for the fiscal year ended December 31, 2018 and 2017 contained in its Current Report on Form 6-K, filed with the SEC on February 14, 2019, which is incorporated by reference into this proxy statement. The consolidated balance sheet data as of December 31, 2016 and the consolidated statement of earnings data for the year ended December 31, 2016 have been derived from Goldcorp's audited consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2016 contained in its Annual Report on Form 40-F, filed with the SEC on March 23, 2018, which is incorporated by reference into this proxy statement. The consolidated balance sheet data as of December 31, 2015 and 2014 and the consolidated statement of earnings data for the years ended December 31, 2015 and 2014 have been derived from Goldcorp's audited consolidated financial statements as of and for such years contained in Goldcorp's other reports filed with the SEC, which are not incorporated by reference into this proxy statement.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Goldcorp, including following completion of the arrangement, and you should read the following information together with Goldcorp's consolidated financial statements and the notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in its Current Report on Form 6-K, filed with the SEC on February 14, 2019, which is incorporated by reference into this proxy statement, and in Goldcorp's other reports filed with the SEC. For more information, see the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(dollars in millions, except per share data)
Sales	$3,032	$3,423	$3,510	$4,375	$3,436
Income (loss) from continuing operations	$(4,149)	$658	$162	$(4,203)	$(2,168)
Net income (loss)	$(4,149)	$658	$162	$(4,157)	$(2,159)
Net income (loss) attributable to Goldcorp shareholders	$(4,149)	$658	$162	$(4,157)	$(2,161)
Income (loss) per common share:
Basic:
Continuing operations	$(4.77)	$0.76	$0.19	$(5.08)	$(2.67)
Discontinued operations	—	—	—	0.05	0.01

	$(4.77)	$0.76	$0.19	$(5.03)	$(2.66)

Diluted:
Continuing operations	$(4.77)	$0.76	$0.19	$(5.08)	$(2.67)
Discontinued operations	—	—	—	0.05	0.01

	$(4.77)	$0.76	$0.19	$(5.03)	$(2.66)

Dividends declared per common share	$0.08	$0.08	$0.12	$0.45	$0.60

	At December 31,
	2018	2017	2016	2015	2014
	(dollars in millions)
Total assets	$16,967	$21,685	$21,497	$21,428	$27,866
Debt, including current portion	$2,867	$2,483	$2,510	$2,688	$3,592
Lease and other financing obligations, including current portion	$238	$248	$252	$272	$21
Goldcorp shareholders' equity	$9,875	$14,184	$13,415	$12,848	$16,960

SUMMARY OF SIGNIFICANT IFRS TO U.S. GAAP DIFFERENCES

        The financial information of Goldcorp incorporated by reference into this proxy statement has been prepared and presented in accordance with International Financial Reporting Standards (as promulgated by the International Accounting Standards Board) ("IFRS"). Certain differences exist between IFRS and U.S. GAAP, which might be material to the financial information incorporated by reference into this proxy statement.

        The principal differences between U.S. GAAP and IFRS which might be material in the preparation of Goldcorp's consolidated financial statements are described below. The following summary does not include all differences that exist between IFRS and U.S. GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to Newmont, Goldcorp or the industry in which Newmont and Goldcorp operate.

        The differences described below reflect only those differences in accounting policies in force at the time of the preparation of the historical financial information of Goldcorp. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of prescribed changes in accounting standards, transactions or events that may occur in the future.

Impairment of Long-Lived Assets

        Under both U.S. GAAP and IFRS, long-lived assets are tested for impairment when events or changes in circumstances indicate that the carrying amounts may be impaired. Under U.S. GAAP, the asset group is first tested for recoverability by determining if its carrying amount exceeds the expected future cash flows from the asset group on an undiscounted basis. If the asset group is determined to not be recoverable, an impairment expense is recorded for the excess of the asset group's carrying amount over its fair value. Further, future reversal of a previously recognized impairment loss is prohibited.

        Under IFRS, when an impairment indicator is determined to exist, an impairment expense is recorded for the excess of the cash generating unit carrying amount over the greater of its fair value less costs of disposal and its value in use. Impairment expense previously recorded is reversible in subsequent periods under certain conditions.

Mine Development and Stripping Costs

        Under U.S. GAAP, mine development costs and costs of removing overburden and waste materials to access the ore body prior to the production phase, referred to as pre-stripping costs, are capitalized once mineralization is classified as proven and probable reserves. Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory and are recognized in costs applicable to sales in the same period as the revenue from the sale of inventory. Under IFRS, mine development costs and pre-stripping costs incurred prior to the production stage of a mining property are capitalized before mineralization is classified as proven and probable reserves. In addition, certain stripping costs continue to be capitalized after the production phase of a mine is achieved when the current strip ratio exceeds the estimated life of mine strip ratio.

Depreciation & Amortization

        Under U.S. GAAP, certain mine development costs are amortized using the units-of-production method based on estimated recoverable ounces or pounds in proven and probable reserves. Under IFRS, certain mine development costs are also amortized using the units-of-production method, but based on estimated recoverable ounces contained in proven and probable reserves and a portion of resources, when it is considered highly probable that resources will be economically extracted.

Reclamation and Remediation Liabilities

        Under U.S. GAAP, the initial recognition of asset retirement obligation is based on the fair value of the reclamation and remediation liability, generally utilizing a present value technique to estimate the liability and discounted at a credit-adjusted risk-free interest rate. Subsequently, period-to-period revisions to either the timing or amount of the original estimate of undiscounted cash flows are treated as separate layers of the obligation.

        Under IFRS, initial recognition of reclamation and remediation liability is generally measured as the best estimate of the expenditure to settle the obligation utilizing a present value technique to estimate the liability, discounted at a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Subsequently, period-to-period revisions for changes in the estimate of expected undiscounted cash flows or discount rate is re-measured for the entire obligation by using an updated discount rate that reflects current market conditions as of the balance sheet date.

Joint Arrangements

        Under U.S. GAAP, a joint venture is defined as an entity whose operations and activities are jointly controlled by its equity investors. Joint ventures are accounted for using the equity method of accounting. Proportionate consolidation is used in the oil and gas and mining and extractive industries, when working interest owners join together in the development and operation of a jointly-owned or unitized property outside a separate legal entity pursuant to a written agreement.

        IFRS addresses two types of joint arrangements: (1) joint operations and (2) joint ventures, both distinguished by the rights and obligations of the parties involved. In a joint operation, an entity has rights to the underlying assets and obligations for the liabilities of the arrangement and recognizes its share of the assets, liabilities, revenues, and expenses arising from its interest. In a joint venture, the equity method of accounting is used and requires the use of a separate legal entity. Unlike U.S. GAAP, the existence of a separate legal entity is not sufficient evidence to conclude that an arrangement is a joint venture.

Income Taxes

        Under U.S. GAAP, deferred taxes are recognized for temporary differences arising from the initial recognition of assets acquired or liabilities assumed. Under IFRS, deferred income taxes are not recognized for temporary differences arising from the initial recognition of an asset or liability in a transaction that (i) is not a business combination, and (ii) affects neither accounting nor taxable profit.

        U.S. GAAP prohibits recognition of deferred tax consequences for differences that arise from changes in exchange rates or indexing for tax purposes for those foreign subsidiaries that are required to use historical rates to remeasure nonmonetary assets and liabilities from the local currency into the functional currency. Under IFRS, deferred tax assets or liabilities are recognized for temporary differences related to nonmonetary assets or liabilities that are remeasured from the local currency into the functional currency for book purposes using historical exchange rates, but are reported in local currency for tax purposes using current exchange rates.

Marketable Equity Securities

        U.S. GAAP requires investments in equity securities to be measured at fair value, with changes in fair value recognized in net income, unless equity securities do not have a readily determinable fair value. Under IFRS, equity securities designated as fair value through other comprehensive income are carried at fair value and changes in fair value are recognized in other comprehensive income, which is not subsequently charged to earnings.

Pre-production Sales

        Under U.S. GAAP, proceeds from the sale of pre-production metal produced during commissioning of a processing facility are credited to other income, net of operating costs. However, sales of metal produced during the development phase of a mine where there is already an existing processing facility are recorded within sales and costs applicable to sales. Under IFRS, proceeds from the sale of metal produced during the development phase of a mine are offset against capitalized asset costs, net of allocated operating costs.

Fixed Price Sales Contract

        Under U.S. GAAP, the upfront cash payment received upon entering into an off-market fixed price sales contract to deliver metal from future production (i.e., a metal streaming contract) is recognized as a financing transaction, through recognition of a liability for the future metal delivery performance obligation. Under IFRS, upfront cash payment received upon entering into a metal streaming contract is recognized as an offset to property, plant and mine development. The payment received is indirectly recognized in the statement of earnings through a reduction of depreciation and amortization expense over the term of the contract.

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information ("unaudited pro forma financial information") has been prepared based on the historical audited consolidated financial statements of Newmont and Goldcorp, and is intended to provide you with information about how the arrangement might have affected Newmont's historical financial statements. The unaudited pro forma condensed combined statement of operations ("unaudited pro forma statement of operations") for the year ended December 31, 2018, combines the historical audited consolidated statement of operations of Newmont for the corresponding period, with the respective historical audited consolidated statement of earnings of Goldcorp, as derived from audited consolidated financial statements as indicated below, as if the arrangement had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet ("unaudited pro forma balance sheet") as of December 31, 2018, combines the historical audited consolidated balance sheet of Newmont, and the historical audited consolidated balance sheet of Goldcorp as of December 31, 2018, derived from audited consolidated financial statements as indicated below, as if the arrangement had occurred on December 31, 2018.

        The unaudited pro forma financial information have been developed from and should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma financial information;

  •
  the historical audited consolidated financial statements of Newmont for the year ended December 31, 2018, included in Newmont's Annual Report on Form 10-K, filed with the SEC on February 21, 2019;

  •
  the historical audited consolidated financial statements of Goldcorp for the year ended December 31, 2018, as filed in Goldcorp's Current Report on Form 6-K, furnished to the SEC on February 14, 2019; and

  •
  other information relating to Newmont and Goldcorp contained in or incorporated by reference into this document. See sections titled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

        The unaudited pro forma financial information is presented using the acquisition method of accounting, with Newmont as the acquirer of Goldcorp. See section entitled "The Arrangement—Accounting Treatment" beginning on page 112 of this proxy statement. Under the acquisition method of accounting, the purchase price is allocated to the underlying Goldcorp tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

        The unaudited pro forma combined financial information is presented for informational purposes only. The information has been prepared in accordance with Article 11 of Regulation S-X of the SEC and is not necessarily indicative of the financial position and results of operations that actually would have been achieved had the arrangement occurred as of the dates indicated herein, nor do they purport to project the future financial position and operating results of the combined company. The pro forma financial information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the arrangement, which are described in the section entitled "The Arrangement—Newmont's Reasons for the Arrangement" beginning on page 74 of this proxy statement, and, accordingly, do not attempt to predict or suggest future results.

        The unaudited pro forma financial information does not give effect to the proposed creation of a joint venture (the "joint venture") to operate and manage certain mining operations and assets located in Nevada and included in our North America reportable segment (the "Assets") and certain of Barrick's Nevada mining operations and assets. Newmont believes that the proposed creation of the joint venture is not material to understanding the combination with Goldcorp and is not directly attributable to the combination with Goldcorp.

 Newmont Mining Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018

		Reclassified Historical			Purchase Accounting and Other Pro Forma Adjustments (Note 4)
	Historical		IFRS to U.S. GAAP Adjustments (Note 3)
		Goldcorp (Note 2)					Pro Forma Combined
in millions (USD), except per share	Newmont			(Note)		(Note)		(Note)
Sales	$7,253	$3,032	$(53)	3(i)(j)	$82	4(e)	$10,314
Costs and expenses:
Costs applicable to sales	4,093	1,769	(49)	3(b)(i)	—		5,813
Depreciation and amortization	1,215	983	140	3(c)(j)	(300)	4(b)	2,038
Reclamation and remediation	163	47	—		7	4(c)	217
Exploration	197	43	—		—		240
Advanced projects, research and development	153	43	—		—		196
General and administrative	244	131	—		—		375
Impairment of long-lived assets	369	4,727	(787)	3(a)	—		4,309
Other expense, net	29	—	—		—		29

	6,463	7,743	(696)		(293)		13,217

Other income (expense):
Other income, net	155	(10)	(106)	3(g)	—		39
Interest expense, net of capitalized interest	(207)	(123)	—		35	4(a)(f)	(295)

	(52)	(133)	(106)		35		(256)

Income (loss) before income and mining tax and other items	738	(4,844)	537		410		(3,159)
Income and mining tax benefit (expense)	(386)	612	145	3(a)(b) (c)(f)	(140)	4(g)	231
Equity income (loss) of affiliates	(33)	83	(10)	3(b)	12	4(b)	52

Net income (loss) from continuing operations	319	(4,149)	672		282		(2,876)

Net loss (income) from continuing operations attributable to noncontrolling interests	(39)	—	—		—		(39)

Net income (loss) from continuing operations attributable to Newmont stockholders	$280	$(4,149)	$672		$282		$(2,915)

Basic earnings per common share attributable to Newmont stockholders	$0.53						$(3.57)	4(j)
Diluted earnings per common share attributable to Newmont stockholders	$0.53						$(3.57)	4(j)

 Newmont Mining Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2018

		Reclassified Historical			Purchase Accounting and other Pro Forma Adjustments (Note 4)
	Historical		IFRS to U.S. GAAP Adjustments (Note 3)
		Goldcorp (Note 2)					Pro Forma Combined
in millions (USD)	Newmont			(Note)		(Note)
ASSETS
Cash and cash equivalents	$3,397	$134	$—		$(897)	4(a)	$2,634
Trade receivables	254	91	—		—		345
Other accounts receivables	92	—	—		—		92
Investments	48	38	—		—		86
Inventories	630	423	—		—		1,053
Stockpiles and ore on leach pads	697	68	—		—		765
Other current assets	159	303	—		—		462

Current assets	5,277	1,057	—		(897)		5,437
Property, plant and mine development, net	12,258	12,910	1,098	3(a)(b)(c) (e)(f)(h)(j)	(2,518)	4(b)	23,748
Investments	271	2,822	636	3(b)(e)(h)	(149)	4(b)	3,580
Goodwill	—	—	—		1,254	4(i)	1,254
Stockpiles and ore on leach pads	1,866	—	—		—		1,866
Deferred income tax assets	401	22	477	3(f)	(242)	4(g)	658
Other non-current assets	642	156	(83)	3(e)	—		715

Total assets	$20,715	$16,967	$2,128		$(2,552)		$37,258

LIABILITIES
Debt	$626	$400	$—		$(400)	4(a)	$626
Accounts payable	303	275	(5)	3(e)	—		573
Employee-related benefits	305	93	—		—		398
Income and mining taxes payable	71	113	—		—		184
Lease and other financing obligations	27	7	—		—		34
Other current liabilities	455	321	—		210	4(c)(d)(e)	986

Current liabilities	1,787	1,209	(5)		(190)		2,801
Debt	3,418	2,467	—		(473)	4(a)(f)	5,412
Reclamation and remediation liabilities	2,481	581	(2)	3(d)(e)	12	4(c)	3,072
Deferred income tax liabilities	612	2,289	(517)	3(f)	47	4(e)(g)	2,431
Employee-related benefits	401	16	—		—		417
Lease and other financing obligations	190	230	—		43	4(f)	463
Other non-current liabilities	314	300	785	3(j)	381	4(c)(e)	1,780

Total liabilities	9,203	7,092	261		(180)		16,376

Contingently redeemable noncontrolling interest	47	—	—		—		47

EQUITY
Common stock—$1.60 par value	855	—	—		455	4(h)	1,310
Authorized—1,280 million shares
Outstanding shares—820 million shares
Treasury stock—2 million shares	(70)	—	—		—		(70)
Additional paid-in capital	9,618	18,248	—		(9,223)	4(h)	18,643
Accumulated other comprehensive income (loss)	(284)	(128)	247	3(g)(k)	(119)	4(h)	(284)
Retained earnings	383	(8,245)	1,620		6,515	4(h)	273

Stockholders' equity	10,502	9,875	1,867		(2,372)		19,872
Noncontrolling interests	963	—	—		—		963

Total equity	11,465	9,875	1,867		(2,372)		20,835

Total liabilities and equity	$20,715	$16,967	$2,128		$(2,552)		$37,258

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

        The accompanying unaudited pro forma financial information presents the unaudited pro forma statement of operations and unaudited pro forma balance sheet of Newmont based on the historical audited consolidated financial statements of Newmont and Goldcorp after giving effect to the arrangement, and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the arrangement, (ii) factually supportable, and (iii) with respect to the statement of operations only, expected to have a continuing impact on the combined results. The unaudited pro forma statements of operations do not reflect non-recurring expenses directly attributable to the arrangement, including fees to banks, attorneys, accountants and other professional advisors, and other transaction-related costs. However, the impacts of such expenses incurred subsequent to the balance sheet date are reflected in the unaudited pro forma balance sheet as accrued liabilities. This amount does not include estimates for fees that are not readily determinable or factually supportable. The unaudited pro forma statement of operations and the unaudited pro forma balance sheet give effect to the arrangement as if it had occurred on January 1, 2018, and December 31, 2018, respectively.

        The historical audited consolidated financial statements of Newmont are prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and are shown in U.S. dollars. The historical audited consolidated financial statements of Goldcorp are prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), and are shown in U.S. dollars.

        The arrangement will be accounted for using the acquisition method of accounting, which requires an allocation of the purchase price to the net assets acquired and liabilities assumed, based on their fair values as of the date of the arrangement. As of the date of this proxy statement, Newmont has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Goldcorp's assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to convert Goldcorp's historical audited financial statements prepared in accordance with IFRS to U.S. GAAP and conform Goldcorp's accounting policies to Newmont's accounting policies. A final determination of the fair value of Goldcorp's assets and liabilities, including property, plant and mine development, will be based on the actual property, plant and mine development of Goldcorp that exist as of the closing date of the arrangement and, therefore, cannot be made prior to the arrangement date. In addition, the value of the consideration to be paid by Newmont upon the consummation of the arrangement will be determined based on the closing price of Newmont's common stock on the arrangement date. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. Newmont has estimated the fair value of Goldcorp's assets and liabilities based on discussions with Goldcorp's management, preliminary valuation studies, due diligence and information presented in Goldcorp's filings with the SEC. Until the arrangement is completed, both companies are limited in their ability to share certain information. Upon completion of the arrangement, a final determination of fair value of Goldcorp's assets and liabilities will be performed. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma balance sheet and unaudited pro forma statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Purchase Consideration

        The total preliminary estimated purchase price of approximately $9,497 million was determined as of February 15, 2019 based on Goldcorp's issued and outstanding common shares and equity awards outstanding under Goldcorp's incentive compensation plans that will be exchanged or ultimately be paid out in cash on or after the closing of the arrangement. The number of shares of Newmont common stock to be issued is based on the number of Goldcorp common shares outstanding multiplied by the 0.3280 exchange ratio, adjusted for fractional shares. The aggregate purchase price for unaudited pro forma financial information purposes will be based on the actual closing price per share of Newmont common stock on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma financial information. For purposes of the unaudited pro forma financial information, such common stock and equity awards are assumed to remain outstanding as of the closing date of the arrangement. Further, no effect has been given to any other new Goldcorp common shares or other equity awards that may be issued or granted subsequent to the date of this proxy statement and before the closing date of the arrangement. In all cases in which Newmont's closing stock price is a determining factor in arriving at the final purchase consideration, the stock price assumed for the total preliminary purchase price is the closing price of Newmont's common stock on February 15, 2019 ($33.24 per share), the most recent date practicable in the preparation of this proxy statement. A hypothetical 15% change in Newmont's closing stock price as of February 15, 2019, would have an approximate $1,421 million impact on the purchase price, which would result in $1,421 additional goodwill or a $167 million reduction in fair value of tangible assets and a potential gain from bargain purchase.

(in millions, except share and per share data)	Shares	Per Share	Purchase Consideration
Stock Consideration
Shares of Newmont exchanged for Goldcorp outstanding common shares(1)	284,556,968	$33.24	$9,459
Share awards and options allocated to purchase consideration(2)			21

	284,556,968		$9,480
Cash Consideration
Cash consideration payable for each Goldcorp outstanding common shares(3)	867,551,731	$0.02	$17

			$17

Total Preliminary Purchase Price			$9,497

(1)
Assumes that 285 million shares of Newmont common stock will be exchanged for 868 million shares of issued and outstanding Goldcorp common shares as of February 15, 2019. Goldcorp shareholders will receive 0.3280 of a share of Newmont common stock, par value $1.60 per share and $0.02 in cash for each share of Goldcorp common shares.

(2)
Assumes that the fair value of Goldcorp unvested share awards, which include 3.2 million restricted share units ("RSUs"), 0.9 million phantom RSUs and 1.7 million performance share units ("PSUs") outstanding as of February 15, 2019, will either be exchanged for Newmont replacement RSUs or become payable in cash on the vesting date (PSUs or phantom RSUs) on the basis of the Equity Award Exchange Ratio (as defined in the arrangement agreement), a portion of which is allocated to purchase consideration based on pre-combination services provided. In addition, includes $6 million towards the fair value of 4.9 million options (the "Goldcorp options") outstanding on February 15, 2019 that will remain outstanding on their existing terms and become exercisable for Newmont common shares on the basis of the Equity Award Exchange Ratio, all of which is allocated to purchase consideration. The fair value of the

  Goldcorp options is valued using the "Black Scholes" valuation model using industry standard practice and certain inputs specified in the plan of arrangement.

(3)
Assumes that $17 million in total cash consideration will be paid representing $0.02 per each of the 868 million issued and outstanding Goldcorp common shares as of February 15, 2019.

Preliminary Purchase Price Allocation

        The table below summarizes the preliminary allocation of purchase price to the assets acquired and liabilities assumed for purposes of the unaudited pro forma financial information as if the arrangement occurred on December 31, 2018:

(in millions)
Preliminary purchase price allocation
Cash and cash equivalents	$134
Trade receivables	91
Investments	228
Equity method investments	3,119
Inventories	423
Stockpiles and ore on leach pads	68
Property, plant & mine development	11,490
Goodwill	1,254
Deferred income tax assets	257
Other assets	376

Total Assets	$17,440

Debt	$2,874
Accounts payable	270
Employee-related benefits	109
Income and mining taxes payable	204
Lease and other financing obligations	280
Reclamation and remediation liabilities	675
Deferred income tax liabilities	1,819
Other liabilities	1,712

Total liabilities	$7,943

Total Preliminary Purchase Price	$9,497

        The Goodwill balance is primarily attributed to the assembled workforce, operating synergies anticipated upon the integration of the operations of Newmont and Goldcorp, and potential strategic and financial benefits that include, the gold sector's largest reserve and resource base, the benefits of additional revenue from other products such as silver, zinc, and copper, and the financial flexibility to execute capital priorities.

2. Goldcorp Historical Financial Statements

        Goldcorp historical balances were derived from Goldcorp's historical audited consolidated financial statements as described above and are presented under IFRS and are in U.S. dollars. The historical balances reflect certain reclassifications of Goldcorp's consolidated statement of (loss) earnings and consolidated balance sheet categories to conform to Newmont's presentation in its consolidated statement of operations and consolidated balance sheet. Further review may identify additional reclassifications that could have a material impact on the unaudited pro forma financial information of the combined company. The reclassifications identified and presented in the unaudited pro forma financial information are based on discussions with Goldcorp's management, due diligence and information presented in Goldcorp's filings with the SEC. Until the arrangement is completed, both companies are limited in their ability to share certain information. As of the date of this proxy statement, Newmont is not aware of any additional reclassifications that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments.

        The reclassifications are summarized below:

Goldcorp Financial Statement Line	Goldcorp Historical Amount	Reclassifications	Goldcorp Historical Reclassified Amount	Newmont Financial Statement Line
(in millions)
Income Statement for the year ended December 31, 2018
Revenues	$3,032	$—	$3,032	Sales
Mine operating costs—Production costs	(1,794)	25	(1,769)	Costs applicable to sales
Mine operating costs—Depreciation and depletion	(983)	—	(983)	Depreciation and amortization
	—	(47)	(47)	Reclamation and remediation
Exploration, evaluation and project costs	(86)	43	(43)	Exploration
	—	(43)	(43)	Advanced projects, research and development
Share of net earnings related to associates and joint venture	83	—	83	Equity income (loss) of affiliates
Impairment of mining interest, net	(4,727)	—	(4,727)	Impairment of long-lived assets
Corporate administration	(131)	—	(131)	General and administrative
Finance costs	(145)	22	(123)	Interest expense, net of capitalized interest
Other (expense) income, net	(10)	—	(10)	Other income, net
Income tax recovery	612	—	612	Income and mining tax benefit

Net loss from continuing operations	$(4,149)	$—	$(4,149)

Balance Sheet as of December 31, 2018
Assets				Assets
Current: Cash and cash equivalents	$134	$—	$134	Current: Cash and cash equivalents
Current: Short-term investments	38	—	38	Current: Investments
Current: Accounts receivable	91	—	91	Current: Trade receivables
Current: Inventories	491	(68)	423	Current: Inventories
	—	68	68	Current: Stockpiles and ore on leach pads
Current: Sales and indirect taxes recoverable	228	—	228	Current: Other current assets
Current: Income taxes receivable	36	—	36	Current: Other current assets
Current: Other	39	—	39	Current: Other current assets
Mining interests—owned by subsidiaries and joint operation	12,910	—	12,910	Property, plant and mine development, net
Mining interests—Investments in associates and joint venture	2,632	—	2,632	Investments
Equity securities	190	—	190	Investments
Deferred income taxes	22	—	22	Deferred income tax assets
Other (non-current)	156	—	156	Other non-current assets

	$16,967	$—	$16,967

Goldcorp Financial Statement Line	Goldcorp Historical Amount	Reclassifications	Goldcorp Historical Reclassified Amount	Newmont Financial Statement Line
(in millions)
Liabilities				Liabilities
Current: Accounts payable and accrued liabilities	$596	$(321)	$275	Current: Accounts payable
Current: Debt	400	—	400	Current: Debt
	—	93	93	Current: Employee-related benefits
Current: Income taxes payable	113	—	113	Current: Income and mining taxes payable
	—	7	7	Current: Lease and other financing obligations
Current: Provisions and other	100	221	321	Current: Other current liabilities
Deferred income taxes	2,289	—	2,289	Deferred income tax liabilities
	—	581	581	Reclamation and remediation liabilities
Debt	2,467	—	2,467	Debt
	—	16	16	Employee-related benefits
Deferred payment obligation	163	—	163	Other non-current liabilities
Finance lease obligations	230	—	230	Lease and other financing obligations (non-current)
Provisions	619	(590)	29	Other non-current liabilities
Income taxes payable (non-current)	60	—	60	Other non-current liabilities
Other (non-current)	55	(7)	48	Other non-current liabilities

	7,092	—	7,092
Shareholders' equity				Shareholders' equity
Common shares, stock options and restricted share units	18,248	(18,248)	—	Common stock
	—	18,248	18,248	Additional paid-in capital
Accumulated other comprehensive loss	(128)	—	(128)	Accumulated other comprehensive loss
Deficit	(8,245)	—	(8,245)	Retained earnings

	$16,967	$—	$16,967

3. IFRS to U.S. GAAP Adjustments

        IFRS differs in certain material respects from U.S. GAAP. The following material adjustments have been made to reflect Goldcorp's historical audited consolidated statement of earnings and consolidated balance sheet on a U.S. GAAP basis for purposes of unaudited pro forma financial information. In addition, the material adjustments have been made to align Goldcorp's historical significant accounting policies under IFRS to Newmont's significant accounting policies under U.S. GAAP.

(a) Impairment of Long-Lived Assets

        Under both U.S. GAAP and IFRS, long-lived assets are tested for impairment when events or changes in circumstances indicate that the carrying amounts may be impaired. Under U.S. GAAP, the asset group is first tested for recoverability by determining if its carrying amount exceeds the expected future cash flows from the asset group on an undiscounted basis. If the asset group is determined to not be recoverable, an impairment expense is recorded for the excess of the asset group's carrying amount over its fair value. Further, future reversal of a previously recognized impairment loss is prohibited.

        Under IFRS, when an impairment indicator is determined to exist, an impairment expense is recorded for the excess of the cash generating unit carrying amount over the greater of its fair value less costs of disposal and its value in use. Impairment expense previously recorded is reversible in subsequent periods under certain conditions.

        The following table reflects the reversal of impairment expense recognized by Goldcorp under IFRS, after adjusting the carrying value of the property, plant and mine development for (i) the impact of excluding resources from recoverable ounces in units-of-production based depreciation expense, (ii) reversing previous impairment expense recognized by Goldcorp, net of previous IFRS impairment expense reversals, (iii) reversing mine development and stripping costs capitalized by Goldcorp, as outlined in Note 3(b), and (iv) reversing proceeds from the sale of preproduction metal, net of operating costs, which were deducted against Property, plant, and mine development, net, as outlined in Note 3(h), that would not be recognized under U.S. GAAP.

(in millions)	As of December 31, 2018	For the year ended December 31, 2018
Condensed Balance Sheet
Increase to property, plant and mine development, net	$627	$—
Increase to deferred income tax liabilities	223	—
Condensed Statement of Operations
Decrease to impairment of long-lived assets	—	(787)
Decrease to income and mining tax benefit (expense)	$—	$(150)

(b) Mine Development and Stripping Costs

        Under U.S. GAAP, Newmont capitalizes mine development costs, including the initial costs to remove overburden and waste in order to access the main ore body and before the production phase of the mine is achieved. After the production phase of a mine is achieved, stripping costs are included as variable production costs of stockpiles and ore on leach pads. Under IFRS, Goldcorp capitalizes mine development costs, including stripping costs to remove overburden and waste to access the main ore body, and in addition, Goldcorp continues to capitalize certain stripping costs after the production phase of a mine is achieved when the current strip ratio exceeds the estimated life of mine strip ratio.

        The following table reflects the reversal of mine development and stripping costs capitalized by Goldcorp for its consolidated subsidiaries and equity method investees, before mineralization is classified as proven and probable reserves and after the production phase of a mine is achieved, net of depreciation and amortization.

(in millions)	As of December 31, 2018	For the year ended December 31, 2018
Condensed Balance Sheet
Decrease to property, plant and mine development, net	$(12)	$—
Decrease to investments	(37)	—
Decrease to deferred income tax liabilities	(4)	—
Condensed Statement of Operations
Increase to cost applicable to sales	—	17
Increase to income and mining tax benefit (expense)	—	6
Decrease to equity income (loss) of affiliates	$—	$(10)

(c) Depreciation and Amortization

        Under U.S. GAAP, Newmont's policy is to amortize certain mine development costs using the units-of-production method based on estimated recoverable ounces or pounds in proven and probable reserves. Under IFRS, Goldcorp includes estimated recoverable ounces contained in proven and probable reserves and a portion of resources, when it is considered highly probable that resources will be economically extracted.

        The following table reflects the impact of excluding resources from recoverable ounces in units-of-production based depreciation expense calculations.

(in millions)	As of December 31, 2018	For the year ended December 31, 2018
Condensed Balance Sheet
Decrease to property, plant and mine development, net	$(147)	$—
Decrease to deferred income tax liabilities	(56)	—
Condensed Statement of Operations
Increase to depreciation and amortization	—	127
Increase to income and mining tax benefit (expense)	$—	$47

(d) Reclamation and Remediation Liabilities

        Under U.S. GAAP, the initial recognition of the asset retirement obligations is based on the fair value of the reclamation and remediation liability, generally utilizing a present value technique to estimate the liability and discounted at a credit-adjusted risk-free interest rate. Subsequently, period-to-period revisions to either the timing or amount of the original estimate of undiscounted cash flows are treated as separate layers of the obligation.

        Under IFRS, reclamation and remediation liabilities are generally measured as the best estimate of the expenditure to settle the obligation utilizing a present value technique to estimate the liability, discounted at a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Subsequently, period-to-period revisions for changes in the estimate of expected undiscounted cash flows or discount rate is remeasured for the entire obligation by using an updated discount rate that reflects current market conditions as of the balance sheet date.

        The unaudited pro forma financial information does not reflect the impact of converting Goldcorp's reclamation and remediation liabilities, capitalized asset retirement costs, and related reclamation and remediation expenses on a U.S. GAAP basis as it is impractical to re-estimate the impact of period-to-period revisions to the timing or amount of the original reclamation liability over historical periods using the layering approach and credit adjusted risk free rates. In addition, the impact of converting reclamation and remediation liabilities from IFRS to U.S. GAAP is not meaningful because, under the acquisition method of accounting, reclamation and remediation liabilities are recorded at fair value as of the closing date of the arrangement. Therefore, Newmont has reflected the adjustment to recognize Reclamation and remediation liabilities, and related capitalized asset retirement costs, at their estimated fair value on the arrangement closing date. Refer to Note 4(c) below for additional information.

(e) Joint Arrangements—Norte Abierto Project

        Under U.S. GAAP, a joint venture is defined as an entity whose operations and activities are jointly controlled by its equity investors. Joint ventures are accounted for using the equity method of accounting. Proportionate consolidation is used in the oil and gas and mining and extractive industries, when working interest owners join together in the development and operation of a jointly-owned or unitized property outside a separate legal entity pursuant to a written agreement.

        IFRS addresses two types of joint arrangements: (1) joint operations and (2) joint ventures, both distinguished by the rights and obligations of the parties involved. In a joint operation, an entity has rights to the underlying assets and obligations for the liabilities of the arrangement and recognizes its share of the assets, liabilities, revenues, and expenses arising from its interest. In a joint venture, the equity method of accounting is used and requires the use of a separate legal entity. Unlike U.S. GAAP, the existence of a separate legal entity is not sufficient evidence to conclude that an arrangement is a joint venture.

        The following table reflects the impact of converting Goldcorp's accounting for its interest in Norte Abierto from joint operations accounting under IFRS to the equity method of accounting under U.S. GAAP as of December 31, 2018. The impact to Equity income (loss) of affiliates in the unaudited pro forma statement of operations for the year ended December 31, 2018 is not material.

(in millions)	As of December 31, 2018
Condensed Balance Sheet
Decrease to property, plant and mine development, net	$(589)
Increase to investments	660
Decrease to other non-current assets	(83)
Decrease to accounts payable	(5)
Decrease to reclamation and remediation liabilities	(2)
Decrease to deferred income tax liabilities	$(5)

(f) Income Taxes

        Under U.S. GAAP, deferred taxes are recognized for temporary differences arising from the initial recognition of assets acquired or liabilities assumed. Under IFRS, deferred income taxes are not recorded for temporary differences arising from the initial recognition of an asset or liability in a transaction that (i) is not a business combination, and (ii) affects neither accounting nor taxable profit. The impact of recording deferred taxes on asset acquisitions under U.S. GAAP resulted in an increase to Deferred income tax liabilities of $431 million and a corresponding increase to Property, plant and mine development, net, of $431 million as of December 31, 2018.

        Additionally, U.S. GAAP prohibits recognition of deferred tax consequences for differences that arise from changes in exchange rates or indexing for tax purposes for those foreign subsidiaries that are required to use historical rates to remeasure nonmonetary assets and liabilities from the local currency into the functional currency. Under IFRS, deferred tax assets or liabilities are recognized for temporary differences related to nonmonetary assets or liabilities that are remeasured from the local currency into the functional currency for book purposes using historical exchange rates, but are reported in local currency for tax purposes using current exchange rates. The impact of reversing deferred taxes on foreign nonmonetary liabilities resulted in a decrease to Deferred income tax liabilities of $1,107 million and an increase to Deferred income tax assets of $477 million as of December 31, 2018, and resulted in an increase to Income and mining tax benefit (expense) of $242 million for the year ended December 31, 2018.

        The following table reflects the net increase (decrease) to deferred tax assets and deferred tax liabilities, respectively, relating to adjustments discussed in Note 3(a), 3(b), 3(c), 3(e), 3(f), and 3(h).

(in millions)	Note	As of December 31, 2018
Condensed Balance Sheet
Increase (decrease) to deferred tax assets due to:
Exchange rate changes and indexing for tax purposes	3(f)	$477

Net increase to deferred tax assets		$477

Increase (decrease) to deferred tax liabilities due to:
Impairment of long-lived assets	3(a)	$223
Mine development and stripping costs	3(b)	(4)
Depreciation and amortization	3(c)	(56)
Joint arrangements—recognition of Norte Abierto as equity method investments	3(e)	(5)
Initial recognition of asset acquisitions	3(f)	431
Exchange rate changes and indexing for tax purposes	3(f)	(1,107)
Pre-production sales	3(h)	1

Net decrease to deferred tax liabilities		$(517)

(g) Marketable Equity Securities

        U.S. GAAP requires investments in equity securities to be measured at fair value, with changes in fair value recognized in net income, unless equity securities do not have a readily determinable fair value. Under IFRS, equity securities designated as fair value through other comprehensive income (FVTOCI) are carried at fair value and changes in fair value are recognized in other comprehensive income, which is not subsequently charged to earnings.

        This adjustment reflects the reversal of gains and losses recorded by Goldcorp for marketable equity securities classified as FVTOCI from Other comprehensive income into Other income of $106 million for the year ended December 31, 2018, and results in a reclassification of amounts recognized in Accumulated other comprehensive income (loss) to Retained earnings of $145 million as of December 31, 2018.

(h) Pre-production Sales

        Under U.S. GAAP, proceeds from the sale of pre-production metal produced during commissioning of a processing facility are credited to other income, net of operating costs. However, sales of metal produced during the development phase of a mine where there is already an existing processing facility are recorded within sales and costs applicable to sales. Under IFRS, proceeds from the sale of metal produced during the development phase of a mine are offset against capitalized asset costs, net of allocated operating costs.

        The following table reflects the impact of reversing proceeds from the sale of metal produced during the development phase of a mine, net of allocated operating costs, for consolidated subsidiaries and equity method investees for the period ended December 31, 2018. The impact to sales in the unaudited pro forma statement of operations for the year ended December 31, 2018 is not material.

(in millions)	As of December 31, 2018
Condensed Balance Sheet
Increase to property, plant and mine development, net	$3
Increase to investments	13
Increase to deferred income tax liabilities	$1

(i) By-Product versus Co-Product Revenue Accounting

        Under Newmont's accounting policy, a metal is considered a by-product when sales represent less than 10% to 20% of the total sales from all metals on a life-of-mine basis and revenue from by-product metal sales is recognized as a reduction to cost applicable to sales. Goldcorp's accounting policy is to recognize proceeds from sales of all metals in sales.

        The following table reflects the impact of reversing sales for certain metals that are considered by-products metals for the year ended December 31, 2018.

(in millions)	For the year ended December 31, 2018
Condensed Statement of Operations
Decrease to sales	$(66)
Decrease to cost applicable to sales	$(66)

(j) Fixed Price Sales Contract

        Under U.S. GAAP, the upfront cash payment received upon entering into an off-market fixed price sales contract to deliver metal from future production (i.e., a metal streaming contract) is recognized as a financing transaction, through recognition of a liability for the future metal delivery performance obligation. Under IFRS, upfront cash payment received upon entering into a metal streaming contract is recognized as an offset to property, plant and mine development. The payment received is indirectly recognized in the statement of earnings through a reduction of depreciation and amortization expense over the term of the contract.

        The following table reflects the impact of reversing the offset to Property, plant and mine development, net of Depreciation and amortization expense, by recognizing a liability for the same amount for the year-ended December 31, 2018 and the impact to Sales in the pro forma statement of operations for the year ended December 31, 2018.

(in millions)	As of December 31, 2018	For the year ended December 31, 2018
Condensed Balance Sheet
Increase to property, plant and mine development	$785	$—
Increase to other non-current liabilities	785	—
Condensed Statement of Operations
Increase to sales	—	13
Increase to depreciation and amortization	$—	$13

(k) IFRS 1—First-time Adoption of International Financial Reporting Standards ("IFRS 1")

        Goldcorp adopted IFRS in accordance with IFRS 1 with a transition date of January 1, 2010 and its consolidated financial statements were prepared in accordance with IFRS standards and interpretations effective as of December 31, 2011. In accordance with IFRS 1, Goldcorp recognized $102 million cumulative translation difference from translating its Canadian operations prior to April 1, 2005 in opening retained earnings at January 1, 2010.

        This adjustment reflects the reversal of $102 million cumulative translation difference recorded by Goldcorp in opening Retained earnings at January 1, 2010 to Accumulated other comprehensive income (loss) as of December 31, 2018.

        Further review may identify additional IFRS to U.S. GAAP and accounting policy differences that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company. At this time, Newmont is not aware of any other significant accounting policy differences that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments.

4. Purchase Accounting and Other Adjustments

        The following adjustments have been made to the unaudited pro forma financial information to reflect certain preliminary purchase price accounting and other pro forma adjustments. Further review may identify additional adjustments that could have a material impact on the unaudited pro forma financial information of the combined company. At this time, Newmont is not aware of any additional arrangement related adjustments that would have a material impact on the unaudited pro forma financial information that are not reflected or disclosed in the pro forma adjustments.

(a) Cash and Cash Equivalents and Debt

        The net decrease in Cash and cash equivalents of $897 million represents the agreed-upon cash consideration for Goldcorp common shares at $0.02 per share for $17 million (Note 1), the repayment of Goldcorp's $400 million term loan and the repayment of $480 million drawn on Goldcorp's $3 billion revolving credit facility. See the section entitled "The Arrangement—Repayment of Goldcorp Debt" beginning on page 112 of this proxy statement. As a result of the planned repayment of Goldcorp's term loan and termination of its revolving credit facility, net interest expense for the year ended December 31, 2018 decreased by $31 million.

(b) Property, Plant and Mine Development and Investments

        The adjustments to decrease Property, plant and mine development, net and Investments by $2,518 million and $149 million, reflects the fair value estimate of property, plant, and mine development and equity method investments, respectively, as of December 31, 2018, and the related decrease to Depreciation and amortization of $300 million and increase to Equity income (loss) of affiliates of $12 million for the year ended December 31, 2018.

(c) Reclamation and Remediation Liabilities

        As discussed in Note 3(d), the increase to Reclamation and remediation liabilities of $17 million, of which $5 million is included in Other current liabilities, reflects an adjustment to recognize asset retirement obligation at fair value as of December 31, 2018. In addition, an increase of $40 million to Other non-current liabilities reflects an adjustment to recognize the fair value of incremental reclamation and remediation liabilities relating to an equity method investee with a nil carrying value as of December 31, 2018. As a result of the increases to the Reclamation and remediation liabilities, Reclamation and remediation expense for the year ended December 31, 2018 increased by $7 million.

(d) Accrued and Other Liabilities

        The $110 million increase in accrued liabilities, included in Other current liabilities, and the corresponding offset to Retained earnings (see Note 4(h)) reflects estimated transaction expenses for banking, accounting, legal, and other professional fees associated with the arrangement. This amount does not include estimates for fees that are not readily determinable or factually supportable. These costs are excluded from the unaudited pro forma statements of operations as they are non-recurring charges directly attributable to the arrangement.

(e) Other Current and Non-Current Liabilities

        As discussed in Note 3(j), the adjustment reflects the recognition of incremental fair value of liabilities relating to metal streaming contracts of $95 million and $150 million, included in Other current liabilities and Other non-current liabilities, respectively, for the year ended December 31, 2018. In addition, a decrease to Deferred tax liabilities of $238 million and an increase to income taxes payable of $191 million (included in Other non-current liabilities) has been recorded for the metal streaming contract and other tax liabilities as of December 31, 2018, respectively. As a result of the increase in other current and non-current liabilities, a net increase of $82 million to Sales has been recognized as a result of the amortization of the increased liabilities for the year ended December 31, 2018.

(f) Debt and Lease and Other Financing Obligations

        The increase of $7 million to long-term debt reflects the adjustment to recognize Goldcorp's assumed $1.0 billion and $1.5 billion notes at fair value, net of unamortized debt issuance costs of $13 million as of December 31, 2018. The increase of $43 million to Lease and other financing obligations reflects the adjustment to recognize Goldcorp's finance lease obligations at fair value as of December 31, 2018. The aggregate impact to interest expense in the unaudited pro forma statement of operations from both the fair value adjustments to Debt and Lease and other financing obligations for the year ending December 31, 2018 is not material.

(g) Income Taxes

        Deferred income taxes have been recognized based on the pro forma fair value adjustments to identifiable assets acquired and liabilities assumed using the marginal tax rate on a jurisdictional basis. The $285 million increase in Deferred tax liabilities and the $242 million decrease in Deferred tax assets reflect the preliminary estimate of deferred tax assets and liabilities recognized on the new book to tax basis differences of assets acquired and liabilities assumed, and have been recognized as part of Goodwill.

        The estimated income and mining tax expense impact of the pro forma adjustments (except for net adjustments to interest expense) has been recognized based upon a blended federal and state statutory rate of 35 percent. The estimated tax rate of 22 percent has been applied to the pro forma adjustments to interest expense based on a preliminary analysis of the applicable rules for interest cost allocation required by tax regulations.

(h) Goldcorp Shareholders' Equity

        The adjustment reflects an adjustment of $11,742 million to eliminate Goldcorp's historical stockholder's equity, which represents the historical book value of Goldcorp's net assets, as a result of the application of purchase accounting.

        The adjustment reflects an increase of $455 million and decrease of $9,223 million to Common stock and Additional paid-in capital, respectively, to reflect the issuance of 284,556,968 shares of Newmont common stock with a par value of $1.60 per share to satisfy the issuance of 0.3280 of a share of Newmont common stock for each Goldcorp common share outstanding pursuant to the arrangement agreement, assuming a closing price of Newmont common stock on February 15, 2019 of $33.24 per share. In addition, Retained earnings and Accumulated other comprehensive income (loss) have been adjusted by $6,515 million and $119 million, respectively, to eliminate Goldcorp's historical equity balances adjusted for IFRS to U.S. GAAP differences and purchase accounting and other pro forma adjustments as of December 31, 2018.

        The table below reflects elimination of Goldcorp's historical equity balances after adjustments for IFRS to U.S. GAAP differences and purchase accounting and other pro forma adjustments as of December 31, 2018.

(in millions)	Historical Newmont	Reclassified Historical Goldcorp	IFRS to U.S. GAAP Adjustments	Purchase Accounting Adjustments	Other Pro Forma Adjustments	Equity Adjustments	Notes	Pro Forma Combined
Common stock—$1.60 par value	$855	$—	$—	$—	$—	$455	(1)	$1,310
Authorized—1,280 million shares
Outstanding shares—820 million shares
Treasury stock—2 million shares	(70)	—	—	—	—	—		(70)
Additional paid-in capital	9,618	18,248	—	—	—	(9,223)	(2)	18,643
Accumulated other comprehensive income (loss)	(284)	(128)	247	—	—	(119)	(3)	(284)
Retained earnings	383	(8,245)	1,620	(2,972)	(110)	9,597	(4)	273

Stockholders' equity	$10,502	$9,875	$1,867	$(2,972)	$(110)	$710		$19,872

(1)
Represents issuance of 285 million shares of Newmont common stock at par value $1.60 in exchange of 868 million Goldcorp common shares.

(2)
Represents adjustment to Additional paid-in capital, to record issuance of 285 million shares of Newmont common stock for $9,025 million, calculated by deducting the aggregate of (a) $455 million common stock (see (1) above) and (b) $17 million cash payment (see Note 1), from $9,497 million preliminary purchase consideration.

(3)
Represents adjustment to write-off Goldcorp's historical Accumulated other comprehensive income (loss) of ($128) million, net of $247 million for IFRS to U.S. GAAP adjustments.

(4)
Represents adjustment to write-off Goldcorp's historical Retained earnings of $(8,245), net of $1,620 million for IFRS to U.S. GAAP adjustments, and $(2,972) million for purchase accounting adjustments. $110 million represents transaction expenses payable by Newmont after the closing of the arrangement, as discussed in Note 4(d).

(i) Goodwill

        Goodwill is calculated as the difference between the preliminary estimated purchase price and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The Company is continuing to value all assets acquired and liabilities assumed, and, upon completion of the arrangement, a final determination of fair value of Goldcorp's assets and liabilities will be performed. Based on the preliminary purchase price allocation, the Company has allocated $1,254 million to Goodwill in the unaudited pro forma balance sheet. This amount may increase or decrease based on the final purchase price allocation. Goodwill recorded in connection with the merger will not be deductible for income tax purposes.

(j) Earnings (Loss) Per Share

        The pro forma combined diluted earnings (loss) per share presented below for the year ended December 31, 2018, reflects the adjustment to weighted average number of shares outstanding based on 0.328 of a share of Newmont common stock for each share of Goldcorp common shares outstanding as of February 15, 2019 and cash consideration as follows:

(in millions)	For the year ended December 31, 2018
Pro forma net income (loss) from continuing operations attributable to Newmont stockholders	$(2,915)
Pro forma basic and diluted weighted average Newmont shares outstanding	818

Pro forma basic and diluted earnings (loss) per share	$(3.57)

5. Proposed Joint Venture with Barrick Gold Corporation

        The unaudited pro forma financial information does not give effect to the proposed creation of a joint venture (the "joint venture") to operate and manage certain mining operations and assets located in Nevada and included in our North America reportable segment (the "Assets") and certain of Barrick's Nevada mining operations and assets, as the joint venture is not directly attributable to the arrangement. Newmont's unaudited pro forma statement of operations includes $334 million of Income (loss) before income and mining tax and other items attributable to the Assets for the year ended December 31, 2018, which (i) does not reflect general corporate expenses, interest (except project-specific interest) or income and mining taxes and (ii) does reflect elimination of intercompany revenue and expense amounts with our other reportable segments. Similarly, the unaudited pro forma balance sheet includes $5,597 million of Total assets attributable to the Assets as of December 31, 2018. The Income (loss) before income and mining tax and other items and Total assets attributable to the Assets disclosed above are preliminary and subject to change based on the final terms of the joint venture to-be formed.

 UNAUDITED PRO FORMA PER SHARE DATA

        The following table presents, as of the dates and for the periods indicated, selected historical unaudited pro forma consolidated financial information per share of Newmont common stock and Goldcorp common shares. You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements of Newmont and notes thereto incorporated by reference into this proxy statement and the consolidated financial statements of Goldcorp and notes thereto incorporated by reference into this proxy statement. See the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

        The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of acquisition accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the arrangement. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the arrangement had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and arrangement-related costs, or other factors that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.

        The following table assumes the issuance of approximately 285 million shares of Newmont common stock in connection with the arrangement, which is the number of shares issuable by Newmont in connection with the arrangement assuming the arrangement occurred on January 1, 2018 and based on the number of outstanding Goldcorp common shares at that time. As discussed in this proxy statement, the actual number of shares of Newmont common stock issuable under the arrangement will be adjusted based on the number of Goldcorp common shares outstanding at the completion of the arrangement. The pro forma data in the table assumes that the arrangement occurred on January 1, 2018 for income statement purposes and on December 31, 2018 for balance sheet purposes, and that the arrangement is accounted for as a business combination.

	Newmont	Goldcorp	Pro forma Newmont and Goldcorp Consolidated
(in millions)	As of and for the year ended December 31, 2018	As of and for the year ended December 31, 2018	As of and for the year ended December 31, 2018
Income (loss) from continuing operations per common share
Basic	$0.53	$(4.77)	$(3.57)
Diluted	0.53	(4.77)	(3.57)
Shares used in calculating basic and diluted income (loss) from continuing operations per common share
Basic	533	869	818
Diluted	535	869	818
Book Value per share	$22	$11	$25

RISK FACTORS

        You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement, before making a decision on the amendment proposal or the share issuance proposal presented. As a stockholder of Newmont following the consummation of the arrangement, you will be subject to all risks inherent in the business of Newmont in addition to the risks relating to Goldcorp. The market value of your shares will reflect the performance of the business relative to, among other things, that of the competitors of Newmont and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in and incorporated by reference into this proxy statement. For information regarding the documents incorporated into this proxy statement by reference, see the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

RISKS RELATING TO THE ARRANGEMENT

The arrangement is subject to satisfaction or waiver of several conditions.

        The arrangement is conditional upon, among other things, approval of the issuance of the Newmont common stock to Goldcorp shareholders in exchange for their Goldcorp common shares (the "consideration shares") pursuant to the arrangement agreement and approval of the amendment proposal by Newmont stockholders, approval of the arrangement by the Goldcorp shareholders, and Newmont and Goldcorp having obtained all government or regulatory approvals required by law, policy or practice, including, without limitation, approval of competition or antitrust and/or foreign investment authorities in Canada, Mexico and South Korea. The regulatory approval processes may take a lengthy period of time to complete, which could delay completion of the arrangement. There can be no assurance that any or all such approvals will be obtained.

The arrangement agreement may be terminated in certain circumstances.

        Each of Newmont and Goldcorp has the right to terminate the arrangement agreement in certain circumstances. Failure to complete the arrangement could negatively impact the trading price of our common stock or otherwise adversely affect Newmont's business.

If the arrangement is not consummated by July 31, 2019, either Goldcorp or Newmont may choose not to proceed with the arrangement.

        Either Goldcorp or Newmont may terminate the arrangement agreement if the arrangement has not been completed by July 31, 2019 (subject to extension to obtain certain key regulatory approvals) and the parties do not mutually agree to extend the arrangement agreement. See "The Arrangement Agreement and the Plan of Arrangement—Termination of the Arrangement Agreement" beginning on page 137 in this proxy statement.

The issuance of a significant number of shares of Newmont common stock and a resulting "market overhang" could adversely affect the market price of shares of Newmont common stock after completion of the arrangement.

        On completion of the arrangement, a significant number of additional shares of our common stock will be issued and available for trading in the public market. The increase in the number of shares of our common stock may lead to sales of such shares or the perception that such sales may occur (commonly referred to as "market overhang"), either of which may adversely affect the market for, and the market price of, shares of our common stock.

We do not currently control Goldcorp and its subsidiaries.

        We will not control Goldcorp and its subsidiaries until completion of the arrangement and the business and results of operations of Goldcorp may be adversely affected by events that are outside of our control during the intervening period. The performance of Goldcorp may be influenced by, among other factors, economic downturns, changes in commodity prices, political instability in the countries in which Goldcorp operates, changes in applicable laws, expropriation, increased environmental regulation, volatility in the financial markets, unfavorable regulatory decisions, litigation, rising costs, civic and labor unrest, disagreements with joint venture partners, delays in ongoing exploration and development projects and other factors beyond our control. As a result of any one or more of these factors, among others, the operations and financial performance of Goldcorp may be negatively affected, which may adversely affect the future financial results of the combined company.

We will incur substantial transaction fees and costs in connection with the arrangement.

        We have incurred and expect to incur additional material non-recurring expenses in connection with the arrangement and completion of the transactions contemplated by the arrangement agreement, including, among others, costs relating to obtaining required shareholder and regulatory approvals. Additional unanticipated costs may be incurred in the course of coordinating the businesses of the combined company after completion of the arrangement. If the arrangement is not consummated, we will be required to pay certain costs relating to the arrangement incurred prior to the date the arrangement is abandoned, such as legal, accounting, financial advisory, proxy solicitation and printing fees. Such costs may be significant and could have an adverse effect on our future results of operations, cash flows and financial condition.

We may be required to pay a termination fee.

        If the arrangement is not completed as a result of, among other reasons, a change in recommendation by us or a breach of a representation or warranty made by us in the arrangement agreement and prior to termination there is an acquisition proposal for us announced and within 12 months we enter into an agreement or consummate an acquisition proposal, we will be required to pay a termination fee of $650 million to Goldcorp in connection with the termination of the arrangement agreement. If the termination fee is ultimately required to be paid to Goldcorp, the payment of such fee will have an adverse impact on our financial results.

Goldcorp and Newmont may be the targets of legal claims, securities class actions, derivative lawsuits and other claims and negative publicity related to the arrangement.

        Goldcorp and Newmont may be the target of securities class actions and derivative lawsuits which could result in substantial costs and may delay or prevent the arrangement from being completed. Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into an agreement to acquire a public company or to be acquired. Third parties may also attempt to bring claims against Newmont or Goldcorp seeking to restrain the arrangement or seeking monetary compensation or other remedies. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the arrangement, then that injunction may delay or prevent the arrangement from being completed.

        In addition, political and public attitudes towards the arrangement could result in negative press coverage and other adverse public statements affecting Newmont and Goldcorp. Adverse press coverage and other adverse statements could lead to investigations by regulators, legislators and law enforcement officials or in legal claims or otherwise negatively impact the ability of the combined company to take advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on the combined company's business, financial condition and results of operations.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Newmont's or Goldcorp's share price.

        Upon completion of the arrangement, each Goldcorp common share will be converted into the right to receive 0.3280 of a share of Newmont common stock and $0.02 in cash. This exchange ratio was fixed in the arrangement agreement and will not be adjusted to reflect changes in the market price of either Goldcorp common shares or Newmont common stock before the arrangement is completed. Stock price changes may result from a variety of factors (many of which are beyond Newmont's and Goldcorp's control), including the following:

  •
  changes in Newmont's and Goldcorp's respective businesses, operations and prospects;

  •
  investor behavior and strategies, including market assessments of the likelihood that the arrangement will be completed, including related considerations regarding court approval and regulatory clearance of the arrangement;

  •
  interest rates, general market and economic conditions and other factors generally affecting the price of Newmont's and Goldcorp's shares; and

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which Newmont and Goldcorp operate.

        The price of Newmont's common stock at the completion of the arrangement will vary from its price on the date the arrangement agreement was executed, the date of this proxy statement and the date of the special meeting. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Newmont common stock during the period from January 11, 2019, the last trading day before public announcement of the arrangement, through February 20, 2019, the latest practicable date before the date of this proxy statement, the exchange ratio represented a market value ranging from a low of $10.06 to a high of $11.76 for each Goldcorp common share.

Newmont stockholders will experience reduction of the percentage of their equity and voting interests as a result of the stock issuance.

        In connection with the arrangement, Newmont is expected to issue approximately 285 million shares of its common stock to Goldcorp shareholders. Immediately following the completion of the arrangement, former Goldcorp shareholders will own collectively approximately 35% of the total number of shares of the combined company's outstanding common stock and the existing stockholders of Newmont will own approximately 65% of the outstanding common stock of the combined company. Accordingly, the issuance of Newmont common stock to Goldcorp shareholders will have the effect of reducing the percentage of equity and voting interest held by each of Newmont's existing stockholders. Consequently, Newmont stockholders as a group will have less influence over the management and policies of the combined company after the arrangement than they currently exercise.

The arrangement could negatively affect the price of our common stock as a result of market response to the arrangement, significant delays in the consummation of the arrangement or the termination of the arrangement agreement.

        The market price of our common stock may vary significantly from the price on the date of the arrangement agreement. Negative market response to the arrangement or any significant delays in the consummation of the arrangement could negatively affect our stock price. In addition, there can be no assurance that the conditions to the consummation of the arrangement will be satisfied in a timely manner or at all. If the arrangement is not consummated or is delayed, the market price of our common stock may decline significantly, particularly to the extent the market price reflects a market assumption that the arrangement will be consummated or will be consummated in a particular timeframe.

        Stock price changes may result from a variety of factors that are beyond our control, including:

  •
  market reaction to the announcement of the arrangement and market assessment of the likelihood of the arrangement being consummated;

  •
  changes in the respective businesses, operations or prospects of Newmont or Goldcorp, including their respective ability to meet earnings estimates;

  •
  governmental or litigation developments or regulatory considerations affecting Newmont or Goldcorp or the mining industry;

  •
  general business, market, industry or economic conditions;

  •
  the worldwide supply/demand balance for gold and copper and the prevailing commodity price environment; and

  •
  other factors beyond our control, including those described elsewhere in, or incorporated by reference into, this "Risk Factors" section.

RISK FACTORS ON COMPLETION OF THE ARRANGEMENT

Significant demands will be placed on the combined company as a result of the arrangement.

        As a result of the pursuit and completion of the arrangement, significant demands will be placed on the managerial, operational and financial personnel and systems of the combined company. We cannot provide any assurance that the systems, procedures and controls of Newmont and Goldcorp will be adequate to support the expansion of operations and associated increased costs and complexity following and resulting from the arrangement. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions, to integrate the acquisition of Goldcorp, to implement a new business strategy and to improve its operational and financial controls and reporting systems.

We may not realize the anticipated benefits of the arrangement and the integration of Goldcorp may not occur as planned.

        The arrangement has been agreed with the expectation that its completion will result in an increase in sustained profitability, cost savings and enhanced growth opportunities for the combined company. These anticipated benefits will depend in part on whether Goldcorp's and Newmont's operations can be integrated in an efficient and effective manner. A significant number of operational and strategic decisions and certain staffing decisions with respect to integration of the two companies have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies which may be geographically separated, anticipated and unanticipated liabilities, unanticipated costs (including substantial capital expenditures required by the integration) and the loss of key employees.

        The performance of the combined company's operations after completion of the arrangement could be adversely affected if, among other things, the combined company is not able to achieve the anticipated savings and synergies expected to be realized in entering the arrangement, or retain key employees to assist in the integration and operation of Goldcorp and Newmont. The consummation of the arrangement may pose special risks, including one-time write-offs, restructuring charges and unanticipated costs. In addition, the integration process could result in diversion of the attention of management and disruption of existing relationships with suppliers, employees, customers and other constituencies of each company. Although Newmont and its advisors have conducted due diligence on the operations of Goldcorp, there can be no guarantee that Newmont is aware of any and all liabilities of Goldcorp. As a result of these factors, it is possible that certain benefits expected from the combination of Goldcorp and Newmont may not be realized.

Goldcorp's public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements.

        Our reserve estimates have been prepared in accordance with Industry Guide 7 published by the SEC. We have not been involved in the preparation of Goldcorp's mineral reserve and mineral resource estimates. Goldcorp's mineral reserves and mineral resource estimates were prepared in accordance with the disclosure standards of National Instrument 43-101—Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining and Metallurgy Classification system under Canadian securities laws, which differ from the requirements of United States securities laws.

        Industry Guide 7 and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. For example, the terms "mineral reserve," "proven mineral reserve" and "probable mineral reserve" are Canadian mining terms as defined in NI 43-101, and these definitions differ from the definitions in Industry Guide 7. The terms "mineral resource," "measured mineral resource," "indicated mineral resource" and "inferred mineral resource" are defined in and required to be disclosed in accordance with, NI 43-101, these terms are not defined terms under Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred mineral resources" under NI 43-101 have a great amount of uncertainty as to the existence of such resources and their economic and legal feasibility. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. By contrast, under Industry Guide 7 standards, a "final" or "bankable" feasibility study is typically required to report reserves or cash flow analysis to designate reserves. Further, under Industry Guide 7, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

        Expectations regarding the combined mineral reserves and mineral resources of Newmont and Goldcorp following the closing of the arrangement will remain subject to adjustment, pending continuing review of Goldcorp's mineral resources in accordance with SEC Industry Guide 7 standards. Future adjustment may occur due to differing standards, required study levels, price assumptions, future divestments and acquisitions and other factors.

The Newmont board of directors and Newmont's financial advisors considered financial projections in connection with the arrangement. Actual performance of Newmont and Goldcorp may differ materially from these projections.

        The Newmont board of directors and Citi, BMOCM and Goldman Sachs (together with Citi and BMOCM, "Newmont's financial advisors") considered, among other things, certain projections with respect to each of Newmont (the "Newmont projections"), Goldcorp (the "adjusted Goldcorp projections") and the combined company following the completion of the arrangement (the "combined pro forma projections" and, together with the Newmont projections and the adjusted Goldcorp projections, the "projections") prepared by Newmont management. All such projections were based on assumptions and information available at the time such projections were prepared. Newmont and its advisors do not know whether the assumptions made will be realized. Such information can be adversely affected by known or unknown risks and uncertainties, many of which are beyond Newmont's and Goldcorp's control. Further, financial forecasts of this type are based on estimates and assumptions that are inherently subject to risks and other factors such as company performance, geological uncertainties, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Newmont and Goldcorp, including the factors described in this "Risk Factors" section and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 56 of this proxy statement, which factors and changes may impact such forecasts or the underlying assumptions. As a result of these contingencies, there can be no assurance that the financial and other projections will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the projections in this proxy statement, and the references in this proxy statement should not be regarded as an indication that Newmont, its board of directors, or any of its advisors or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

        The projections were prepared for internal use and to, among other things, assist Newmont and its advisors in evaluating the transaction. The Newmont projections were not prepared with a view toward public disclosure or toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Ernst & Young, Newmont's independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to the projections.

        In addition, the projections have not been updated or revised to reflect information or results after the date that such financial and other forecasts were prepared or as of the date of this proxy statement. Except as required by applicable securities laws, Newmont does not intend to update or otherwise revise its financial and other forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The unaudited pro forma consolidated financial information of Newmont and Goldcorp is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the arrangement.

        The unaudited pro forma consolidated financial information included in this proxy statement are presented for illustrative purposes only to show the effect of the arrangement, and should not be considered to be an indication of the financial condition or results of operations of the combined company following the arrangement. For example, the pro forma consolidated financial information have been prepared using the consolidated historical financial statements of Newmont and of Goldcorp and do not represent a financial forecast or projection. In addition, the pro forma consolidated financial information included in this proxy statement are based in part on certain assumptions regarding the arrangement. In addition, certain adjustments and assumptions have been made regarding the combined company after giving effect to the arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with complete accuracy, and other factors may affect the combined company's results of operations or financial condition following the arrangement.

        In preparing the pro forma consolidated financial information contained in this proxy statement, we have given effect to, among other things, the completion of the arrangement and the issuance of the consideration shares. The unaudited pro forma consolidated financial information does not reflect all of the costs that are expected to be incurred by us in connection with the arrangement. For example, the impact of any incremental costs incurred in integrating Newmont and Goldcorp is not reflected in the pro forma consolidated financial information. See the notes to the unaudited pro forma consolidated financial statements of Newmont and Goldcorp included in "Unaudited Pro Forma Consolidated Financial Information" beginning on page 29 of this proxy statement.

        Accordingly, the historical and pro forma consolidated financial information included in this proxy statement does not necessarily represent the combined company's results of operations and financial condition had Newmont and Goldcorp operated as a combined entity during the periods presented, or of the combined company's results of operations and financial condition following the arrangement.

        The actual financial condition and results of operations of the combined company following the arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the arrangement. Any potential decline in the combined company's financial condition or results of operations may cause a significant decrease in our stock price.

The opinions obtained by Newmont from its financial advisors as to the fairness of the consideration, from a financial point of view, to Newmont only speak as of the date of such opinions, and will not be updated to reflect changes in circumstances from the signing of the arrangement agreement in January 2019 through the closing of the arrangement.

        Newmont's financial advisors presented their respective financial analyses to the Newmont board of directors and also delivered their respective oral opinions, which were subsequently confirmed in writing, that as of the dates of and based on the factors described in the written opinions, the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement was fair, from a financial point of view, to Newmont. However, Newmont has not obtained updated opinions from its financial advisors as of the date of this proxy statement, and Newmont does not anticipate asking its financial advisors to update their opinions. In rendering their opinions, Citi, BMOCM and Goldman Sachs made judgments and, with the consent of Newmont, assumptions with regard to industry performance, general business, market and financial conditions and other matters that are beyond the control of Newmont and Goldcorp. These include, among other things, the impact of competition on the businesses of Newmont and Goldcorp, the industry generally, industry growth, the absence of any material adverse change in the financial condition and prospects of Newmont and Goldcorp, and the industry and financial markets in general, any of which could affect the public trading value of Newmont common stock by the time the arrangement is completed.

        Because the opinions were issued in connection with the signing of the arrangement agreement and will not be updated, the opinions will not address the fairness to Newmont, from a financial point of view, of the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement at the time the arrangement is completed or as of any date other than the date of the opinions. The opinions also do not address the prices at which Newmont common stock will trade at any time. The opinions that Newmont received from Citi, BMOCM and Goldman Sachs are attached as Annexes E, F and G to this proxy statement. For a description of the opinions, see the section entitled "The Arrangement—Opinions of Newmont's Financial Advisors to the Newmont Board of Directors" beginning on page 78 of this proxy statement.

The combined company will face political risks in new jurisdictions.

        Goldcorp's principal operations, development and exploration activities and significant investments are held in Canada, Mexico, Chile, Argentina, and the Dominican Republic, some of which may be considered to have an increased degree of political and sovereign risk. Any material adverse changes in government policies or legislation of such countries or any other country that Goldcorp has economic interests in that affect mining or mineral exploration activities may affect the viability and profitability of the combined company following the arrangement.

        While the governments in Canada, Mexico, Chile, Argentina, the Dominican Republic and other countries in which Goldcorp has mining operations or development or exploration projects have historically supported the development of natural resources by foreign companies, there is no assurance that such governments will not in the future adopt different regulations policies or interpretations with respect to, but not limited to, foreign ownership of mineral resources, royalty rates, taxation, rates of exchange, environmental protection, labor relations, repatriation of income or return of capital, restrictions on production or processing, price controls, export controls, currency remittance, or the obligations of Goldcorp under its respective mining codes and stability conventions. The possibility that such governments may adopt substantially different policies or interpretations, which might extend to the expropriation of assets, may have a material adverse effect on the combined company following the arrangement. Political risk also includes the possibility of terrorism, civil or labor disturbances and political instability. No assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable exploration and mining authorizations nor can assurance be given that such exploration and mining authorizations will not be challenged or impugned by third parties. The effect of any of these factors may have a material adverse effect on the combined company's results of operations and financial condition.

The consummation of the arrangement may result in one or more ratings organizations taking actions which may adversely affect the combined company's business, financial condition and operating results, as well as the market price of our common stock.

        Rating organizations regularly analyze the financial performance and condition of companies and may reevaluate the combined company's credit ratings following the consummation of the arrangement. Factors that may impact the combined company's credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth opportunities, liquidity, asset quality, cost structure, product mix and commodity pricing levels. If a ratings downgrade were to occur in connection with the arrangement, the combined company could experience higher borrowing costs in the future and more restrictive covenants which would reduce profitability and diminish operational flexibility. We cannot provide assurance that any of our current ratings will remain in effect following the consummation of the arrangement for any given period of time or that a rating will not be lowered by a rating agency if, in its judgment, circumstances so warrant.

Increased exposure to foreign exchange fluctuations and capital controls may adversely affect the combined company's earnings and the value of some of the combined company's assets.

        Our reporting currency is the US dollar and the majority of our earnings and cash flows are denominated in US dollars. The operations of Goldcorp are also conducted in US dollars, but Goldcorp conducts some of its business in currencies other than the US dollar and, as a result, following the arrangement, the combined company's consolidated earnings and cash flows may be impacted by movements in the exchange rates to a greater extent than prior to the arrangement. In particular, any change in the value of the currencies of the Canadian Dollar, the Mexican Peso, the Dominican Peso, the Argentine Peso, or the Chilean Peso versus the US dollar following the arrangement could negatively impact the combined company's earnings, and could negatively impact the combined company's ability to realize all of the anticipated benefits of the arrangement.

        In addition, from time to time, emerging market countries such as those in which the combined company will operate adopt measures to restrict the availability of the local currency or the repatriation of capital across borders. These measures are imposed by governments or central banks, in some cases during times of economic instability, to prevent the removal of capital or the sudden devaluation of local currencies or to maintain in-country foreign currency reserves. In addition, many emerging markets countries require consents or reporting processes before local currency earnings can be converted into US dollars or other currencies and/or such earnings can be repatriated or otherwise transferred outside of the operating jurisdiction. These measures may have a number of negative effects on the combined company, reduction of the immediately available capital that the combined company could otherwise deploy for investment opportunities or the payment of expenses. In addition, measures that restrict the availability of the local currency or impose a requirement to operate in the local currency may create other practical difficulties for the combined company.

New legislation and tax risks in certain Goldcorp operating jurisdictions.

        Goldcorp has operations and conducts business in multiple jurisdictions in which we do not currently operate or conduct business, which may increase our susceptibility to sudden tax changes. Taxation laws in these jurisdictions are complex, subject to varying interpretations and applications by the relevant tax authorities and subject to changes and revisions in the ordinary course, which could result in an increase in Goldcorp's taxes, or other governmental charges, duties or impositions, or an unreasonable delay in the refund of certain taxes owing to Goldcorp. No assurance can be given that new tax laws, rules or regulations will not be enacted or that existing tax laws will not be changed, interpreted or applied in a manner that could result in the combined company's profits being subject to additional taxation, result in the combined company not recovering certain taxes on a timely basis or at all, or that could otherwise have a material adverse effect on the combined company.

Failure by Goldcorp to comply with applicable laws prior to the arrangement could subject the combined company to penalties and other adverse consequences following the arrangement.

        We are subject to the provisions of the US Foreign Corrupt Practices Act. Goldcorp is subject to the US Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada). The foregoing laws prohibit companies and their intermediaries from making improper payments to officials for the purpose of obtaining or retaining business. In addition, such laws require the maintenance of records relating to transactions and an adequate system of internal controls over accounting. There can be no assurance that either party's internal control policies and procedures, compliance mechanisms or monitoring programs will protect it from recklessness, fraudulent behavior, dishonesty or other inappropriate acts or adequately prevent or detect possible violations under applicable anti-bribery and anti-corruption legislation. Following the arrangement, the combined company may be responsible for any liability in respect of any of the foregoing attributable to Goldcorp prior to the arrangement. A failure by Newmont or Goldcorp to comply with anti-bribery and anti-corruption legislation could result in severe criminal or civil sanctions, and may subject the combined company to other liabilities, including fines, prosecution, potential debarment from public procurement and reputational damage, all of which could have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement. Investigations by governmental authorities could have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement.

        Goldcorp is also subject to a wide variety of laws relating to the environment, health and safety, taxes, employment, labor standards, money laundering, terrorist financing and other matters in the jurisdictions in which it operates. A failure by Goldcorp to comply with any such legislation prior to the arrangement could result in severe criminal or civil sanctions, and may subject the combined company to other liabilities, including fines, prosecution and reputational damage, all of which could have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement. The compliance mechanisms and monitoring programs adopted and implemented by Goldcorp prior to the arrangement may not adequately prevent or detect possible violations of such applicable laws. Investigations by governmental authorities could also have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement and other documents incorporated by reference into this proxy statement contain or may contain "forward-looking statements." Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "intend," "plan," "will," "would," "estimate," "expect," "believe," "target," "indicative," "preliminary," or "potential." Forward-looking statements in this proxy may include, without limitation:

  •
  statements relating to Newmont's planned acquisition of Goldcorp and the expected terms, timing and closing of the arrangement, including receipt of required approvals and satisfaction of other customary closing conditions;

  •
  estimates of future production and sales, including expected annual production range;

  •
  estimates of future costs applicable to sales and all-in sustaining costs;

  •
  expectations regarding accretion;

  •
  estimates of future capital expenditures;

  •
  estimates of future cost reductions, synergies, including pre-tax synergies, savings, efficiencies, and value creation;

  •
  expectations regarding future exploration and the development, growth and potential of Newmont's and Goldcorp's operations, project pipeline and investments, including, without limitation, project returns, expected average internal rate of return, and schedule;

  •
  expectations regarding future investments or divestitures;

  •
  expectations of future dividends and returns to stockholders;

  •
  expectations of future free cash flow generation, liquidity, balance sheet strength and credit ratings;

  •
  expectations of future equity and enterprise value;

  •
  expectations regarding future mineralization, including, without limitation, expectations regarding reserves and resources, grade and recoveries;

  •
  expected listing of Newmont common stock on the NYSE and the TSX; and

  •
  expectations of future plans and benefits.

        Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions include, but are not limited to:

  •
  there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions;

  •
  permitting, development, operations and expansion of Newmont's and Goldcorp's operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals;

  •
  political developments in any jurisdiction in which Newmont and Goldcorp operate being consistent with its current expectations;

  •
  certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the US dollar, as well as other the exchange rates being approximately consistent with current levels;

  •
  certain price assumptions for gold, copper, silver, lead and oil;

  •
  prices for key supplies being approximately consistent with current levels;

  •
  the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and

  •
  other planning assumptions.

        Risks relating to forward-looking statements in regard to the Company's business and future performance may include, but are not limited to:

  •
  gold and other metals price volatility;

  •
  currency fluctuations;

  •
  operational risks;

  •
  increased production costs;

  •
  variances in ore grade or recovery rates from those assumed in mining plans; and

  •
  political risk, community relations, conflict resolution, governmental regulation and judicial outcomes.

        In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont's and Goldcorp's businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the arrangement; the risk associated with Newmont's and Goldcorp's ability to obtain the approval of the arrangement by their shareholders required to consummate the arrangement and the timing of the closing of the arrangement, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the arrangement is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the arrangement agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; potential volatility in the price of Newmont common stock due to the proposed transaction; the anticipated size of the markets and continued demand for Newmont's and Goldcorp's resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on transaction-related issues.

        For a more detailed discussion of such risks and other factors, see "Risk Factors" beginning on page 47 of this proxy statement, Newmont's 2018 Annual Report on Form 10-K, filed with the SEC as well as Newmont's other SEC filings incorporated by reference in this proxy statement, as well as Goldcorp's filings incorporated by reference in this proxy statement. Newmont does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this proxy statement, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement.

 CAUTIONARY STATEMENT REGARDING ILLUSTRATIVE MEASURES

        This proxy statement and other documents incorporated by reference into this proxy statement contain or may contain references to certain measures that are used for illustrative purposes only.

        Projections as used in this proxy statement are considered "forward looking statements." Forward-looking information representing post-closing expectations is inherently uncertain. Estimates such as expected accretion, net asset value, net present value creation, synergies, expected future production, internal rate of return, financial flexibility and balance sheet strength are preliminary in nature. There can be no assurance that the proposed arrangement will close or that the forward-looking information will prove to be accurate.

        The cost savings or improvements under the "full potential" continuous improvement program ("full potential") as used in this proxy statement are considered operating measures provided for illustrative purposes, and should not be considered GAAP or non-GAAP financial measures. Full potential amounts are estimates utilized by management that represent estimated cumulative incremental value realized as a result of full potential projects implemented and are based upon both cost savings and efficiencies that have been monetized for purposes of the estimation. Because full potential savings and improvements estimates reflect differences between certain actual costs incurred and management estimates of costs that would have been incurred in the absence of the full potential program, such estimates are necessarily imprecise and are based on numerous judgments and assumptions. Expected full potential cost savings or improvements are projections and "forward-looking statements" subject to risks, uncertainties and other factors which could cause actual results to differ from current expectations.

        Net present value creation as used in this proxy statement is a management estimate provided for illustrative purposes, and should not be considered a GAAP or non-GAAP financial measure. Net present value creation represents management's combined estimate of pre-tax synergies, supply chain efficiencies and full potential improvements, as a result of the proposed arrangement that have been monetized and projected over a twenty year period for purposes of the estimation, applying a discount rate of five percent. Such estimates are necessarily imprecise and are based on numerous judgments and assumptions. Expected net present value creation is a "forward-looking statement" subject to risks, uncertainties and other factors which could cause actual value creation to differ from expected value creation.

        2019 dividends beyond Q1 2019 have not yet been approved or declared by the board of directors. Management's expectations with respect to future dividends or annualized dividends are "forward-looking statements." Investors are cautioned that such statements with respect to future dividends are non-binding. The declaration and payment of future dividends remain at the discretion of the board of directors and will be determined based on Newmont's financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the board of directors. The board of directors reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Newmont common stock, the board of directors may revise or terminate the payment level at any time without prior notice.

        You should not place undue reliance on these estimates in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement.

THE SPECIAL MEETING

DATE, TIME AND PLACE

        The special meeting of Newmont stockholders will take place at 8 a.m. local time, on April 11, 2019, unless adjourned or postponed to a later date, at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202.

MATTERS TO BE CONSIDERED

        At the special meeting, the holders of Newmont's common stock, par value $1.60 per share, will be asked to consider and vote on the following three proposals:

  1.
  to approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares (the "amendment proposal");

  2.
  to approve the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement agreement (the "share issuance proposal"); and

  3.
  subject to the provisions of the arrangement agreement, to approve the adjournment or postponement of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal or the share issuance proposal.

BOARD RECOMMENDATION

        After determining that it is advisable and in the best interests of Newmont and its stockholders to consummate the arrangement as contemplated by the arrangement agreement, the Newmont board of directors unanimously authorized, approved, and declared advisable the issuance of shares of Newmont common stock. Accordingly, the Newmont board of directors unanimously recommends that Newmont stockholders vote "FOR" each of the foregoing proposals.

        The Newmont stockholders can cast separate votes on each proposal.

        There are certain risks associated with the arrangement. See "Risk Factors" beginning on page 47 of this proxy statement for more information regarding such risks. Newmont stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the arrangement. In particular, Newmont stockholders are directed to the arrangement agreement, which is attached as Annex A to this proxy statement.

RECORD DATE; OUTSTANDING SHARES; SHARES ENTITLED TO VOTE

        The Newmont board of directors has fixed the close of business on February 20, 2019 as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting. Only stockholders of record of shares of Newmont common stock as of the close of business on the record date will receive notice of, and be entitled to vote at, the special meeting and any adjournments, postponements or continuations of the special meeting.

        As of the close of business on the record date for the special meeting, there were 532,669,445 shares of Newmont common stock outstanding and held by approximately 7,030 holders of record. Each stockholder is entitled to one vote at the special meeting for each share of Newmont common stock held by that stockholder at the close of business on the record date. Newmont's common stock is the only security the holders of which are entitled to notice of, and to vote at, the special meeting.

        If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that organization to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting.

QUORUM

        The holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the special meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, "shares of capital stock of the Company" includes all shares of common stock entitled to vote at the special meeting. A quorum must be present in order for there to be a vote on the amendment proposal and the share issuance proposal. It is important that Newmont stockholders vote promptly so that their shares are counted toward the quorum.

        Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the special meeting is considered "non-routine," such organizations do not have discretion to vote on any proposal for which they do not receive instructions from their customers (this is referred to in this context as a "broker non-vote"). As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on any of the proposals. If you provide instructions to your broker, bank or other nominee which indicate how to vote your shares with respect to a proposal but not with respect to the other proposals, your shares will be considered present at the special meeting, be counted for purposes of determining the presence of a quorum and voted, as instructed, with respect to the appropriate proposal, but will not be voted with respect to the other proposals.

        Newmont may seek to adjourn the special meeting if a quorum is not present at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table reflects certain information known to Newmont as to Newmont common stock beneficially owned by: (i) each current director, (ii) each named executive officer, and (iii) all current directors and executive officers of Newmont as a group. The address for each of the named individuals below is c/o Newmont Mining Corporation, 6363 South Fiddler's Green Circle, Greenwood Village, Colorado 80111. Such information is presented as of February 20, 2019, except as otherwise noted.

        No director or executive officer (a) beneficially owned more than 1% of the outstanding shares of Newmont common stock or (b) shares voting power in excess of 1% of the voting power of Newmont's outstanding capital stock. Each director and executive officer has sole voting power and dispositive power with respect to all shares beneficially owned by them, except as set forth below. It is expected that Newmont's directors and executive officers will vote "FOR" each of the proposals. Additionally, on January 14, 2019, in connection with the signing of the arrangement agreement, Goldcorp entered into support and voting agreements with Newmont's directors and certain members of Newmont's executive leadership team, as described in the section entitled "The Support and Voting Agreements" beginning on page 141 of this proxy statement.

Names of	Common Stock	Restricted Stock, Restricted Stock Units and Director Stock Units(1)(2)	Option Shares(3)	Beneficial Ownership Total
Non-Employee Directors
Gregory H. Boyce	—	21,086	—	21,086
Bruce R. Brook	24,933	8,643	—	33,576
J. Kofi Bucknor	23,383	8,643	—	32,026
Joseph A. Carrabba	—	43,529	—	43,529
Noreen Doyle	—	45,844	—	45,844
Veronica Hagen	—	45,844	—	45,844
Sheri E. Hickok	—	7,479	—	7,479
René Médori	—	3,933	—	3,933
Jane Nelson	—	33,576	—	33,576
Julio M. Quintana	—	21,086	—	21,086
Molly P. Zhang	—	7,479	—	7,479
Named Executive Officers
Gary Goldberg(4)	523,788	575,075	—	1,098,863
Nancy Buese(5)	29,262	14,625	—	43,887
Randy Engel	151,725	154,662	109,845	416,232
Scott Lawson	51,183	99,589	—	150,772
Thomas Palmer	75,002	211,647	—	286,649
All directors and executive officers as a group (20 persons)	1,187,422	1,539,852	148,605	2,980,787

(1)
For 2018, director stock units ("DSUs") were awarded to all non-employee directors under Newmont's 2013 Stock Incentive Compensation Plan. The DSUs represent the right to receive shares of common stock and are immediately fully vested and non-forfeitable. The holders of DSUs do not have the right to vote the underlying shares; however, the DSUs accrue dividend equivalents, which are paid at the time the common shares are issued. Upon retirement from the board of directors, each holder of DSUs is entitled to receive one share of common stock for each DSU. The amounts noted in this column for non-employee directors represents DSUs.

(2)
Restricted stock units ("RSUs") of Newmont common stock granted after April 24, 2013, are awarded under the Newmont's 2013 Stock Incentive Plan. The RSUs do not have voting rights, and are subject to forfeiture risk and other restrictions. The RSUs accrue dividend equivalents, which are paid at the time the RSUs vest and common stock is issued. Includes shares underlying RSUs vesting within 60 days after February 20, 2019. This column does not include RSUs that vest more than 60 days after February 20, 2019.

(3)
Includes shares of Newmont common stock that the executive officers have the right to acquire through stock option exercises within 60 days after February 20, 2019.

(4)
Mr. Goldberg's ownership includes 523,788 shares held in the Gary J and Beth A Goldberg Revocable Trust.

(5)
Ms. Buese's ownership includes 29,262 shares held in the Timothy J. and Nancy K. Buese Revocable Trust.

        The following table sets forth information with respect to each person known by Newmont to be the beneficial owner of more than 5% of any class of Newmont's voting securities. The share information contained herein is based solely on investor filings with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Names and Addresses of Beneficial Owners	Title of Class	Amount and Nature of Beneficial Ownership	Percentage of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Common Stock	(1)	14.9%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	Common Stock	(2)	10.99%
Van Eck Associates Corporation 666 Third Ave.—9th Floor New York, NY 10017	Common Stock	(3)	5.91%

(1)
As reported on Schedule 13G/A as filed on January 31, 2019, as of December 31, 2018, BlackRock, Inc. and its subsidiaries beneficially owned 79,175,130 shares, had sole voting power of 72,561,094 shares and sole dispositive power of 79,175,130 shares of Newmont common stock.

(2)
As reported on Schedule 13G/A as filed on February 11, 2019, as of December 31, 2018, The Vanguard Group and its subsidiaries beneficially owned 58,556,302 shares, had sole voting power of 617,636 shares and sole dispositive power of 57,564,245 shares of Newmont common stock.

(3)
As reported on Schedule 13G/A as filed on February 13, 2019, as of December 31, 2018, Van Eck Associates Corporation beneficially owned 31,468,276 shares, had sole voting power of 31,239,676 shares and sole dispositive power of 31,468,276 shares of Newmont common stock.

REQUIRED VOTE

        Assuming a quorum is present at the special meeting, approval of the adoption of the amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Newmont's common stock as of the record date for the special meeting. An abstention from voting or a broker non-vote on this proposal will have the same effect as a vote against this proposal.

        Assuming a quorum is present at the special meeting, approval of the share issuance proposal will require the affirmative vote of the holders of a majority of the shares of Newmont's common stock properly cast on the proposal at the special meeting. Under the rules of the NYSE, an abstention from voting is effectively treated as a vote cast against this proposal. A broker non-vote on this proposal will have no effect on the outcome of the vote on this proposal.

        Approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of adoption of the amendment proposal or the share issuance proposal, will require the affirmative vote of the holders of a majority of the shares of Newmont's common stock properly cast on the proposal at the special meeting. An abstention from voting or a broker non-vote on this proposal will have no effect on the outcome of the vote on this proposal. If you fail to submit a proxy and do not attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee to vote on your behalf, your shares will not affect whether these proposals are approved.

VOTING BY PROXY

        This proxy statement is being sent to you on behalf of the Newmont board of directors for the purpose of requesting that you allow your shares of Newmont common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Newmont common stock represented at the meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as follows:

  •
  "FOR" approval of an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares;

  •
  "FOR" approval of the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement agreement; and

  •
  "FOR," subject to the provisions of the arrangement agreement, approval of the adjournment or postponement of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal or the share issuance proposal.

HOW TO VOTE

        Whether or not you plan to attend the special meeting in person, you should submit your proxy as soon as possible.

        If you own shares of Newmont common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of Newmont common stock. You have four voting options:

  •
  In Person.  To vote in person, come to the special meeting and you will be able to vote by ballot. To ensure that your shares are voted at the special meeting, the Newmont board of directors recommends that you submit a proxy even if you plan to attend the special meeting.

  •
  Mail.  To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Newmont before the special meeting, Newmont will vote your shares as you direct.

  •
  Telephone.  To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card using a phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (eastern U.S. time) on April 11, 2019 to be counted.

  •
  Internet.  To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (eastern U.S. time) on April 11, 2019 to be counted.

        If your shares of common stock are held in "street name" by your broker, bank or other nominee, you should have received a voting instruction form, as well as voting instructions with these proxy materials from that organization rather than from Newmont. Your broker, bank or other nominee will vote your shares only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your shares by following the enclosed instructions provided by that organization. Your shares will not be voted with respect to any proposal for which you fail to provide instructions, which will have the effect on the approval of the proposals described under "The Special Meeting—Required Vote."

        The Internet and telephone voting options available to holders of record are designed to authenticate stockholders' identities, to allow stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Proxies submitted over the Internet or by telephone through such a program must be received by 1:00 a.m. (eastern U.S. time) on April 11, 2019. Submitting a proxy will not affect your right to vote in person if you decide to attend the special meeting.

REVOKING YOUR PROXY

        Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. If your shares of Newmont common stock are registered in your own name, you may revoke your proxy in one of the following ways:

  •
  by submitting another proxy card bearing a later date and mailing it so that it is received before the special meeting;

  •
  by submitting another proxy using the Internet or telephone voting procedures; or

  •
  by attending the special meeting and voting in person, although simply attending the meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the special meeting in order to revoke a prior proxy.

        Your last vote is the vote that will be counted.

        If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.

VOTING IN PERSON AT THE SPECIAL MEETING

        All stockholders of record may vote their shares in person by attending the special meeting and submitting the ballot that will be provided there. If your shares are held in "street name," you may vote in person at the special meeting if you have a document known as a "legal proxy" from the holder of record. You will need to ask the broker, bank or other nominee holding your shares for a legal proxy and bring the legal proxy with you to the special meeting. If your shares are held in "street name," you will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the special meeting and vote in person or legally appoint another proxy to vote on your behalf.

ADJOURNMENTS AND POSTPONEMENTS

        Although it is not currently expected, the special meeting may be adjourned or postponed to a later date. Any adjournment or postponement to a date not more than 30 days after the date originally fixed for the special meeting may be made without notice, other than by an announcement made at the special meeting of the time and place of the adjourned meeting. Any adjournment or postponement to a date more than 30 days after the date originally fixed for the special meeting will require that notice of the hour, date and place of the adjourned meeting be given to Newmont stockholders entitled to vote thereat. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Newmont stockholders who have already sent in their proxies to revoke them at any time before voting occurs at the rescheduled special meeting. See "Proposal 3: Adjournment of Special

Meeting" beginning on page 145 of this proxy statement for more information about the proposal relating to adjournments of the special meeting.

INDEPENDENT ACCOUNTANTS

        Representatives of Ernst & Young LLP, Newmont's independent auditor, are expected to be present at the special meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

HOUSEHOLDING

        Certain of Newmont stockholders who share an address are being delivered only one copy of this proxy statement unless Newmont or one of its mailing agents has received contrary instructions. Upon the written or oral request of a stockholder at a shared address to which a single copy of this proxy statement was delivered, Newmont will promptly deliver a separate copy of such document to the requesting stockholder. Written requests should be made to the Secretary of Newmont, 6363 South Fiddler's Green Circle, Greenwood Village, Colorado 80111, and oral requests may be made by calling Newmont Investor Relations at (303) 863-7414.

        In addition, Newmont stockholders who wish to receive a separate copy of Newmont's proxy statements and annual reports, if any, in the future should notify Newmont either in writing addressed to the foregoing address or by calling the foregoing telephone number. Newmont stockholders sharing an address who are receiving multiple copies of Newmont's notice of Internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing to Newmont at the address above or calling Newmont at the telephone number above.

INSPECTOR OF ELECTION; TABULATION OF VOTES

        The Newmont board of directors expects to appoint a representative of Computershare Inc. to act as the inspector of election at the special meeting. The inspector of election will determine the number of shares outstanding, the shares represented at the special meeting, the existence of a quorum and the validity of proxies and ballots, and will count all votes and ballots.

SOLICITATION OF PROXIES

        Newmont is soliciting proxies for the special meeting from Newmont stockholders. Newmont will bear the entire cost of soliciting proxies from Newmont stockholders, including the expenses incurred in connection with the preparation of the proxy statement and its filing with the SEC. In addition to this mailing, Newmont's directors, officers and employees, who will not receive any additional compensation for their services, may solicit proxies personally, electronically or by telephone. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Newmont common stock held of record by those persons, and Newmont will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.

        Newmont has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and will pay MacKenzie Partners, Inc. a fee of approximately $60,000, plus reimbursement of out-of-pocket expenses.

        A list of stockholders entitled to vote at the special meeting will be open for examination by any Newmont stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at Newmont's principal executive offices at 6363 South Fiddler's

Green Circle, Greenwood Village, Colorado 80111, and at the time and place of the meeting during the entire time of the meeting.

OTHER BUSINESS

        Newmont does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their judgment.

ASSISTANCE

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, please contact Newmont's proxy solicitor:

1407 Broadway, 27th Floor
New York, New York 10018

(212) 929-5500
or
 Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

THE ARRANGEMENT

        This section of the proxy statement describes the material aspects of the proposed arrangement. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the arrangement agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the proposed arrangement. In addition, important business and financial information about each of Goldcorp and Newmont is included in or incorporated by reference into this proxy statement. See the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

STRUCTURE OF THE TRANSACTION

        On January 14, 2019, Newmont entered into the arrangement agreement with Goldcorp, which was subsequently amended on February 19, 2019 (as amended, the "arrangement agreement"), pursuant to which, among other things, Newmont will acquire all of the issued and outstanding Goldcorp common shares (the "arrangement"). The arrangement will be implemented by way of a plan of arrangement (the "plan of arrangement") in accordance with the Business Corporations Act (Ontario) (the "OBCA") and is subject to approval by the Ontario Superior Court of Justice (Commercial List) (the "Court") and the stockholders of Newmont and the shareholders of Goldcorp. The parties intend to rely upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof with respect to the issuance of the Newmont common stock and Newmont restricted stock units under the arrangement. Upon completion of the arrangement, Goldcorp will be a wholly-owned subsidiary of Newmont. As Goldcorp is incorporated in the Province of Ontario, Canada, the acquisition is being effected through an arrangement instead of a merger.

        If the arrangement is completed, Goldcorp shareholders will receive 0.3280 of a share of Newmont common stock, par value $1.60 per share ("Newmont common stock") and $0.02 in cash for each Goldcorp common share (the "consideration"). No fractional shares of Newmont common stock will be issued under the arrangement, and Goldcorp shareholders will receive cash in lieu of any fractional shares of Newmont common stock. Any shares in respect of which dissent rights have been properly exercised and not withdrawn, pursuant to Section 185 of the OBCA, will be deemed to be transferred and assigned to Newmont, but will not be entitled to the consideration and will, instead, be subject to dissent rights under the OBCA, as modified by the plan of arrangement and the interim and final orders of the Court. Newmont stockholders will continue to own their existing shares, and the Newmont common stock will not be affected by the arrangement. Upon completion of the arrangement, it is expected that Goldcorp shareholders will own approximately 35% of the outstanding Newmont common stock.

BACKGROUND OF THE TRANSACTION

        Newmont's senior management and board of directors regularly explore, with the assistance of financial and legal advisors, strategic options that may be available to Newmont, with the goal of identifying potential opportunities and, ultimately, enhancing stockholder value. As part of this process, Newmont regularly reviews a broad range of opportunities, including transformational opportunities, potential strategic investments, joint ventures and business combinations with other mining and exploration companies. The Newmont board of directors and management have recognized that, in the precious metals mining industry, truly transformational opportunities are rare and, therefore, it is necessary to always be knowledgeable about those potential opportunities so that they can be capitalized on when the opportunity arises.

        Consequently, as part of Newmont's continuous assessment of its overall strategy, from time to time, Newmont and its representatives engage in discussions with representatives of other companies concerning the possibility of such strategic transactions. In particular, Newmont has long recognized that an opportunity to combine with Goldcorp would present a unique transformational opportunity that would warrant serious consideration. Newmont, therefore, sought to foster an ongoing positive relationship with Goldcorp in order to be prepared to pursue such an opportunity should it arise. Accordingly, the Newmont and Goldcorp executive leadership teams and certain directors have met periodically over the past several years, including at semi-annual dinners, at mining industry and investor conferences and at the World Economic Forum. During these interactions, Newmont and Goldcorp have discussed strategic opportunities, such as development projects, joint ventures and joint acquisitions.

        To facilitate these discussions, on October 14, 2016, Newmont and Goldcorp entered into a confidentiality and standstill agreement, which was extended on October 3, 2017, to enable the parties to share non-public information in connection with their ongoing evaluation of potential strategic opportunities. Between October 2016 and October 2018, each party engaged in meetings and preliminary discussion regarding due diligence and analysis in connection with the evaluation of potential transactions. While no actionable transactions ultimately resulted from such discussions (prior to the pending transaction), Newmont's executive leadership team kept the Newmont board of directors apprised of the potential transactions and other opportunities being discussed with Goldcorp.

        On June 12 and 13, 2018, the Newmont board of directors met in Lima, Peru for its annual strategy session in which the board of directors reviewed Newmont's strategy pillars and discussed strategic plans for the future. As part of this regular review process, the board of directors discussed with management potential strategic business combinations with various mining companies (including Goldcorp), the relationships Newmont had developed with those companies and the potential benefits and risks associated with such combinations.

        On October 24, 2018, the Newmont board of directors met in Denver, Colorado for its regularly scheduled quarterly meeting. At that meeting, the Newmont board of directors discussed recent industry transactions, including recent consolidation in the gold industry, as well as Newmont's competitive position and strategic alternatives. These discussions included a review of the strategic merits of a possible transaction with Goldcorp and the strategic merits of potential transactions with certain other mining companies.

        Following the quarterly board meeting, Newmont's executive leadership team became aware of rumors that a peer precious metal producer was pursuing a potential business combination with Goldcorp and determined to discuss with Goldcorp the possibility of Newmont making a proposal to acquire Goldcorp at the next regularly scheduled dinner with Goldcorp on December 11, 2018.

        The December 11, 2018 dinner was held in Vancouver, Canada and was attended by Ms. Noreen Doyle (Newmont Chair), Mr. Gary J. Goldberg (Newmont Chief Executive Officer) and Mr. Randy Engel (Newmont Executive Vice President, Strategic Development), on behalf of Newmont, and Mr. Ian Telfer (Goldcorp Chair), Mr. David Garofalo (Goldcorp President and Chief Executive Officer), and Mr. Jason Attew (Goldcorp Executive Vice President, Chief Financial Officer and Corporate Development), on behalf of Goldcorp. Immediately prior to this dinner, Mr. Goldberg and Mr. Engel met with Mr. Garofalo and Mr. Attew to discuss the possibility of Newmont making a proposal to acquire Goldcorp and Mr. Garofalo and Mr. Attew indicated that Goldcorp would be receptive to evaluating such a proposal. During the dinner, Ms. Doyle described the key components of a potential business combination transaction with Goldcorp, including the key structural and governance terms of a potential transaction.

        On December 13, 2018, the Newmont board of directors held a previously scheduled telephonic meeting during which they received an update from Mr. Goldberg regarding the discussions at the December 11, 2018 dinner. Newmont's executive leadership team made a presentation to the Newmont board of directors regarding a potential business combination with Goldcorp, and discussed the related benefits and risks of the possible transaction with the board of directors. A representative of the law firm Wachtell, Lipton, Rosen & Katz ("Wachtell") was in attendance to offer advice to the Newmont board of directors on the potential transaction. During the meeting, the Newmont board of directors authorized and directed management to continue to engage in discussions with Goldcorp and to pursue the opportunity further, including by executing a confidentiality and exclusivity agreement with Goldcorp should the opportunity arise.

        On December 14, 2018, Ms. Doyle telephoned Mr. Telfer and conveyed Newmont's vision for the combined companies, certain procedural matters and Newmont's proposal with respect to certain key terms, including governance matters, consideration and conditions to the consummation of the proposed transaction. Mr. Goldberg subsequently delivered a non-binding proposal to Mr. Garofalo for Newmont to acquire Goldcorp at a 15% premium to the 20-day volume weighted average price of the Goldcorp common shares, to be paid in a combination of Newmont common stock and cash and setting forth other key terms, which were generally consistent with the terms ultimately agreed to by the parties. Following the delivery of the non-binding proposal, Mr. Engel and Mr. Attew discussed the need to engage various workstreams, including undertaking a due diligence review and exchanging technical and business information on a confidential basis to further assess the merits of the non-binding proposal. To facilitate such due diligence and exchange of information, on December 14, 2018, Newmont and Goldcorp entered into a new confidentiality agreement.

        Newmont's executive leadership team, including Mr. Goldberg, Mr. Engel and Nancy Buese (Newmont Executive Vice President and Chief Financial Officer) discussed the retention of financial advisors and determined that, because of the importance of continuity and confidentiality, it would be preferable to work with financial advisors who were already very familiar with Newmont and the industry without contacting a broad range of potential financial advisors. Consequently, Newmont determined to reach out to each of BMO Capital Markets Corp. ("BMOCM"), Citigroup Global Markets Inc. ("Citi") and Goldman Sachs & Co. LLC ("Goldman Sachs") because of their qualifications, experience, reputation and deep familiarity with Newmont and Goldcorp and their respective businesses and the mining industry. On December 14, 2018, Mr. Engel contacted BMOCM, Citi and Goldman Sachs to discuss the possibility of their acting as financial advisors to Newmont in connection with the potential transaction. All three investment banks agreed to act as Newmont's financial advisors, and engagement letters were subsequently executed with each bank.

        Between December 14, 2018 and December 16, 2018, Mr. Garofalo, Mr. Attew, Mr. Goldberg and Mr. Engel engaged in negotiations with respect to both the financial and non-financial terms of the proposed transaction. During this period, Ms. Doyle and Mr. Telfer further discussed the consideration to be paid in the proposed transaction and, in a subsequent conversation between Mr. Goldberg and Mr. Garofalo, it was agreed that the consideration to be paid to Goldcorp shareholders would reflect a 17% premium to the volume weighted average price of the companies' shares.

        On December 16, 2018, the parties entered into an exclusivity agreement, which included an indicative non-binding term sheet that set forth key terms of the proposed transaction, including, among other terms, the transaction structure, governance of the combined companies, consideration, conditions to consummating the proposed transaction, termination rights and related fees as well as certain covenants of both parties. The non-binding term sheet contained terms that were generally consistent with the terms of the arrangement ultimately agreed to by the parties in the arrangement agreement. The exclusivity agreement required Newmont and Goldcorp to negotiate in good faith exclusively with one another until January 17, 2019.

        Also on December 16, 2018, Newmont delivered its initial due diligence request list to Goldcorp, following which Goldcorp granted Newmont and its advisors access to a virtual data room containing certain material information regarding Goldcorp. Goldcorp subsequently delivered its initial due diligence request list to Newmont, following which Newmont granted Goldcorp access to a virtual data room containing certain material information regarding Newmont. Both companies immediately commenced their due diligence investigations of each other, including financial, operational, legal, human resources and accounting diligence on both corporate and operational levels. These due diligence investigations included numerous discussions between Newmont and Goldcorp and their respective advisors as well as mine site visits. These due diligence investigations continued throughout the period leading-up to the signing of the arrangement agreement.

        On December 18, 2018, the Newmont board of directors held a telephonic meeting to receive an update from the executive leadership team regarding the potential transaction with Goldcorp. Representatives of Newmont's legal advisors from Wachtell and Goodmans LLP ("Goodmans") were in attendance to offer advice to the Newmont board of directors on the potential transaction. At the meeting, management described the exclusivity agreement and non-binding term sheet to the board of directors. In addition, management reviewed the various transactional work streams and timelines with the board of directors, following which Ms. Doyle led a discussion among the directors, with input from management and Newmont's advisors, about the relative benefits and risks associated with the potential transaction. At the conclusion of the meeting, the Newmont board of directors authorized management to continue negotiations with Goldcorp.

        On December 20 and 21, 2018, representatives of Newmont and Goldcorp's respective senior management teams met in San Francisco, California, to introduce those management team members who were expected to lead the negotiation and execution of the potential transaction to one another. At the meetings, the management teams engaged in discussions regarding the structure of the potential transaction, deal terms, corporate strategy, operational matters and the exploration and development projects being pursued by each of the companies.

        On December 31, 2018, Newmont delivered the initial draft of the arrangement agreement to Goldcorp.

        On January 3, 2019, the Newmont board of directors held a telephonic meeting. Representatives of Wachtell and Goodmans were in attendance to offer advice to the Newmont board of directors on the potential transaction. At the meeting, management updated the Newmont board of directors on the status of negotiations with Goldcorp, the status of Newmont's due diligence regarding Goldcorp and its assets, the anticipated timeline for the transaction and related matters. Following the management presentations, Ms. Doyle led a discussion among the directors, with the assistance of management and their advisors, about the transaction in light of the additional information provided to the directors at the meeting, as well as an executive session of independent directors.

        On January 3 and 4, 2019, the executive leadership teams and certain directors of each of the parties, along with their respective financial advisors, met in Los Angeles, California, for management presentations and related discussions regarding the proposed transaction. The meeting was attended by 12 delegates from Goldcorp (including Mr. Telfer) and 11 delegates from Newmont (including Ms. Doyle) who discussed the transaction structure, due diligence, communications, integration, their respective operations and development projects and the vision for the combined company.

        Representatives of Goldcorp's operational diligence team undertook due diligence site visits at Newmont's mine in Boddington, Australia on January 3, 2019, and each of Newmont's Carlin, Twin Creeks and Phoenix mines in Nevada on January 3 and 4, 2019.

        On January 4, 2019, Ian Duckworth (Newmont Regional Project Director, North America), Marcelo Godoy (Newmont Senior Vice President, Exploration), David McLaren (Newmont Vice President, Value Assurance), and Monica Dodd (Newmont Senior Director, M&A Evaluation and Mine Engineering) held a site visit at Goldcorp's Porcupine mine to conduct on-site due diligence. On January 5, 2019, Mr. Duckworth, Mr. Godoy, Mr. McLaren, and Ms. Dodd visited Goldcorp's Éléonore mine to conduct on-site due diligence. From January 5 to 6, 2019, Dean Gehring (Newmont Regional Senior Vice President, South America), Isidro Oyola (Newmont General Manager, Yanacocha), Chris Clode (Newmont Group Executive, Exploration and Business Development), John Cole (Newmont Process Manager, Technical Services) and Scott Miller (Newmont Group Executive, Environmental) conducted a site visit of Goldcorp's Cerro Negro mine to conduct on-site due diligence. On January 8, 2019, Mr. Gehring, Mr. Oyola, Mr. Clode, Mr. Cole and Mr. Miller conducted a site visit of Goldcorp's Peñasquito mine to conduct on-site due diligence.

        On January 6, 2019, Goldcorp delivered a revised draft of the arrangement agreement to Newmont. Newmont's management team and its advisors discussed the revised draft and identified key issues to be negotiated with Goldcorp. The revised draft presented several important issues for further discussion and negotiation, including the terms of a potential mutual "no shop" provision, termination fees payable by Newmont if the arrangement agreement is terminated in certain circumstances, the timing of Newmont's stockholder meeting and Goldcorp's shareholder meeting, and the obligation to seek stockholder approval notwithstanding a change in recommendation by the Newmont board of directors.

        On January 8, 2019, the Newmont board of directors held a telephonic meeting to receive an update on the potential transaction. Representatives of Wachtell and Goodmans, as well as representatives of Newmont's financial advisors, were in attendance to offer advice to the Newmont board of directors on the potential transaction. At the meeting, the executive leadership team updated the board of directors on the status of negotiations with Goldcorp, key terms of the arrangement agreement, the status of Newmont's due diligence investigations to date, an overview of integration plans of the combined company and the planned internal and external communication strategy. Following the management presentations, Ms. Doyle led a discussion among the directors about the proposed transaction and an executive session of independent directors regarding related matters.

        On January 8 and 9, 2019, Blake Rhodes (Newmont Vice President, Corporate Development), Mark Ebel (Newmont Associate General Counsel), Randall Chatwin (Goldcorp Vice President, Assistant General Counsel) and David Stephens (Goldcorp Vice President, Corporate Development & Marketing) held a series of telephonic negotiations of certain key terms of the arrangement agreement, including a discussion of, among other terms, required regulatory approvals, representations and warranties, covenants governing activities between the time the arrangement agreement is signed and the consummation of the arrangement, the "no shop" provisions, break fees and termination provisions.

        On January 9, 2019, Newmont delivered an updated draft of the arrangement agreement to Goldcorp.

        On January 10 and 11, 2019, Mr. Garofalo, Mr. Attew and Mr. Stephens met with members of Newmont's senior management team in Denver, Colorado to discuss outstanding issues on the arrangement agreement, including issues related to regulatory approvals, and also discussed communications plans related to the transaction.

        Also on January 10, 2019, Newmont delivered a draft of the form of support and voting agreement to Goldcorp and Goldcorp delivered a revised draft of the arrangement agreement to Newmont.

        On January 11, 2019, Newmont delivered a revised draft of the arrangement agreement to Goldcorp and Mr. Rhodes and Mr. Ebel held further discussions with Mr. Chatwin and Mr. Stephens regarding the terms of the arrangement agreement. Over the course of the same day, representatives of Wachtell and Goodmans discussed certain key transactional terms with representatives of Osler, Hoskin & Harcourt LLP, counsel to the special committee of Goldcorp's board of directors, and Cassels, Brock & Blackwell LLP, counsel to Goldcorp.

        Between January 10 and 13, 2019, representatives of Newmont and Goldcorp, together with their respective financial and legal advisors, finalized their due diligence, the proposed terms of the arrangement agreement and advanced the ancillary documents (including the support and voting agreement) with a view to completing the negotiations and, if desirable, seeking final approval from their respective boards of directors. Over the course of this period, various drafts of the arrangement agreement were exchanged between the parties.

        On January 12, 2019, Beverley Briscoe (Chair of the Special Committee of the Goldcorp board of directors), Kenneth Williamson (Chair of the Human Resources and Compensation Committee of the Goldcorp board of directors and member of the Special Committee of the Goldcorp board of directors), Charlene Ripley (Goldcorp Executive Vice President, General Counsel), Ms. Doyle, Stephen Gottesfeld (Newmont Executive Vice President and General Counsel) and representatives from Wachtell discussed certain terms of the arrangement, including anticipated change of control payments and bonuses for the 2019 fiscal year for certain employees and the allocation of responsibility for those payments.

        Newmont formally executed the engagement letters with each of Citi and Goldman Sachs on January 12, 2019, and with BMOCM on January 13, 2019, drafts of which had previously been negotiated.

        On January 12 and 13, 2019, Newmont's executive leadership team prepared, together with Newmont's legal and financial advisors, materials related to the proposed arrangement and circulated those materials to the Newmont board of directors in advance of its scheduled meeting. On January 13, 2019, the Newmont board of directors held a telephonic meeting to receive presentations from management and Newmont's advisors and to decide whether to approve the proposed arrangement. Representatives of Wachtell and Goodmans were in attendance to offer advice to the Newmont board of directors on the potential transaction. Representatives of BMOCM, Citi and Goldman Sachs were also in attendance to present their financial analysis of the proposed transaction to the Newmont board of directors. At the meeting, management provided a presentation that summarized the material terms of the proposed arrangement, material due diligence findings and management's evaluation of the material benefits and risks of pursuing the transaction. During the meeting, the representatives of Wachtell and Goodmans discussed key legal considerations associated with the arrangement and the duties of the Newmont board of directors in deciding whether to approve the arrangement. Representatives of Newmont's financial advisors presented their respective financial analyses and delivered their respective oral opinions (subsequently confirmed in writing) as to the fairness to Newmont, from a financial point of view, of the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement. In advance of the meeting, the Newmont board of directors was provided with customary written relationships disclosures by each of Newmont's financial advisors, and no director expressed concern that such relationships would interfere with any of Newmont's financial advisors' ability to provide financial advisory services to Newmont. For a more detailed description of the opinions of Newmont's financial advisors, see the section entitled "The Arrangement—Opinions of Newmont's Financial Advisors to the Newmont Board of Directors" beginning on page 78 of this proxy statement.

        Following the presentations and the delivery of the oral opinions of Newmont's financial advisors, Ms. Doyle led a discussion among the directors regarding the relative benefits and risks of the proposed transaction, which included an executive session. After weighing all of the benefits and risks associated with the arrangement and careful consideration of the information presented by management and its legal and financial advisors, the Newmont board of directors unanimously resolved, among other things, (1) that the transactions contemplated by the arrangement agreement and the plan of arrangement are advisable and fair to, and in the best interests of Newmont and its stockholders, (2) to approve and adopt the arrangement agreement, the plan of arrangement and the support and voting agreements and the transactions contemplated thereby, and (3) to recommend to Newmont stockholders the approval of the amendment proposal and the share issuance proposal.

        Throughout January 13, 2019, Newmont and Goldcorp, assisted by their respective legal and financial advisors, finalized the terms of the arrangement agreement and other transaction documents. Newmont and Goldcorp executed the arrangement agreement early in the day on January 14, 2019 and jointly announced the arrangement agreement prior to markets opening on January 14, 2019.

        On February 19, 2019, Newmont and Goldcorp executed the first amendment to the arrangement agreement that, among other things, modified the treatment of options to purchase Goldcorp common shares at the effective time of the arrangement and omitted the requirement that certain approvals under competition or antitrust laws in the European Union be satisfied in order to complete the arrangement as the parties determined that no such approvals are required.

RECENT DEVELOPMENTS

        On February 22, 2019, Barrick publicly announced that it reviewed the opportunity for an unsolicited, all-share, no premium merger with Newmont but had not made any decision at that time.

        Also on February 22, 2019, Newmont received a notice of intent (the "notice of intent") by a Barrick subsidiary to propose stockholder business at the 2019 annual meeting of stockholders of Newmont. The notice of intent is attached as Annex I to this proxy statement.

        On February 23, 2019, the Newmont board of directors held a telephonic meeting to receive a strategic update regarding the actions by Barrick from Newmont's management and legal and financial advisors, among other matters. Representatives from BMOCM, Citi and Goldman Sachs and Wachtell, Goodmans and White & Case LLP ("White & Case") were in attendance to offer advice.

        On February 25, 2019, Newmont's chair of the board of directors and Newmont's Chief Executive Officer received an unsolicited letter from Barrick's Executive Chair and its Chief Executive Officer proposing an all-share, negative premium proposal to acquire Newmont. The proposal letter from Barrick is attached as Annex J to this proxy statement.

        The Newmont board of directors held a telephonic meeting on each of February 27, 2019 and March 2, 2019 to consider the Barrick proposal. Representatives from BMOCM, Citi and Goldman Sachs and Wachtell, Goodmans and White & Case were in attendance to offer advice to the Newmont board of directors. During the meetings, the Newmont board of directors evaluated the relative merits of the Barrick proposal and the arrangement with Goldcorp. The Newmont board of directors determined, in good faith after consultation with its outside financial and legal advisors, that the Barrick proposal did not constitute and would not reasonably be expected to constitute a Newmont superior proposal, as such term is defined in the arrangement agreement (disregarding for such purpose any due diligence or access condition). In making its determination at the March 2, 2019 board meeting, the Newmont board of directors considered, among other things, that the arrangement with Goldcorp would: (i) be accretive to Newmont's net asset value per share by 27 percent, and 2020 cash flow per share by 34 percent; (ii) begin delivering a combined $365 million in expected annual pre-tax synergies, supply chain efficiencies and full potential improvements representing the opportunity to create $4.4 billion in net present value (pre-tax); (iii) target six to seven million ounces of steady-state gold production over a decades-long time horizon; (iv) have the largest gold reserves and resources in the gold sector, including on a per share basis; (v) be located in favorable mining jurisdictions on four continents; (vi) deliver the highest dividend among senior gold producers; (vii) offer financial flexibility and an investment-grade balance sheet to advance the most promising projects generating a targeted internal rate of return of at least 15 percent (assuming $1,200 gold price); (viii) feature a deep bench of accomplished business leaders and high-performing technical teams and other talent with extensive mining industry experience; and (ix) maintain industry leadership in environmental, social and governance performance.

        The Newmont board of directors further considered that the Barrick proposal would: (i) be the latest proposal of potential transactions with Barrick that, after robust analysis and diligence, have not proven to be in the best interests of stockholders; (ii) be the second acquisition by Barrick this year, presenting potentially greater integration challenges and risks than would the arrangement with Goldcorp; (iii) offer a negative premium to Newmont stockholders based on the share price of Newmont's common stock as of February 22, 2019, the last trading day before the Barrick proposal was announced, and be four percent dilutive to Newmont's net asset value per share, before any synergies; and (iv) generate approximately half the accretion to Newmont's net asset value per share compared to the arrangement with Goldcorp, factoring the synergies estimated by Barrick. The Newmont board of directors further considered that completing the Newmont transaction with Goldcorp would not preclude Newmont or Barrick from achieving the available synergies in Nevada through a joint venture and may permit them to be realized sooner than the Barrick proposal.

        On March 4, 2019, the Newmont board of directors issued a response letter to the Barrick proposal determining that the Barrick proposal did not constitute, and would not reasonably be expected to constitute, a Newmont superior proposal under the arrangement agreement and accordingly that Newmont was not permitted to engage in discussions and negotiations with Barrick with respect to the Barrick proposal and would proceed with the arrangement with Goldcorp. In addition, to facilitate the realization of the potential synergies with Barrick, Newmont proposed a term sheet for a joint venture (the "joint venture proposal") that would combine Newmont and Barrick's respective Nevada operations, which was attached to the response letter. Notwithstanding anything in the arrangement agreement to the contrary (including, without limitation, Sections 5.2(c) and 5.9(a) thereof), among other things, Goldcorp expressly consented to Newmont's entry into the joint venture proposal and Newmont agreed to keep Goldcorp informed of material developments with respect to that proposal and, in certain cases, agreed to seek Goldcorp's consent prior to making certain communications regarding the joint venture proposal.

        The Newmont board of directors met on March 9, 2019 to consider the joint venture, during which they received an update from Mr. Goldberg regarding the discussions with Barrick regarding the current terms for the joint venture and discussed the benefits and risks of the possible transaction with the Newmont board of directors. During the meeting, the Newmont board of directors authorized and directed management to enter into an agreement to establish the joint venture.

        On March 10, 2019, Newmont entered into an implementation agreement to establish the joint venture with Barrick (the "Barrick Nevada agreement"). Pursuant to the terms of the Barrick Nevada agreement, Barrick would hold an economic interest equal to 61.5 percent and Newmont would hold a 38.5 percent economic interest. Barrick will operate the joint venture with overall management responsibility and will be subject to the supervision and direction of the joint venture's board of directors, which will be comprised of three directors appointed by Barrick and two directors appointed by Newmont. Newmont and Barrick will have an equal number of representatives on the technical, finance and exploration committees of the joint venture. Decisions will be determined by majority vote based on each company's respective economic interests in the joint venture. Newmont will play an active role in supporting and overseeing the joint venture, including on the technical, finance and exploration committees and board of directors of the joint venture. Newmont and Barrick will designate leaders and technical experts from both companies to a joint venture planning and implementation team. Establishment of the joint venture is expected to be completed in the coming months.

        In connection with entering into the Barrick Nevada agreement, Newmont entered into a mutual two-year standstill agreement with Barrick. Accordingly, Barrick withdrew its previously announced acquisition proposal for an all-stock acquisition of Newmont and the notice of intent. Notwithstanding anything in the arrangement agreement to the contrary (including, without limitation, Sections 5.2(c) and 5.9(a) thereof), among other things, Goldcorp expressly consented to Newmont's entry into the Barrick Nevada agreement and definitive agreements to implement the transactions contemplated thereby, and Newmont agreed to keep Goldcorp informed of material developments and, in certain cases, agreed to seek Goldcorp's consent prior to making certain communications regarding the transactions contemplated thereby.

NEWMONT'S REASONS FOR THE ARRANGEMENT

        At its meeting on January 13, 2019, the Newmont board of directors unanimously resolved, among other things, (1) that the transactions contemplated by the arrangement agreement and the plan of arrangement are advisable and fair to, and in the best interests of Newmont and its stockholders, (2) to approve and adopt the arrangement agreement, the plan of arrangement and the support and voting agreements and the transactions contemplated thereby, and (3) to recommend to Newmont stockholders the approval of the amendment proposal and the share issuance proposal. The Newmont board of directors unanimously recommends that the Newmont stockholders vote "FOR" each of the amendment proposal and the share issuance proposal.

        In evaluating the arrangement, the Newmont board of directors consulted with and received the advice of Newmont's management and legal and financial advisors. In reaching its decision, the Newmont board of directors evaluated, among other things, the financial effects of the arrangement on Newmont and its stockholders and the impact of the arrangement on Newmont from a strategic and operational perspective. In doing so, the Newmont board of directors considered a number of factors, including, but not limited to, the following factors, which the Newmont board of directors viewed as supporting its decision to approve and enter into the arrangement agreement and recommend that the Newmont stockholders vote "FOR" each of the increase in authorized shares resolution and the share issuance resolution.

  •
  Creation of the world's leading gold company.   The arrangement will combine two gold industry leaders to create an unmatched portfolio of operations, projects, exploration opportunities, reserves and people in the gold mining sector. Based on current information, Newmont Goldcorp would be, at closing, the largest gold company globally as measured by market capitalization, enterprise value, gold production and mineral reserves and mineral resources. Newmont Goldcorp will also be the only gold company included in the S&P 500.

  •
  Sustainable gold production.  Newmont Goldcorp will manage production from 18 operating assets and a robust pipeline of development projects across various jurisdictions. Newmont Goldcorp's proven and probable mineral reserves will support an optimized portfolio able to generate sustainable and profitable production of six to seven million gold ounces annually. This will be further supported by a robust project development pipeline that will be prioritized based on the returns and risks of each project.

  •
  Opportunity to participate in growth prospects of the combined company.  The arrangement will allow Newmont stockholders to participate in the benefits of the combined company, including the largest pipeline of feasibility and development stage gold assets and exploration potential in highly prospective gold districts across four continents.

  •
  Diverse asset portfolio in favorable geographies.  Newmont Goldcorp's mineral reserves and mineral resources are located in favorable mining jurisdictions, including the United States, Australia, Canada and Ghana, which will represent approximately 21%, 18%, 15% and 10% of the mineral reserves, respectively.

  •
  Solid balance sheet and financial profile.  Newmont Goldcorp's enhanced financial strength and robust free cash flow generation is expected to be able to sustain an investment-grade balance sheet and, subject to board approval, an annual dividend of $0.56 per share, the highest aggregate annual dividend among senior gold producers, and allow Newmont Goldcorp the financial flexibility to invest in the highest return projects through continued disciplined capital allocation in the future.

  •
  Accretive transaction.  The arrangement will be accretive to Newmont's net asset value per share by 27 percent, and 2020 cash flow per share by 34 percent.

  •
  Corporate cultures.  Newmont management believes, based on interactions over many years, that Newmont and Goldcorp have similar corporate cultures and values.

  •
  Proven leadership team.  Following the arrangement, management of Newmont Goldcorp will feature proven and experienced mining and business leaders at both the board and executive management team levels, along with diverse, high-performing teams at Newmont Goldcorp's regional and operating sites with a proven track record of maximizing value by delivering long-life and low-cost profitable gold mining operations.

  •
  Synergies and full potential continuous improvement program.  The arrangement is expected to begin delivering a combined $365 million in expected annual pre-tax synergies, supply chain efficiencies and full potential improvements representing the opportunity to create $4.4 billion in net present value (pre-tax).

  •
  Financial analyses and opinions.  BMOCM, Citi and Goldman Sachs presented their respective financial analyses to the Newmont board of directors and also delivered their respective oral opinions, which were subsequently confirmed in writing, that as of the dates of, and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications as described in such written opinions, the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement was fair, from a financial point of view, to Newmont. For a more detailed description of the opinions of Newmont's financial advisors, see the section entitled "The Arrangement—Opinions of Newmont's Financial Advisors to the Newmont Board of Directors" beginning on page 78 of this proxy statement.

  •
  Support of boards and management teams.  The boards of directors of both companies have unanimously recommended support for the arrangement. Additionally, all of the directors and members of executive leadership team of each of Newmont and Goldcorp have entered into support and voting agreements pursuant to which they have agreed, among other things, to vote in favor of, in the case of Newmont, the increase in authorized shares resolution and the share issuance resolution, and in the case of Goldcorp, the arrangement. In the case of Newmont, these support and voting agreements relate to shares comprising approximately 0.22% of Newmont's issued and outstanding shares of common stock as of the record date of the Newmont special meeting and in the case of Goldcorp, these support agreements relate to shares comprising approximately 0.57% of Goldcorp's issued and outstanding common shares as of the record date of the Goldcorp meeting.

  •
  Arm's length transaction.  The arrangement agreement is the result of arm's length negotiations and includes terms and conditions that are reasonable in the judgment of the Newmont board of directors.

  •
  Likelihood of completion.  The likelihood that the conditions to completion of the arrangement will be satisfied prior to the outside date of July 31, 2019 (as it may be extended in accordance with the arrangement agreement).

  •
  Exchange ratio and stock consideration.  The arrangement agreement provides for a fixed exchange ratio, which will not fluctuate as a result of possible changes in the market prices of common stock of Newmont or Goldcorp common shares following the announcement of the arrangement, providing reasonable certainty as to the respective pro forma percentage ownership of Newmont by the current Newmont stockholders and Goldcorp shareholders. In addition, the substantially all-stock transaction preserves Newmont's cash resources for operational and investment purposes.

  •
  Business climate and review of alternatives.  After reviewing the current and prospective business climate in the precious metals mining industry, including the potential for further consolidation or acquisitions, and the benefits and risks of other strategic opportunities reasonably available to Newmont including the Barrick proposal, the Newmont board of directors believes that the arrangement represents Newmont's best prospect for maximizing stockholder value in the medium to long term.

  •
  Conduct of Newmont's business.  The Newmont board of directors believes that the restrictions imposed on Newmont's business and operations during the pendency of the arrangement are reasonable and not unduly burdensome.

  •
  Certain terms of the arrangement agreement.  The Newmont board of directors considered certain terms of the arrangement agreement including:

  •
  that the arrangement agreement imposes restrictions on Goldcorp's ability to solicit or engage in discussions or negotiations regarding certain alternative acquisition proposals for Goldcorp, which are described in the section entitled "The Arrangement Agreement and the Plan of Arrangement—No Solicitation of Alternative Transactions and Changes of Recommendation" beginning on page 131 of this proxy statement;

  •
  that there are limited circumstances in which the Goldcorp board of directors may terminate the arrangement agreement or change its recommendation that Goldcorp shareholders approve the arrangement;

  •
  that notwithstanding the limitations contained in the arrangement agreement on Newmont's ability to solicit interest from third parties and terminate the arrangement agreement, the arrangement agreement allows Newmont to engage in discussions or negotiations regarding any unsolicited competing proposal for Newmont received prior to the meeting that constitutes or would reasonably be expected to result in a Newmont superior proposal;

    •
    Newmont's right to receive a break fee of $350 million in the event that the arrangement agreement is terminated in certain circumstances; and

    •
    that the increase in authorized shares resolution must be approved by the affirmative vote of at least a simple majority of the outstanding shares of Newmont's common stock, and that the share issuance resolution must be approved by a simple majority of the votes cast by Newmont stockholders who vote at the stockholder meeting.

  •
  Other factors.  The Newmont board of directors also carefully considered the arrangement with reference to current economics, industry and market trends affecting each of Newmont and Goldcorp in the gold market, information concerning mineral reserves and mineral resources, business, operations, properties, assets, financial condition, operating results and prospects of each of Newmont and Goldcorp and the historical trading prices of the Newmont common stock and the Goldcorp common shares, taking into account the results of Newmont's due diligence review of Goldcorp and its properties.

        The Newmont board of directors also considered a variety of risks and other potentially negative factors relating to the arrangement including the following material factors:

  •
  the fact that the arrangement agreement provides for a fixed exchange ratio and that no adjustment will be made in the consideration to be received by Goldcorp shareholders under the arrangement as a result of a possible increase in the trading price of Newmont's common stock following the announcement of the arrangement;

  •
  the potential impact on the market price of Newmont common stock and dilution of the voting interests of Newmont stockholders as a result of the issuance of the share consideration to Goldcorp shareholders;

  •
  the risks relating to the announcement and pendency of the arrangement and risks and costs to Newmont if the completion of the arrangement is not timely, or does not occur at all, which may be for reasons beyond the control of Newmont and/or Goldcorp, including the potential impact on the relationships between Newmont and its employees, service providers, suppliers and other third parties, as well as the potential impact on the trading prices of Newmont common stock;

  •
  the provisions of the arrangement agreement that restrict Newmont's ability to solicit possibly superior transactions and the required payment by Newmont of a $650 million termination fee in the event of the termination of the arrangement agreement under specified circumstances described under "The Arrangement Agreement and the Plan of Arrangement—Termination of the Arrangement Agreement" beginning on page 137 of this proxy statement;

  •
  the requirement that Newmont provide Goldcorp with an opportunity to propose revisions to the arrangement agreement prior to the Newmont board of directors being able to change its recommendation to vote in favor of the increase in authorized shares resolution and the share issuance resolution;

  •
  the requirement that, even if the Newmont board of directors has changed its recommendation with respect to the increase in authorized shares resolution or the share issuance resolution, Newmont must hold the special meeting and bring such resolutions for a vote at the special meeting;

  •
  the provisions of the arrangement agreement impose certain restrictions on the operations of Newmont until completion of the arrangement;

  •
  the fact that the arrangement agreement provides for the ability of the Goldcorp board of directors to, under certain circumstances, in a manner adverse to Newmont, withhold, withdraw,

    amend, modify or qualify its recommendation that Goldcorp shareholders approve the arrangement agreement;

  •
  the fact that substantial costs will be incurred by both Newmont and Goldcorp in connection with the arrangement, including financial advisory fees and legal and other advisor fees, as well as the costs of integrating the businesses of Newmont and Goldcorp;

  •
  the risk that management focus, employee attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the arrangement and integration process;

  •
  the challenges inherent in the combination of two business enterprises of this size and complexity, including the attendant risks that the anticipated production and operational synergies and other benefits sought to be obtained from the arrangement might not be achieved in the time frame contemplated or at all; and

  •
  the challenges and costs of combining regulatory and administrative operations of a U.S. company and a Canadian company, which could adversely affect the combined company's operating results and hinder the achievement of the anticipated benefits of the arrangement.

        The information and factors described above and considered by the Newmont board of directors in reaching its determinations and recommendations are not intended to be exhaustive, but include material factors considered by the Newmont board of directors. In view of the wide variety of factors considered in connection with the evaluation of the arrangement and the complexity of these matters, the Newmont board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Newmont board of directors may have given different weight to different factors.

RECOMMENDATIONS OF THE NEWMONT BOARD OF DIRECTORS

        After careful consideration, the Newmont board of directors has determined that it is advisable and in the best interests of Newmont and its stockholders to consummate the arrangement as contemplated by the arrangement agreement. Accordingly, the Newmont board of directors unanimously recommends that Newmont stockholders vote:

  •
  "FOR" approval of the amendment proposal;

  •
  "FOR" approval of the share issuance proposal; and

  •
  "FOR" approval of one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the amendment proposal or the share issuance proposal.

OPINIONS OF NEWMONT'S FINANCIAL ADVISORS TO THE NEWMONT BOARD OF DIRECTORS

Opinion of BMO Capital Markets Corp. to the Newmont Board of Directors

        Newmont has engaged BMOCM to act as a financial advisor in connection with the proposed arrangement. In connection with BMOCM's engagement, the Newmont board of directors requested that BMOCM evaluate the fairness, from a financial point of view, to Newmont of the consideration to be paid by Newmont pursuant to the terms and conditions of the arrangement agreement entered into by Newmont and Goldcorp on January 14, 2019 (which is referred to in this section as the "arrangement agreement"). On January 13, 2019, at a meeting of the Newmont board of directors held to evaluate the proposed arrangement, BMOCM rendered an oral opinion, confirmed by delivery of a written opinion dated January 13, 2019, to the Newmont board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in BMOCM's opinion, the consideration to be paid by Newmont pursuant to the terms and conditions of the arrangement agreement was fair, from a financial point of view, to Newmont.

        The full text of BMOCM's written opinion, dated January 13, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex E to this proxy statement and is incorporated into this proxy statement by reference. The description of BMOCM's opinion set forth below is qualified in its entirety by reference to the full text of BMOCM's opinion. BMOCM's opinion was prepared at the request and for the benefit and use of the Newmont board of directors (in its capacity as such) in connection with its evaluation of the consideration to be paid by Newmont from a financial point of view and did not address any other terms, aspects or implications of the arrangement. BMOCM expressed no opinion as to the relative merits of the arrangement or any other transactions or business strategies discussed by the Newmont board of directors as alternatives to the arrangement or the decision of the Newmont board of directors to proceed with the arrangement, nor did BMOCM express any opinion on the structure, terms (other than the consideration to the extent specified in its opinion) or effect of any other aspect of the arrangement, including, without limitation, any Pre-Acquisition Reorganization (as defined in the arrangement agreement), any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the arrangement or the other transactions contemplated by the arrangement agreement. BMOCM's opinion does not constitute a recommendation as to any action the Newmont board of directors should take in connection with the arrangement or the other transactions contemplated by the arrangement agreement or any aspect thereof and is not a recommendation to any director of Newmont on how such person should vote or act with respect to the arrangement or related transactions and proposals. BMOCM's opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the arrangement or related transactions or proposals.

        For purposes of its opinion, BMOCM reviewed a draft of the arrangement agreement dated as of January 9, 2019 and assumed, with Newmont's consent, that the final form of the arrangement agreement would not differ in any material respects from the draft provided to BMOCM. BMOCM assumed, with Newmont's consent, that all of the conditions to the arrangement would be satisfied, that the arrangement would be consummated on the terms reflected in the arrangement agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there would not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary judicial, governmental, regulatory and third party approvals, consents, releases, waivers and agreements for the arrangement or otherwise that would be meaningful in any respect to BMOCM's analyses or opinion. In addition, BMOCM assumed, with Newmont's consent, that the Pre-Acquisition Reorganizations and any related modifications to the arrangement would not have any effect that would be in any way meaningful to BMOCM's analysis.

        In arriving at its opinion, BMOCM reviewed, among other things:

  •
  a draft of the arrangement agreement dated as of January 9, 2019;

  •
  publicly available information concerning Newmont and Goldcorp, including Newmont's Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and Goldcorp's Annual Reports for the fiscal year ended December 31, 2017 and Quarterly Reports for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018;

  •
  financial and operating information with respect to the businesses, operations and prospects of Newmont furnished to BMOCM by Newmont, including financial projections of Newmont prepared by the management of Newmont (which are referred to in this section as the

    "Newmont forecast," and are further described in the section titled "The Arrangement—Summary of Certain Newmont Financial Projections");

  •
  financial and operating information with respect to the businesses, operations and prospects of Goldcorp furnished to BMOCM by Newmont and Goldcorp, including financial projections of Goldcorp prepared by the management of Goldcorp (which are referred to in this section as the "Goldcorp forecast") and financial projections of Goldcorp reviewed, adjusted and furnished to BMOCM and approved by the management of Newmont (which are referred to in this section as the "adjusted Goldcorp forecast," and are further described in the section titled "The Arrangement—Summary of Certain Newmont Financial Projections");

  •
  the impact of various commodity pricing assumptions on the business, prospects and forecasts of Newmont and Goldcorp;

  •
  the strategic rationale for, and the potential cost savings (including the amount, timing and achievability thereof) anticipated by the management of Newmont to result from, the arrangement (which are referred to in this section as the "synergies");

  •
  an estimate of the intrinsic value for certain unmodelled material present within each of Newmont and Goldcorp not otherwise accounted for in the Newmont forecast or the adjusted Goldcorp forecast, as prepared by the management of Newmont and approved for BMOCM's use by Newmont (which are referred to in this section as the "unmodelled material");

  •
  a trading history of Newmont common stock and Goldcorp common shares for the 52-week period ended January 11, 2019, and a comparison of that trading history with those of other companies that BMOCM deemed relevant;

  •
  published estimates of equity research analysts with respect to the future financial performance and stock price targets of Newmont, Goldcorp and other companies that BMOCM deemed relevant;

  •
  net asset value analyses for Newmont and Goldcorp, both on a standalone basis, based on the Newmont forecast, adjusted Goldcorp forecast and other information relating to Newmont and Goldcorp referred to above;

  •
  the relative contributions of Newmont and Goldcorp to certain financial metrics of the pro forma combined company, based on the Newmont forecast, adjusted Goldcorp forecast and other information relating to Newmont and Goldcorp referred to above;

  •
  a comparison of the historical financial results and present financial condition of Newmont and Goldcorp with each other and with those of other companies that BMOCM deemed relevant;

  •
  public information with respect to selected transactions involving target companies BMOCM deemed relevant;

  •
  public information with respect to other selected publicly traded companies BMOCM deemed relevant; and

  •
  selected macroeconomic and other commercial factors that BMOCM deemed relevant to Newmont's and Goldcorp's industry and prospects.

        In addition, BMOCM had discussions with the senior management of Newmont and Goldcorp concerning their view of their respective and combined company's business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as BMOCM deemed appropriate.

        In rendering its opinion, BMOCM assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to BMOCM by Newmont or its representatives or advisors, Goldcorp or its representatives or advisors, or obtained by BMOCM from other sources. BMOCM did not independently verify (nor assumed any obligation to verify) any such information, undertake an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Newmont or Goldcorp and BMOCM was not furnished with any such valuation or appraisal. BMOCM did not evaluate the solvency or fair value of Newmont or Goldcorp under any state, provincial or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the Newmont forecast, the adjusted Goldcorp forecast and the unmodelled material that BMOCM was directed to utilize in its analyses, BMOCM reviewed and discussed such forecasts and estimates with the management of Newmont and such management advised BMOCM, and BMOCM assumed, with Newmont's consent and without independent investigation, that such forecasts and estimates were reasonably prepared and reflected the best available estimates and good faith judgment of the management of Newmont of the future financial performance and condition of Newmont and Goldcorp, as applicable, and the other matters covered thereby. With respect to the Goldcorp forecast, BMOCM was advised by Goldcorp, and BMOCM assumed, without independent investigation, that such forecasts were reasonably prepared and reflected the best available estimates and good faith judgment of the management of Goldcorp of the future financial performance and condition of Goldcorp. Furthermore, upon the advice of the management of Newmont, BMOCM assumed, with Newmont' s consent, that the synergies reviewed by BMOCM were reasonably prepared and reflected the best available estimates and good faith judgment of the management of Newmont and that such synergies would be achieved in the amounts and at the time periods indicated thereby. BMOCM expressed no opinion with respect to such forecasts or the synergies, including the assumptions on which they are based. BMOCM relied upon and assumed, with Newmont's consent and without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either Newmont or Goldcorp since the respective dates of the most recent financial statements and other information, financial or otherwise, that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by BMOCM incomplete or misleading. Furthermore, BMOCM did not assume any obligation to conduct, and has not conducted, any physical inspection of the properties, facilities or sites of Newmont or Goldcorp.

        BMOCM's opinion was necessarily based upon financial, economic, market and other conditions and circumstances as they existed, were disclosed to BMOCM and could be evaluated, and the information made available to BMOCM, as of the date of its opinion. BMOCM disclaimed any undertakings or obligations to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to BMOCM's attention after the date of its opinion or to otherwise update, revise or reaffirm its opinion. BMOCM did not express any opinion as to what the value of shares of Newmont common stock actually would be when issued pursuant to the arrangement or the price or range of prices at which shares of Newmont common stock, Goldcorp common shares or any other securities may be purchased or sold, or otherwise be transferable at any time, including following the announcement or consummation of the arrangement.

        BMOCM's opinion related to the fairness, from a financial point of view, to Newmont of the consideration to be paid by Newmont pursuant to the terms and conditions of the arrangement agreement. BMOCM did not express any opinion as to the relative merits of the arrangement and any other transactions or business strategies discussed by the Newmont board of directors as alternatives to the arrangement or the decision of the Newmont board of directors to proceed with the arrangement, nor did BMOCM express any opinion on the structure, terms (other than the consideration to the extent specified in its opinion) or effect of any other aspect of the arrangement, including, without limitation, any Pre-Acquisition Reorganization, any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the arrangement or the other transactions contemplated by the arrangement agreement. In addition, BMOCM did not express any opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any parties to the arrangement, or any class of such persons relative to the consideration or otherwise. BMOCM is not an expert in, and its opinion did not address, any of the legal, regulatory, tax, accounting or similar aspects of the arrangement, including, without limitation, whether or not the arrangement, any Pre-Acquisition Reorganization or the other transactions contemplated by the arrangement agreement constitute a change of control under any contract or agreement to which Newmont, Goldcorp or any of their respective affiliates is a party. BMOCM relied, with Newmont's consent, solely on Newmont's legal, regulatory, tax, accounting and other advisors for such matters. BMOCM's opinion was approved by a fairness opinion committee of BMOCM.

        In preparing its opinion, BMOCM performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of BMOCM's opinion or the analyses underlying, and factors considered in connection with, BMOCM's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. BMOCM arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, BMOCM believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, BMOCM considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Newmont and Goldcorp. No company or business reviewed is identical or directly comparable to Newmont or Goldcorp and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed or the results from any particular analysis.

        The estimates contained in BMOCM's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, BMOCM's analyses are inherently subject to substantial uncertainty.

        BMOCM was not requested to, and it did not, recommend or determine the specific consideration payable in the arrangement. The type and amount of consideration payable in the arrangement were determined through negotiations between Newmont and Goldcorp and the decision to enter into the arrangement agreement was solely that of the Newmont board of directors. BMOCM's opinion was only one of many factors considered by the Newmont board of directors in its evaluation of the arrangement and should not be viewed as determinative of the views of the Newmont board of directors or management of Newmont with respect to the arrangement or consideration.

Material Financial Analyses

        The following is a summary of the material financial analyses presented to the Newmont board of directors in connection with BMOCM's opinion, dated January 13, 2019. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, BMOCM, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by BMOCM. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. BMOCM assumes no responsibility if future results are different from those described, whether or not any such difference is material.

        For purposes of the financial analyses described below, (i) the term "implied consideration" refers, in this section, to an implied consideration of $11.46 per outstanding Goldcorp common share based on the consideration of 0.328 of a share of Newmont common stock (utilizing, for determining the implied value of the stock portion of the consideration, the closing price per share of Newmont common stock on January 11, 2019 of $34.88) and $0.02 in cash; and (ii) approximate implied per share equity value reference ranges derived for each of Newmont and Goldcorp were based on fully diluted shares outstanding (assuming among other things, the conversion of outstanding in-the-money stock options and equity awards as provided by the management of Newmont). Financial data for Newmont and Goldcorp utilized in the financial analyses described below were based on, among other things, the Newmont forecast and the adjusted Goldcorp forecast.

        Approximate implied per share equity value reference ranges derived from the financial analyses described below were rounded to the nearest $0.25, other than such ranges derived from historical stock trading histories and equity research analysts' stock price targets.

Goldcorp Financial Analyses

Goldcorp Net Asset Value Per Share Analysis

        BMOCM performed a net asset value analysis for Goldcorp by calculating the estimated present value of the future unlevered, after-tax free cash flows that Goldcorp was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the calendar year ending December 31, 2019 through the calendar year ending December 31, 2086 based on the adjusted Goldcorp forecast.

        The estimated present value (as of December 31, 2018) of such future unlevered, after-tax free cash flows was calculated using a discount rate of 5%, which represents the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values. BMOCM then adjusted the present value of such cash flows by (i) adding the intrinsic value for Goldcorp's unmodelled material, as estimated and provided by the management of Newmont; (ii) subtracting the present value of after-tax general and administrative costs for Goldcorp (calculated using a discount rate of 5%), as included in the adjusted Goldcorp forecast; (iii) adding or subtracting, as applicable, Goldcorp's estimated cash and debt as at December 31, 2018, each as provided by the management of Newmont; and (iv) adding the value of Goldcorp's equity investments as provided by the management of Newmont.

        The analysis described above indicated an implied per share net asset value for Goldcorp of $9.76 (the "Goldcorp NAV per share") as compared to $10.02, the consensus estimate for the implied per share net asset value for Goldcorp based on the median of equity research analysts' estimates.

Goldcorp Selected Public Companies Analysis

        BMOCM reviewed certain financial and stock market information relating to Goldcorp and the following seven selected publicly traded senior gold producers that BMOCM considered to be relevant from a business and financial perspective (collectively, the "BMOCM Goldcorp selected companies"):

  •
  Agnico Eagle Mines Limited;

  •
  AngloGold Ashanti Limited;

  •
  Barrick Gold Corporation;

  •
  Kinross Gold Corporation;

  •
  Newcrest Mining Limited;

  •
  Newmont Mining Corporation; and

  •
  Polyus PJSC.

        BMOCM reviewed, among other information, closing stock prices on January 11, 2019 as a multiple of net asset value per share ("NAV per share"), and closing stock prices on January 11, 2019 as a multiple of calendar year 2019 and calendar year 2020 estimated cash flow per share. Financial data for the BMOCM Goldcorp selected companies were based on publicly available equity research analysts' estimates, public filings and other publicly available information. Financial data of Goldcorp was based on the adjusted Goldcorp forecast.

        The overall low to high NAV per share multiples and calendar year 2019 and calendar year 2020 estimated cash flow per share multiples observed for the BMOCM Goldcorp selected companies were as follows:

  •
  NAV per share multiples: 1.00x to 1.51x (with a median of 1.29x);

  •
  Calendar year 2019 estimated cash flow per share multiples: 4.1x to 12.1x (with a median of 8.0x); and

  •
  Calendar year 2020 estimated cash flow per share multiples: 4.0x to 9.5x (with a median of 7.8x).

        BMOCM then applied such low to high NAV per share multiples and calendar year 2019 and calendar year 2020 estimated cash flow per share multiples derived from the BMOCM Goldcorp selected companies to corresponding financial data for Goldcorp.

        The analysis described above indicated the following approximate implied per share equity value reference ranges for Goldcorp, as compared to the implied consideration:

Approximate Implied Per Share Equity Value Reference Ranges Based on:		Implied Consideration
Goldcorp NAV per share	$9.75 - $14.75	$11.46
CY 2019E Cash Flow per share	$5.75 - $16.75
CY 2020E Cash Flow per share	$7.00 - $17.00

Goldcorp Selected Transaction Analysis

        BMOCM reviewed certain financial information relating to selected transactions involving gold producers with total transaction values in excess of $3 billion announced during the period from January 1, 2004 to December 31, 2018 (collectively, the "BMOCM Goldcorp selected transactions"):

Announcement Date	Acquirer	Target
September 24, 2018	Barrick Gold Corporation	Randgold Resources Limited
September 2, 2015	Wandle Holdings Limited	Polyus Gold International Limited
April 16, 2014	Agnico Eagle Mines Limited / Yamana Gold Inc.	Osisko Mining Corporation
August 2, 2010	Kinross Gold Corporation	Red Back Mining Inc.
May 4, 2010	Newcrest Mining Limited	Lihir Gold Limited
June 28, 2007	Yamana Gold Inc.	Meridian Gold, Inc.
August 31, 2006	Goldcorp Inc.	Glamis Gold Ltd.
October 31, 2005	Barrick Gold Corporation	Placer Dome Inc.

        BMOCM reviewed, among other information, transaction values for the BMOCM Goldcorp selected transactions based on the consideration paid in the relevant transaction as a multiple, to the extent publicly available, of the applicable target company's NAV per share as of the date of announcement in connection with the relevant transaction. BMOCM also reviewed, among other information, transaction values for the BMOCM Goldcorp selected transactions based on the consideration paid in the relevant transaction as a multiple, to the extent publicly available, of the applicable target company's next fiscal year-end estimated cash flow per share as of the date of announcement in connection with the relevant transaction. Financial data for the BMOCM Goldcorp selected transactions were based on publicly available equity research analysts' estimates, public filings and other publicly available information. Financial data of Goldcorp was based on the adjusted Goldcorp forecast.

        The overall low to high NAV per share multiples and next fiscal year-end estimated cash flow per share multiples observed for the BMOCM Goldcorp selected transactions were as follows:

  •
  NAV per share multiples: 0.99x to 2.45x (with a median of 1.88x); and

  •
  Next fiscal year-end cash flow per share multiples: 9.5x to 30.3x (with a median of 20.3x).

        BMOCM then applied such low and high NAV per share multiples and next fiscal year-end estimated cash flow per share multiples derived from the BMOCM Goldcorp selected transactions to corresponding financial data (as of December 31, 2018) for Goldcorp.

        The analysis described above indicated the following approximate implied per share equity value reference ranges for Goldcorp, as compared to the implied consideration:

Approximate Implied Per Share Equity Value Reference Ranges Based on:		Implied Consideration
Goldcorp NAV per share	$9.75 - $24.00	$11.46
Next Fiscal Year-End Cash Flow per share	$13.00 - $42.00

Newmont Financial Analyses

Newmont Net Asset Value Analysis

        BMOCM performed a net asset value analysis for Newmont by calculating the estimated present value of the future unlevered, after-tax free cash flows that Newmont was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the calendar year ending December 31, 2019 through the calendar year ending December 31, 2055 (and including one cash reclamation payment in 2056) based on the Newmont forecast.

        The estimated present value (as of December 31, 2018) of such future unlevered, after-tax free cash flows was then calculated using a discount rate of 5%, which represents the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values. BMOCM then adjusted the present value of such cash flows by (i) adding the intrinsic value for Newmont's unmodelled material, as estimated and provided by the management of Newmont; (ii) subtracting the present value of after-tax general and administrative costs for Newmont (calculated using a discount rate of 5%), as included in the Newmont forecast; (iii) adding or subtracting, as applicable, Newmont's estimated cash and debt as at December 31, 2018, each as provided by the management of Newmont; and (iv) adding the value of Newmont's equity investments as provided by the management of Newmont.

        The analysis described above indicated an implied per share net asset value for Newmont of $24.87 (the "Newmont NAV per share") as compared to $23.67, the consensus estimate for the implied per share net asset value for Newmont based on the median of equity research analysts' estimates.

Newmont Selected Public Companies Analysis

        BMOCM reviewed certain financial and stock market information relating to Newmont and the following seven selected publicly traded senior gold producers that BMOCM considered to be relevant from a business and financial perspective (collectively, the "BMOCM Newmont selected companies"):

  •
  Agnico Eagle Mines Limited;

  •
  AngloGold Ashanti Limited;

  •
  Barrick Gold Corporation;

  •
  Goldcorp Inc.;

  •
  Kinross Gold Corporation;

  •
  Newcrest Mining Limited; and

  •
  Polyus PJSC.

        BMOCM reviewed, among other information, closing stock prices on January 11, 2019 as a multiple of NAV per share and closing stock prices on January 11, 2019 as a multiple of calendar year 2019 and calendar year 2020 estimated cash flow per share. Financial data for the BMOCM Newmont selected companies was based on publicly available equity research analysts' estimates, public filings and other publicly available information. Financial data of Newmont was based on the Newmont forecast.

        The overall low to high NAV per share multiples and calendar year 2019 and calendar year 2020 estimated cash flow per share multiples observed for the BMOCM Newmont selected companies were as follows:

  •
  NAV per share multiples: 0.97x to 1.51x (with a median of 1.17x);

  •
  Calendar year 2019 estimated cash flow per share multiples: 4.1x to 12.1x (with a median of 6.3x); and

  •
  Calendar year 2020 estimated cash flow per share multiples: 4.0x to 9.5x (with a median of 5.9x).

        BMOCM then applied such low and high NAV per share multiples and calendar year 2019 and calendar year 2020 estimated cash flow per share multiples derived from the BMOCM Newmont selected companies to corresponding financial data for Newmont.

        The analysis described above indicated the following approximate implied per share equity value reference ranges for Newmont, as compared to the closing price per Newmont Share on January 11, 2019:

Approximate Implied Per Share Equity Value Reference Ranges Based on:		Newmont Share Closing Price
Newmont NAV per share	$24.00 - $37.75	$34.88
CY 2019E Cash Flow per share	$13.75 - $40.50
CY 2020E Cash Flow per share	$10.75 - $26.00

Certain Informational Factors

        BMOCM also observed certain additional factors that were not considered part of BMOCM's material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other factors, the following:

  •
  the historical trading prices of Newmont common stock and Goldcorp common shares during the 52-week period ended January 11, 2019, which indicated a 52-week intraday low to high per share price range for Newmont common stock and Goldcorp common shares of $29.06 to $42.04 per share, as compared to the closing price per share of Newmont common stock on January 11, 2019 of $34.88, and $8.42 to $15.55 per share, as compared to the implied consideration of $11.46, respectively;

  •
  undiscounted publicly available equity research analysts' stock price targets for Newmont common stock and Goldcorp common shares, which indicated a target price range for Newmont common stock of $30.00 to $49.00 per share, as compared to the closing price per share of Newmont common stock on January 11, 2019 of $34.88, and a target price range for Goldcorp common shares of $8.50 to $17.50 per share, as compared to the implied consideration of $11.46;

  •
  the transaction premiums for the BMOCM Goldcorp selected transactions relative to each target's closing stock price as of the following periods: (i) one trading day prior to announcement; (ii) one week prior to announcement; and (iii) one month prior to announcement. BMOCM then applied the ranges of observed premiums paid to the Goldcorp common share price on the relevant date. This analysis indicated implied per share equity reference ranges of approximately $9.75 to $15.25, $9.50 to $16.00 and $9.50 to $18.00, as compared to the implied consideration of $11.46, respectively;

  •
  historical exchange ratios of shares of Newmont common stock and Goldcorp common shares during the following periods ended January 11, 2019: (i) the 30-day period; (ii) the 90-day period; and (iii) the 52-week period. This analysis indicated overall low to high implied exchange ratios during such periods of 0.274x to 0.294x, 0.274x to 0.351x, and 0.274x to 0.385x, as compared to the exchange ratio for the stock portion of the consideration of 0.328x, respectively;

  •
  the relative contributions of Newmont and Goldcorp, respectively, to the pro forma combined company based on selected metrics, including production, reserves, resources, cash flow from operations (before working capital adjustment), and free cash flow, adjusted for Newmont's and Goldcorp's respective capital structures (as applicable). The analysis indicated respective ranges of the overall relative contributions of Newmont and Goldcorp to the pro forma combined company based on the foregoing financial metrics of approximately 20% to 79% and 80% to 21%, respectively, and overall low to high implied exchange ratios based on the foregoing financial metrics of 0.161x to 2.448x as compared to the exchange ratio for the stock portion of the consideration of 0.328x; and

  •
  the potential pro forma financial effects of the arrangement on the Newmont NAV per share. This analysis indicated that the pro forma NAV per share based on the Newmont forecast and the adjusted Goldcorp forecast would be approximatively 5.7% and 9.0% accretive to Newmont NAV per share before and after giving effect to the synergies, respectively.

Miscellaneous

        Newmont has agreed to pay BMOCM and/or certain of its affiliates for its services in connection with the proposed arrangement an aggregate fee of $17 million, of which $4 million was payable upon delivery of BMOCM's opinion and the remainder is payable contingent upon consummation of the arrangement. In addition, Newmont has agreed to reimburse BMOCM and its affiliates for certain expenses, including reasonable fees and expenses of counsel, incurred in connection with BMOCM's engagement and to indemnify BMOCM and such affiliates against certain liabilities arising out of BMOCM's engagement.

        As the Newmont board of directors was aware, in the two years prior to the date of BMOCM's opinion, BMOCM and/or certain of its affiliates provided, currently are providing and in the future may provide certain financial advisory, investment banking, commercial banking, corporate finance and other services unrelated to the arrangement to Newmont, Goldcorp and/or certain of their respective affiliates for which BMOCM and such affiliates received and may receive compensation. Specifically, from January 1, 2017 to the date of BMOCM's opinion, BMOCM and/or certain of its affiliates provided advisory, investment banking and corporate banking services to Newmont and certain of its affiliates unrelated to the arrangement, for which services BMOCM received and/or expects to receive compensation, including having (i) acted as a co-lead arranger, joint bookrunner and co-syndication agent on the extension of Newmont's $3 billion credit facility, (ii) acted as a lender under the credit facility, and (iii) provided certain foreign exchange and commodity trading services to Newmont, for which services described in clauses (i) through (iii) above BMOCM and its affiliates received during such two-year period aggregate fees of approximately $0.2 million from Newmont and/or its affiliates. Further, from January 1, 2017 to the date of BMOCM's opinion, BMOCM and/or certain of its affiliates provided advisory, investment banking and corporate banking services to Goldcorp and certain of its affiliates unrelated to the arrangement, for which services BMOCM received and/or expects to receive compensation, including having (i) acted as a co-lead arranger, joint bookrunner and administrative agent on the extension of Goldcorp's $3 billion credit facility, (ii) acted as lender under the credit facility, and (iii) provided certain foreign exchange and commodity trading services to Goldcorp, for which services described in clauses (i) through (iii) above BMOCM and its affiliates received during such two-year period aggregate fees of approximately $1.2 million from Goldcorp and/or its affiliates.

        BMOCM and/or certain of its affiliates provide a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities, including without limitation, derivative securities, and financial instruments (including loans and other obligations) of, or investments in, Newmont, Goldcorp or their respective affiliates for their own account and for the accounts of customers.

        Newmont selected BMOCM to act as a financial advisor in connection with the proposed arrangement because of BMOCM's qualifications, experience, reputation and deep familiarity with Newmont and Goldcorp and their respective businesses and the mining industry. BMOCM is an internationally recognized investment banking firm and BMOCM and/or certain of its affiliates, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, valuation for estate, corporate and other purposes.

Opinion of Citigroup Global Markets Inc. to the Newmont Board of Directors

        Newmont has engaged Citi to act as its financial advisor in connection with the proposed arrangement. In connection with Citi's engagement, the Newmont board of directors requested that Citi evaluate the fairness, from a financial point of view, of the consideration to be paid by Newmont pursuant to the arrangement agreement entered into by Newmont and Goldcorp on January 14, 2019 (which is referred to in this section as the "arrangement agreement"). On January 13, 2019, Citi delivered a written opinion to the Newmont board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the consideration to be paid by Newmont in the arrangement was fair, from a financial point of view, to Newmont.

        The full text of Citi's written opinion, dated January 13, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex F to this proxy statement and is incorporated into this proxy statement by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the Newmont board of directors (in its capacity as such) in connection with its evaluation of the consideration from a financial point of view and did not address any other terms, aspects or implications of the arrangement. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Newmont to effect or enter into the arrangement, the relative merits of the arrangement as compared to any alternative business strategies that might exist for Newmont or the effect of any other transaction in which Newmont might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed arrangement or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed a draft of the arrangement agreement dated January 13, 2019;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of Newmont and certain senior officers and other representatives and advisors of Goldcorp concerning the businesses, operations and prospects of Newmont and Goldcorp;

  •
  examined certain publicly available business and financial information relating to Newmont and Goldcorp as well as (i) certain financial forecasts and other information and data relating to Newmont which were provided to and discussed with Citi by the management of Newmont (which are referred to in this section as the "Newmont forecasts," and are further described in the section titled "The Arrangement—Summary of Certain Newmont Financial Projections"), (ii) certain financial forecasts and other information and data relating to Goldcorp which were provided to and discussed with Citi by the management of Goldcorp (which are referred to in this section as the "Goldcorp forecasts"), (iii) certain adjustments to the Goldcorp forecasts which were provided to and discussed with Citi by the management of Newmont (which are referred to in this section as the "adjusted Goldcorp forecasts," and are further described in the section titled "The Arrangement—Summary of Certain Newmont Financial Projections"), (iv) information relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Newmont to result from the arrangement (which are referred to in this section as the "synergies") and (v) an estimate of the intrinsic value for certain unmodelled material present within each of Newmont and Goldcorp not otherwise accounted for in the Newmont forecasts or the adjusted Goldcorp forecasts, as prepared by the management of Newmont, which were approved for Citi's use by Newmont (which are referred to in this section as the "unmodelled material");

  •
  reviewed the financial terms of the arrangement as set forth in the arrangement agreement in relation to, among other things: current and historical market prices and trading volumes of Newmont common stock and Goldcorp common shares; the historical and projected earnings, net asset values and other operating data of Newmont and Goldcorp; and the capitalization and financial condition of Newmont and Goldcorp;

  •
  considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the arrangement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Newmont and Goldcorp;

  •
  reviewed the impact of various commodity pricing assumptions on the business, prospects and financial forecasts of Newmont and Goldcorp;

  •
  evaluated certain potential pro forma financial effects of the arrangement on Newmont (which are referred to in this section as the "pro-forma effects" and are further described in the section titled "The Arrangement—Summary of Certain Newmont Financial Projections"); and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Newmont and Goldcorp that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the Goldcorp forecasts, Citi was advised by the management of Goldcorp and Citi assumed that such Goldcorp forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Goldcorp as to the future financial performance of Goldcorp. With respect to the Newmont forecasts, the adjusted Goldcorp forecasts, the synergies, the unmodelled material and the pro-forma effects that the management of Newmont directed Citi to utilize in its analyses, Citi was advised by the management of Newmont and Citi assumed, with Newmont's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Newmont as to, and are a reasonable basis upon which to evaluate, the future financial performance of Goldcorp and Newmont, the strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Newmont to result from the arrangement and the other matters covered thereby. Citi expressed no opinion as to any financial and other information or data (or underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with Newmont's consent, that the financial results (including the synergies and pro-forma effects) reflected in the Newmont forecasts, the adjusted Goldcorp forecasts and such other information and data would be realized in the amounts and at the times projected.

        Citi assumed, with Newmont's consent, that the arrangement would be consummated in accordance with its terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary judicial, regulatory or third party approvals, consents, orders, agreements, permissions and releases for the arrangement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Goldcorp or Newmont or the contemplated benefits to Newmont of the arrangement. Citi also assumed, with Newmont's consent, that the Pre-Acquisition Reorganizations (as defined in the arrangement agreement) and any related modifications to the arrangement would not have any effect that would be in any way meaningful to its analysis. Representatives of Newmont advised Citi, and Citi further assumed, that the final terms of the arrangement agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Newmont or Goldcorp and Citi did not make any physical inspection of the properties or assets of Newmont or Goldcorp.

        Citi's opinion did not address the underlying business decision of Newmont to effect or enter into the arrangement, the relative merits of the arrangement as compared to any alternative business strategies that might exist for Newmont or the effect of any other transaction in which Newmont might engage. Citi did not express any view or opinion as to the actual value of Newmont common stock or any other securities when issued, redeemed or acquired in connection with the arrangement or the prices at which Goldcorp common shares, Newmont common stock or any other securities would trade or otherwise be transferable at any time, including following the announcement or consummation of the arrangement. Citi's opinion did not address any terms (other than the consideration to the extent expressly specified therein) or other aspects or implications of the arrangement, including, without limitation, the form or structure of the arrangement or any Pre-Acquisition Reorganization or any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the arrangement. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters and Citi relied, with Newmont's consent, upon the assessments of representatives of Newmont as to such matters. Citi also did not express a view as to, and Citi's opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments or benefits to any officers, directors or employees of any party to the arrangement, or any class of such persons, relative to the consideration or otherwise. Citi's opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Although subsequent developments may have affected Citi's opinion, Citi had no obligation to update, revise or reaffirm its opinion. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion nor the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Newmont and Goldcorp. No company, business or transaction reviewed is identical or directly comparable to Newmont or Goldcorp or the arrangement and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the arrangement. The type and amount of consideration payable in the arrangement were determined through negotiations between Newmont and Goldcorp and the decision to enter into the arrangement agreement was solely that of the Newmont board of directors. Citi's opinion was only one of many factors considered by the Newmont board of directors in its evaluation of the arrangement and should not be viewed as determinative of the views of the Newmont board of directors or Newmont management with respect to the arrangement or the consideration.

Material Financial Analyses

        The following is a summary of the material financial analyses prepared and reviewed with the Newmont board of directors in connection with Citi's opinion, dated January 13, 2019. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Citi assumes no responsibility if future results are different from those described, whether or not any such difference is material.

        For purposes of the financial analyses described below, (i) the term "P/NAV," in this section, refers to the ratio of price to net asset value of a company as determined by calculating the net present value of future cash flows (adjusted for the current capital structure of the company, including the impact of debt and cash and cash equivalents) available to the equity shareholders of the company, (ii) the term "EBITDA," in this section, refers to earnings before interest, taxes, depreciation and amortization, (iii) the term "implied consideration," in this section, refers to an implied consideration of $11.46 per outstanding Goldcorp common share based on the consideration of $0.02 in cash and 0.3280 of a Newmont Share (utilizing, for determining the implied value of the stock portion of the consideration, the closing price per Newmont Share on January 11, 2019 of $34.88), and (iv) approximate implied per share equity value reference ranges derived for each of Goldcorp, Newmont and the pro forma combined company were based on the number of fully diluted shares outstanding (assuming, among other things, the conversion of outstanding in-the-money equity awards) as set forth in the arrangement agreement. Financial data for Newmont and Goldcorp utilized in the financial analyses described below were based on, among other things, the adjusted Goldcorp forecasts, the Newmont forecasts and the unmodelled material.

        Approximate implied per share equity value reference ranges derived for each of Goldcorp and Newmont on a standalone basis may not be reflective of Goldcorp's and Newmont's relative values.

Goldcorp Financial Analyses

Goldcorp NAV Analysis

        Citi performed a net asset value analysis of Goldcorp based on the adjusted Goldcorp forecasts, public filings and other publicly available information. An implied aggregate reference range for the net asset value of Goldcorp was derived by calculating the present value (as of December 31, 2018) of the unlevered, after-tax free cash flows that Goldcorp was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the fiscal year beginning January 1, 2019 through the full fiscal year ending December 31, 2086, based on the adjusted Goldcorp forecasts, using a selected range of real discount rates of 4.2% to 4.9%. In performing its analysis, Citi adjusted the present value of such estimated cash flows to take into account the estimated intrinsic value of Goldcorp's unmodelled material and Goldcorp's estimated net debt, as of December 31, 2018, and equity investment value, as of January 11, 2019, each as provided by the management of Newmont or, with respect to the equity investment value, based on publicly available information that Citi was directed to use by the management of Newmont.

        Based on the above-described analysis, Citi derived a range of implied values per Goldcorp common share as of December 31, 2018 of $9.92 to $11.02, as compared to the implied consideration of $11.46.

Goldcorp Selected Public Companies Analysis

        Citi reviewed and compared certain financial and stock market information for Goldcorp to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the gold mining industry (collectively, the "Citi Goldcorp selected companies"):

  •
  Agnico Eagle Mines Limited;

  •
  AngloGold Ashanti Limited;

  •
  Barrick Gold Corporation;

  •
  Goldcorp Inc.;

  •
  Kirkland Lake Gold Ltd.;

  •
  Newcrest Mining Limited; and

  •
  Newmont Mining Corporation.

        Citi selected the Citi Goldcorp selected companies based on its professional judgment and experience. Although none of the Citi Goldcorp selected companies (with the exception of Goldcorp itself) are directly comparable to Goldcorp, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Goldcorp.

        With respect to each of the Citi Goldcorp selected companies, Citi calculated each such company's P/NAV ratio.

        Financial data of the Citi Goldcorp selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information.

        The overall low to high P/NAV ratios observed for the Citi Goldcorp selected companies were 1.0x to 1.7x. Citi then applied a selected range of P/NAV ratios of 1.0x to 1.7x, derived from the Citi Goldcorp selected companies and based on Citi's professional judgment and experience, to $9.76, the per share net asset value implied for Goldcorp using the same methodology described above in Goldcorp NAV Analysis, but using the research analysts' real discount rate of 5% in lieu of the selected range of real discount rates described therein, to obtain an implied per share equity value reference range. This analysis indicated the following implied per share equity value reference range for Goldcorp, as compared to the implied consideration:

Implied Per Share Equity Value Reference Range Based On P/NAV Ratio:	Implied Consideration
$9.76 - $16.59	$11.46

Goldcorp Selected Transactions Analysis

        Using public filings and publicly available information, Citi reviewed financial data for the four selected transactions set forth in the table below (collectively, the "Citi Goldcorp selected transactions"). The Citi Goldcorp selected transactions were selected because they involved companies within the gold mining industry which, based on Citi's experience with mergers and acquisitions, had certain financial, operational or business characteristics that, in Citi's view, made them sufficiently comparable to Goldcorp, Newmont and the arrangement or otherwise relevant for purposes of the comparison.

        For each of the Citi Goldcorp selected transactions, Citi reviewed the P/NAV ratio based on the aggregate consideration paid to the shareholders in each transaction and research analysts' estimates for the net asset value at the time of the announcement of each such transaction.

        Financial data of the Citi Goldcorp selected transactions were based on publicly available research analysts' estimates, public filings and other publicly available information. The Citi Goldcorp selected transactions reviewed were as follows:

Announcement Date	Buyer	Target
September 24, 2018	Barrick Gold Corporation	Randgold Resources Limited
April 13, 2015	Alamos Gold Inc.	AuRico Gold Inc.
February 9, 2015	Tahoe Resources Inc.	Rio Alto Mining Limited
April 16, 2014	Agnico Eagle Mines Limited / Yamana Gold Inc.	Osisko Mining Corporation

        The overall low to high P/NAV ratios observed for the Citi Goldcorp selected transactions were 1.1x to 1.5x. Citi then applied a selected range of P/NAV ratios of 1.1x to 1.5x, derived from the Citi Goldcorp selected transactions and based on Citi's professional judgment and experience, to $9.76, the per share net asset value implied for Goldcorp using the same methodology described above in Goldcorp NAV Analysis, but using the research analysts' real discount rate of 5% in lieu of the selected range of real discount rates described therein, to obtain an implied per share equity value reference range. This analysis indicated the following implied per share equity value reference range for Goldcorp, as compared to the implied consideration:

Implied Per Share Equity Value Reference Range Based On P/NAV Ratio:	Implied Consideration
$10.74 - $14.64	$11.46

Newmont Financial Analysis

Newmont NAV Analysis

        Citi performed a net asset value analysis of Newmont based on the Newmont forecasts, public filings and other publicly available information. An implied aggregate reference range for the net asset value of Newmont was derived by calculating the present value (as of December 31, 2018) of the unlevered, after-tax free cash flows that Newmont was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources, during the fiscal year beginning January 1, 2019 through the full fiscal year ending December 31, 2055 (and including one cash reclamation payment in 2056), based on the Newmont forecasts, using a selected range of real discount rates of 4.6% to 5.3%. In performing its analysis, Citi adjusted the present value of such estimated cash flows to take into account the estimated intrinsic value of Newmont's unmodelled material and Newmont's estimated net debt, as of December 31, 2018, and equity investment value, as of January 11, 2019, each as provided by the management of Newmont or, with respect to the equity investment value, based on publicly available information that Citi was directed to use by the management of Newmont.

        Based on the above-described analysis, Citi derived a range of implied values per share of Newmont common stock as of December 31, 2018 of $24.21 to $25.84, as compared to $34.88, the Newmont Share closing price on January 11, 2019.

Newmont Selected Public Companies Analysis

        Citi reviewed and compared certain financial and stock market information for Newmont to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the gold mining industry (collectively, the "Citi Newmont selected companies"):

  •
  Agnico Eagle Mines Limited;

  •
  AngloGold Ashanti Limited;

  •
  Barrick Gold Corporation;

  •
  Goldcorp Inc.;

  •
  Kirkland Lake Gold Ltd.;

  •
  Newcrest Mining Limited; and

  •
  Newmont Mining Corporation.

        Citi selected the Citi Newmont selected companies based on its professional judgment and experience. Although none of the Citi Newmont selected companies (with the exception of Newmont itself) are directly comparable to Newmont, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Newmont.

        With respect to each of the Citi Newmont selected companies, Citi calculated each such company's P/NAV ratio.

        Financial data of the Citi Newmont selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information.

        The overall low to high P/NAV ratios observed for the Citi Newmont selected companies were 1.0x to 1.7x. Citi then applied selected ranges of P/NAV ratios of 1.0x to 1.7x, derived from the Citi Newmont selected companies and based on Citi's professional judgment and experience, to $24.87, the per share net asset value implied for Newmont using the same methodology described above in Newmont NAV Analysis, but using the research analysts' real discount rate of 5% in lieu of the selected range of real discount rates described therein, to obtain an implied per share equity value reference range. This analysis indicated the following implied per share equity value reference range for Newmont, as compared to the Newmont Share closing price on January 11, 2019:

Implied Per Share Equity Value Reference Range Based On P/NAV Ratio:	Newmont Share Closing Price (on January 11, 2019)
$24.87 - $42.28	$34.88

Certain Additional Information

        Citi also observed certain additional factors that were not considered part of Citi's material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other factors, the following:

  •
  historical trading prices of Goldcorp common shares during the 52-week period ended January 11, 2019, which indicated low to high intra-day prices for Goldcorp common shares during such period of approximately $8.42 to $15.55 per share;

  •
  historical trading prices of Newmont common stock during the 52-week period ended January 11, 2019, which indicated low to high intra-day prices for Newmont common stock during such period of approximately $29.06 to $42.04 per share;

  •
  undiscounted publicly available research analysts' price targets for Goldcorp common shares, which indicated standalone price targets for Goldcorp common shares of $8.50 to $17.50 per share, with a median of $13.14 per share (with such price targets reported in Canadian Dollars converted to US Dollars using the conversion rate on the date of the respective research publication);

  •
  undiscounted publicly available research analysts' price targets for Newmont common stock, which indicated standalone price targets for Newmont common stock of $30.00 to $49.00 per share, with a median of $38.00 per share;

  •
  the range of implied values per Goldcorp common share as of December 31, 2018, using the same methodology described above in Goldcorp NAV Analysis, but using the research analyst consensus real discount rate of 5% in lieu of the selected range of real discount rates described therein, as well as research analysts' estimates for other macro-level forecasts including, but not limited to, foreign exchange rates and commodities prices, of $10.77 to $11.99;

  •
  the range of implied values per Newmont Share as of December 31, 2018, using the same methodology described above in Newmont NAV Analysis, but using the research analyst consensus real discount rate of 5% in lieu of the selected range of real discount rates described therein, as well as research analysts' estimates for other macro-level forecasts including, but not limited to, foreign exchange rates and commodities prices, of $24.98 to $26.62;

  •
  the range of exchange ratios implied by the range of implied values per Goldcorp common share and per share of Newmont common stock as of December 31, 2018 (based on the Goldcorp NAV analysis and the Newmont NAV analysis described above) of 0.3839x to 0.4552x, and the range of exchange ratios implied by the range of implied per share equity values for Goldcorp and Newmont (based on the Goldcorp selected public companies analysis and the Newmont selected public companies analysis described above) of 0.2308x to 0.6671x, in both cases, as compared to the exchange ratio for the stock portion of the consideration of 0.3280x; and

  •
  relative contributions of Newmont and Goldcorp to the pro forma combined company's (i) implied equity value, (ii) implied net asset value, (iii) implied firm value, (iv) calendar years 2018 through 2022 expected EBITDA, (v) calendar years 2018 through 2022 expected operating cash flows, and (vi) calendar years 2018 through 2022 expected free cash flows, based on the adjusted Goldcorp forecasts and the Newmont forecasts. Citi observed overall low to high implied exchange ratios based on the foregoing financial metrics of 0.0696x to 1.2293x, where such exchange ratio was able to be calculated, as compared to the exchange ratio for the stock portion of the consideration of 0.3280x.

Miscellaneous

        Newmont has agreed to pay Citi for its services in connection with the proposed arrangement an aggregate fee of $ 17 million, of which $4 million was payable upon delivery of Citi's opinion and $ 13 million is payable contingent upon consummation of the arrangement. In addition, Newmont has agreed to reimburse Citi for certain expenses and to indemnify Citi against certain liabilities arising out of Citi's engagement.

        As the Newmont board of directors was aware, Citi and its affiliates in the past have provided, and are currently providing, services to Newmont unrelated to the proposed arrangement, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, since January 1, 2017, (i) in May 2017, having acted as co-syndication agent, joint lead arranger, joint bookrunner and a lender with committed capital under Newmont's $3 billion revolving credit facility and (ii) having provided treasury, trade solutions, market and securities services to Newmont. During the period from January 1, 2017 to the date of its opinion, Citi has received compensation for financial advisory and/or underwriting services provided by its Investment Banking division directly to Newmont and/or its affiliates of approximately $0.21 million. In addition, Citi and its affiliates in the past have provided, and are currently providing, services to Goldcorp unrelated to the proposed arrangement, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, since January 1, 2017, (i) in June 2017, having acted as a lender with committed capital in connection with the extension of the term of Goldcorp's existing $3 billion revolving credit facility and (ii) having provided treasury, trade solutions, market and securities services to Goldcorp. During the period from January 1, 2017 to the date of its opinion, Citi has received compensation for financial advisory and/or underwriting services provided by its Investment Banking division directly to

Goldcorp and/or its affiliates of approximately $0.02 million. In the ordinary course of Citi's business, Citi and its affiliates may actively trade or hold the securities of Newmont and Goldcorp for Citi's own account or for the account of Citi's customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Newmont, Goldcorp and their respective affiliates.

        Newmont selected Citi to act as financial advisor in connection with the proposed arrangement because of Citi's qualifications, experience, reputation and deep familiarity with Newmont and Goldcorp and their respective businesses and the mining industry. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Goldman Sachs & Co. LLC to the Newmont Board of Directors

        Goldman Sachs rendered its opinion to the Newmont board of directors that, as of January 14, 2019 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement agreement entered into by Newmont and Goldcorp on January 14, 2019 (which is referred to in this section as the "arrangement agreement") was fair from a financial point of view to Newmont.

        The full text of the written opinion of Goldman Sachs, dated January 14, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Newmont board of directors in connection with its consideration of the arrangement and such opinion is not a recommendation as to how any holder of Newmont common stock should vote with respect to such arrangement or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the arrangement agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Newmont for the five years ended December 31, 2017;

  •
  annual reports to shareholders and the Annual Information Forms of Goldcorp for the five years ended December 31, 2017;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Newmont;

  •
  certain interim reports to shareholders of Goldcorp;

  •
  certain other communications from Newmont to its stockholders and from Goldcorp to its shareholders;

  •
  certain publicly available research analyst reports for Newmont and Goldcorp;

  •
  certain internal financial analyses and forecasts for Goldcorp prepared by its management;

  •
  certain internal financial analyses and forecasts for Newmont, certain financial analyses and forecasts for Goldcorp, and certain internal financial analyses and forecasts for Newmont pro forma for the arrangement, in each case, as prepared by the management of Newmont and approved for Goldman Sachs' use by Newmont (which are referred to in this section as the "forecasts," and which are further described in the section titled "The Arrangement—Summary of Certain Newmont Financial Projections");

  •
  certain cost savings and operating synergies projected by the management of Newmont to result from the transactions contemplated by the arrangement, as approved for Goldman Sachs' use by Newmont (which are referred to in this section as the "synergies"); and

  •
  an estimate of the intrinsic value for the certain unmodelled material present within each of Newmont and Goldcorp not otherwise accounted for in the forecasts, as prepared by the management of Newmont and approved for Goldman Sachs' use by Newmont (which are referred to in this section as the "unmodelled material").

        Goldman Sachs also held discussions with members of the senior managements of Newmont and Goldcorp regarding their assessment of the past and current business operations, financial condition and future prospects of Goldcorp and with the members of senior management of Newmont regarding their assessment of the past and current business operations, financial condition and future prospects of Newmont and the strategic rationale for, and the potential benefits of, the arrangement; reviewed the reported price and trading activity for the Newmont common stock and the Goldcorp common shares; compared certain financial and stock market information for Newmont and Goldcorp with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain business combinations; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering this opinion, Goldman Sachs, with Newmont's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Newmont's consent that the forecasts, the synergies and the unmodelled material were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Newmont. Goldman Sachs did not make an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Newmont or Goldcorp or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all judicial, governmental, regulatory or other consents and approvals necessary for the consummation of the arrangement will be obtained without any adverse effect on Newmont or Goldcorp or on the expected benefits of the arrangement in any way meaningful to its analysis. Goldman Sachs also assumed that the arrangement will be consummated on the terms set forth in the arrangement agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs also has assumed, with Newmont's consent, that the Pre-Acquisition Reorganizations (as defined in the arrangement agreement) and any related modifications to the arrangement will not have any effect that would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Newmont to engage in the arrangement, or the relative merits of the arrangement as compared to any strategic alternatives that may be available to Newmont; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to Newmont, as of the date of the opinion, of the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement agreement. Goldman Sachs' opinion does not express any view on, and its opinion does not address, any other term or aspect of the arrangement agreement or arrangement or any term or aspect of any other agreement or instrument contemplated by the arrangement agreement or entered into or amended in connection with the arrangement, including any Pre-Acquisition Reorganization, the fairness of the arrangement to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Newmont; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Newmont or Goldcorp, or any class of such persons in connection with the arrangement, whether relative to the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which Newmont common stock will trade at any time or as to the impact of the arrangement on the solvency or viability of Newmont or Goldcorp or the ability of Newmont or Goldcorp to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Newmont board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 11, 2019, the last completed trading day before the public announcement of the arrangement, and is not necessarily indicative of current market conditions.

Analysis of Implied Premia and Multiples

        Goldman Sachs calculated and compared certain premia and multiples using the closing price for Newmont common stock on January 11, 2019, the last completed trading day before public announcement of the arrangement, and the implied value of the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement agreement based on 0.3280 of a Newmont Share and $0.02 in cash.

        Goldman Sachs calculated the implied value of the consideration as equal to $11.46 per Goldcorp common share by adding (a) the product of $34.88, the closing price for Newmont common stock on January 11, 2019, multiplied by 0.3280 of a share of Newmont common stock (such product deriving an implied value of the stock portion of the consideration of $11.44) plus (b) $0.02, the cash portion of the consideration.

        Goldman Sachs calculated and compared the following:

  •
  the implied premia represented by the implied value of the consideration, calculated by adding (a) the product of the closing price, volume-weighted average trading price ("VWAP") or average trading price of shares of Newmont common stock for the relevant date or period and 0.3280 of a share of Newmont common stock plus (b) $0.02, the cash portion of the consideration, relative to

  •
  $9.69, the closing price for Goldcorp common shares on January 11, 2019,

  •
  $9.61, the VWAP of Goldcorp common shares over the 5-trading day period ended January 11, 2019,

  •
  $9.69, the VWAP of Goldcorp common shares over the 10-trading day period ended January 11, 2019,

  •
  $9.57, the VWAP of Goldcorp common shares over the 20-trading day period ended January 11, 2019,

    •
    $12.03, the implied trading price of Goldcorp common shares using the average exchange ratio between Goldcorp and Newmont and the average trading price of Newmont common stock over the one year period ended January 11, 2019,

    •
    $14.15, the implied trading price of Goldcorp common shares using the average exchange ratio between Goldcorp and Newmont and the average trading price of Newmont common stock over the three year period ended January 11, 2019, and

    •
    $18.09, the implied trading price of Goldcorp common shares using the average exchange ratio between Goldcorp and Newmont and the average trading price of Newmont common stock over the five year period ended January 11, 2019;

  •
  the $11.46 implied value of the consideration per Goldcorp common share as a multiple of the net asset value per share for Goldcorp, referred to as "P/NAV" in this section, calculated using the illustrative net asset value per Goldcorp common share implied in the Illustrative Net Asset Value Analysis described below (using a discount rate of 5%, reflecting the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values), and using the median net asset value estimate for Goldcorp published in available broker research;

  •
  the $11.46 implied value of the consideration per Goldcorp common share as a multiple of the estimated cash flow per share ("P/CFPS") for the calendar years 2019 and 2020, calculated using the cash flow per share estimates for Goldcorp for such years in the forecasts, and using the median cash flow per share estimates for Goldcorp from available broker research as of January 11, 2019; and

  •
  the $12,476 million implied enterprise value of Goldcorp, which is the value of common equity based on the $11.46 implied value of the consideration per Goldcorp common share plus the book value of debt less cash and cash equivalents, as a multiple of estimated earnings before interest, taxes and depreciation and amortization, or EBITDA ("EV/EBITDA"), for the calendar years 2019 and 2020, calculated using EBITDA estimates for Goldcorp for such years in the forecasts, and using the median EBITDA estimates for Goldcorp for such years published by the Institutional Broker Estimate System ("IBES") as of January 11, 2019.

        All trading prices of Newmont common stock and Goldcorp common shares were as reported by the NYSE.

        The results of these calculations and comparisons were as follows:

Implied Premium of Consideration of 0.3280 of a Newmont Share (for the relevant date or time period) plus $0.02 to:	Implied Premium (Discount)
January 11, 2019 Goldcorp Closing Price of $9.69	18.3%
5-Day VWAP of $9.61	17.4%
10-Day VWAP of $9.69	16.5%
20-Day VWAP of $9.57	17.0%
1-Year Average Price of $12.03	(1.9)%
3-Year Average Price of $14.15	(18.9)%
5-Year Average Price of $18.09	(45.7)%
$11.46 Implied Value of Consideration Per Goldcorp Common Share as Multiple of:	Multiple
P/NAV (Available Broker median)	1.14x
P/NAV (Forecasts)	1.17x
2019 P/CFPS (Available Broker median)	6.3x
2020 P/CFPS (Available Broker median)	5.5x
2019 P/CFPS (Forecasts)	8.3x
2020 P/CFPS (Forecasts)	6.4x
$12,476 Million Implied Enterprise Value as Multiple of:	Multiple
2019 EV/EBITDA (IBES median)	6.8x
2020 EV/EBITDA (IBES median)	6.1x
2019 EV/EBITDA (Forecasts)	8.3x
2020 EV/EBITDA (Forecasts)	8.3x

Selected Companies Analysis

        Goldman Sachs reviewed and compared certain financial information for Newmont and Goldcorp to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the gold mining industry (collectively referred to as the selected companies):

  •
  Primary Selected Companies:

  •
  Agnico Eagle Mines Limited;

  •
  Barrick Gold Corporation; and

  •
  Newcrest Mining Limited.

  •
  Secondary Selected Companies:

  •
  AngloGold Ashanti Limited;

  •
  Gold Fields Limited;

  •
  Kinross Gold Corporation;

  •
  Kirkland Lake Gold Ltd.; and

  •
  Yamana Gold Inc.

        Although none of the selected companies is directly comparable to Newmont or Goldcorp, the companies included were chosen because they are publicly traded companies with a minimum market capitalization of $2.5 billion and with operations that for purposes of analysis may be considered similar to certain operations of Newmont and Goldcorp.

        Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of January 11, 2019, information it obtained from SEC filings, available broker research, and IBES estimates. The multiples and ratios of Newmont were calculated using the closing price for shares of Newmont common stock on January 11, 2019 and the multiples and ratios of Goldcorp were calculated using the closing price for Goldcorp common shares on January 11, 2019. The multiples and ratios of Newmont and Goldcorp were calculated using available broker research and/or IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information, available broker research and/or IBES estimates. With respect to the selected companies, Goldman Sachs calculated:

  •
  multiples of the closing market price to the estimated net asset value;

  •
  multiples of price to estimated cash flow per share for calendar years 2019 and 2020; and

  •
  multiples of enterprise value to EBITDA for calendar years 2019 and 2020.

        The results of these analyses are summarized as follows:

	Primary Selected Companies		Secondary Selected Companies
Multiple	Range	Median	Range	Median	Newmont	Goldcorp
P/NAV	1.17x - 1.51x	1.5x	0.94x - 1.77x	1.1x	1.47x	0.97x
P/CFPS (2019E)	8.2x - 12.1	9.5x	3.4x - 11.6x	4.6x	9.0x	5.6x
P/CFPS (2020E)	8.4x - 9.5x	9.4x	3.2x - 9.8x	4.0x	9.4x	4.9x
EV/EBITDA (2019E)	7.7x - 11.5x	8.2x	3.7x - 9.5x	5.1x	8.1x	5.9x
EV/EBITDA (2020E)	7.8x - 9.0x	8.3x	3.6x - 7.5x	4.9x	8.5x	5.3x

Illustrative Present Value of Future Share Price Analysis

Illustrative Present Value of Future Share Price Analysis—Newmont Standalone

        Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Newmont Share on a stand-alone basis, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples. For this analysis, Goldman Sachs used the forecasts for each of the fiscal years 2020 to 2023. Goldman Sachs first calculated the implied values per Newmont Share as of December 31 for each of the fiscal years 2019 to 2022 by applying price to one-year forward cash flow per share multiples of 8.0x to 10.0x to cash flow per Newmont Share estimates for each of the fiscal years 2020 to 2023. This illustrative range of multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current cash flow per share multiples for Newmont and the primary selected companies. Goldman Sachs then discounted the implied values per share back to December 31, 2018 using an illustrative discount rate of 4.5%, reflecting an estimate of Newmont's cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $23.52 to $35.29 per Newmont Share.

Illustrative Present Value of Future Share Price Analysis—Newmont Pro Forma

        Goldman Sachs also performed an illustrative analysis of the implied present value of an illustrative future value per Newmont Share on a pro forma basis for the combined company. For this analysis, Goldman Sachs used the forecasts for each of the fiscal years 2020 to 2023 and took into account the estimated synergies provided by Newmont management. Goldman Sachs first calculated the implied values per share of Newmont common stock on a pro forma basis as of December 31 for each of the fiscal years 2019 to 2022 by applying the price to one-year forward cash flow per share multiples of 8.0x to 10.0x described above to cash flow per share of Newmont common stock estimates on a pro forma basis for each of the fiscal years 2020 to 2023. Goldman Sachs then discounted the implied values per share back to December 31, 2018 using an illustrative discount rate of 5.0%, reflecting an estimate of the pro forma combined company's cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain combined company-specific inputs, including a beta for the combined company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $28.98 to $42.61 per share of Newmont common stock on a pro forma basis for the combined company.

Illustrative Net Asset Value Analysis

Illustrative Net Asset Value Analysis—Newmont Standalone

        Using the forecasts, Goldman Sachs performed an illustrative net asset value analysis of Newmont. Goldman Sachs calculated indications of the present value of the unlevered, after-tax future cash flows that Newmont was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources (excluding Newmont's unmodelled material) during the fiscal year beginning January 1, 2019 through the full fiscal year ending December 31, 2055 (and including one cash reclamation payment in 2056), as reflected in the forecasts. Using discount rates ranging from 4.0% to 5.0%, reflecting an estimate of Newmont's weighted average cost of capital, Goldman Sachs discounted to present value, as of December 31, 2018, estimates of such unlevered, after-tax future cash flows for Newmont. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Newmont's target capital structure weightings, the cost of long-term debt, and a beta for Newmont, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then calculated indications of Newmont's illustrative net asset value by adding to the illustrative discounted unlevered, after-tax future cash flows the estimated intrinsic value of Newmont's unmodelled material and the value of Newmont's equity investments as of January 11, 2019 and then subtracting Newmont's net debt as of December 31, 2018 (each of which was provided by the management of Newmont or, with respect to the value of part of Newmont's equity investments, based on publicly available information, and approved for Goldman Sachs' use by Newmont). This analysis implied an illustrative range of net asset values per Newmont Share from $24.94 to $27.19.

Illustrative Net Asset Value Analysis—Goldcorp Standalone

        Using the forecasts, Goldman Sachs performed an illustrative net asset value analysis of Goldcorp. Goldman Sachs calculated indications of the present value of the unlevered, after-tax future cash flows that Goldcorp was projected to generate from operating its assets, including its existing reserves and estimates of recoverable resources (excluding Goldcorp's unmodelled material) during the fiscal year beginning January 1, 2019 through the full fiscal year ending December 31, 2086, as reflected in the forecasts. Using discount rates ranging from 4.5% to 5.5%, reflecting an estimate of Goldcorp's weighted average cost of capital, Goldman Sachs discounted to present value, as of as of December 31, 2018, estimates of such unlevered, after-tax future cash flows for Goldcorp. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Goldcorp's target capital structure weightings, the cost of long-term debt, and a beta for Goldcorp, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then calculated indications of Goldcorp's illustrative net asset value by adding to the illustrative discounted unlevered, after-tax future cash flows the estimated intrinsic value of Goldcorp's unmodelled material and the value of Goldcorp's equity investments as of January 11, 2019 and then subtracting Goldcorp's net debt as of December 31, 2018 (each of which was provided by the management of Newmont or, with respect to the value of part of Goldcorp's equity investments, based on publicly available information, and approved for Goldman Sachs' use by

Newmont). This analysis implied an illustrative range of net asset values per Goldcorp common share from $9.10 to $10.49. Goldman Sachs then applied an illustrative range of multiples of 1.1x to 1.5x (based on the P/NAV trading range of the primary selected companies described above) to $9.76, the illustrative net asset value per Goldcorp common share calculated using a discount rate of 5%, reflecting the discount rate commonly used by gold mining sector equity research analysts in calculating net asset values, to produce an illustrative range of implied per share equity values for Goldcorp common shares of $10.74 to $14.64.

Illustrative Discounted Cash Flow Analysis

Illustrative Discounted Cash Flow Analysis—Newmont Standalone

        Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Newmont. Using discount rates ranging from 4.0% to 5.0%, reflecting estimates of Newmont's weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of unlevered free cash flow for Newmont for the years 2019 through 2028 as reflected in the forecasts and (ii) a range of illustrative terminal values for Newmont, which were calculated by applying exit terminal year EV/EBITDA multiples ranging from 6.0x to 8.0x to a terminal year estimate of EBITDA to be generated by Newmont, as reflected in the forecasts (which analysis implied perpetuity growth rates ranging from (5.4)% to (2.3)%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Newmont and the primary selected companies. Goldman Sachs derived ranges of illustrative enterprise values for Newmont by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Newmont the amount of Newmont's net debt as of December 31, 2018, as provided by the management of Newmont, to derive a range of illustrative equity values for Newmont. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Newmont, as provided by the management of Newmont, to derive a range of illustrative present values per share ranging from $29.94 to $39.18.

Illustrative Discounted Cash Flow Analysis—Goldcorp Standalone

        Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Goldcorp. Using discount rates ranging from 4.5% to 5.5%, reflecting estimates of Goldcorp's weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of unlevered free cash flow for Goldcorp for the years 2019 through 2028 as reflected in the forecasts and (ii) a range of illustrative terminal values for Goldcorp, which were calculated by applying exit terminal year EV/EBITDA multiples ranging from 6.0x to 8.0x to a terminal year estimate of EBITDA to be generated by Goldcorp, as reflected in the forecasts (which analysis implied perpetuity growth rates ranging from (2.6)% to 0.0%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Goldcorp and the primary selected companies. Goldman Sachs derived ranges of illustrative enterprise values for Goldcorp by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Goldcorp the amount of Goldcorp's net debt as of December 31, 2018, as provided by the management of Newmont, to derive a range of illustrative equity values for Goldcorp. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Goldcorp, as provided by the management of Newmont, to derive a range of illustrative present values per share ranging from $11.45 to $15.34.

Illustrative Discounted Cash Flow Analysis—Pro Forma Combined Company

        Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of the pro forma combined company. Using discount rates ranging from 4.0% to 5.0%, reflecting estimates of the pro forma combined company's weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2018 (i) estimates of unlevered free cash flow for the pro forma combined company for the years 2019 through 2028 as reflected in the forecasts and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying exit terminal year EV/EBITDA multiples ranging from 6.0x to 8.0x to a terminal year estimate of EBITDA to be generated by the pro forma combined company, as reflected in the forecasts (which analysis implied perpetuity growth rates ranging from (4.5)% to (1.6)%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the pro forma company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EV/EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Newmont, Goldcorp and the primary selected companies. Goldman Sachs derived ranges of illustrative enterprise values for Newmont pro forma for the arrangement by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the pro forma combined company the amount of the pro forma combined company's net debt as of December 31, 2018, as provided by the management of Newmont, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by the management of Newmont, to derive a range of illustrative present values per share ranging from $42.86 to $53.90.

Illustrative Contribution Analysis

        Goldman Sachs analyzed the relative market capitalizations of Newmont and Goldcorp as of January 11, 2019 and the relative potential contributions of Newmont and Goldcorp to the estimated revenues, EBITDA, cash flows (before taking into account spend on working capital), net income, net asset value and discounted cash flow of the combined company following consummation of the arrangement, based on the forecasts, and calculated the exchange ratio implied by such relative market capitalizations and contributions and the discount or premium to the exchange ratio of 0.3280x representing the stock portion of the consideration, taking into account the capital structures of each of

Newmont and Goldcorp and without giving effect to the synergies. The following table presents the results of this analysis:

	Relative Economic Contribution
				Arrangement Exchange Ratio Discount/(Premium) to Implied Exchange Ratio
			Implied Exchange Ratio
	Newmont	Goldcorp
Market Capitalization	68.9%	31.1%	0.2778x	(18.1)%
2018E Revenue	67.4%	32.6%	0.2976x	(10.2)%
2019E Revenue	63.7%	36.3%	0.3509x	6.5%
2020E Revenue	60.3%	39.7%	0.4067x	19.4%
2018E EBITDA	64.6%	35.4%	0.3376x	2.8%
2019E EBITDA	62.9%	37.1%	0.3637x	9.8%
2020E EBITDA	56.3%	43.7%	0.4791x	31.5%
2018E CF (pre-WC)	59.9%	40.1%	0.4131x	20.6%
2019E CF (pre-WC)	48.4%	51.6%	0.6581x	50.2%
2020E CF (pre-WC)	54.5%	45.5%	0.5157x	36.4%
2018E Net Income	62.3%	37.7%	0.3735x	12.2%
2019E Net Income	28.1%	71.9%	1.5783x	79.2%

			Relative Economic Contribution			Arrangement Exchange Ratio Discount/(Premium) to Implied Exchange Ratio
	Newmont Discount Rate(1)	Goldcorp Discount Rate(2)			Implied Exchange Ratio
			Newmont	Goldcorp
NAV	4.00%	4.50%	61.5%	38.5%	0.3860x	15.0%
NAV	4.25%	4.75%	61.9%	38.1%	0.3803x	13.8%
NAV	4.50%	5.00%	62.2%	37.8%	0.3749x	12.5%
NAV	4.75%	5.25%	62.5%	37.5%	0.3698x	11.3%
NAV	5.00%	5.50%	62.8%	37.2%	0.3649x	10.1%
NAV	5.00%	5.00%	61.2%	38.8%	0.3913x	16.2%
DCF(3)	4.00%	4.50%	61.3%	38.7%	0.3890x	15.7%
DCF	4.25%	4.75%	61.4%	38.6%	0.3883x	15.5%
DCF	4.50%	5.00%	61.4%	38.6%	0.3875x	15.4%
DCF	4.75%	5.25%	61.5%	38.5%	0.3867x	15.2%
DCF	5.00%	5.50%	61.5%	38.5%	0.3860x	15.0%
DCF	5.00%	5.00%	60.4%	39.6%	0.4042x	18.8%

(1)
The discount rate represents Newmont's weighted average cost of capital.

(2)
The discount rate represents Goldcorp's weighted average cost of capital.

(3)
Each DCF analysis was calculated by applying an exit terminal year EV/EBITDA multiple of 7.0x to a terminal year estimate of EBITDA.

Premia Analysis

        Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-stock acquisition transactions announced during the time period from January 1, 2013 through December 31, 2018 involving public company targets based in North America, where the target ownership in the pro forma entity was less than 40%. For each year of the period, using publicly available information, Goldman Sachs calculated the average premia of the price paid in the transactions relative to the target's closing stock price one day prior to announcement of the transaction. This analysis indicated a range of average premia from 18.3% to 45.7% across each year of the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 18.3% to 45.7% to the closing price per Goldcorp common share of $9.69, as of January 11, 2019, and calculated a range of implied equity values per Goldcorp common share of $11.46 to $14.12.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Newmont or Goldcorp or the contemplated arrangement.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Newmont board of directors as to the fairness from a financial point of view to Newmont of the consideration to be paid by Newmont for each of the Goldcorp common shares pursuant to the arrangement agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Newmont, Goldcorp, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The consideration was determined through arm's-length negotiations between Newmont and Goldcorp and was approved by the Newmont board of directors. Goldman Sachs provided advice to Newmont during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Newmont or the Newmont board of directors or that any specific amount of consideration constituted the only appropriate consideration for the arrangement.

        As described above, Goldman Sachs' opinion to the Newmont board of directors was one of many factors taken into consideration by the Newmont board of directors in making its determination to approve the arrangement agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Newmont, Goldcorp, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the arrangement. Goldman Sachs acted as financial advisor to Newmont in connection with, and participated in certain of the negotiations leading to, the arrangement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Newmont and its affiliates from time to time. During the two year period ended January 14, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by Newmont, Goldcorp or any of their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Newmont, Goldcorp and their respective affiliates for which its Investment Banking Division may receive compensation.

        The Newmont board of directors selected Goldman Sachs as its financial advisor because of its qualifications, experience, reputation and deep familiarity with Newmont and Goldcorp and their respective businesses and the mining industry. Pursuant to a letter agreement dated January 12, 2019, Newmont engaged Goldman Sachs to act as its financial advisor in connection with the arrangement. The engagement letter between Newmont and Goldman Sachs provides for a transaction fee of $17 million, $4 million of which became payable at announcement of the arrangement, and the remainder of which is contingent upon consummation of the arrangement. In addition, Newmont has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

SUMMARY OF CERTAIN NEWMONT FINANCIAL PROJECTIONS

        In connection with Newmont's consideration and evaluation of the arrangement, Newmont management prepared and provided to the Newmont board of directors, prior to finalizing the arrangement agreement, certain financial and other projections with respect to each of Newmont (the "Newmont projections"), Goldcorp (based on Goldcorp's forecast as adjusted by Newmont management, the "adjusted Goldcorp projections") and the combined company following the completion of the arrangement (the "combined pro forma projections" and, together with the Newmont projections and the adjusted Goldcorp projections, the "projections"). The projections also were provided to Citi, BMOCM and Goldman Sachs, and they were instructed by Newmont for their use and reliance with Newmont's consent in connection with their separate financial analyses and opinions as described in the section entitled "The Arrangement—Opinions of Newmont's Financial Advisors to the Newmont Board of Directors" beginning on page 78 of this proxy statement.

        Newmont did not prepare the projections with a view toward public disclosure or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Newmont's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections, nor has any of them expressed any opinion or any other form of assurance on the projections or the achievability of the results reflected in the projections, and none of them assumes any responsibility for, and each of them disclaims any association with, the projections. Consequently, the inclusion of the projections should not be regarded as an indication that the Newmont board of directors, Newmont management, Newmont, Newmont's financial advisors or any recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

        The projections were prepared based on certain financial and other information regarding Newmont and Goldcorp available to Newmont management prior to finalizing the arrangement agreement on January 14, 2019. In developing the projections, Newmont management applied a number of hypothetical assumptions in respect of a number of future matters that impact the projections. The projections were calculated assuming a constant foreign exchange rate of 0.80 Canadian Dollar / 1.00 US Dollar and 19.00 Mexican Pesos / 1.00 US Dollar. The projections for 2019 and 2020 were calculated using an assumed $1,250/ounce gold price, $16.00/ounce silver price, $2.75/pound copper price, $0.95/pound lead price, $1.10/pound zinc price and $10.00/pound molybdenum price. The projections for 2021, 2022 and 2023 were calculated using an assumed $1,300/ounce gold price, $18.00/ounce silver price, $3.00/ounce copper price, $1.00/pound lead price, $1.15/pound zinc price and $10.00/pound molybdenum price. The projections, and the assumptions, opinions and judgments applied in developing the projections, were based on Newmont management's then best estimates and were not the subject of independent verification. As such, there can be no assurance that such assumptions, speculation, opinions or judgments are correct, nor that the projections will be achieved. The projections do not reflect subsequent estimates, including estimates related to annual pre-tax synergies, supply chain efficiencies and full potential improvements, following entry into the arrangement agreement. Based on this, the projections may not be an accurate representation of equivalent measures as at the date of this proxy statement. Newmont can give no assurance that, had the projections been prepared either as of the date of the arrangement agreement or as of the date of this proxy statement, similar assumptions, estimates, opinions and judgments would be used.

        The projections should be read in conjunction with the considerations described below under "—Important Information About the Projections."

        The following table presents a summary of the Newmont projections.

	Newmont Projections Attributable(1) ($ in billions)
Fiscal Year Ended December 31,	2019	2020	2021	2022	2023
Revenue	$6.8	$6.3	$6.7	$6.5	$6.7
EBITDA(2)	$2.3	$2.0	$2.5	$2.2	$2.6
Total Capital Expenditures	$1.0	$1.3	$1.2	$1.2	$0.9
Unlevered Free Cash Flow(3)	$1.1	$0.6	$1.0	$0.7	$0.9

(1)
Excludes the impact of planned asset divestitures contemplated by the Newmont projections.

(2)
EBITDA means earnings before interest, taxes and depreciation and amortization.

(3)
Unlevered Free Cash Flow is net cash provided by (used in) operating activities less net cost provided by (used in) operating activities of discontinued operations less additions to property, plant and mine development and reclamation expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions.

        The following table presents a summary of the adjusted Goldcorp projections (based on Goldcorp's forecast as adjusted by Newmont management).

	Adjusted Goldcorp Projections Attributable(1) ($ in billions)
Fiscal Year Ended December 31,	2019	2020	2021	2022	2023
Revenue	$4.3	$4.3	$4.6	$4.8	$5.1
EBITDA(2)	$1.5	$1.5	$1.8	$2.1	$2.3
Total Capital Expenditures(3)	$1.0	$0.9	$0.8	$1.0	$1.2
Unlevered Free Cash Flow(4)	$0.0	$0.1	$0.7	$0.8	$0.5

(1)
Excludes the impact of planned asset divestitures contemplated by the Goldcorp projections.

(2)
EBITDA means earnings before interest, taxes and depreciation and amortization.

(3)
Includes exploration capital.

(4)
Unlevered Free Cash Flow is net cash provided by (used in) operating activities less net cost provided by (used in) operating activities of discontinued operations less additions to property, plant and mine development and reclamation expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions.

        The following table presents a summary of the combined pro forma projections.

	Combined Company Projections Attributable(1) (US$ in billions)
Fiscal Year Ended December 31,	2019	2020	2021	2022	2023
EBITDA(2)	$3.8	$3.6	$4.4	$4.3	$5.0
Unlevered Free Cash Flow(3)	$1.2	$0.7	$1.8	$1.6	$1.4

(1)
EBITDA and Unlevered Free Cash Flow do not reflect planned asset divestitures contemplated by the combined pro forma projections.

(2)
EBITDA means the projected EBITDA of the combined company taking into account potential synergies, value pass-through to customers, regulatory conditions and customer attrition all as projected by Newmont management, while excluding the impact from integration expense and costs to achieve synergies.

(3)
Unlevered Free Cash Flow is net cash provided by (used in) operating activities less net cost provided by (used in) operating activities of discontinued operations less additions to property, plant and mine development and reclamation expenditures. Unlevered Free Cash Flow does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions.

Important Information About the Projections

        Certain of the projections summarized above were not prepared in accordance with GAAP, including EBITDA and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Newmont's calculation of non-GAAP financial measures may differ from others in the industry and EBITDA and Unlevered Free Cash Flow are not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures were relied upon by Newmont's financial advisors for purposes of their separate financial analyses and opinions and by the Newmont board of directors in connection with its consideration of the arrangement. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Newmont's financial advisors for purposes of their separate financial analyses and opinions or by the Newmont board of directors in connection with its consideration of the arrangement. Accordingly, we have not provided a reconciliation of the financial measures.

        The summary of the projections is not being included in this proxy statement to influence a stockholder's decision whether to approve the proposals, but is being included to provide Newmont stockholders with the projections that were made available to the Newmont board of directors and Newmont's financial advisors. The inclusion of the projections in this proxy statement should not be regarded as an indication that Newmont, Goldcorp or any of their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered or now considers the projections to be necessarily predictive of actual future events or events which have occurred since the date of the projections, and the projections should not be relied upon as such. None of Newmont, Goldcorp or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ materially from the projections. None of Newmont, Goldcorp or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Newmont stockholder regarding the ultimate performance of Newmont, Goldcorp or the pro forma combined company compared to the information contained in the projections or that the projections will be achieved.

        The projections, while presented with numerical specificity, reflect numerous variables, estimates and assumptions as to future events made by Newmont management that such management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to such management at the time of preparation. However, such variables, estimates and assumptions are inherently uncertain and beyond the control of Newmont management, including, among other things, Newmont's, Goldcorp's and the pro forma combined company's future financial performance, industry performance and activity, general business, economic, regulatory, market and financial conditions and competition, as well as changes to the business, financial condition or results of operations of the company, including the factors described in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 56 of this proxy statement and the risks and uncertainties described in the section entitled "Risk Factors" beginning on page 47 of this proxy statement, any of which may cause the projections or their respective underlying assumptions to be inaccurate. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may change or may have changed since the date the projections were prepared. The projections also reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and further or future business developments. Newmont has not updated and, except as may be required by applicable law, does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the projections were based are shown to be in error. There can be no assurance that the results reflected in any of the projections will be realized or that actual results will not materially vary from the projections. In addition, since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. No one has made or makes any representation to any stockholder or any other investor regarding the information included in the projections.

        In light of the foregoing and the uncertainties inherent in the projections, and considering that the special meeting will be held several months after the projections were prepared, stockholders and other investors are cautioned not to place undue, if any, reliance on the projections. Since the respective dates the projections were prepared, Newmont and Goldcorp have each made publicly available its respective actual results of operations for the year ended December 31, 2018. You should review Newmont's Annual Report on Form 10-K filed on February 21, 2019 and Goldcorp's Current Report on Form 6-K filed on February 14, 2019 to obtain this information. See the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

BOARD OF DIRECTORS FOLLOWING THE ARRANGEMENT

        Pursuant to the arrangement agreement, Newmont covenants to Goldcorp that it will take all actions necessary to ensure that, as of the effective time of the arrangement, two-thirds of the members of the Newmont board of directors shall be existing members of the Newmont board of directors and one-third of the members of the Newmont board of directors shall be existing members of the Goldcorp board of directors. Noreen Doyle, Newmont's chair of the board of directors, will continue as the chair of the board of directors of the combined company. In consideration of Ian Telfer's current role as Goldcorp's chair of the board of directors, Mr. Telfer will serve as deputy chair of the board of directors of the combined company in accordance with the terms of the arrangement agreement. The role of deputy chair will be a newly created position on the combined company's board, which will not supersede or replace the previously established roles of vice chair or senior independent director, impact chair succession or provide additional compensation or voting rights.

        The other directors of the combined company are expected to include Gregory Boyce, Bruce Brook, J. Kofi Bucknor, Gary Goldberg, Veronica Hagen, Sheri Hickok, René Médori, Jane Nelson and Julio Quintana from the current Newmont board of directors and Cristina Bitar, Beverley A. Briscoe, Matthew Coon Come and Charles R. Sartain from the current Goldcorp board of directors.

MANAGEMENT FOLLOWING THE ARRANGEMENT

        As part of a planned and orderly leadership succession process, Gary Goldberg, Newmont's Chief Executive Officer, and the board of directors have been engaged in discussions anticipating a chief executive officer succession in early 2019. To ensure a smooth and successful combination, Mr. Goldberg has agreed to lead the combined company through closure of the transaction and integration of the two companies. Newmont expects this process to be substantially completed in the fourth quarter of 2019, when Mr. Goldberg plans to retire and Thomas Palmer, Newmont's President and Chief Operating Officer, will become President and Chief Executive Officer of the combined company. In addition, Rob Atkinson will be appointed to the role of Executive Vice President and Chief Operating Officer of Newmont, effective June 1, 2019. Nancy Buese is expected to continue in the role of Executive Vice President and Chief Financial Officer and Randy Engel is expected to continue in the role of Executive Vice President, Strategic Development.

INTERESTS OF NEWMONT DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

        No current Newmont directors or executive officers having served at any time since the beginning of 2018 own Goldcorp common shares. None of Newmont's directors or executive officers or their associates has any substantial financial interest, direct or indirect, under the arrangement or the issuance of Newmont common stock to Goldcorp shareholders under the arrangement, other than being a director or executive officer of Newmont and a stockholder of Newmont.

REPAYMENT OF GOLDCORP DEBT

        Upon closing of the arrangement, Newmont intends to repay Goldcorp's $400 million term loan, which consists of the $75 million non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and ING Capital LLC, the $250 million non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and National Bank Of Canada, and the $75 million non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and Sumitomo Mitsui Banking Corporation, Canada Branch. Additionally, upon closing of the arrangement, Newmont intends to repay the $480 million drawn on Goldcorp's $3 billion revolving credit facility governed by the syndicated credit agreement dated November 22, 2011 between, inter alia, Goldcorp and Bank of Montreal as administrative agent (as amended by amending agreements dated March 8, 2013, July 18, 2014, September 11, 2014, June 10, 2015, June 22, 2016, June 22, 2017 and June 29, 2018) and terminate Goldcorp's revolving credit facility. For additional information regarding Goldcorp's debt, see Goldcorp's consolidated financial statements and the notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in its Current Report on Form 6-K, filed with the SEC on February 14, 2019, which are incorporated by reference into this proxy statement.

ACCOUNTING TREATMENT

        Newmont prepares its financial statements in accordance with U.S. GAAP. The arrangement will be accounted for using the acquisition method of accounting. Newmont will be treated as the acquirer for accounting purposes. Newmont will record assets acquired, including identifiable intangible assets, and liabilities assumed from Goldcorp at their respective estimated fair values at the date of completion of the arrangement. Any excess of the purchase price (as described under Note 4(i) under "Unaudited Pro Forma Consolidated Financial Information—Notes to Unaudited Pro Forma Consolidated

Financial Information" beginning on page 32 of this proxy statement) over the net fair value of such assets and liabilities will be recorded as goodwill.

        The financial condition and results of operations of Newmont after completion of the arrangement will include the financial condition and results of operations of Goldcorp after completion of the arrangement, but will not be restated retroactively to reflect the historical financial condition or results of operations of Goldcorp. The earnings of Newmont following completion of the arrangement will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Newmont determines that tangible or intangible assets (including goodwill) are impaired, Newmont would record an impairment charge at that time.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

Exemption from the Registration Requirements of the Securities Act

        The Newmont common stock to be issued to Goldcorp shareholders in exchange for their Goldcorp common shares (the "consideration shares") and the Newmont restricted stock units ("RSUs") to be issued to Goldcorp RSU holders in exchange for their Goldcorp RSUs (the "replacement RSUs"), each pursuant to the arrangement, will not be registered under the Securities Act or the U.S. securities laws of any state of the United States and will be issued and exchanged in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof. Section 3(a)(10) of the Securities Act exempts from the registration requirements under the Securities Act the issuance of securities which have been approved, after a hearing upon the substantive and procedural fairness of the terms and conditions of the relevant transaction, at which all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval. On February 22, 2019, Goldcorp obtained the interim order providing for the calling and holding of the Goldcorp meeting and other procedural matters. A copy of the interim order is attached as Annex B to this proxy statement. Under the arrangement agreement, Goldcorp is required to seek the final order as soon as reasonably practicable, but in any event not later than three business days following the approval of the Goldcorp resolution by Goldcorp shareholders at the Goldcorp meeting, the approval of the amendment proposal and the share issuance proposal by Newmont stockholders at the special meeting, and the receipt of regulatory approvals. Such final order is a condition to the consummation of the plan of arrangement and the issuance of the consideration shares and replacement RSUs. Newmont therefore anticipates that, if the plan of arrangement becomes effective under the terms and conditions described in the arrangement agreement (including the receipt of such final order from the Court), the issuance of the consideration shares to the Goldcorp shareholders and replacement RSUs to the Goldcorp RSU holders will be exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(10) thereof.

Exercise of Replacement RSUs

        The exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof does not exempt the issuance of securities upon the exercise of securities that were previously issued pursuant to the exemption provided in Section 3(a)(10). While the Newmont common stock issuable upon exercise of the replacement RSUs may not be issued in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, Newmont has agreed under the arrangement agreement to (i) use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the effective time of the shares of Newmont common stock issuable upon exercise of the replacement RSUs issuable pursuant to the arrangement, subject to official notice of issuance, and (ii) to the extent necessary, to register the shares of Newmont common stock issuable upon exercise of such replacement RSUs after filing a registration statement on Form S-8 under the Securities Act on or as promptly as practicable following the effective time.

Exercise of Goldcorp Options After the Effective Time

        While Newmont common stock may not be issued upon exercise of Goldcorp options unless such issuance is pursuant to an available exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to a registration statement under the Securities Act, Newmont has agreed under the arrangement agreement to (i) use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the effective time of the Newmont common stock issuable upon exercise of the Goldcorp options (whether vested or unvested), subject to official notice of issuance, and (ii) to the extent necessary, on or as promptly as practicable following the effective date, file one or more registration statements on Form S-8 with the SEC to register the Newmont common stock issuable upon exercise of the Goldcorp options under the Securities Act.

Resales of Newmont Common Stock After the Effective Time

        The consideration shares to be received by Goldcorp shareholders in exchange for their Goldcorp common shares pursuant to the arrangement and shares of Newmont common stock issuable upon exercise of the Goldcorp options and the replacement RSUs following registration on Form S-8, will be freely transferable under U.S. securities laws, except by persons who are "affiliates" (as defined in Rule 144) of Newmont after the effective time, or were "affiliates" of Newmont within 90 days prior to the effective time. Persons who may be deemed to be "affiliates" of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract, or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer.

        Any resale of Newmont common stock by such an "affiliate" or former "affiliate" may be subject to the registration requirements of the Securities Act, absent an exemption therefrom, such as the exemption contained in Rule 144.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

        There are no material U.S. federal income tax consequences to Newmont's existing stockholders that will result from the issuance of Newmont common stock under the arrangement.

COURT APPROVALS

        The arrangement requires approval by the Court under Section 182 of the OBCA.

        On February 22, 2019, Goldcorp obtained the interim order providing for the calling and holding of the Goldcorp meeting and other procedural matters. A copy of the interim order is attached as Annex B to this proxy statement. Under the arrangement agreement, Goldcorp is required to seek the final order as soon as reasonably practicable, but in any event not later than three business days following the approval of the Goldcorp resolution by Goldcorp shareholders at the Goldcorp meeting, the approval of the amendment proposal and the share issuance proposal by Newmont stockholders at the special meeting, and the receipt of regulatory approvals. The Court hearing in respect of the final order is expected to take place on or about April 8, 2019 at the Courthouse at 330 University Avenue, Toronto, Ontario, Canada, or as soon thereafter as is reasonably practicable.

        At the hearing for the final order, the Court will consider, among other things, the procedural and substantive fairness and reasonableness of the arrangement. The Court has broad discretion under the OBCA when making orders with respect to the arrangement. The Court may approve the arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Court may approve the arrangement, either as proposed or as amended, on the terms presented or substantially on those terms. Depending upon the nature of any required amendments, Goldcorp and/or Newmont may determine not to proceed with the transactions contemplated in the arrangement agreement. Prior to the hearing on the final order, the Court will be informed that the parties intend to rely on the exemption from the registration requirements under the Securities Act for the issuance of consideration shares and replacement RSUs pursuant to the arrangement to holders of Goldcorp common shares or Goldcorp RSUs, as the case may be, provided by Section 3(a)(10) thereof on the basis of the final order. There can be no assurance that the Court will approve the arrangement.

INVESTMENT CANADA ACT APPROVAL

        Under the Investment Canada Act (Canada) ("Investment Canada Act"), certain transactions involving the "acquisition of control" of a Canadian business by a non-Canadian are subject to review and cannot be implemented unless the responsible minister or ministers under the Investment Canada Act (the "minister") is satisfied or deemed to be satisfied that the transaction is likely to be of "net benefit" to Canada (a "reviewable transaction").

        The transactions contemplated by the arrangement agreement constitute a reviewable transaction under the Investment Canada Act.

        Under the Investment Canada Act there is an initial 45-day review period (during which the reviewable transaction cannot be completed) which may be unilaterally extended by the minister for an additional 30 days, after which the minister and the investor may agree to further extensions.

        The prescribed factors to be considered by the minister in determining whether a reviewable transaction is likely to be of "net benefit" to Canada include, among other things, (i) the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, capital investment, resource processing, utilization of Canadian products and services and exports); (ii) the degree and significance of participation by Canadians in the acquired business; (iii) the effect of the investment on productivity, industrial efficiency, technological development, product innovation, product variety and competition in Canada; (iv) the effect of the investment on competition within an industry in Canada; (v) the compatibility of the investment with national and provincial industrial, economic and cultural policies; and (vi) the contribution of the investment to Canada's ability to compete in world markets. The minister will also consider, among other things, any written undertakings offered to Her Majesty in right of Canada in determining whether a reviewable transaction is likely to be of "net benefit" to Canada.

        If, following review, the minister is satisfied that a reviewable transaction is likely to be of "net benefit" to Canada, the minister is required to send a notice to that effect. If the minister does not send notice of approval within the initial 45-day period or the extended period, as the case may be, the minister is deemed to be satisfied that the reviewable transaction is likely to be of "net benefit" to Canada and shall send a notice to that effect.

        If, following review, the minister is not satisfied that a reviewable transaction is likely to be of "net benefit" to Canada, the minister is required to send a notice to that effect, advising of the right to make further representations and submit (additional) undertakings within 30 days from the date of such notice or any further period that may be agreed to by the minister and investor.

        Within a reasonable time after the expiry of the period for making representations and submitting undertakings, as described above, the minister shall send notice to the applicant that either the minister is satisfied that the investment is likely to be of "net benefit" to Canada or confirmation that the minister is not satisfied that the investment is likely to be of "net benefit" to Canada. In the latter case, the reviewable transaction may not be implemented. Pursuant to terms of the arrangement agreement, Investment Canada Act approval will be obtained if the minister has sent a notice stating that the minister is satisfied that the transactions contemplated by the arrangement agreement are likely to be of net benefit to Canada, or the minister has been deemed, in accordance with the Investment Canada

Act, to be satisfied that the transactions contemplated by the arrangement agreement are likely to be of "net benefit" to Canada.

        Pursuant to the arrangement agreement, Newmont submitted its application for review with the Investment Review Division of Innovation, Science and Economic Development Canada on January 29, 2019. As of the date of this proxy statement, the review of the transactions contemplated by the arrangement agreement under the Investment Canada Act is ongoing, and the Investment Canada Act Approval required under the arrangement agreement has not been obtained.

CANADIAN ANTITRUST APPROVAL

        Part IX of the Competition Act (Canada) ("Competition Act") requires that parties to certain prescribed classes of transactions provide notifications to the commissioner of competition (the "commissioner") where the applicable thresholds set out in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies ("notifiable transactions"). Subject to certain limited exceptions, a notifiable transaction cannot be completed until the Parties to the transaction have each submitted the information prescribed pursuant to Subsection 114(1) of the Competition Act (a "notification") to the commissioner and the applicable waiting period has expired, has been terminated early or the appropriate waiver has been provided by the commissioner.

        The transactions contemplated by the arrangement agreement constitute a notifiable transaction, and as such the parties must comply with the merger notification provisions of Part IX of the Competition Act.

        The waiting period is 30 days after the day on which the parties to the notifiable transaction have submitted their respective notifications. The parties are entitled to complete their notifiable transaction at the end of the 30-day period, unless the commissioner notifies the parties, pursuant to subsection 114(2) of the Competition Act, that the commissioner requires additional information that is relevant to the commissioner's assessment of the notifiable transaction ("supplementary information request"). In the event that the commissioner provides the parties with a supplementary information request, the notifiable transaction cannot be completed until 30 days after compliance with such supplementary information request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. The commissioner's substantive assessment of a notifiable transaction may extend beyond the statutory waiting period.

        In addition or as an alternative to filing a notification, a party to a notifiable transaction may apply to the commissioner for an advance ruling certificate (an "ARC") or, in the event that the commissioner is not prepared to issue an ARC, a no-action letter. If the commissioner issues an ARC, the parties are exempt from having to file a notification; if the commissioner issues a no-action letter, upon the request of the parties, the commissioner can waive the parties' requirement to submit a notification where the parties have supplied substantially similar information as would have been supplied with their notification (a "waiver").

        The commissioner may challenge a merger before the Competition Tribunal at any time before, or within one year following, its completion where the merger prevents or lessens, or is likely to prevent or lessen, competition substantially (a "competition challenge"). If the Competition Tribunal agrees with the commissioner, it can issue an order prohibiting the transaction, provided that the transaction has not been completed by such time, or it can order the divestiture of shares or assets where the transaction already has been completed; the Competition Tribunal cannot issue an order, however, where the parties have been able to establish the elements of the statutory efficiencies defense. The commissioner is precluded from bringing a competition challenge on substantially the same information that an ARC was issued, provided that the notifiable transaction was completed within one year after the ARC was issued. No such prohibition on bringing a competition challenge applies to the issuance of a no-action letter.

        Pursuant to the arrangement agreement, the parties submitted a request for an ARC or a no-action letter and a waiver to the commissioner on January 24, 2019. On February 11, 2019, the commissioner issued a no-action letter and a waiver, exempting the parties from filing a notification and terminating the waiting period.

OTHER REGULATORY APPROVALS

        Completion of the transactions contemplated by the arrangement agreement is also conditional upon the satisfaction of certain notice, filing, waiting period and/or approval requirements under competition or antitrust laws in Mexico and South Korea. In particular, the arrangement agreement provides that:

  •
  The Comisión Federal de Competencia Económica (Mexico) shall have issued a resolution, or be deemed to have issued a resolution, under the Ley Federal de Competencia Económica (Mexico) approving the transactions contemplated by the arrangement agreement; and

  •
  The Korea Fair Trade Commission shall have issued a decision, or be deemed to have issued a decision, under the Monopoly Regulation and Fair Trade Act (South Korea) approving the transactions contemplated by the arrangement agreement.

        Pursuant to the arrangement agreement, the parties have agreed to file, as promptly as practicable after the date of the arrangement agreement, any other filings or notifications under any other applicable antitrust laws that the parties may mutually agree to be required or appropriate to consummate the transactions contemplated by the arrangement agreement.

        The parties submitted their filing with the Comisión Federal de Competencia Económica (Mexico) on February 7, 2019 and with the Korea Fair Trade Commission on February 11, 2019. On February 25, 2019, the Korea Fair Trade Commission issued its decision that the transactions contemplated by the arrangement agreement are not in violation of Article 7(1) of the Monopoly Regulation and Fair Trade Act (South Korea).

NYSE AND TSX LISTINGS

        The Goldcorp common shares are listed and posted for trading on the TSX under the trading symbol "G" and are listed on the NYSE under the trading symbol "GG." Following the completion of the arrangement, the Goldcorp common shares will be delisted from the TSX and the NYSE as promptly as practicable.

        The shares of Newmont common stock are currently listed for trading on the NYSE under the trading symbol "NEM." It is a condition to the completion of the arrangement that the shares of Newmont common stock to be issued to Goldcorp shareholders in exchange for their Goldcorp common shares pursuant to the arrangement be approved for listing on the NYSE. Accordingly, Newmont has agreed to obtain approval of the listing of the consideration shares for trading on the NYSE, subject to official notice of issuance. In addition, Newmont has agreed to use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the effective time of the shares of Newmont common stock issuable upon exercise of the Goldcorp options and exercise of the replacement RSUs issuable pursuant to the arrangement, subject to official notice of issuance. Newmont will provide the required notice to the NYSE of the listing of the shares of Newmont common stock to be issued in connection with the arrangement prior to the closing of the arrangement. Newmont will also apply to list the shares of the combined company on the TSX under the trading symbol "NGT."

FEES, COSTS AND EXPENSES

        All fees, costs and expenses incurred in connection with the arrangement agreement and the plan of arrangement will be paid by the party incurring those fees, costs or expenses. Pursuant to the arrangement agreement, however, certain termination fees are payable by Newmont or Goldcorp if the arrangement agreement is terminated under certain circumstances.

 NO APPRAISAL RIGHTS

        Under Delaware law, holders of shares of Newmont common stock are not entitled to appraisal rights in connection with the arrangement or any of the matters to be acted on at the special meeting.

 INFORMATION ABOUT THE COMPANIES

NEWMONT MINING CORPORATION

        Newmont is primarily a gold producer with significant operations and/or assets in the United States, Australia, Peru, Ghana and Suriname. As of December 31, 2018, Newmont had attributable proven and probable gold reserves of 65.4 million ounces and an aggregate land position of approximately 24,000 square miles (63,000 square kilometers). Newmont is also engaged in the production of copper, principally through operations in Boddington in Australia and Phoenix in the United States. Its regions include North America, South America, Australia, and Africa. Its North America segment consists primarily of Carlin, Phoenix, Twin Creeks and Long Canyon and Cripple Creek & Victor in the United States. Its South America segment consists primarily of Yanacocha in Peru and Merian in Suriname. Its Australia segment consists primarily of Boddington, Tanami and Kalgoorlie in Australia. Its Africa segment consists primarily of Ahafo and Akyem in Ghana. Newmont's original predecessor corporation was incorporated in 1921 under the laws of Delaware.

        Newmont's common shares trade on the NYSE under the symbol "NEM." Additional information about Newmont is included in documents, which are delivered with, and/or incorporated by reference into, this proxy statement or can be found at www.newmont.com. See "Where You Can Find More Information" beginning on page 147 of this proxy statement.

GOLDCORP INC.

        Goldcorp is a senior gold producer engaged in the acquisition, exploration, development, operation, and reclamation of precious metal properties in Canada, the United States, Mexico, and Central and South America.

        Goldcorp was founded in 1994 and is currently headquartered in Vancouver, British Columbia, Canada. Goldcorp's principal operating mining properties are comprised of the Éléonore, Musselwhite, Porcupine and Red Lake gold mine complexes in Canada; the Peñasquito gold-silver-lead-zinc mine in Mexico; the Cerro Negro gold-silver mine in Argentina; and the Pueblo Viejo gold-silver-copper mine (40.0% interest) in the Dominican Republic. Goldcorp's development projects include the Coffee gold project and Borden gold project in Canada, and the NuevaUnión gold-copper project (50.0% interest) and Norte Abierto gold project (50.0% interest) in Chile.

        Goldcorp's current sources of operating cash flows are primarily from the sale of gold, silver, lead, zinc and copper. Goldcorp's principal product is refined gold bullion sold primarily in the London spot market. In addition to gold, Goldcorp also produces silver, copper, lead and zinc primarily from concentrate produced at the Peñasquito mine, which is sold to third party smelters and refineries.

        The Goldcorp common shares are listed and posted for trading on the TSX under the symbol "G" and on the NYSE under the symbol "GG." Additional information about Goldcorp is included in documents, which are delivered with, and/or incorporated by reference into, this proxy statement or can be found at www.goldcorp.com. See "Where You Can Find More Information" beginning on page 147 of this proxy statement.

 THE ARRANGEMENT AGREEMENT AND THE PLAN OF ARRANGEMENT

        The summary of the material provisions of the arrangement agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the arrangement agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the arrangement agreement that is important to you. We urge you to read carefully the arrangement agreement in its entirety as it is the legal document governing the arrangement.

        The arrangement agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in the representations and warranties in the arrangement agreement were made solely for purposes of the arrangement agreement and the transactions and agreements contemplated thereby among the parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and the assertions embodied in the representations and warranties contained in the arrangement agreement (and summarized below) are qualified by information in disclosure letters provided by Goldcorp to Newmont and by Newmont to Goldcorp in connection with the signing of the arrangement agreement and by certain information contained in certain of Newmont's and Goldcorp's filings with the SEC. These disclosure letters and SEC filings contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the arrangement agreement. In addition, information concerning the subject matter of the representations and warranties may have changed or may change after February 19, 2019 and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        In addition, if specific material facts arise that contradict the representations and warranties in the arrangement agreement, Newmont or Goldcorp, as applicable, will disclose those material facts in the public filings that it makes with the SEC in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the arrangement agreement and the description of them in this proxy statement should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings Newmont and Goldcorp publicly file with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings Newmont and Goldcorp make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 147 of this proxy statement.

THE ARRANGEMENT

        The arrangement agreement provides that following the effective time of the arrangement, Newmont will acquire all of the outstanding Goldcorp common shares. The arrangement will be implemented under the Business Corporations Act (Ontario) (the "OBCA") and requires approval of (a) at least two-thirds of the votes cast by shareholders who vote (in person or by proxy) at a special meeting of Goldcorp shareholders; and (b) the Ontario Superior Court of Justice (Commercial List). After giving effect to the arrangement, Newmont will own all of the outstanding Goldcorp common shares.

        The arrangement will become effective on the date upon which Newmont and Goldcorp agree in writing as the effective date, or in the absence of such agreement, five business days following the satisfaction or waiver of all conditions to completion of the arrangement as set out in the arrangement agreement (excluding any conditions that, by their terms, cannot be satisfied until the effective date, but subject to the satisfaction or waiver of those conditions).

CONSIDERATION RECEIVED PURSUANT TO THE ARRANGEMENT

        At the effective time of the arrangement, each Goldcorp common share outstanding immediately prior to the effective time of the arrangement (excluding shares held by Newmont or its affiliates or by shareholders that validly exercise, and do not withdraw, their dissent rights) will be exchanged for (a) 0.3280 of a share of Newmont common stock; and (b) $0.02 in cash.

        The consideration to be paid for each Goldcorp common share will be adjusted to reflect the effect of changes in the number of outstanding shares of Newmont common stock that are issued and outstanding after the date of the arrangement agreement and prior to the effective time of the arrangement by reason of any stock split or consolidation of the issued and outstanding shares of Newmont common stock and where any dividend or other distribution is declared, set aside or paid to Goldcorp shareholders of record as of a time prior to the effective time of the arrangement (other than Goldcorp's regular quarterly dividend paid in the ordinary course consistent with past practice).

        No fractional shares of Newmont common stock will be issued as part of the arrangement. Instead, where the aggregate number of shares of Newmont common stock to be issued to a Goldcorp shareholder as consideration would result in a fraction of securities of Newmont being issuable, the number of shares of Newmont common stock to be received by such Goldcorp shareholder will be rounded down to the nearest whole share. In lieu of any such fractional share of Newmont common stock, each Goldcorp shareholder otherwise entitled to a fractional interest in a share of Newmont common stock will be entitled to receive a cash payment equal to an amount representing such Goldcorp shareholder's proportionate interest in the net proceeds from the sale by the depositary on behalf of all such Goldcorp shareholders of the excess of (a) the number of shares of Newmont common stock issued and delivered to the depositary pursuant to the plan of arrangement, over (b) the aggregate number of whole shares of Newmont common stock to be issued to Goldcorp shareholders pursuant to the plan of arrangement.

        At the effective time of the arrangement:

  •
  each option to purchase Goldcorp common shares ("Goldcorp option") outstanding at the effective time of the arrangement (whether vested or unvested) will remain outstanding on its existing terms and upon the exercise of each Goldcorp option the holder thereof shall be entitled to receive, in lieu of the number of Goldcorp common shares which such holder was entitled upon such exercise, a fraction of a share of Newmont common stock equal to the sum of 0.3280 and the quotient of shares of Newmont common stock obtained by dividing $0.02 by the volume weighted average price of a share of Newmont common stock on the NYSE, rounded to four decimal places, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the date of the effective time of the arrangement, for each such Goldcorp common share (which shares of Newmont common stock may be reduced, if required, in accordance with the arrangement agreement and plan of arrangement); provided, that the Goldcorp board of directors is permitted to exercise its discretion under the amended and restated 2005 Goldcorp Stock Option Plan to, following a termination without cause or for termination for good reason (as defined in the respective employment agreements), permit the exercise of the Goldcorp options until the respective expiry dates;

  •
  each award of Goldcorp phantom restricted share units ("Goldcorp phantom RSUs") that is outstanding immediately prior to the effective time of the arrangement shall remain outstanding on its existing terms, and the value of each such Goldcorp phantom RSU unit shall be amended in accordance with the terms of the plan of arrangement;

  •
  each award of Goldcorp performance share units ("Goldcorp PSUs") that is outstanding immediately prior to the effective time of the arrangement shall remain outstanding, and (a) the multiplier for each such Goldcorp PSU shall be deemed to be 100%, and (b) the value of each such Goldcorp PSU shall be amended in accordance with the terms of the plan of arrangement; and

  •
  each Goldcorp restricted stock unit ("Goldcorp RSU") that is outstanding immediately prior to the effective time of the arrangement shall be deemed to be exchanged by the holder thereof for a Newmont restricted stock unit ("Newmont RSUs") issued under Newmont's 2013 Stock Incentive Plan that has the same vesting conditions as the Goldcorp RSU for which it was exchanged and that entitles the holder to receive, upon vesting thereof, a number of shares of Newmont common stock equal to the product obtained by multiplying (a) the total number of Goldcorp common shares subject to the Goldcorp RSU immediately prior to the effective time of the arrangement by (b) the sum of 0.3280 and the quotient of the number of shares of Newmont common stock obtained by dividing $0.02 by the volume weighted average price of a share of Newmont common stock on the NYSE, rounded to four decimal places, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the date of the effective time of the arrangement.

DISSENTING SHARES

        Registered Goldcorp shareholders may exercise rights of dissent with respect to the Goldcorp common shares held by such Goldcorp shareholders pursuant to Section 185 of the OBCA, as modified by the plan of arrangement, the interim order and the final order. Registered Goldcorp shareholders who validly exercise their dissent rights, and do not withdraw or become deemed to have withdrawn such exercise of dissent rights, shall be entitled to be paid by Newmont the fair value of the Goldcorp common shares in respect of which their dissent rights were validly exercised.

        None of the following shall be entitled to exercise dissent rights: (a) Goldcorp shareholders who vote or have instructed a proxyholder to vote their Goldcorp common shares in favor of the arrangement resolution (but only in respect of such voted Goldcorp common shares), (b) holders of options to acquire Goldcorp common shares, Goldcorp RSUs, Goldcorp PSUs and Goldcorp phantom RSUs, and (c) any other person who is not a registered holder of Goldcorp common shares as of the record date for the special meeting of Goldcorp shareholders to be held in connection with the arrangement.

SURRENDER OF SHARES

        Newmont and Goldcorp have appointed Computershare Trust Company, N.A. to act as depositary to handle the exchange of Goldcorp common shares for cash consideration and shares of Newmont common stock. Following receipt by Goldcorp of the final order and prior to the effective time of the arrangement, Newmont will deposit in escrow with the depositary sufficient funds and shares of Newmont common stock to satisfy the aggregate consideration payable to Goldcorp shareholders. In connection with the special meeting of Goldcorp shareholders to be held in connection with the arrangement, Goldcorp will mail a letter of transmittal to each holder of record of Goldcorp common shares, containing instructions explaining the procedures for surrendering Goldcorp common shares in exchange for the consideration.

        After the effective time of the arrangement, each of the former Goldcorp shareholders who surrender a certificate which immediately prior to the effective time represented Goldcorp common shares, together with a duly completed and executed letter of transmittal, will be entitled to the consideration (after giving effect to any applicable tax withholdings) plus any cash in lieu of any fractional shares of Newmont common stock and any dividends or other distributions with a record date after the effective time of the arrangement that such former shareholder has the right to receive pursuant to the plan of arrangement. After the effective time of the arrangement, each certificate that previously represented shares of Goldcorp common shares will represent the right to receive, in exchange therefor, the consideration that the holder of such certificate is entitled to receive (after giving effect to any applicable tax withholdings).

LOST CERTIFICATES

        In the event any certificate which immediately prior to the effective time of the arrangement represented shares of Goldcorp common shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and upon posting a bond in an amount determined by Newmont or providing an indemnity to Newmont and Goldcorp, the depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration deliverable in accordance with such holder's duly completed and executed letter of transmittal.

CANCELLATION OF RIGHTS AFTER SIX YEARS

        If a former holder of Goldcorp common shares has not complied with the provisions of the plan of arrangement with respect to surrendering their certificates which immediately prior to the effective time represented shares of Goldcorp common shares on or before the date that is six years after the effective date of the arrangement then the consideration that such former Goldcorp shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof. Accordingly, persons who tender certificates for consideration after the sixth anniversary of the effective date of the arrangement will not receive any consideration and will not own any interest in either Goldcorp or Newmont.

EFFORTS TO OBTAIN REQUIRED GOLDCORP SHAREHOLDER APPROVAL

        The arrangement agreement requires Goldcorp to use commercially reasonable efforts to schedule its meeting on the date of Newmont stockholder meeting, which will in no event be later than April 11, 2019.

        In general, Goldcorp is not permitted to adjourn its meeting except as required by law. However, if Goldcorp receives a superior proposal (as further discussed in "Non-Solicitation Covenants" below) less than seven business days before the date of its meeting, Goldcorp may, or Newmont may require Goldcorp to, adjourn its meeting to a date that is not more than seven business days after the scheduled date of its meeting, provided, however, that the Goldcorp meeting shall not be adjourned or postponed to a date later than the seventh business day prior to the outside date of the arrangement (being July 31, 2019, as such date may be extended in accordance with the arrangement agreement).

        Unless the Goldcorp board of directors has modified its recommendation regarding the arrangement as permitted under the arrangement agreement, as further discussed in "Non-Solicitation Covenants" below, Goldcorp will include in its circular its recommendation that its shareholders vote in favor of approving the arrangement, copies of the fairness opinions provided by Goldcorp's financial advisors, a statement that the Goldcorp board of directors has determined that the consideration to be received by the Goldcorp shareholders is fair to such shareholders and that the arrangement and the entry into the arrangement agreement are in the best interests of Goldcorp and statements that each of the Goldcorp shareholders that have entered into voting agreements will vote their Goldcorp common shares in favor of the arrangement and the entry into the arrangement agreement.

EFFORTS TO OBTAIN REQUIRED NEWMONT STOCKHOLDER APPROVAL

        Newmont is required to use commercially reasonable efforts to schedule its meeting as promptly as reasonably practicable following SEC clearance of this proxy statement and, if reasonably practicable, on the date of Goldcorp's shareholder meeting, which will in no event be later than April 11, 2019.

        In general, Newmont is not permitted to adjourn its meeting. However, if Newmont receives a superior proposal (as further discussed in "Non-Solicitation Covenants" below) and provides Goldcorp with all documentation relating thereto in accordance with the arrangement agreement less than seven business days before the date of its meeting, Newmont may, or Goldcorp may require Newmont to, adjourn its meeting to a date that is not more than seven business days after the scheduled date of its meeting, provided, however, that the Newmont meeting shall not be adjourned or postponed to a date later than the seventh business day prior to the outside date of the arrangement (being July 31, 2019, as such date may be extended in accordance with the arrangement agreement).

        Unless the Newmont board of directors has modified its recommendation regarding the arrangement as permitted under the arrangement agreement, as further discussed in "Non-Solicitation Covenants" below, Newmont will include in its proxy statement a statement that the Newmont board of directors recommends that Newmont stockholders vote in favor of amending the Newmont Restated Certificate of Incorporation to increase the authorized shares of Newmont and to approve the issuance of Newmont shares as consideration, copies of the opinions provided by Newmont's financial advisors, a statement that the arrangement and the entry into the arrangement agreement is in the best interests of Newmont and statements that each of the Newmont stockholders that have entered into voting agreements will vote their shares of Newmont common stock in favor of the arrangement and the entry into the arrangement agreement.

FINAL COURT APPROVAL

        After the interim order of the court has been obtained, Goldcorp shareholders have approved the arrangement, the Newmont stockholders have approved the increase in the authorized shares of Newmont and the issuance of Newmont common stock as consideration, and regulatory approvals are obtained, Goldcorp is required to seek the final approval of the arrangement by the court as soon as reasonably practicable, but in any event not later than three business days thereafter. The court will consider, among other things, the fairness and reasonableness of the arrangement to shareholders of Goldcorp.

NAME CHANGE AND CORPORATE GOVERNANCE

        Pursuant to the arrangement agreement, Newmont is required to take all actions necessary to ensure that, as of the effective time of the arrangement: (a) two-thirds of the members of the Newmont board of directors are existing members of the Newmont board of directors and one-third of the members of the Newmont board of directors are existing members of the Goldcorp board of directors, (b) the deputy chair of the Newmont board of directors is Ian Telfer, and (c) the name of Newmont is changed to "Newmont Goldcorp Corporation."

REPRESENTATIONS AND WARRANTIES

        The arrangement agreement contains customary representations and warranties, all of which are qualified by public disclosure and many of which are qualified by material adverse effect, made by each of Newmont and Goldcorp. The statements embodied in those representations and warranties were made solely for purposes of the arrangement agreement among Newmont and Goldcorp and are subject to important qualifications and limitations agreed to by Newmont and Goldcorp in connection with negotiating its terms.

        Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between Newmont and Goldcorp rather than establishing matters as facts.

        The representations and warranties relate to: organization and qualification; authority relative to the arrangement agreement; no conflict; required filings and consent; subsidiaries; compliance with laws and constating documents; authorizations; capitalization and listing; shareholder and similar agreements; reporting issuer status and stock exchange compliance; U.S. Securities Law matters; reports; financial statements; undisclosed liabilities; Sarbanes-Oxley compliance; title; no defaults under leases and agreements; expropriation; mineral reserves and resources; royalties and rentals paid; environmental matters; employment matters; absence of certain changes or events; litigation; taxes; books and records; insurance; non-arm's length transactions; restrictions on business activities; material contracts; anti-corruption; sanctions; brokers and expenses; and opinions of financial advisors.

        The arrangement agreement also contains certain representations and warranties made solely by Newmont with respect to ownership of shares of Goldcorp; freely tradeable shares; and sufficient cash; and made solely by Goldcorp with respect to: intellectual property; benefit plans; indigenous claims; NGOs and community groups; cultural business; no "collateral benefit"; and the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

        As used in the arrangement agreement, the term "material adverse effect" means with respect to either Goldcorp or Newmont, as applicable, any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided that no event, change, occurrence, effect or state of facts shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a material adverse effect, to the extent that such event, change, occurrence, effect or state of facts results from or arises out of:

  •
  any change or development generally affecting the gold mining, silver mining or copper mining industries;

  •
  any change or development in political conditions in Canada, the United States, other states or countries in which such party has material operations or globally (including any act of terrorism or sabotage or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

  •
  any change in general economic, business or regulatory conditions or in financial, credit, currency or securities markets in Canada, the United States, other states or countries in which such Party has material operations or globally;

  •
  any change (on a current or forward basis) in the price of gold, silver or copper;

  •
  any adoption, proposed implementation or change in applicable law or any interpretation or application (or non-application) thereof by any governmental entity, or that result from any action taken for the purpose of complying with any of the foregoing;

  •
  any change in IFRS or U.S. GAAP, as applicable, or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

  •
  the execution, announcement or performance of the arrangement agreement or the consummation of the transactions contemplated therein;

  •
  compliance with the terms of, or the taking of any actions expressly required by, the arrangement agreement;

  •
  any actions taken which Newmont or Goldcorp, as applicable, has requested in writing;

  •
  any failure by a party to meet any analysts' estimates or expectations of such person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (although the facts and circumstances that give rise to such failure may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

  •
  any proceedings made or brought by any of the current or former stockholders of such party (on their own behalf or on behalf of such party) against Newmont, Goldcorp or any of their directors or officers, arising out of the arrangement agreement or the transactions contemplated thereby; or

  •
  any change in the market price or trading volume of any securities of such party (although the facts and circumstances that give rise to such changes may be taken into account in determining whether a material adverse effect has occurred) or any suspension of trading in securities generally or on any securities exchange on which any securities of such party trade;

except, however to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first six of the foregoing bullets disproportionately adversely affect such person and its subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such party operates.

COVENANTS

        Goldcorp and Newmont have agreed to undertake certain covenants between the date of the arrangement agreement and the completion of the arrangement. Set forth below is a brief summary of certain of those covenants:

Conduct of Business

        Each of Goldcorp and Newmont has undertaken until the effective time of the arrangement (or, if earlier, the date the arrangement agreement is terminated in accordance with its terms), unless expressly required or permitted under certain provisions of the arrangement agreement, as required by applicable law or a governmental entity, or unless the other party consents in writing, to and to cause each of its subsidiaries to (a) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice, and (b) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of their officers and employees as a group.

        Without limiting the generality of the foregoing, Goldcorp has undertaken not to, and to cause each of its subsidiaries not to, directly or indirectly (nor to authorize, agree to, propose, enter into or modify any contract to do any of the below matters or resolve to do so):

  •
  amend or propose to amend its articles, by-laws or other constating documents, including partnership agreements, or those of its subsidiaries;

  •
  incur any indebtedness to fund, directly or indirectly the payment of any dividend or other distribution in respect of any of its shares;

  •
  issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to any of the foregoing with respect to any of its equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any of its equity or voting interests or other securities of its subsidiaries, other than as specifically provided in the arrangement agreement;

  •
  split, combine or reclassify any of its outstanding shares or securities of any of its subsidiaries;

  •
  redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire its shares or other securities, or any securities of its subsidiaries, other than purchases of its shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Goldcorp equity awards or in connection with the Goldcorp employee share purchase plan;

  •
  amend the terms of any securities of it or its subsidiaries;

  •
  adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of it or any of its subsidiaries;

  •
  reorganize, amalgamate or merge it or its subsidiaries with any other person;

  •
  except as specified in the arrangement agreement, sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to any of the foregoing with respect to any of its or its subsidiaries assets or interests in its assets or its subsidiaries assets;

  •
  except as specified in the arrangement agreement, acquire or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any person, or, other than investments required by existing contracts to which one of its joint venture entities is a party or bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer or purchase of any property or assets of any other person, other than such investments in securities that do not exceed in the aggregate $10,000,000;

  •
  except as specified in the arrangement agreement, incur any capital expenditures or enter into any agreement obligating it or its subsidiaries to provide for future capital expenditures;

  •
  make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable law;

  •
  reduce the stated capital of its shares or any of its subsidiaries;

  •
  (a) except as specified in the arrangement agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (b) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than to any joint venture of Goldcorp or any of its subsidiaries in the ordinary course of business consistent with past practice or to Goldcorp or any of its subsidiaries or in connection with sale-leaseback transactions;

  •
  pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations other than (a) the payment, discharge, satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in its or its subsidiaries' financial statements or incurred in the ordinary course of business or (b) payment of any fees related to the arrangement;

  •
  enter into any agreement that, if entered into prior to the date of the arrangement agreement, would be considered a material contract, or modify, amend in any material respect, transfer or terminate any material contract, or waive, release, or assign any material rights or claims thereto or thereunder;

  •
  enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with Goldcorp financial risk management policy;

  •
  materially change the business carried on by it or its subsidiaries, as a whole;

  •
  except as specified in the arrangement agreement, (a) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Goldcorp or any of its subsidiaries; (b) grant, accelerate, or increase any payment, bonus, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of Goldcorp or any of its subsidiaries; (c) increase the coverage, contributions, funding requirements or benefits available under any of its benefit plans or create any new benefit plan; (d) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of Goldcorp or any of its subsidiaries, or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except for base salary increases for employees (other than senior employees) in the ordinary course of business; (e) make any material determination under any of its benefits plans that is not in the ordinary course of business; (f) establish, adopt, enter into, amend or terminate any collective bargaining agreement or its benefits plans; or (g) take or propose any action to effect any of the foregoing;

  •
  terminate the employment of any senior employee, except for cause or hire any senior employee;

  •
  take any action or fail to take any action which action or failure to act would reasonably be expected to cause any governmental entity to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such authorizations; or

  •
  subject to certain limitations set out in the arrangement agreement, take any action inconsistent with past practice relating to the filing of any tax returns or the withholding, collecting, remitting and payment of any tax; amend any tax return or change any of its methods of reporting; make, change or revoke any material election relating to taxes, enter into any tax sharing, allocation, waiver or indemnification agreement or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment; settle (or offer to settle) any material tax claim, audit, proceeding or re-assessment; make a request for a tax ruling to any governmental entity or make any investments in any corporation that is a foreign affiliate of Goldcorp or any of its subsidiaries, as set forth in the arrangement agreement. Goldcorp shall keep Newmont reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any tax investigations.

        In addition, Goldcorp is required to use all commercially reasonably efforts to cause its insurance (or re-insurance) policies maintained by it or its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that any new insurance (or re-insurance) policy obtained by it or its subsidiaries shall not exceed a term of 12 months.

        Newmont has undertaken not to, and to cause each of its subsidiaries not to, directly or indirectly (nor to authorize, agree to, propose, enter into or modify any contract to do any of the below matters or resolve to do so):

  •
  amend or propose to amend its articles, by-laws or other constating documents, including partnership agreements, or those of its subsidiaries;

  •
  declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any of its shares of common stock, except for regular quarterly dividends to its stockholders in the ordinary course consistent with past practice and any such action solely between or among it and its subsidiaries or between or among its subsidiaries;

  •
  issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to any of the foregoing with respect to any of its equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any equity or voting interests or other securities of its subsidiaries, other than as specifically provided in the arrangement agreement;

  •
  split, combine or reclassify any of its outstanding shares of common stock;

  •
  redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire its shares of common stock or other securities, other than (a) ordinary course purchases of its shares of common stock made in the public markets and at the prevailing market price, and (b) purchases of its shares of common stock in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Newmont equity awards;

  •
  amend the terms of any of its securities;

  •
  adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Newmont;

  •
  reorganize, amalgamate or merge Newmont with any other person;

  •
  make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable law;

  •
  reduce the stated capital of its shares of common stock;

  •
  sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to any of the foregoing with respect to any material assets of Newmont or any of its subsidiaries or any interest in any assets of Newmont or any of its subsidiaries, other than (a) in the ordinary course of business consistent with past practice, and (b) any such action solely between or among Newmont and its subsidiaries or between or among its subsidiaries; or

  •
  materially change the business carried on by it or its subsidiaries, as a whole.

Mutual Covenants

        Each of Goldcorp and Newmont has undertaken that, other than in connection with obtaining the required regulatory approvals, that, from the date of the arrangement agreement until the earlier of the effective time of the arrangement or the time that the arrangement agreement is terminated in accordance with its terms, it will:

  •
  use its commercially reasonable efforts to, and shall cause its subsidiaries to use all commercially reasonable efforts to, complete the arrangement, including by obtaining all necessary waivers, consents and approvals required pursuant to certain material contracts, obtaining all necessary material authorizations required under applicable laws, fulfilling all conditions to closing and co-operating in connection with the performance by it and its subsidiaries of their obligations under the arrangement agreement;

  •
  not take any action, refrain from taking any action, or permit any action to be taken or not taken, which is inconsistent with the arrangement agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the arrangement or the other transactions contemplated in the arrangement agreement, including, any action or the entering into of any transaction that would reasonably be expected to prevent, delay or impede the obtaining of, or increase the risk of not obtaining, any regulatory approval or otherwise prevent, delay or impede the consummation of the transactions contemplated by the arrangement agreement;

  •
  use commercially reasonable efforts to: (a) defend all lawsuits or other legal, regulatory or other proceedings against itself or any of its subsidiaries challenging or affecting the arrangement agreement or the transactions contemplated in the arrangement agreement, (b) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order relating to itself or any of its subsidiaries which may materially adversely affect the ability of the parties to consummate the arrangement, and (c) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the arrangement, any law that makes consummation of the arrangement illegal or otherwise prohibits consummating the arrangement; and

  •
  carry out the terms of the interim order and the final order.

Goldcorp Employment Matters

        Each of Goldcorp and Newmont, and the Goldcorp board of directors (and any relevant committee thereof), will take such actions as are necessary from and after the effective time of the arrangement, to effect the terms of the plan of arrangement and arrangement agreement with respect to the treatment of securities of Goldcorp, including Goldcorp phantom RSUs, Goldcorp PSUs, Goldcorp RSUs and options and with respect to Goldcorp's employee share purchase plan. Each of Goldcorp and Newmont also acknowledge that the arrangement will result in a "change of control" for the purposes of Goldcorp's employment agreements and benefit plans. After the effective time of the arrangement, Newmont agrees to cause Goldcorp and any successor to Goldcorp to honor and comply in all material respects with the terms of all existing employment, indemnification, change in control, change of control, severance, termination or other compensation arrangements and employment and severance obligations of Goldcorp or any of its subsidiaries that were entered into prior to the date of the arrangement agreement in the ordinary course of business (or, if not in the ordinary course of business, have been disclosed to Newmont).

Regulatory Approvals

        Each of Goldcorp and Newmont has undertaken to, and to cause their respective subsidiaries to, (a) file a "no action" letter and a waiver under Section 113(c) of the Competition Act with the commissioner of competition within ten business days after the execution of the arrangement agreement, (b) file a notification under Part IX of the Competition Act within ten business days after Newmont's instruction, (c) file an application for review under the Investment Canada Act within 10 business days after the date of execution of the arrangement agreement after which time Newmont must submit proposed written undertakings to the Director of Investments under the Investment Canada Act within ten business days after the application is submitted, and (d) file, as promptly as practicable after the execution of the arrangement agreement, all filings and notifications under applicable antitrust laws, including all filings required to obtain the Key Regulatory Approvals (as defined in the arrangement agreement), other than approvals pursuant to the Competition Act and the Investment Canada Act, and any filings or notifications under any other applicable laws required to obtain any other regulatory approval. Each of Goldcorp and Newmont have also agreed to provide each relevant governmental entity with all non-privileged information, documents, data and other things requested by such environmental entity or that are necessary or advisable to permit consummation of the transactions contemplated by the arrangement agreement as promptly as practicable following any such request.

        Each of Goldcorp and Newmont has undertaken not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the regulatory approvals required under the arrangement agreement materially more difficult or challenging, or cause a material delay.

        Each of Goldcorp and Newmont has undertaken to use their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on their respective parts to consummate the transactions contemplated by the arrangement agreement as promptly as practicable after the date of the arrangement agreement. To the extent that the minister of Innovation, Science and Economic Development Canada (and/or other ministers responsible for the Investment Canada Act) or his designees propose any amendments or require enhancements to such proposed undertakings contemplated in the arrangement agreement, Newmont shall propose, negotiate and enter into reasonable undertakings necessary to obtain the approval under the Investment Canada Act, except as specified in the arrangement agreement. Newmont has undertaken to, acting reasonably, determine and direct all matters and efforts relating to the obtaining of all regulatory approvals required under the arrangement agreement, and to consider the views and input of Goldcorp in good faith.

No Solicitation of Alternative Transactions and Changes of Recommendation

        Each of Goldcorp and Newmont has agreed not to and to cause its subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause their respective representatives not to:

  •
  solicit, assist, initiate, knowingly encourage or otherwise facilitate any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an acquisition proposal (as defined below), except as expressly permitted in the arrangement agreement;

  •
  enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an acquisition proposal;

  •
  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any acquisition proposal, except as expressly permitted by the arrangement agreement;

  •
  (a) fail to make, or withdraw, amend, modify or qualify, in a manner adverse to the other party or fail to publicly reaffirm (without qualification) the recommendation of its board of directors of the arrangement within five business days (and in any case prior to the meeting of its stockholders or shareholders, as applicable) after having been requested in writing by the other party to do so (acting reasonably), (b) accept, approve, endorse or recommend an acquisition proposal (or publicly proposing to do so), (c) take no position or a neutral position with respect to an acquisition proposal for more than five business days after the public announcement of such acquisition proposal, or (d) resolve or propose to take any of the foregoing actions; or

  •
  make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of its board of directors of the transactions contemplated in the arrangement agreement.

        Each of Goldcorp and Newmont agreed to, and to cause its subsidiaries and representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of the arrangement agreement with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, an acquisition proposal. Each of Goldcorp and Newmont must enforce all standstill covenants to which third parties are subject.

        Each of Goldcorp and Newmont agreed to discontinue access to, and disclosure of, its and its subsidiaries' confidential information and to request the return or destruction of all confidential information previously provided to any person (other than to one another) as soon as possible and to enforce all standstill, confidentiality, non-disclosure, business purpose, use or similar agreements or restrictions to which it or its subsidiaries is a party.

        Each of Goldcorp and Newmont must notify the other party as soon as practicable, and in any event within 24 hours, of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an acquisition proposal it receives or otherwise becomes aware of, and keep the other party promptly and fully informed of the material developments and discussions and negotiations with respect to such proposal.

        If, at any time prior to a party obtaining the approval of its stockholders or shareholders, as applicable, Goldcorp or Newmont, as applicable, receives a request for material non-public information or to enter into discussions from a person that makes an unsolicited bona fide written acquisition proposal that did not result from a breach of the arrangement agreement (and which has not been withdrawn) and the party's board of directors determines, in good faith after consultation with its outside financial and legal advisors, that such acquisition proposal constitutes or would reasonably be expected to constitute a superior proposal (as defined below) (disregarding, for the purposes of such determination, any due diligence or access condition to which such acquisition proposal is subject), then, and only in such case, Goldcorp or Newmont, as applicable, may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such acquisition proposal, and (y) provide the person making such acquisition proposal with, or access to, confidential information regarding itself and its subsidiaries, but only to the extent that the other party had previously been, or is concurrently, provided with, or given access to, the same information, and only if such party is in compliance with the arrangement agreement and Goldcorp or Newmont, as applicable, has entered into a confidentiality and standstill agreement on terms no less favorable in the aggregate to Goldcorp or Newmont, as applicable, than the confidentiality agreement entered into between Goldcorp and Newmont in connection with the arrangement.

        An "acquisition proposal" is an offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any person or group of persons (other than the parties or their affiliates) relating to:

  •
  any direct or indirect acquisition or purchase of (a) the assets of Goldcorp or Newmont, as applicable, and/or one or more of its subsidiaries that constitute 20% or more of its consolidated assets together with its subsidiaries, or which contribute 20% or more of its consolidated revenue together with its subsidiaries; or (b) 20% or more of any voting or equity securities of Goldcorp or Newmont, as applicable, or of its subsidiaries that contribute 20% or more of its consolidated revenues or constitute 20% or more of its consolidated assets together with its subsidiaries;

  •
  any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities of Goldcorp or Newmont, as applicable;

  •
  a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction involving Goldcorp or Newmont, as applicable, or any of its subsidiaries that constitute 20% or more of the consolidated assets of Goldcorp or Newmont, as applicable, together with its subsidiaries, or which contribute 20% or more of the consolidated revenue of Goldcorp or Newmont, as applicable, together with its subsidiaries; or

  •
  any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the arrangement agreement or the arrangement and, in the case of an acquisition proposal relating to Goldcorp, would reasonably be expected to materially reduce the benefits to Newmont of the arrangement.

        A "superior proposal" is an alternative transaction that (among other things) relates to an acquisition of 100% of the party's shares or substantially all of the assets of the party and:

  •
  is not subject to any financing condition;

  •
  is not subject to a due diligence and/or access condition;

  •
  is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal; and

  •
  the applicable board of directors determines in good faith, after consultation with its outside financial and legal advisors, would result in a transaction that is more favorable, from a financial point of view, to the applicable party's stockholders or shareholders, as applicable, than the arrangement.

        The board of directors of each of Goldcorp and Newmont may not change its recommendation in favor of the arrangement unless:

  •
  the board of directors has determined that the acquisition proposal constitutes a superior proposal;

  •
  approval of that party's stockholders or shareholders, as applicable, has not been obtained;

  •
  the party has been, and continues to be, in compliance in all material respects with its non-solicitation covenants; and

  •
  the party first provides the other party written notice of a superior proposal and a five business day "right to match" the superior proposal (during which period the other party may propose amendments to the arrangement, including to the consideration) and, if the other party has proposed to amend the terms of the arrangement, the board of directors, after consultation with its outside financial and legal advisors, determines that the acquisition proposal remains a superior proposal compared to the other party's proposed amendment to the terms of the arrangement. Each successive modification of any acquisition proposal will require a new written notice and a new five business day period commencing at the time of such new notice.

        Notwithstanding any change in recommendation, unless the arrangement agreement has been terminated in accordance with its terms, the party whose board of directors changed its recommendation must still hold its stockholder or shareholder meeting, as applicable, and allow its stockholders or shareholders, as applicable, to vote on the arrangement, and such party is not permitted, except in accordance with applicable law, to submit to a vote of its stockholders or shareholders, as applicable, any acquisition proposal other than the arrangement prior to the termination of the arrangement agreement.

Pre-Acquisition Reorganization

        Subject to certain limitations as set forth in the arrangement agreement, Goldcorp has agreed that, at Newmont's request, it will use commercially reasonable efforts to perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Newmont may request prior to the effective date of the arrangement, acting reasonably, and to cooperate with Newmont and its advisors to determine the nature of the reorganizations that might be undertaken and the manner in which they would most effectively be undertaken. Newmont is required to provide written notice to Goldcorp of any proposed reorganization transactions in reasonable written detail at least ten business days prior to the effective date of the arrangement.

        Goldcorp and its subsidiaries will not be obligated to participate in any such pre-acquisition reorganization unless such pre-acquisition reorganization, in the opinion of Goldcorp, acting reasonably: (a) cannot reasonably be expected to result in any taxes being imposed on, or any adverse taxes consequences to shareholders of Goldcorp incrementally greater than the taxes to such party in connection with the consummation of the arrangement absent any pre-acquisition reorganization; (b) is not prejudicial to Goldcorp or its shareholders in any material respect; (c) does not require Goldcorp to obtain the approval of securityholders of Goldcorp or proceed absent any required consent of any third party (including any regulatory approval); (d) does not unreasonably interfere with Goldcorp's material operations prior to the effective time of the arrangement; (e) does not require Goldcorp or its subsidiaries to contravene any contract, regulatory approval or applicable laws, or its organization documents; (f) can be completed immediately prior to the effective date; and (g) does not impair the ability of Goldcorp to consummate, and will not prevent or materially delay the consummation of, the arrangement, and would not reasonably be expected to prevent any person from making a superior proposal.

        Unless the arrangement is not completed due to a breach by Goldcorp of the terms and conditions of the arrangement agreement or in circumstances that would give rise to the payment by Goldcorp of a termination fee, Newmont has agreed that it will be responsible for all reasonable costs and expenses associated with any such reorganization.

Financing Cooperation

        Subject to certain specified limitations, Goldcorp has agreed to use commercially reasonable efforts to provide, and to cause its subsidiaries to provide, such cooperation as may be reasonably requested by Newmont in connection with the borrowing or an issuance of debt by Newmont and/or any liability management transaction (including, without limitation, any exchange offers, consent solicitations or tender offers) with respect to debt existing on the date of the arrangement agreement of Goldcorp or its subsidiaries. These efforts may include, among other things, commercially reasonable efforts to: (a) provide assistance with any discussions of and/or furnish financial data and information reasonably required in connection with any debt financing, (b) provide accounting assistance in connection with any debt financing, including in connection with providing customary comfort letters and consents, (c) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Newmont, and (d) authorize and facilitate discussions, meetings and other engagement by Newmont, its subsidiaries or affiliates with Goldcorp's or its subsidiaries' lenders.

        The consummation of the arrangement is not conditioned upon the consummation of, or the receipt by Newmont of proceeds from, any debt financing.

Other Covenants and Agreements

        The arrangement agreement contains certain other covenants and agreements, including covenants relating to:

  •
  cooperation between Goldcorp and Newmont in connection with public announcements and shareholder or stockholder, as applicable, communications;

  •
  cooperation between Goldcorp and Newmont in the preparation and filing of the circular and this proxy statement;

  •
  the use of reasonable best efforts by Newmont to cause the shares of Newmont common stock to be issued to Goldcorp shareholders in exchange for their Goldcorp common shares or upon the exercise of (a) the replacements RSUs issuable pursuant to the arrangement or (b) the Goldcorp options outstanding at the effective time of the arrangement (whether vested or unvested), to be listed on the NYSE and Goldcorp's agreement to use reasonable best efforts to cooperate with Newmont in connection with the foregoing;

  •
  to the extent necessary, the filing of one or more registration statements on Form S-8 with the SEC to register the shares of Newmont common stock issuable upon exercises of replacement RSUs or Goldcorp options;

  •
  the use of commercially reasonable efforts by Newmont to ensure that the shares of Newmont common stock forming part of the consideration are either registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements;

  •
  access by each party to certain information about the other party during the period prior to the effective time of the arrangement and the parties' agreement to keep information exchanged confidential; and

  •
  indemnification of directors and officers of Goldcorp and its subsidiaries in respect of claims arising from facts or events which occurred on or prior to the effective time of the arrangement.

CONDITIONS TO COMPLETION OF THE ARRANGEMENT

        The respective obligations of Goldcorp and Newmont to complete the arrangement are subject to the satisfaction or waiver of the following conditions on or before the effective time of the arrangement:

  •
  the Goldcorp resolution having been duly approved by the Goldcorp shareholders at the special meeting of the Goldcorp shareholders held to consider such special resolution, which approval requires 66 2/3% of the votes cast by Goldcorp shareholders present in person or represented by proxy voting together as a single class;

  •
  the amendment proposal and the share issuance proposal having been duly approved, which approval requires the affirmative vote of the holders of a majority of the outstanding shares of Newmont common stock as of the record date for the special meeting for the amendment proposal and the affirmative vote of the holders of a majority of the votes cast on the share issuance proposal at the special meeting for the share issuance proposal;

  •
  the interim order and the final order each having been obtained on terms consistent with the arrangement agreement and in form and substance acceptable to each of Newmont and Goldcorp, acting reasonably, and not having been set aside or modified in a manner unacceptable to either Goldcorp or Newmont, each acting reasonably, on appeal or otherwise;

  •
  no order or law being in effect that has the effect of making the arrangement illegal or otherwise preventing or prohibiting consummation of the arrangement;

  •
  the shares of Newmont common stock to be issued as consideration shares pursuant to the arrangement having been, subject to customary conditions, approved for listing on the NYSE;

  •
  all of the Key Regulatory Approvals (as defined in the arrangement agreement) having been obtained; and

  •
  the shares of Newmont common stock to be issued as consideration shares pursuant to the arrangement and the replacement RSUs to be issued in exchange for the Goldcorp RSUs pursuant to the arrangement having been exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof.

        The obligation of Newmont to complete the arrangement is subject to the satisfaction or waiver of the following conditions on or before the effective time of the arrangement:

  •
  the representations and warranties of Goldcorp in the arrangement agreement regarding (a) organization and qualification, authority relative to the arrangement agreement and absence of certain changes or events are true and correct in all respects as of the date of the arrangement agreement and the effective time as if made as at and as of such time, (b) capitalization and listing and subsidiaries are true and correct in all respects (other than de minimis inaccuracies) as of the date of the arrangement agreement and the effective time as if made as at and as of such time, and (c) all other representations and warranties of Goldcorp are true and correct in all respects as of the date of the arrangement agreement and as of the effective time as if made at and as of such time, except (in the case of clause (c)) where such failures of such representations and warranties to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (as defined below) on such party;

  •
  Goldcorp having complied in all material respects with the covenants required to be performed by it in the arrangement agreement;

  •
  no material adverse effect on Goldcorp having occurred or been disclosed to the public (if previously undisclosed) since the date of the arrangement agreement;

  •
  Goldcorp having provided to Newmont a certificate of two senior officers of Goldcorp certifying as of the effective date that the preceding three conditions have been satisfied; and

  •
  dissent rights not having been exercised (or, if exercised, not withdrawn) with respect to more than 10% of the issued and outstanding Goldcorp common shares.

        The obligation of Goldcorp to complete the arrangement is subject to the satisfaction or waiver of the following conditions on or before the effective time of the arrangement:

  •
  the representations and warranties of Newmont in the arrangement agreement regarding (a) organization and qualification, authority relative to the arrangement agreement and absence of certain changes or events are true and correct in all respects as of the date of the arrangement agreement and the effective time as if made as at and as of such time; (b) capitalization and listing are true and correct (other than de minimis inaccuracies), and all other representations and warranties of Newmont are true and correct in all respects as of the date of the arrangement agreement and the effective time as if made at and as of such time, except where (in the case of clause (c)) the failures of such representations and warranties to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on such party;

  •
  Newmont having complied with certain covenants specified in the arrangement agreement and in all material respects with all other covenants required to be performed by it in the arrangement agreement;

  •
  no material adverse effect on Newmont having occurred or been disclosed to the public (if previously undisclosed) since the date of the arrangement agreement; and

  •
  Newmont having provided to Goldcorp a certificate of two senior officers of Newmont certifying as of the effective date that the preceding three conditions have been satisfied.

TERMINATION OF THE ARRANGEMENT AGREEMENT

Right to Terminate

        The arrangement agreement may be terminated at any time prior to the effective time of the arrangement, whether before or after the approval of the arrangement by the Goldcorp shareholders or the approval of the share issuance and increase in authorized capital by the Newmont stockholders, under the following circumstances:

  •
  by mutual written agreement of Newmont and Goldcorp;

  •
  by either Newmont or Goldcorp, if:

  •
  the effective date of the arrangement has not occurred on or before the outside date of the arrangement (being July 31, 2019, as such date may be extended in accordance with the arrangement agreement), except that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failures;

  •
  a final and non-appealable law or order has been enacted, entered or promulgated following the execution of the arrangement agreement that makes the consummation of the arrangement illegal or otherwise prohibits or enjoins the parties from consummating the arrangement;

  •
  Goldcorp shareholder approval of the arrangement is not obtained at the special meeting of Goldcorp shareholders, except that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure;

  •
  Newmont stockholder approval of the share issuance and increase in authorized capital is not obtained at the special meeting of Newmont stockholders, except that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure;

  •
  the other party's board of directors changes its recommendation with respect to the arrangement;

  •
  the other party breaches its non-solicitation covenants in any material respect;

  •
  a material adverse effect has occurred and is continuing in relation to the other party;

  •
  the other party has breached any of its representations or warranties or failed to perform any covenant or agreement, which breach or failure to perform would cause certain conditions to the arrangement not to be fulfilled and such conditions are incapable of being satisfied by July 31, 2019 (as such date may be extended in accordance with the arrangement agreement); or

    •
    its own board of directors changes its recommendation in accordance with the terms of the arrangement agreement and, at the time of termination of the arrangement, either (a) the meeting of Newmont stockholders is scheduled for a date that is later than April 11, 2019, or (b) it is on or after March 23, 2019 and the meeting of Newmont stockholders has not been scheduled; provided that such right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the meeting of Newmont stockholders to occur on or prior to April 11, 2019.

        The party desiring to terminate shall give written notice to the other party, specifying in reasonable details the basis for the exercise of its termination right.

        If the arrangement agreement is terminated in accordance with its terms, there will be no liability on the part of any party thereto, except certain provisions of the arrangement agreement will survive such termination.

Termination Fees

        Goldcorp is required to pay a termination fee of $350 million to Newmont in the event that:

  •
  the arrangement agreement is terminated by Newmont due to a change in recommendation by Goldcorp;

  •
  the arrangement agreement is terminated by either party due to a failure to obtain the approval of Goldcorp shareholders following a change in recommendation by Goldcorp (but not including termination by either party in circumstances where the change in recommendation by Goldcorp resulted from the occurrence of a material adverse effect in respect of Newmont);

  •
  the arrangement agreement is terminated by either party due to the effective date of the arrangement not occurring prior to the outside date of the arrangement or a failure to obtain the approval of Goldcorp shareholders, or by Newmont if Goldcorp is in breach of its representations, warranties or covenants under the arrangement agreement, but only if in these termination events:

  •
  prior to such termination, a bona fide acquisition proposal for Goldcorp shall have been made or publicly announced by any person other than Newmont (and, if the meeting of Goldcorp shareholders is held, is not withdrawn at least five business days prior to the date of the meeting of Goldcorp shareholders); and

  •
  within 12 months following the date of such termination, (i) Goldcorp or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for Goldcorp and such acquisition proposal is later consummated (whether or not within 12 months after such termination) or (ii) an acquisition proposal for Goldcorp shall have been consummated (whether or not such acquisition proposal is the same acquisition proposal referred to in paragraph (a) above); provided that for the purposes of this section of the arrangement agreement, acquisition proposal refers to a "Goldcorp Acquisition Proposal" as defined in the arrangement agreement except that a reference to "20 per cent" therein shall be deemed to be a reference to "50 per cent"; or

  •
  the arrangement agreement is terminated by Goldcorp after the Goldcorp board of directors changes its recommendation, and at the time of termination of the arrangement agreement, either (a) the meeting of Newmont stockholders is scheduled for a date later than April 11,

    2019, or (b) it is on or after March 23, 2019 and the meeting of Newmont stockholders meeting has not been scheduled; provided that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the meeting of Newmont stockholders to occur on or prior to April 11, 2019.

        Newmont is required to pay a termination fee of $650 million to Goldcorp in the event that:

  •
  the arrangement agreement is terminated by Goldcorp pursuant to a change in recommendation by Newmont;

  •
  the arrangement agreement is terminated by either party pursuant to a failure to obtain the approval of Newmont stockholders following a change in recommendation by Newmont (but not including termination by either party in circumstances where the change in recommendation by Newmont resulted from the occurrence of a material adverse effect in respect of Goldcorp);

  •
  the arrangement agreement is terminated by either party due to the effective date of the arrangement not occurring prior to the outside date of the arrangement or a failure to obtain the approval of Newmont stockholders, or by Goldcorp if Newmont is in breach of its representations, warranties or covenants under the arrangement agreement, but only if in these termination events:

  •
  prior to such termination, a bona fide acquisition proposal for Newmont shall have been made or publicly announced by any person other than Goldcorp (and, if the meeting of Newmont stockholders is held, is not withdrawn at least five business days prior to the date of the meeting of Newmont stockholders); and

  •
  within 12 months following the date of such termination, (i) Newmont or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for Newmont and such acquisition proposal is later consummated (whether or not within 12 months after such termination) or (ii) an acquisition proposal for Newmont shall have been consummated (whether or not such acquisition proposal is the same acquisition proposal referred to in paragraph (a) above); provided that for the purposes of this section of the arrangement agreement, acquisition proposal refers to a "Newmont Acquisition Proposal" as defined in the arrangement agreement except that a reference to "20 per cent" therein shall be deemed to be a reference to "50 per cent"; or

  •
  the arrangement agreement is terminated by Newmont after the Newmont board of directors changes its recommendation, and at the time of termination of the arrangement agreement, either (a) the meeting of Newmont stockholders is scheduled for a date later than April 11, 2019; or (b) it is on or after March 23, 2019 and the meeting of Newmont stockholders meeting has not been scheduled; provided that the right to terminate the arrangement agreement shall not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the meeting of Newmont stockholders to occur on or prior to April 11, 2019.

AMENDMENTS, EXTENSIONS AND WAIVERS

Amendments

        The arrangement agreement may be amended by the parties. All such amendments must be in writing signed by each party.

Extensions and Waivers

        At any time prior to the completion of the arrangement, any party to the arrangement agreement may:

  •
  extend the time for the performance of any of the obligations or other acts of any other party;

  •
  waive compliance, except as provided in the arrangement agreement, with any of the other party's agreements or the fulfillment of any conditions to its own obligations; or

  •
  waive inaccuracies in any of the other party's representations or warranties;

provided, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

THE SUPPORT AND VOTING AGREEMENTS

        The summary of the material provisions of the support and voting agreements below and elsewhere in this proxy statement is qualified in its entirety by reference to the form of support and voting agreements, copies of which are attached to this proxy statement as Annex C and Annex D. This summary may not contain all of the information about the support and voting agreements that is important to you. We urge you to read carefully the form of support and voting agreements in their entirety, before making a decision on the amendment proposal or the share issuance proposal presented.

        On January 14, 2019, in connection with the signing of the arrangement agreement, each of Goldcorp and Newmont entered into support and voting agreements with one another's directors and certain members of one another's respective executive leadership teams, in their capacity as shareholders or stockholders, as applicable. As of February 22, 2019, the record date of the Goldcorp meeting, Goldcorp shareholders subject to support and voting agreements with Newmont, collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 0.57% of the outstanding Goldcorp common shares on a non-diluted basis and approximately 0.66% of the outstanding Goldcorp common shares on a partially-diluted basis, assuming the exercise or vesting of their Goldcorp options and Goldcorp RSUs. As of the record date of the Newmont special meeting, Newmont stockholders subject to support and voting agreements with Goldcorp, which includes all 12 current directors of Newmont and Thomas Palmer, Nancy Buese, Elaine Dorward-King, Randy Engel, Stephen Gottesfeld, Scott Lawson, William MacGowan and Marcelo Godoy from the Newmont executive leadership team, collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 0.22% of the outstanding shares of Newmont common stock on a non-diluted basis and approximately 0.56% of the outstanding Newmont common stock on a partially-diluted basis, assuming the exercise or vesting of their Newmont RSUs, Newmont PSUs, Newmont options and Newmont DSUs.

        The support and voting agreements set forth, among other things, the agreement of such stockholders or shareholders, as applicable, to (a) vote all of their shares in favor of the Goldcorp resolution, in the case of Goldcorp shareholders, and the amendment proposal and share issuance proposal, in the case of Newmont stockholders, as well as any other resolutions necessary for the consummation of the arrangement and against any resolution, action, proposal, transaction or agreement proposed by any person that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the arrangement or delay or interfere with the completion of the arrangement; (b) if requested, deliver or cause to deliver to the applicable transfer agent duly executed proxies or voting instruction forms completed as specified in the support and voting agreement; (c) not to take any other action of any kind, including voting or not voting and relevant securities, that would reasonably be expected to preclude, delay or interfere with the completion of the arrangement; and (d) not to, directly or indirectly, sell transfer, pledge or assign, or agree to sell transfer, pledge or assign, any of the relevant securities governed by the support and voting agreement (except with consent or pursuant to the arrangement agreement or a permitted 10b5-1 plan). Goldcorp shareholders also agree not to exercise any rights to dissent or rights of appraisal in connection with the arrangement.

        Notwithstanding the above, if the board of directors of Goldcorp changes its recommendation that the shareholders of Goldcorp approve the Goldcorp resolution, or the board of directors of Newmont changes its recommendation that the stockholders of Newmont approve the amendment proposal and share issuance proposal, the stockholders or shareholders, as applicable, subject to support and voting agreements will be entitled to abstain from voting on (a) the approval, consent, ratification and adoption of such resolutions, as applicable, and any other matter necessary for the consummation of the arrangement, and (b) any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the arrangement or delay or interfere with, the completion of the arrangement.

        The support and voting agreements terminate upon the earliest of: (a) mutual written agreement; (b) the termination of the arrangement agreement in accordance with its terms; (c) Goldcorp or Newmont, as applicable, varying the terms of the arrangement agreement in a manner that is materially adverse to the stockholder or shareholder, as applicable, without consent or, in the case of the support and voting agreements entered into with Newmont, if Newmont decreases the amount of consideration set out in the arrangement agreement; or (d) the effective time of the arrangement.

 PROPOSAL 1
INCREASE IN AUTHORIZED SHARES

        The increase in the number of authorized shares of common stock in the Restated Certificate of Incorporation is intended to permit the issuance of a sufficient number of shares of common stock, to be issued as consideration shares in connection with the arrangement.

        The arrangement agreement requires that Newmont issue and deliver to Goldcorp approximately 285 million shares of common stock, which is referred to as the consideration shares. In order to issue the consideration shares to Goldcorp shareholders in connection with the arrangement, it is necessary to amend our certificate of incorporation to increase the amount of authorized capital stock from 755,000,000 shares, divided into 750,000,000 shares of common stock, par value $1.60, and 5,000,000 shares of preferred stock, par value $5.00, to 1,285,000,000 shares, divided into 1,280,000,000 shares of common stock, par value $1.60, and 5,000,000 shares of preferred stock, par value $5.00. The arrangement agreement also requires that Newmont change its name to "Newmont Goldcorp Corporation." The Newmont board of directors has also approved, subject to commencement of the arrangement, an amendment to Restated Certificate of Incorporation to amend Newmont's name. The Newmont board of directors has unanimously adopted resolutions approving and declaring advisable, and recommending that our stockholders adopt, the Restated Certificate of Incorporation.

        This Proposal 1 and Proposal 2 are conditioned upon each other. Adoption by our stockholders of the Restated Certificate of Incorporation is a condition to the closing of the arrangement and is necessary for Newmont to issue the common stock to Goldcorp at the closing Accordingly, if this Proposal 1 is not adopted at the special meeting, a condition to the closing of the arrangement will not be satisfied and the arrangement will not be completed.

REQUIRED VOTE AND BOARD OF DIRECTORS' RECOMMENDATION

        Assuming the presence of a quorum, in order to become effective this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Newmont's common stock as of the record date for the special meeting. An abstention from voting or a broker non-vote on this proposal will have the same effect as a vote against this proposal.

        The Newmont board of directors unanimously recommends that you vote "FOR" the approval of this proposal.

 PROPOSAL 2
ISSUANCE OF NEWMONT SHARES IN CONNECTION WITH THE TRANSACTION

        The Newmont board of directors has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to Newmont stockholders for their approval the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement.

        Section 312.03 of the NYSE Listed Company Manual requires stockholder approval for the issuance of Newmont common stock in instances where the number of securities issued or issuable in payment of the purchase price in a transaction such as the arrangement exceeds 20% of the number of securities of the listed issuer which are outstanding.

        As of February 20, 2019, 534,633,309 shares of Newmont common stock were issued and outstanding, of which 1,963,864 were treasury shares. Upon the consummation of the arrangement, Goldcorp shareholders would acquire an aggregate of up to approximately 285 million shares of Newmont common stock, which represents approximately 53% of the shares of Newmont common stock issued and outstanding prior to the consummation of the arrangement. Upon the consummation of the arrangement, Goldcorp shareholders would represent approximately 35% of the shares of Newmont common stock issued and outstanding.

        This Proposal 2 and Proposal 1 are conditioned upon each other. Adoption by our stockholders of the issuance of shares of Newmont common stock to Goldcorp shareholders is a condition to the closing of the arrangement and is necessary for Newmont to issue the common stock to Goldcorp at the closing. Accordingly, if this Proposal 2 is not adopted at the special meeting, a condition to the closing of the arrangement will not be satisfied and the arrangement will not be completed.

REQUIRED VOTE AND BOARD OF DIRECTORS' RECOMMENDATION

        Assuming the presence of a quorum, in order to become effective this proposal requires the affirmative vote of the holders of a majority of the shares of Newmont's common stock properly cast on the proposal at the special meeting. Under the rules of the NYSE, an abstention is effectively treated as a vote cast against this proposal. A broker non-vote on this proposal will have no effect on the outcome of the vote on this proposal.

        The Newmont board of directors unanimously recommends that you vote "FOR" the approval of this proposal.

PROPOSAL 3
ADJOURNMENT OF SPECIAL MEETING

        Newmont is asking its stockholders to consider and vote on a proposal, subject to the provisions of the arrangement agreement, to approve the adjournment of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal or the share issuance proposal.

        If the number of shares of Newmont common stock present in person or represented by proxy at the special meeting voting in favor of the amendment proposal and the share issuance proposal is insufficient to approve the amendment proposal or the share issuance proposal at the time of the special meeting, then Newmont may move to adjourn the special meeting in order to enable its board of directors to solicit additional proxies in respect of the amendment proposal or the share issuance proposal. In that event, Newmont stockholders will be asked to vote only upon the adjournment proposal, and not on the amendment proposal and the share issuance proposal.

        In this proposal, you are being asked to authorize the holder of any proxy solicited by the Newmont board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting one or more times for the purpose of soliciting additional proxies. If Newmont stockholders approve the adjournment proposal, Newmont could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Newmont stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the adjournment proposal could mean that, even if Newmont has received proxies representing a sufficient number of votes against the amendment proposal or the share issuance proposal such that the amendment proposal or the share issuance proposal would be defeated, Newmont could adjourn the special meeting without a vote on the amendment proposal or the share issuance proposal and seek to obtain sufficient votes in favor of the amendment proposal or the share issuance proposal to obtain approval of the amendment proposal or the share issuance proposal.

REQUIRED VOTE AND BOARD OF DIRECTORS' RECOMMENDATION

        In order to become effective this proposal requires the affirmative vote of the holders of a majority of the shares of Newmont common stock properly cast on this proposal at the special meeting. Abstentions, failures to submit a proxy (if you do not attend the special meeting in person) and any broker non-votes will have no effect on the outcome of the vote on this proposal.

        The Newmont board of directors unanimously recommends that you vote "FOR" the approval of this proposal.

 OTHER MATTERS

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

        As of the date of this proxy statement, the Newmont board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE NEWMONT STOCKHOLDER PROPOSALS AND NOMINATIONS

        For a stockholder proposal to be included in the proxy statement and form of proxy for the 2019 annual meeting, the proposal must have been received by us at our principal executive offices no later than November 14, 2018. Proposals should be sent to the attention of the Corporate Secretary of the Company. Proposals must conform to and include the information required by SEC Rule 14a-8. We are not required to include in our proxy statement and form of proxy a stockholder proposal that was received after that date or that otherwise fails to meet the requirements for stockholder proposals established by SEC regulations.

        Our board of directors amended our by-laws in 2016 to adopt "proxy access" to permit a stockholder (or a group of no more than 20 stockholders) who has maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years and has complied with the other requirements set forth in our by-laws, to submit director nominees (up to the greater of 2 directors or 20% of the board) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements set forth in our by-laws. Notice of director nominees submitted under these by-law provisions must be received by the Corporate Secretary of the Company by no earlier than October 15, 2018, and no later than November 14, 2018. Notice must include the information required by our by-laws, which are available on our website at http://www.newmont.com/about-us/governance-and-ethics/board-and-committee-governance/.

        In addition, under our by-laws, stockholders not using proxy access in connection with director nominations must give advance notice of nominations for directors or other business to be addressed at the 2019 annual meeting and such notice must be received at the principal executive offices of the Company no later than the close of business on February 24, 2019, and not earlier than the close of business on January 25, 2019. The advance notice must be delivered to the attention of the Corporate Secretary of the Company. Notice must include the information required by our by-laws.

        Mailings to the Corporate Secretary of the Company should be addressed to the attention of Logan Hennessey at 6363 South Fiddler's Green Circle, Greenwood Village, Colorado 80111.

 WHERE YOU CAN FIND MORE INFORMATION

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION ABOUT NEWMONT

        Newmont files annual, quarterly and current reports, proxy statements and other information with the SEC. Newmont's SEC filings are available to the public at the SEC's website at www.sec.gov or at Newmont's website at www.newmont.com. Unless otherwise provided below, the information provided in Newmont's SEC filings (or available on Newmont's website) is not part of this proxy statement and is not incorporated by reference.

        The SEC allows Newmont to incorporate by reference into this proxy statement documents it files with the SEC. This means that, if you are a Newmont stockholder, Newmont can disclose important information to you by referring you to those documents.

        The information filed by Newmont and incorporated by reference is considered to be a part of this document, and later information that Newmont files with the SEC will update and supersede that information. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. Newmont incorporates by reference the documents listed below and any documents filed by Newmont pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information "furnished" to and not "filed" with the SEC) after the date of this proxy statement and before the date of the special meeting:

  •
  the Newmont Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 21, 2019;

  •
  portions of the Newmont proxy statement relating to its 2018 Annual Meeting of Stockholders incorporated by reference into Newmont's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 9, 2018; and

  •
  the Current Reports on Form 8-K filed with the SEC on January 14, 2019 and February 4, 2019.

        Newmont undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of Newmont filings should be directed to the Corporate Secretary at Newmont Mining Corporation at 6363 South Fiddler's Green Circle, Greenwood Village, Colorado 80111 or by telephone at (303) 863-7414.

        Document requests from Newmont should be made by April 4, 2019 in order to receive them before the special meeting.

        Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Newmont has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated March 11, 2019. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

        If you would like additional copies of this proxy statement, without charge, or if you have questions about the arrangement, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc., Newmont's proxy solicitation agent. The address of MacKenzie Partners, Inc.

is 1407 Broadway, 27th Floor, New York, New York 10018. You can call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION ABOUT GOLDCORP

        Goldcorp files reports and furnishes other information to the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canadian securities laws, which differ from those in the United States. Goldcorp's SEC filings are available to the public at the SEC's website at www.sec.gov or at Goldcorp's website at www.goldcorp.com. Unless otherwise provided below, the information provided in Goldcorp's SEC filings (or available on Goldcorp's website) is not part of this proxy statement and is not incorporated by reference.

        The SEC allows Newmont to incorporate by reference into this proxy statement documents Goldcorp files with the SEC. This means that, if you are a Newmont stockholder, Newmont can disclose important information to you by referring you to those documents.

        The information filed by Goldcorp and incorporated by reference is considered to be a part of this document, and later information that Goldcorp files with the SEC will update and supersede that information. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. The documents listed below and any documents filed by Goldcorp pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information "furnished" to and not "filed" with the SEC) after the date of this proxy statement and before the date of the special meeting are incorporated by reference into this proxy statement:

  •
  Goldcorp's Annual Report on Form 40-F for the fiscal year ended December 31, 2017, filed with the SEC on March 23, 2018; and

  •
  Goldcorp's Current Reports on Form 6-K furnished to or filed with the SEC on February 15, 2018, April 25, 2018, July 25, 2018, July 27, 2018, October 25, 2018, February 14, 2019 and March 4, 2019.

Annex A

EXECUTION VERSION

        NEWMONT MINING CORPORATION

AND

GOLDCORP INC.

ARRANGEMENT AGREEMENT

Date: January 14, 2019

A-i

A-ii

ARRANGEMENT AGREEMENT

        THIS ARRANGEMENT AGREEMENT is made as of January 14, 2019

BETWEEN:

        NEWMONT MINING CORPORATION, a corporation existing under the laws of the State of Delaware ("Newmont")

        -and-

        GOLDCORP INC., a corporation existing under the laws of the Province of Ontario ("Goldcorp")

RECITALS:

  A.
  The board of directors of each of Newmont and Goldcorp has determined that it would be in the best interests of Newmont and Goldcorp, respectively, to combine the businesses conducted by the two corporations; and

  B.
  The Parties intend to carry out the transactions contemplated by this Agreement by way of a plan of arrangement under the provisions of the Business Corporations Act (Ontario).

        THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1    Definitions

        Whenever used in this Agreement, the following words and terms have the meanings set out below:

        "Advance Ruling Certificate" means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;

        "affiliate" has the meaning given to it in NI 45-106;

        "Agreement" means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

        "Antitrust Laws" shall mean all Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

        "Arrangement" means the arrangement of Goldcorp under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Newmont and Goldcorp, each acting reasonably;

        "Arrangement Resolution" means the special resolution of Goldcorp Shareholders approving the Arrangement which is to be considered at the Goldcorp Meeting substantially in the form of Schedule B hereto;

        "Articles of Arrangement" means the articles of arrangement to be filed in accordance with the OBCA evidencing the Arrangement;

        "Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

        "Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario, the Province of British Columbia or in the State of New York;

        "Canadian Securities Authorities" means the securities commission or other securities regulatory authority of each province and territory of Canada;

        "Canadian Securities Laws" means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

        "Cash Consideration" means, for each Goldcorp Share, $0.02 in cash;

        "Certificate of Arrangement" means the certificate giving effect to the Arrangement issued by the Director pursuant to Section 183 of the OBCA;

        "Closing VWAP" means the volume weighted average price of a Newmont Share on the NYSE, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

        "Code" means the U.S. Internal Revenue Code of 1986;

        "Commissioner" means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;

        "Competition Act" means the Competition Act (Canada) and the regulations promulgated thereunder;

        "Competition Act Approval" means that, in connection with the transactions contemplated by this Agreement, either (i) the (a) applicable waiting periods under subsection 123(1) of the Competition Act shall have expired or have been waived in accordance with subsection 123(2) of the Competition Act or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (b) the Commissioner shall have issued a written confirmation that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement; or (ii) the Commissioner shall have issued an Advance Ruling Certificate under Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement;

        "Confidentiality Agreement" means the confidentiality agreement between Newmont and Goldcorp dated December 14, 2018;

        "Consideration" means, for each Goldcorp Share, (a) a fraction of a Newmont Share equal to the Exchange Ratio, plus (b) the Cash Consideration;

        "Consideration Shares" means the Newmont Shares to be issued as Consideration pursuant to the Arrangement;

        "Contract" means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;

        "Court" means the Ontario Superior Court of Justice (Commercial List);

        "Current ESPP Offering Period" has the meaning given to it in Section 5.6(a)(v);

        "Depositary" means any Person that Goldcorp may appoint to act as depositary for the Goldcorp Shares in relation to the Arrangement, with the approval of Newmont, acting reasonably;

        "Director" means the Director appointed pursuant to Section 278 of the OBCA;

        "Dissent Rights" means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

        "Effective Date" means the date upon which the Arrangement becomes effective, as set out in Section 2.12, which will be the date shown in the Certificate of Arrangement;

        "Effective Time" means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

        "Environmental Laws" means all applicable Laws relating to pollution or the protection or quality of the environment or to the Release of Hazardous Substances to the environment and all Authorizations issued pursuant to such Laws;

        "Equity Award Exchange Ratio" means the sum of (a) the Exchange Ratio, and (b) a fraction of a Newmont Share equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Cash Consideration, by (ii) the Closing VWAP;

        "Exchange Ratio" means, for each Goldcorp Share, 0.3280 of a Newmont Share;

        "Final Order" means the final order of the Court pursuant to Section 182 of the OBCA, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of Newmont and Goldcorp, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to Newmont and Goldcorp, each acting reasonably);

        "Goldcorp Acquisition Proposal" means, other than the transactions contemplated by this Agreement and other than any transaction involving only Goldcorp and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons (other than Newmont or any affiliate of Newmont), whether or not in writing and whether or not delivered to Goldcorp Shareholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of Goldcorp and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Goldcorp and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Goldcorp and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Goldcorp), or (ii) 20% or more of any voting or equity securities of Goldcorp or 20% or more of any voting or equity securities of any one or more of any of Goldcorp's Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Goldcorp and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Goldcorp); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as defined in

Section 13(d) of the U.S. Exchange Act) of Persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Goldcorp; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Goldcorp or any of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Goldcorp and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Goldcorp and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Goldcorp), or (d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would reasonably be expected to materially reduce the benefits to Newmont of the Arrangement;

        "Goldcorp Benefit Plans" means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement income or savings plans or other employee compensation arrangement or agreement or benefit plans, trust, funds, policies, programs, arrangements, agreements, practices, or other Contracts, whether written or oral, which are maintained by or binding upon Goldcorp or any of its Subsidiaries for which Goldcorp or its Subsidiaries could have any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with Goldcorp or other individuals providing services to Goldcorp of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding Statutory Plans (but including the Goldcorp Employee Purchase Plan);

        "Goldcorp Board" means the board of directors of Goldcorp as the same is constituted from time to time;

        "Goldcorp Board Recommendation" has the meaning given to it in Section 2.7(c);

        "Goldcorp Change in Recommendation" has the meaning given to it in Section 5.8(a)(iv);

        "Goldcorp Circular" means the notice of the Goldcorp Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to Goldcorp Shareholders in connection with the Goldcorp Meeting, as amended, supplemented or otherwise modified from time to time;

        "Goldcorp Data Room" means the material contained in the virtual data room established by Goldcorp as at 11:59 p.m. (Toronto time) on January 12, 2019, the index of documents of which is appended to the Goldcorp Disclosure Letter;

        "Goldcorp Disclosure Letter" means the disclosure letter dated the date of this Agreement executed and delivered by Goldcorp to Newmont in connection with the execution of this Agreement;

        "Goldcorp Equity Award Holders" means the holders of Goldcorp Options, Goldcorp PSUs, Goldcorp Phantom RSUs and Goldcorp RSUs;

        "Goldcorp ESPP" means the Company's current employee share purchase plan;

        "Goldcorp Fairness Opinions" has the meaning given to it in 2.3(b);

        "Goldcorp Equity Incentive Plans" means, collectively, the Goldcorp Option Plan, the Goldcorp PSU Plan, the Goldcorp RSU Plan and the Goldcorp Phantom RSU Plan;

        "Goldcorp JV Entities" has the meaning given to it in Schedule 3.1;

        "Goldcorp Locked-Up Shareholders" means the directors and executive leadership team of Goldcorp;

        "Goldcorp Material Adverse Effect" means a Material Adverse Effect in relation to Goldcorp;

        "Goldcorp Material Contract" means in respect of Goldcorp, any of its Subsidiaries or any of the Material JV Entities, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Goldcorp Material Adverse Effect; (b) under which Goldcorp, any of its Subsidiaries or any Material JV Entity has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $100 million in the aggregate; (c) that is a lease, sublease, license or right of way or occupancy agreement for real property which has a value in excess of $100 million and that is material to the business or to an operation of Goldcorp and its Subsidiaries, taken as a whole; (d) that provides for the establishment of, investment in or formation of any partnership or joint venture with an arm's length Person in which the interest of Goldcorp, any of its Subsidiaries or any of the Material JV Entities exceeds $100 million (book value); (e) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $100 million; (f) under which Goldcorp, any of its Subsidiaries or any of the Material JV Entities is obligated to make or expects to receive payments in excess of $100 million over the remaining term of the Contract; (g) that limits or restricts Goldcorp, any of its Affiliates or any of the Material JV Entities from engaging in any line of business or in any geographic area, except for any such Contract entered into in the normal course of business; (h) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union; (i) that restricts Goldcorp from paying dividends or other distributions to its shareholders; (j) that is a contractual royalty, production payment, net profits, earn-out, streaming agreement, metal pre-payment or similar agreement that has a value in excess of $100 million; (k) that relates to an acquisition or divestiture for value in excess of $100 million; (l) that purports to bind Goldcorp's affiliates other than Subsidiaries of Goldcorp; or (m) that is a material agreement with a Governmental Entity, or an agreement with any first nation or aboriginal group, or other organizations with authority to represent such groups.

        "Goldcorp Meeting" means the special meeting of Goldcorp Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

        "Goldcorp Mineral Rights" has the meaning given to it in Schedule 3.1;

        "Goldcorp Option Plan" means the amended and restated 2005 Goldcorp Stock Option Plan, last amended April 28, 2016;

        "Goldcorp Options" means options to purchase Goldcorp Shares granted under the Goldcorp Option Plan and options to purchase Goldcorp Shares granted under the stock option plan of Exeter Resource Corporation;

        "Goldcorp Phantom RSU Plan" means the Goldcorp phantom restricted share unit plan dated January 22, 2013 and last amended February 12, 2014;

        "Goldcorp Phantom RSUs" means phantom restricted share units issued under the Goldcorp Phantom RSU Plan;

        "Goldcorp PSU Plan" means the Goldcorp performance share unit plan, amended effective July 28, 2010, and last amended February 14, 2018;

        "Goldcorp PSUs" means performance share units issued under the Goldcorp PSU Plan;

        "Goldcorp Public Documents" means all forms, reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by Goldcorp pursuant to the Canadian Securities Laws and the U.S. Exchange Act since January 1, 2016 and on or before January 12, 2019 which are publicly available;

        "Goldcorp Response Period" has the meaning given to it in Section 5.9(f)(v);

        "Goldcorp RSU Plan" means the Goldcorp restricted share unit plan, amended effective May 20, 2008, and last amended April 28, 2016;

        "Goldcorp RSUs" means restricted stock units issued under the Goldcorp RSU Plan;

        "Goldcorp Security" means a Goldcorp Share or a Goldcorp RSU;

        "Goldcorp Securityholder" means a holder of one or more Goldcorp Securities;

        "Goldcorp Shareholder Approval" means the approval of the Arrangement Resolution by Goldcorp Shareholders at the Goldcorp Meeting in accordance with Section 2.4;

        "Goldcorp Shareholders" means the holders of Goldcorp Shares;

        "Goldcorp Shares" means the common shares in the authorized share capital of Goldcorp;

        "Goldcorp Special Committee" means the special committee of independent members of the Goldcorp Board formed in relation to the proposal to effect the transactions contemplate by this Agreement;

        "Goldcorp Superior Proposal" means an unsolicited bona fide written Goldcorp Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm's length with Goldcorp, that is not obtained in violation of this Agreement, or any agreement between the Person making such Superior Proposal and Goldcorp, to acquire 100% of the outstanding Goldcorp Shares (other than Goldcorp Shares beneficially owned by the Person or Persons making such Goldcorp Superior Proposal) or all or substantially all of the assets of Goldcorp and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Goldcorp Acquisition Proposal has been demonstrated to be available to the satisfaction of the Goldcorp Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Goldcorp Acquisition Proposal and the Person making such Goldcorp Acquisition Proposal; and (d) in respect of which the Goldcorp Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Goldcorp Acquisition Proposal and all factors and matters considered appropriate in good faith by the Goldcorp Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Goldcorp Shareholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Newmont pursuant to Section 5.8(h));

        "Goldcorp Term Loans" means, collectively, (a) the US$75,000,000 non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and ING Capital LLC, (b) the US$250,000,000 non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and National Bank Of Canada, and (c) the US$75,000,000 non-revolving term credit facility governed by the credit agreement dated March 14, 2018 between Goldcorp and Sumitomo Mitsui Banking Corporation, Canada Branch;

        "Goldcorp Termination Fee" means $350,000,000;

        "Goldcorp Termination Fee Event" has the meaning given to it in Section 7.3(b);

        "Goldcorp Voting Agreements" means the voting agreements dated the date hereof and made between Newmont and the Goldcorp Locked-Up Shareholders setting forth the terms and conditions on which the Goldcorp Locked-Up Shareholders have agreed to vote their Goldcorp Shares in favour of the Arrangement Resolution;

        "Governmental Entity" means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the TSX and NYSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

        "Hazardous Substances" means any material or substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, corrosive, flammable, leachable, oxidizing, or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and including petroleum and all derivatives thereof or synthetic substitutes therefor (including polychlorinated biphenyls);

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended;

        "IFRS" means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook—Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time;

        "including" means including without limitation, and "include" and "includes" have a corresponding meaning;

        "Interim Order" means the order made after the application to the Court pursuant to subsection 182 of the OBCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under Section 3(a)(10) thereof with respect to the Newmont Shares and Replacement RSUs issued pursuant to the Arrangement, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, providing for, among other things, the calling and holding of the Goldcorp Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of Newmont and Goldcorp, each acting reasonably;

        "Investment Canada Act" means the Investment Canada Act (Canada) and the regulations promulgated thereunder;

        "Investment Canada Act Approval" means the responsible Minister under the Investment Canada Act shall have sent a notice stating that such Minister is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada, or such Minister having been deemed in accordance with the Investment Canada Act to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada;

        "Key Regulatory Approvals" means Competition Act Approval, Investment Canada Act Approval and the other regulatory approvals described in Schedule D;

        "Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term "applicable" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

        "Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

        "Material Adverse Effect" means, in relation to a Party, any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole; provided that no event, change, occurrence, effect or state of facts shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such event, change, occurrence, effect or state of facts results from or arises out of:

  (a)
  any change or development generally affecting the gold mining, silver mining or copper mining industries;

  (b)
  any change or development in political conditions in Canada, the United States, other states or countries in which such Party has material operations or globally (including any act of terrorism or sabotage or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

  (c)
  any change in general economic, business or regulatory conditions or in financial, credit, currency or securities markets in Canada, the United States, other states or countries in which such Party has material operations or globally;

  (d)
  any change (on a current or forward basis) in the price of gold, silver or copper;

  (e)
  any adoption, proposed implementation or change in applicable Law or any interpretation or application (or non-application) thereof by any Governmental Entity, or that result from any action taken for the purpose of complying with any of the foregoing;

  (f)
  any change in IFRS or U.S. GAAP, as applicable, or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

  (g)
  the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated herein (provided that this clause (g) shall not apply to any representation or warranty in this Agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated herein);

  (h)
  compliance with the terms of, or the taking of any actions expressly required by, this Agreement;

  (i)
  any actions taken which Newmont or Goldcorp, as applicable, has requested in writing;

  (j)
  any failure by a Party to meet any analysts' estimates or expectations of such Person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

  (k)
  any Proceedings made or brought by any of the current or former stockholders of such Party (on their own behalf or on behalf of such Party) against Newmont, Goldcorp or any of their directors or officers, arising out of this Agreement or the transactions contemplated hereby; or

  (l)
  any change in the market price or trading volume of any securities of such Party (it being understood, without limiting the applicability of paragraphs (a) through (k), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of such Party trade;

except, however to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a), (b), (c) (d), (e) or (f) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such Party operates;

        "material fact" and "material change" have the meanings given to them in the Securities Act;

        "Minister" means the Minister of Innovation, Science and Economic Development Canada and/or other Ministers responsible for the Investment Canada Act.

        "misrepresentation" has the meaning given to it in the Securities Act;

        "Newmont Acquisition Proposal" means, other than the transactions contemplated by this Agreement and other than any transaction involving only Newmont and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons (other than Goldcorp or any affiliate of Goldcorp), whether or not in writing and whether or not delivered to Newmont Stockholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of Newmont and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Newmont and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Newmont and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Newmont), or (ii) 20% or more of any voting or equity securities of Newmont or 20% or more of any voting or equity securities of any one or more of any of Newmont's Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Newmont and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Newmont); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as defined in Section 13(d) of the U.S. Exchange Act) of Persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of Newmont; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Newmont or any of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Newmont and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Newmont and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of Newmont); or

(d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement;

        "Newmont Board" means the board of directors of Newmont as the same is constituted from time to time;

        "Newmont Board Recommendation" has the meaning given to it in Section 2.8(c);

        "Newmont Change in Recommendation" has the meaning given to it in Section 5.9(a)(iv);

        "Newmont Data Room" means the material contained in the virtual data room established by Newmont as at 11:59 p.m. (Toronto time) on January 12, 2019, the index of documents of which is appended to the Newmont Disclosure Letter;

        "Newmont Disclosure Letter" means the disclosure letter dated the date of this Agreement executed and delivered by Newmont to Goldcorp in connection with the execution of this Agreement;

        "Newmont Fairness Opinions" has the meaning given to it in Section 2.2(b);

        "Newmont Incentive Plan" means Newmont's 2013 Stock Incentive Plan;

        "Newmont Locked-Up Shareholders" means the directors and executive leadership team of Newmont;

        "Newmont Material Adverse Effect" means a Material Adverse Effect in relation to Newmont;

        "Newmont Material Contract" means any Contract required to be filed by Newmont pursuant to Item 601(b)(10) of Regulation S-K.;

        "Newmont Meeting" means the special meeting of Newmont Stockholders, including any adjournment or postponement thereof, to be called and held to consider the Newmont Resolutions;

        "Newmont Proxy Statement" means a proxy statement, including all schedules, appendices and exhibits thereto and enclosed therewith, to be sent to Newmont Stockholders in connection with the Newmont Meeting, as amended, supplemented or otherwise modified from time to time;

        "Newmont Public Documents" means all forms, periodic and current reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by Newmont under the U.S. Exchange Act since January 1, 2016 and on or before January 12, 2019, which are publicly available;

        "Newmont Response Period" has the meaning given to it in Section 5.8(f)(v);

        "Newmont Resolutions" means a resolution of Newmont Stockholders amending Newmont's Restated Certificate of Incorporation to increase the authorized shares of Newmont Shares to 1,280,000,000 shares of Newmont Shares and an ordinary resolution of Newmont Stockholders approving the issuance of Newmont Shares pursuant to the Arrangement;

        "Newmont RSU" means a restricted stock unit issued under the Newmont Incentive Plan;

        "Newmont Shares" means shares of common stock in the authorized share capital of Newmont;

        "Newmont Stockholder Approval" means the approval of the Newmont Resolutions by Newmont Stockholders at the Newmont Meeting;

        "Newmont Stockholders" means the holders of Newmont Shares;

        "Newmont Superior Proposal" means an unsolicited bona fide written Newmont Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm's length with Newmont, that is not obtained in violation of this Agreement, or any agreement between the Person making such Superior Proposal and Newmont, to acquire 100% of the outstanding Newmont Shares (other than Newmont Shares beneficially owned by the Person or Persons making such Newmont Superior Proposal) or all or substantially all of the assets of Goldcorp and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Newmont Acquisition Proposal has been demonstrated to be available to the satisfaction of the Newmont Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Newmont Acquisition Proposal and the Person making such Newmont Acquisition Proposal; and (d) in respect of which the Newmont Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Newmont Acquisition Proposal and all factors and matters considered appropriate in good faith by the Newmont Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Newmont Stockholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Goldcorp pursuant to Section 5.9(h));

        "Newmont Termination Fee" means $650,000,000;

        "Newmont Termination Fee Event" has the meaning given to it in Section 7.3(c).

        "Newmont Voting Agreements" means the voting agreements dated the date hereof and made between Goldcorp and the Newmont Locked-Up Shareholders setting forth the terms and conditions on which the Newmont Locked-Up Shareholders have agreed to vote their Newmont Shares in favour of the Newmont Resolutions;

        "NI 43-101" means National Instrument 43-101 Standards of Disclosure for Mineral Projects;

        "NI 45-106" means National Instrument 45-106 Prospectus Exemptions;

        "No-Action Letter" shall mean a letter or other notification in writing from the Commissioner to Newmont or Goldcorp, or any of their affiliates as the case may be, that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of any of the transactions contemplated by this Agreement, such letter or other written notification having not been modified or withdrawn prior to the Effective Time;

        "NYSE" means The New York Stock Exchange;

        "OBCA" means the Business Corporations Act (Ontario);

        "Order" means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);

        "ordinary course of business", "ordinary course of business consistent with past practice", or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person, is commercially reasonable in the circumstances in which it is taken, and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

        "Outside Date" means July 31, 2019 or such later date as may be agreed to in writing by the Parties provided that if the Effective Date has not occurred by July 31, 2019 as a result of the failure to satisfy the condition set forth in Section 6.1(f), then any Party may elect by notice in writing delivered to the other Party by no later than 5:00 p.m. (Toronto time) on a date that is on or prior to such date or, in the case of subsequent extensions, the date that is on or prior to the Outside Date, as previously extended, to extend the Outside Date from time to time by a specified period of not less than 5 days and not more than 15 days, provided that in aggregate such extensions shall not exceed 60 days from July 31, 2019; provided further that, notwithstanding the foregoing, a Party shall not be permitted to extend the Outside Date if the failure to satisfy any such condition is primarily the result of the breach by such Party of its representations and warranties set forth in this Agreement or such Party's failure to comply with its covenants herein;

        "Parties" means Goldcorp and Newmont, and "Party" means either one of them, as the context requires;

        "Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

        "Plan of Arrangement" means the plan of arrangement of Goldcorp, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court in the Final Order;

        "Pre-Acquisition Reorganization" has the meaning given to it in Section 5.12(a);

        "Proceeding" means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity;

        "Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, Permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby, including the Key Regulatory Approvals;

        "Release" means any spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance into the environment;

        "Replacement RSUs" means the Newmont RSUs issued in replacement of Goldcorp RSUs under and on the basis set forth in the Plan of Arrangement.

        "Representatives" means, with respect to any Person, such Person's officers, directors, employees and other representatives acting on its behalf, including any financial advisors, attorneys and accountants;

        "SEC" means the United States Securities and Exchange Commission;

        "SEC Clearance" the earliest of (a) confirmation from the SEC that the Newmont Proxy Statement is not to be reviewed by the SEC, (b) if Newmont has not otherwise been informed by the SEC that the SEC intends to review the Newmont Proxy Statement, on the eleventh (11th) calendar day immediately following the date of filing of the Newmont Proxy Statement with the SEC and (c) if Newmont receives comments from the SEC with respect to the Newmont Proxy Statement, upon confirmation from the SEC that it has no further comments on the Newmont Proxy Statement

        "Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

        "Senior Employee" means all employees of Goldcorp and its Subsidiaries holding a position of mine general manager, vice president or higher;

        "Statutory Plans" means statutory benefit plans which a Party and any of its Subsidiaries are required to participate in or comply with, including any benefit plan administered by any federal or provincial government and any benefit plans administered pursuant to applicable health, tax, workplace safety insurance, and employment insurance legislation;

        "Subsidiary" has the meaning given to it in NI 45-106, in force as of the date of this Agreement;

        "Tax" or "Taxes" means any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and federal, state, provincial and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing;

        "Tax Act" means the Income Tax Act (Canada);

        "Tax Returns" means returns, reports, declarations, elections, designations, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, in each case made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

        "Third Party Beneficiaries" has the meaning given to it in Section 8.9;

        "TSX" means Toronto Stock Exchange;

        "U.S. Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;

        "U.S. GAAP" means generally accepted accounting principles in the United States of America in effect from time to time;

        "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;

        "U.S. Securities Laws" means the U.S. Securities Act and all other applicable U.S. federal securities laws; and

        "United States" or "U.S." means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

1.2    Interpretation not Affected by Headings

        The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3    Number and Gender

        In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4    Date for any Action

        If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5    Currency

        Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and "$" refers to United States dollars.

1.6    Accounting Matters

        Unless otherwise stated, all accounting terms used in this Agreement in respect of (a) Newmont shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of Newmont required to be made shall be made in accordance with U.S. GAAP consistently applied; and (b) Goldcorp shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Goldcorp required to be made shall be made in accordance with IFRS consistently applied.

1.7    Knowledge

  (a)
  In this Agreement, references to "the knowledge of Goldcorp" means the actual knowledge of any of the President and Chief Executive Officer, the Executive Vice President, Chief Financial Officer and Corporate Development, Executive Vice President and Chief Operating Officer, Executive Vice President, Corporate Affairs and Sustainability and the Executive Vice President, General Counsel of Goldcorp, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of Goldcorp or its Subsidiaries).

  (b)
  In this Agreement, references to "the knowledge of Newmont" means the actual knowledge of any of the Chief Executive Officer, the Chief Financial Officer and the General Counsel and Corporate Secretary of Newmont, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of Newmont or its Subsidiaries).

1.8    Statutes

        Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.9    Disclosure Letters

        Each of the Newmont Disclosure Letter and the Goldcorp Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce its rights under this Agreement.

1.10    Schedules

        The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A—Form of Plan of Arrangement
Schedule B—Form of Arrangement Resolution
Schedule C—Form of Newmont Resolutions
Schedule D—Key Regulatory Approvals
Schedule 3.1—Representations and Warranties of Goldcorp
Schedule 4.1—Representations and Warranties of Newmont

ARTICLE 2
THE ARRANGEMENT

2.1    Arrangement

        Goldcorp and Newmont agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2    Newmont Approval

        Newmont represents and warrants to Goldcorp that:

  (a)
  the Newmont Board has unanimously determined that:

  (i)
  this Agreement and the transactions contemplated hereby are in the best interests of Newmont; and

  (ii)
  it will recommend that Newmont Stockholders vote in favour of the Newmont Resolutions; and

  (b)
  the Newmont Board has received an oral opinion to be subsequently confirmed in writing (the "Newmont Fairness Opinions") from BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, the financial advisors to Newmont, that, as of the date of such opinions and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be paid by Newmont pursuant to the Arrangement is fair from a financial point of view to Newmont.

2.3    Goldcorp Approval

        Goldcorp represents and warrants to Newmont that:

  (a)
  the Goldcorp Special Committee has unanimously determined that:

  (i)
  the Arrangement and entry into of this Agreement are in the best interests of Goldcorp; and

  (ii)
  it has unanimously recommended to the Goldcorp Board that that the Goldcorp Board recommend that Goldcorp Shareholders vote in favour of the Goldcorp Arrangement Resolution; and

  (b)
  the Goldcorp Board has unanimously determined that:

  (i)
  the Arrangement and entry into of this Agreement are in the best interests of Goldcorp; and

  (ii)
  it will recommend that Goldcorp Shareholders vote in favour of the Arrangement Resolution; and

  (c)
  the Goldcorp Special Committee has received an oral opinion to be subsequently confirmed in writing from Fort Capital Partners, the financial advisor to the Goldcorp Special Committee, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Goldcorp Shareholders;

  (d)
  the Goldcorp Board has received oral opinions to be subsequently confirmed in writing (together with the opinion referred to in (c), above, the "Goldcorp Fairness Opinions") from TD Securities Inc. and Bank of America Merrill Lynch, the financial advisors to Goldcorp, that, as of the date of such opinions and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Goldcorp Shareholders.

2.4    Interim Order

        As soon as reasonably practicable following execution of this Agreement, but in any event no later than February 22, 2019, Goldcorp shall apply to the Court in a manner acceptable to Newmont, acting reasonably, pursuant to Section 182 of the OBCA and prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

  (a)
  for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Goldcorp Meeting and for the manner in which such notice is to be provided;

  (b)
  for the confirmation of the record date for the Goldcorp Meeting;

  (c)
  that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Goldcorp Shareholders present in person or represented by proxy at the Goldcorp Meeting voting together as a single class;

  (d)
  that the Goldcorp Meeting may be adjourned or postponed from time to time by the Goldcorp Board subject to the terms of this Agreement without the need for additional approval of the Court;

  (e)
  that the record date for Goldcorp Securityholders entitled to notice of, and for Goldcorp Shareholders entitled to vote at, the Goldcorp Meeting will not change in respect of any adjournment(s) or postponement(s) of the Goldcorp Meeting;

  (f)
  that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of Goldcorp, including quorum requirements and other matters, shall apply in respect of the Goldcorp Meeting;

  (g)
  for the grant of the Dissent Rights to registered holders of Goldcorp Shares as set forth in the Plan of Arrangement;

  (h)
  that each Goldcorp Shareholder entitled to receive the Consideration and each holder of Goldcorp RSUs entitled to receive Replacement RSUs pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time and in accordance with the procedures set out in the Interim Order;

  (i)
  that it is the Parties' intention to rely upon the exemption from the registration requirements under the U.S. Securities Act provided under Section 3(a)(10) thereof with respect to the issuance of Newmont Shares to Goldcorp Shareholders and Replacement RSUs issued to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement, subject to and conditioned on the Court's determination that the Arrangement is substantively and procedurally fair to Goldcorp Shareholders and holders of Goldcorp RSUs, as the case may be, and based on the Court's approval of the Arrangement;

  (j)
  for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

  (k)
  for such other matters as Goldcorp or Newmont may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed.

2.5    Goldcorp Meeting

        Subject to the terms of this Agreement and (except in respect of Section 2.5(b)) receipt of the Interim Order, Goldcorp shall:

  (a)
  duly take all lawful action to call, give notice of, convene and conduct the Goldcorp Meeting in accordance with its constating documents, the Interim Order and applicable Laws to vote upon the Arrangement, and, provided that Newmont has complied with its obligations pursuant to Section 2.7(d) and Section 2.8(e), Goldcorp shall use its commercially reasonable efforts to schedule the Goldcorp Meeting on the date of the Newmont Meeting; provided that, subject to Section 2.5(d), in no event shall the Goldcorp Meeting be held later than April 11, 2019.

  (b)
  in consultation with Newmont, fix and publish a record date for the purposes of determining Goldcorp Securityholders entitled to receive notice of, and Goldcorp Shareholders entitled to vote at, the Goldcorp Meeting and give notice to Newmont of the Goldcorp Meeting;

  (c)
  allow Newmont's representatives and legal counsel to attend the Goldcorp Meeting;

  (d)
  not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Goldcorp Meeting without Newmont's prior written consent, except:

  (i)
  as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Goldcorp Shareholder action (which action is not solicited or proposed by Goldcorp or the Goldcorp Board and subject to compliance by Goldcorp with Section 5.5(c)); or

  (ii)
  as otherwise expressly permitted under this Agreement;

  (e)
  solicit proxies in favour of the Arrangement Resolution, including, if so requested by Newmont using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution;

  (f)
  provide Newmont with copies of or access to information regarding the Goldcorp Meeting generated by any dealer or proxy solicitation services firm engaged by Goldcorp, as requested from time to time by Newmont;

  (g)
  promptly advise Newmont as frequently as Newmont may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Goldcorp Meeting, as to the aggregate tally of the proxies received by Goldcorp in respect of the Arrangement Resolution;

  (h)
  promptly advise Newmont of any written communication from any Goldcorp Shareholder in opposition to the Arrangement (except for non-substantive communications from any Goldcorp Shareholder that purports to hold less than 0.1% of Goldcorp Shares (provided that communications from such Goldcorp Shareholder are not substantive in the aggregate)), written notice of dissent or purported exercise by any Goldcorp Shareholder of Dissent Rights received by Goldcorp in relation to the Arrangement and any withdrawal of Dissent Rights received by Goldcorp and any written communications sent by or on behalf of Goldcorp to any Goldcorp Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

  (i)
  not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Newmont;

  (j)
  not change the record date for the Goldcorp Shareholders entitled to vote at the Goldcorp Meeting in connection with any adjournment or postponement of the Goldcorp Meeting unless required by Law; and

  (k)
  at the reasonable request of Newmont from time to time, promptly provide Newmont with a list (in both written and electronic form) of: (i) the registered Goldcorp Shareholders, together with their addresses and respective holdings of Goldcorp Shares; (ii) the names and addresses and holdings of all Persons having rights issued by Goldcorp to acquire Goldcorp Shares (including Goldcorp Equity Award Holders); and (iii) participants in book-based systems and non-objecting beneficial owners of Goldcorp Shares, together with their addresses and respective holdings of Goldcorp Shares. Goldcorp shall from time to time require that its registrar and transfer agent furnish Newmont with such additional information, including updated or additional lists of Goldcorp Shareholders and lists of holdings and other assistance as Newmont may reasonably request.

2.6    Newmont Meeting

        Subject to the terms of this Agreement, Newmont shall:

  (a)
  duly take all lawful action to call, give notice of, convene and conduct the Newmont Meeting in accordance with its constating documents and applicable Laws for the purpose of voting upon the approval of the Newmont Resolutions and, provided that Goldcorp has complied with its obligations pursuant to Section 2.8(f), Newmont shall use its commercially reasonable efforts to schedule the Newmont Meeting as promptly as reasonably practicable following SEC Clearance of the Newmont Proxy Statement and, if reasonably practicable, on the same date as the Goldcorp Meeting.

  (b)
  in consultation with Goldcorp, fix and publish a record date for the purposes of determining Newmont Stockholders entitled to receive notice of and vote at the Newmont Meeting and give notice to Goldcorp of the Newmont Meeting;

  (c)
  allow Goldcorp's representatives and legal counsel to attend the Newmont Meeting;

  (d)
  not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Newmont Meeting without Goldcorp's prior written consent, except:

  (i)
  as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Newmont Stockholder action (which action is not solicited or proposed by Newmont or the Newmont Board) and subject to compliance by Newmont with Section 5.5(c)); or

  (ii)
  as otherwise expressly permitted under this Agreement;

  (e)
  solicit proxies in favour of the Newmont Resolutions, including, if so requested by Goldcorp, using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Newmont Resolutions;

  (f)
  provide Goldcorp with copies of or access to information regarding the Newmont Meeting generated by any dealer or proxy solicitation services firm engaged by Newmont, as requested from time to time by Goldcorp;

  (g)
  promptly advise Goldcorp as frequently as Goldcorp may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Newmont Meeting,

    as to the aggregate tally of the proxies received by Newmont in respect of the Newmont Resolutions;

  (h)
  promptly advise Goldcorp of any written communication from any Newmont Stockholder in opposition to the Newmont Resolutions (except for non-substantive communications from any Newmont Stockholder that purports to hold less than 0.1% of the Newmont Shares (provided that communications from such Newmont Stockholder are not substantive in the aggregate));

  (i)
  not change the record date for the Newmont Stockholders entitled to vote at the Newmont Meeting in connection with any adjournment or postponement of the Newmont Meeting unless required by Law; and

  (j)
  at the reasonable request of Goldcorp from time to time, promptly provide Goldcorp with a list (in both written and electronic form) of: (i) the registered Newmont Stockholders, together with their addresses and respective holdings of Newmont Shares; and (ii) the names and addresses and holdings of all Persons having rights issued by Newmont to acquire Newmont Shares. Newmont shall from time to time require that its registrar and transfer agent furnish Goldcorp with such additional information, including updated or additional lists of Newmont Stockholders and lists of holdings and other assistance as Goldcorp may reasonably request.

2.7    Goldcorp Circular

  (a)
  As promptly as reasonably practicable following execution of this Agreement, Goldcorp shall prepare the Goldcorp Circular together with any other documents required by applicable Laws in connection with the Goldcorp Meeting; and, as promptly as reasonably practicable after obtaining the Interim Order, file the Goldcorp Circular in all jurisdictions where the same is required to be filed and mail the Goldcorp Circular to each Goldcorp Securityholder and any other Person as required under applicable Laws and by the Interim Order, in each case, so as to permit Goldcorp to comply with Section 2.5(a).

  (b)
  Goldcorp shall use reasonable best efforts to ensure that the Goldcorp Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit Goldcorp Securityholders to form a reasoned judgment concerning the matters to be placed before them at the Goldcorp Meeting, and, without limiting the generality of the foregoing, shall ensure that the Goldcorp Circular will not contain any misrepresentation (except that Goldcorp shall not be responsible for any information included in the Goldcorp Circular relating to Newmont and its affiliates and the Consideration Shares or Replacement RSUs that was provided by Newmont expressly for inclusion in the Goldcorp Circular pursuant to Section 2.7(d)). The Goldcorp Circular shall also contain such information as may be required to allow Newmont and Goldcorp to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares in exchange for Goldcorp Shares and the Replacement RSUs in exchange for the Goldcorp RSUs pursuant to the Arrangement.

  (c)
  The Goldcorp Circular shall: (i) include a copy of the Goldcorp Fairness Opinions; (ii) state that the Goldcorp Board has received the Goldcorp Fairness Opinions, and, subject to the terms of this Agreement, has unanimously determined, after receiving legal and financial advice, that the Consideration to be received by the Goldcorp Shareholders is fair to the Goldcorp Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Goldcorp; (iii), subject to the terms of this Agreement, contain the unanimous recommendation of the Goldcorp Board to Goldcorp Shareholders that they vote in favour of the Arrangement Resolution (the "Goldcorp Board Recommendation"); and (iv) include statements that each of the Goldcorp Locked-Up Shareholders has signed a

    Goldcorp Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Goldcorp Shares in favour of the Arrangement Resolution.

  (d)
  Newmont shall, and shall cause its officers and directors to, in a timely manner, provide Goldcorp with all information regarding Newmont, its affiliates and the Consideration Shares, including any pro forma financial statements (provided that Goldcorp has provided the financial information required for same on a timely basis) and other information relating to Newmont following completion of the transactions contemplated hereby, as required by applicable Laws for inclusion in the Goldcorp Circular or in any amendments or supplements to such Goldcorp Circular, and shall file reports pursuant to NI 43-101 in relation to its material properties for purposes of that instrument on or prior to the date of filing of the Goldcorp Circular. Newmont shall ensure that such information does not include any misrepresentation concerning Newmont, its affiliates and the Consideration Shares, and will indemnify Goldcorp for all claims, losses, costs and expenses incurred by Goldcorp in respect of any such misrepresentation or alleged misrepresentation contained in any information regarding Newmont, its affiliates and the Consideration Shares or Replacement RSUs included in the Goldcorp Circular that was provided by Newmont expressly for inclusion in the Goldcorp Circular pursuant to this Section 2.7(d). Newmont and Goldcorp shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Goldcorp Circular and to the identification in the Goldcorp Circular of each such advisor.

  (e)
  Notwithstanding the foregoing, prior to mailing the Goldcorp Circular (or any amendment or supplement thereto), Goldcorp will (i) provide Newmont with a reasonable opportunity to review and comment on such document (including the proposed final version of such document), and (ii) consider in good faith including in such document all comments reasonably and promptly proposed by Newmont, provided that all information relating solely to Newmont included in the Goldcorp Circular must be in a form and content satisfactory to Newmont, acting reasonably.

  (f)
  If at any time prior to the Goldcorp Meeting, any information relating to Goldcorp, Newmont, or any of their respective Affiliates officers or directors, should be discovered by Goldcorp or Newmont that should be set forth in an amendment or supplement to the Goldcorp Circular, so that such document would not contain a misrepresentation, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with applicable Governmental Entities and, to the extent required by applicable Law or the Interim Order, disseminated to the Goldcorp Securityholders.

  (g)
  Promptly advise Newmont of any communication (written or oral) received by Goldcorp from the TSX, NYSE, any of the Canadian Securities Authorities, or any other Governmental Entity in connection with the Goldcorp Circular.

2.8    Newmont Proxy Statement

  (a)
  Newmont shall prepare the Newmont Proxy Statement together with any other documents required by applicable Laws in connection with the Newmont Meeting; and, as promptly as reasonably practicable after the date of this Agreement, but in any event no later than February 22, 2019, file the Newmont Proxy Statement with the SEC, and, as promptly as reasonably practicable, and in any event on or before the second Business Day after SEC Clearance of the Newmont Proxy Statement, duly take all lawful action to mail the Newmont

    Proxy Statement to each Newmont Stockholder and any other Person as required under applicable Laws.

  (b)
  Newmont shall use reasonable best efforts to ensure that the Newmont Proxy Statement complies with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Newmont will advise Goldcorp promptly after it receives any request by the SEC for amendment of the Newmont Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information in connection with the Newmont Proxy Statement, and Newmont agrees to permit Goldcorp and its outside counsel, to participate in all meetings and conferences with the SEC. Newmont shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with this Agreement to comply as to form and substance in all material respects with the applicable requirements of the U.S. Securities Act and U.S. Exchange Act. Notwithstanding the foregoing, prior to mailing the Newmont Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Newmont will (i) provide Goldcorp with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) consider in good faith including in such document or response all comments reasonably and promptly proposed by Goldcorp, provided that all information relating solely to Goldcorp included in the Newmont Proxy Statement must be in a form and content satisfactory to Goldcorp, acting reasonably.

  (c)
  The Newmont Proxy Statement shall: (i) include a copy of the Newmont Fairness Opinions; (ii) state that the Newmont Board has received the Newmont Fairness Opinions, and has unanimously determined, after receiving legal and financial advice, that the Arrangement and entry into this Agreement are in the best interests of Newmont; (iii), subject to the terms of this Agreement, contain the unanimous recommendation of the Newmont Board to Newmont Stockholders that they vote in favour of the Newmont Resolutions (the "Newmont Board Recommendation"); and (iv) include statements that each of the Newmont Locked-Up Shareholders has signed a Newmont Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Newmont Shares in favour of the Newmont Resolutions.

  (d)
  If at any time prior to the Newmont Meeting, any information relating to Newmont, Goldcorp, or any of their respective Affiliates officers or directors, should be discovered by Newmont or Goldcorp that should be set forth in an amendment or supplement to the Newmont Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Newmont Stockholders.

  (e)
  Newmont shall provide to Goldcorp the technical reports for the properties set forth in Section 2.8(e) of the Newmont Disclosure Letter prepared in accordance with NI 43-101 as soon as is reasonably practicable after the date of this Agreement and, acting reasonably and in good faith, cooperate with Goldcorp in the preparation of such reports.

  (f)
  Goldcorp shall, and shall cause its officers and directors to, cooperate with Newmont in connection with the preparation of the Newmont Proxy Statement, including promptly providing Newmont with all information regarding Goldcorp and its affiliates, including any information required for the preparation by Newmont of pro forma financial statements, as required by applicable Laws for inclusion in the Newmont Proxy Statement or in any amendments or supplements to such Newmont Proxy Statement. Goldcorp shall ensure that such information does not include any misrepresentation concerning Goldcorp and its affiliates or contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will indemnify Newmont for all claims, losses, costs and expenses incurred by Newmont in respect of any such misrepresentation, untrue statement or omission or alleged misrepresentation, untrue statement or omission in any information regarding Goldcorp and its affiliates in the Newmont Proxy Statement that was provided by Goldcorp expressly for inclusion in the Newmont Proxy Statement pursuant to this Section 2.8(f). Goldcorp and Newmont shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Newmont Proxy Statement and to the identification in the Newmont Proxy Statement of each such advisor.

  (g)
  Promptly advise Goldcorp of any communication (written or oral) received by Newmont from the NYSE, the SEC or any other Governmental Entity in connection with the Newmont Proxy Statement.

2.9    Final Order

        If: (a) the Interim Order is obtained; (b) the Arrangement Resolution is approved at the Goldcorp Meeting by Goldcorp Shareholders as provided for in the Interim Order and as required by applicable Law; (c) the Newmont Resolutions are approved at the Newmont Meeting as required by applicable Law; and (d) the Regulatory Approvals are obtained subject to the terms of this Agreement, Goldcorp shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event not later than three Business Days thereafter.

2.10    Court Proceedings

        Subject to the terms of this Agreement, Newmont shall cooperate with and assist Goldcorp in seeking the Interim Order and the Final Order, including by providing to Goldcorp, on a timely basis, any information reasonably required to be supplied by Newmont in connection therewith. Goldcorp shall provide Newmont's legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, Goldcorp shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.10 or with Newmont's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require Newmont to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Newmont's obligations, or diminishes or limits Newmont's rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. Goldcorp shall also provide to Newmont's legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on Goldcorp in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Goldcorp indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Goldcorp shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. In addition, Goldcorp shall not object to Newmont's legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Goldcorp is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Goldcorp shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Goldcorp is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Newmont.

2.11    U.S. Securities Law Matters

        The Parties agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable best efforts to ensure that, all (i) Consideration Shares issued under the Arrangement will be issued by Newmont in exchange for Goldcorp Shares and (ii) Replacement RSUs to be issued to holders of Goldcorp RSUs in exchange for their Goldcorp RSUs, pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Newmont's compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

  (a)
  the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

  (b)
  prior to the issuance of the Interim Order, the Court will be advised of the intention of Newmont and Goldcorp to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Consideration Shares to Goldcorp Shareholders and Replacement RSUs to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement, based on the Court's approval of the Arrangement;

  (c)
  prior to the issuance of the Interim Order, Goldcorp will file with the Court a draft copy of the proposed text of the Goldcorp Circular together with any other documents required by Law in connection with the Goldcorp Meeting;

  (d)
  the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares to Goldcorp Shareholders and Replacement RSUs to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement;

  (e)
  Goldcorp will ensure that each Goldcorp Shareholder and other Person entitled to receive Consideration Shares and each holder of Goldcorp RSUs entitled to receive Replacement RSUs, as the case may be, pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

  (f)
  the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Consideration Shares to Goldcorp Shareholders and Replacement RSUs to holders of Goldcorp RSUs, as the case may be, pursuant to the Arrangement;

  (g)
  Goldcorp shall request that the Final Order shall include a statement to substantially the following effect: "This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Newmont, pursuant to the Plan of Arrangement;"

  (h)
  the Interim Order will specify that each Person entitled to receive Consideration Shares or Replacement RSUs, as the case may be, pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

  (i)
  the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order;

  (j)
  all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, each Person entitled to receive Consideration Shares will be advised that the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under Section 3(a)(10) of the U.S. Securities Act; and

  (k)
  Holders of Goldcorp RSUs entitled to receive Replacement RSUs will be advised that the Replacement RSUs issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) thereof, but that such exemption does not exempt the issuance of securities upon the delivery of Newmont Shares covered by such securities; therefore, the underlying Newmont Shares issuable in respect of the Replacement RSUs, if any, cannot be issued in the U.S. or to a person in the U.S. in reliance upon the exemption from registration provided by Section 3(a)(10) and the Replacement RSUs may only be issued pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.

2.12    Arrangement and Effective Date

        The Arrangement shall become effective on the date upon which Goldcorp and Newmont agree in writing as the Effective Date or, in the absence of such agreement, five Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 6 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) and the Arrangement (and the Articles of Arrangement) shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law. The closing of the Arrangement will take place at the offices of Goodmans LLP on the Effective Date in Toronto, Ontario at the Effective Time, or at such other time and place as may be agreed to by the Parties.

2.13    Payment of Consideration

        Newmont will, following receipt by Goldcorp of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient funds and Newmont Shares to satisfy the aggregate Consideration payable to Goldcorp Shareholders pursuant to the Plan of Arrangement.

2.14    Announcement and Shareholder Communications

        The Parties agree to issue a joint press release with respect to this Agreement as soon as practicable after its due execution. Newmont and Goldcorp agree to cooperate in the preparation of presentations, if any, to Newmont Stockholders and Goldcorp Securityholders regarding the transactions contemplated by this Agreement. Each Party shall: (a) not issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing); provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any disclosure or filing in accordance with applicable Laws, including U.S. Securities Laws, and if such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as the content of such statements and announcements are consistent with and limited in all material respects to the content contained in the most recent press releases, public disclosures or public statements made by the Parties. Notwithstanding the foregoing, the provisions of this Section 2.14 related to the approval or contents of filings with Governmental Entities will not apply with respect to filings in connection with the Regulatory Approvals, the Goldcorp Circular, the Newmont Proxy Statement, the Interim Order or the Final Order which are governed by other sections of this Agreement. The restrictions set forth in this Section 2.14 shall not apply to any release or public statement in connection with any dispute regarding this Agreement or the transactions contemplated hereby.

2.15    Withholding Taxes

        Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Goldcorp Shareholders (including in their capacity as former Goldcorp Equity Award Holders), Goldcorp Equity Award Holders and any other Person under the Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of any Law in respect of Taxes. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under the Plan of Arrangement exceeds the amount of cash otherwise payable to such Person, Newmont, Goldcorp, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Newmont, Goldcorp, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

2.16    Adjustment of Consideration

  (a)
  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Newmont Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding Newmont Shares, then the Consideration to be paid per Goldcorp

    Share shall be appropriately adjusted to provide to Goldcorp Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Goldcorp Share.

  (b)
  If on or after the date hereof, Goldcorp declares, sets aside or pays any dividend or other distribution to the Goldcorp Shareholders of record as of a time prior to the Effective Time, except for Goldcorp's current regular quarterly dividend paid to Goldcorp shareholders in the ordinary course consistent with past practice, Newmont shall make such adjustments to the Consideration as it determines acting in good faith to be necessary to restore the original agreement of the parties in the circumstances. For greater certainty, if Goldcorp takes any of the actions referred to above, the aggregate Consideration to be paid by Newmont shall be decreased by an equivalent amount.

2.17    Name Change and Governance and Transitional Matters

        Newmont covenants with Goldcorp that it will take all actions necessary to ensure that, as of the Effective Time:

  (a)
  two-thirds of the members of the Newmont Board shall be existing members of the Newmont Board and one-third of the members of the Newmont Board shall be existing members of the Goldcorp Board;

  (b)
  the Deputy Chair of the Newmont Board shall be Ian Telfer; and

  (c)
  the name of Newmont will be changed to "Newmont Goldcorp Corporation".

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GOLDCORP

3.1    Representations and Warranties

        Except as set forth in the Goldcorp Public Documents (excluding any disclosures in the Goldcorp Public Documents under the heading "Risk Factors" or "Forward-Looking Information" and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the Goldcorp Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), Goldcorp hereby represents and warrants to Newmont the representations and warranties set forth in Schedule 3.1 hereto and acknowledges that Newmont is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

3.2    Disclaimer

        Newmont agrees and acknowledges that, except as set forth in this Agreement, Goldcorp makes no representation or warranty, express or implied, at law or in equity, with respect to Goldcorp, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

3.3    Survival of Representations and Warranties

        The representations and warranties of Goldcorp contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NEWMONT

4.1    Representations and Warranties

        Except as set forth in the Newmont Public Documents (excluding any disclosures in the Newmont Public Documents under the heading "Risk Factors" or "Forward-Looking Information" and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the Newmont Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), Newmont hereby represents and warrants to Goldcorp the representations and warranties set forth in Schedule 4.1 hereto and acknowledges that Goldcorp is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

4.2    Disclaimer

        Goldcorp agrees and acknowledges that, except as set forth in this Agreement, Newmont makes no representation or warranty, express or implied, at law or in equity, with respect to Newmont, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

4.3    Survival of Representations and Warranties

        The representations and warranties of Newmont contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1    Covenants of Goldcorp Regarding the Conduct of Business

        Goldcorp covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as set out in Section 5.1 of the Goldcorp Disclosure Letter, as expressly required by this Agreement or expressly permitted by this Section 5.1, as required by applicable Law or a Governmental Entity, or unless Newmont shall otherwise agree in writing:

  (a)
  Goldcorp shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group;

  (b)
  without limiting the generality of Section 5.1(a), Goldcorp shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

  (i)
  amend or propose to amend its articles, by-laws or other constating documents, including partnership agreements, or those of its Subsidiaries;

  (ii)
  incur any indebtedness to fund, directly or indirectly the payment of any dividend or other distribution in respect of any Goldcorp Shares;

    (iii)
    issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Goldcorp Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Goldcorp Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Goldcorp Options, Goldcorp RSUs, Goldcorp Phantom RSUs, Goldcorp PSUs or any other equity based awards), other than (A) pursuant to the exercise or settlement (as applicable) of Goldcorp Options and Goldcorp RSUs that are outstanding as of the date of this Agreement in accordance with their terms (as such terms are disclosed in the Goldcorp Public Documents) and (B) grants of Goldcorp RSUs, Goldcorp Phantom RSUs and Goldcorp PSUs in the ordinary course of business consistent with past practice, provided, that (1) any such grant shall use the standard form of award agreements under the Goldcorp Equity Incentive Plans, and (2) no such grant shall contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by this Agreement;

    (iv)
    split, combine or reclassify any outstanding Goldcorp Shares or the securities of any of its Subsidiaries;

    (v)
    redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Goldcorp Shares or other securities of Goldcorp or any securities of its Subsidiaries other than purchases of Goldcorp Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Goldcorp equity awards or in connection with the Goldcorp employee share purchase plan;

    (vi)
    amend the terms of any securities of Goldcorp or any of its Subsidiaries;

    (vii)
    adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Goldcorp or any of its Subsidiaries;

    (viii)
    reorganize, amalgamate or merge Goldcorp or its Subsidiaries with any other Person;

    (ix)
    except as set forth in Section 5.1(b)(ix) of the Goldcorp Disclosure Letter, sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Goldcorp or any of its Subsidiaries or any interest in any assets of Goldcorp or any of its Subsidiaries (including, without limitation, any Goldcorp Mineral Rights), other than (A) sales and dispositions of raw materials, obsolete or surplus equipment, mine output and other inventories, in each case only if in the ordinary course of business, (B) encumbrances and Liens that are incurred in the ordinary course of business, or (C) sales of assets that do not exceed, individually or in the aggregate, a fair market value of $100 million;

    (x)
    except as set forth in Section 5.1(b)(x) of the Goldcorp Disclosure Letter, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which a Goldcorp JV Entity is a party or bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person, other than such investments in securities that do not exceed in the aggregate $10,000,000;

    (xi)
    incur any capital expenditures or enter into any agreement obligating Goldcorp or its Subsidiaries to provide for future capital expenditures other than (A) capital expenditures forming part of the budget for the 2019 fiscal year that has been approved by the Goldcorp Board in the ordinary course of business and disclosed to Newmont, and (B) capital expenditures set forth in Section 5.1(b)(xi) of the Goldcorp Disclosure Letter;

    (xii)
    make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable Law;

    (xiii)
    reduce the stated capital of the shares of Goldcorp or any of its Subsidiaries;

    (xiv)
    (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Goldcorp or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under credit facilities in effect as of the date of this Agreement in the ordinary course of business and/or to refinance the Goldcorp Term Loans (provided, that such new debt being incurred to refinance the Goldcorp Term Loans shall (1) not be in an aggregate principal amount in excess of the debt being refinanced (plus reasonable fees and expenses) and (2) be prepayable on the Effective Date by Newmont at par and without penalty or premium), or (y) letters of credit, reclamation bonds, financial assurances or other guarantees in respect of environmental or other obligations otherwise permitted to be incurred, or not prohibited, under this Agreement, or (z) borrowings under facilities entered into between two wholly-owned Subsidiaries of Goldcorp, or (B) make any loans, advances (other than any advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than to any joint venture of Goldcorp or any of its Subsidiaries in the ordinary course of business consistent with past practice or to Goldcorp or any of its Subsidiaries or in connection with sale-leaseback transactions;

    (xv)
    pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than:

    (A)
    the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Goldcorp's financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

    (B)
    payment of any fees related to the Arrangement;

    (xvi)
    enter into any agreement that, if entered into prior to the date hereof, would have been a Goldcorp Material Contract, or modify, amend in any material respect, transfer or terminate any Goldcorp Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

    (xvii)
    enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with Goldcorp financial risk management policy;

    (xviii)
    materially change the business carried on by Goldcorp and its Subsidiaries, as a whole;

    (xix)
    except (i) as required by the terms of the Goldcorp Benefit Plans in effect on the date of this Agreement; or (ii) as disclosed in Section 5.1(b)(xix) of the Goldcorp Disclosure

      Letter: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Goldcorp or any of its Subsidiaries; (B) grant, accelerate, or increase any payment, bonus, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of Goldcorp or any of its Subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under any Goldcorp Benefit Plan or create any new plan which would be considered to be a Goldcorp Benefit Plan once created; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of Goldcorp or any of its Subsidiaries, or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except for base salary increases for employees (other than Senior Employees) in the ordinary course of business; (E) make any material determination under any Goldcorp Benefit Plan that is not in the ordinary course of business; (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Goldcorp Benefit Plan; or (G) take or propose any action to effect any of the foregoing;

    (xx)
    terminate the employment of any Senior Employee, except for cause or hire any Senior Employee; or

    (xxi)
    take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such Authorizations;

  (c)
  Goldcorp shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by Goldcorp or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 5.11(a), neither Goldcorp nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

  (d)
  Goldcorp and each of its Subsidiaries shall:

  (i)
  not take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any Tax;

  (ii)
  not amend any Tax Return or change any of its methods of reporting income, deductions for accounting or Tax purposes from those employed in the preparation of its Tax Returns for the taxation year ended December 31, 2017, except as may be required by applicable Laws (as determined in good faith consultation with Newmont);

  (iii)
  not make, change or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practice of Goldcorp and its Subsidiaries, as applicable;

  (iv)
  not enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (v)
    other than as set out in Schedule 5.1(d)(v) of the Goldcorp Disclosure Letter, not settle (or offer to settle) any material Tax claim, audit, proceeding or re-assessment;

    (vi)
    not make a request for a Tax ruling to any Governmental Entity;

    (vii)
    keep Newmont reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Goldcorp and its Subsidiaries, taken as a whole); and

    (viii)
    not make any "investments" (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a "foreign affiliate" of Goldcorp and/or any of its Subsidiaries (including, for greater certainty, an indirect investment described in paragraph 212.3(10)(f) of the Tax Act), except to the extent that such investment is made in the ordinary course of business in accordance with spending plans pre-dating the signing of this Agreement and does not exceed $10 million; and

  (e)
  Goldcorp shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.1 or resolve to do so.

5.2    Covenants of Newmont Regarding the Conduct of Business

        Newmont covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except as set out in Section 5.2 of the Newmont Disclosure Letter, as expressly required by this Agreement or expressly permitted by this Section 5.2, as required by applicable Law or a Governmental Entity, or unless Goldcorp shall otherwise agree in writing:

  (a)
  Newmont shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective business of Newmont and its Subsidiaries only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of their officers and employees as a group;

  (b)
  without limiting the generality of Section 5.2(a), Newmont shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

  (i)
  amend or propose to amend Newmont's articles, by-laws or other constating documents;

  (ii)
  declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Newmont Shares, except for regular quarterly dividends to Newmont Stockholders in the ordinary course consistent with past practice and any such action solely between or among Newmont and its Subsidiaries or between or among Subsidiaries of Newmont;

  (iii)
  issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Newmont Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Newmont or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, Newmont equity awards or any other equity based awards), other than (A) pursuant to the exercise of Newmont equity awards in accordance with their terms (as such terms are disclosed in the Newmont Public Documents) (B) grants of Newmont equity awards in the ordinary course of business consistent with past practice and (C) any such action solely between or among Newmont and its Subsidiaries or between or among Subsidiaries of Newmont;

    (iv)
    split, combine or reclassify any outstanding Newmont Shares;

    (v)
    redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire Newmont Shares or other securities of Newmont, other than (A) ordinary course purchases of Newmont Shares made in the public markets and at the prevailing market price and (B) purchases of Newmont Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of Newmont equity awards;

    (vi)
    amend the terms of any securities of Newmont;

    (vii)
    adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Newmont;

    (viii)
    reorganize, amalgamate or merge Newmont with any other Person;

    (ix)
    make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable Law;

    (x)
    reduce the stated capital of the Newmont Shares; or

    (xi)
    sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any material assets of Newmont or any of its Subsidiaries or any interest in any assets of Newmont or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice and (B) any such action solely between or among Newmont and its Subsidiaries or between or among Subsidiaries of Newmont;

    (xii)
    materially change the business carried on by Newmont and its Subsidiaries, taken as a whole;

  (c)
  Newmont shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.2 or resolve to do so.

5.3    Covenants Relating to the Consideration Shares and Replacement RSUs

        Newmont shall apply for and use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the Effective Time of the Consideration Shares and the Newmont Shares issuable upon exercise of the Replacement RSUs issuable pursuant to the Arrangement, subject to official notice of issuance. Goldcorp shall use its reasonable best efforts to cooperate with Newmont in connection with the foregoing, including by providing information reasonably requested by Newmont in connection therewith. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file a registration statement on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of the Replacement RSUs.

5.4    Covenants of Newmont Regarding Blue-Sky Laws

        Newmont shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements.

5.5    Mutual Covenants of the Parties Relating to the Arrangement

        Each of the Parties covenants and agrees that, other than in connection with obtaining the Regulatory Approvals, which approvals shall be governed by the provisions of Section 5.7, subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

  (a)
  it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to Goldcorp Material Contracts or Newmont Material Contracts, as the case may be; (ii) obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 6.2(a), 6.2(b), 6.2(c), 6.3(a), 6.3(b) and 6.3(c); and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

  (b)
  it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein including, for the avoidance of doubt, the taking of any action or the entering into of any transaction, including any merger, acquisition, joint venture, disposition, lease or contract that would reasonably be expected to prevent, delay or impede the obtaining of, or increase the risk of not obtaining, any Regulatory Approval or otherwise prevent, delay or impede the consummation of the transactions contemplated by this Agreement;

  (c)
  it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other Proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Goldcorp or Newmont from consummating the Arrangement; and

  (d)
  it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated hereby.

5.6    Covenants Relating to Goldcorp Employment Matters

  (a)
  The Parties and the Goldcorp Board (and any relevant committee thereof) will take such actions (including all actions permitted under the Goldcorp Equity Incentive Plans) as are necessary such that, from and after the Effective Time:

  (i)
  each Goldcorp Phantom RSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable grant letter, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Phantom RSU Plan or any Goldcorp Phantom RSUs, pursuant to the definition of "Share Value" contained in the Goldcorp Phantom RSU Plan, the Committee (as defined therein) shall irrevocably determine that the "Share Value" (as defined in the Goldcorp Phantom RSU Plan) shall mean the product obtained by multiplying (A) the trading price of a Newmont Share on the NYSE at the close of business on the date of expiry of the Restricted Period (as defined in the Goldcorp Phantom RSU Plan), by (B) the Equity Award Exchange Ratio.

    (ii)
    each Goldcorp PSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable PSU Agreement (as defined in the Goldcorp PSU Plan), employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp PSU Plan or any Goldcorp PSUs:

    (A)
    the Multiplier (as defined in the Goldcorp PSU Plan) for each Goldcorp PSU shall be deemed to be 100 percent; and

    (B)
    pursuant to the definition of "Fair Market Value" contained in the Goldcorp PSU Plan, the Board (as defined therein) shall irrevocably determine that "Fair Market Value" (as defined in the Goldcorp PSU Plan) shall mean, on a particular day, the product obtained by multiplying (A) the volume weighted average price of the Newmont Shares on the NYSE for the 30 trading day period prior to and including the particular day, by (B) the Equity Award Exchange Ratio.

    (iii)
    pursuant to, and subject to the terms of, the Plan of Arrangement, each Goldcorp RSU that is outstanding immediately prior to the Effective Time shall be exchanged (which exchange the Parties intend shall occur, and shall be deemed to have occurred, in accordance with subsection 7(1.4) of the Tax Act) for a Newmont RSU that has the same vesting conditions as the Goldcorp RSU for which it was exchanged and that entitles the holder thereof to receive, upon vesting thereof and in accordance with the terms of the Newmont Incentive Plan, a number of Newmont Shares equal to the product obtained by multiplying (A) the applicable number of Goldcorp Shares covered by such Goldcorp RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder's Newmont RSUs that vest on a particular date date) shall be rounded down to the nearest whole number. The award agreement in respect of each such Newmont RSU will, and will be deemed to, provide that the Committee (as defined in the Newmont Incentive Plan) shall not have the discretion to pay cash in settlement of any such Newmont RSU (notwithstanding the terms of the Newmont Incentive Plan) and that such any such Newmont RSU will only be settled in Newmont Shares (subject to the terms and conditions of the Newmont RSU and the Newmont Incentive Plan).

    (iv)
    pursuant to the Plan of Arrangement, each Goldcorp Option that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be assigned and transferred by the holder thereof to Goldcorp in exchange for the consideration set forth in the Plan of Arrangement.

    (v)
    As soon as practicable following the date hereof, the Company shall take all actions with respect to the Goldcorp ESPP that are necessary to provide that: (i) with respect to any offering period in effect as of the date hereof (the "Current ESPP Offering Period"), no employee who is not a participant in the Goldcorp ESPP as of the date hereof may become a participant in the Goldcorp ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof such for Current ESPP Offering Period; (ii) subject to the Arrangement becoming effective, the Goldcorp ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Goldcorp ESPP shall be suspended and no new offering period shall be commenced under the Goldcorp ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date and the final purchases of Goldcorp Shares thereunder shall be made on that day.

  (b)
  The Parties acknowledge that the Arrangement will result in a "change in control" (or a term of similar import) for purposes of Goldcorp's executives', Goldcorp Benefit Plans, and employees' employment agreements. After the Effective Time, Newmont covenants and agrees to cause Goldcorp and any successor to Goldcorp, to honour and comply in all material respects with the terms of all existing employment, indemnification, change in control, change of control, severance, termination or other compensation arrangements and employment and severance obligations of Goldcorp or any of its Subsidiaries that were entered into prior to the date of this Agreement in the ordinary course of business (or, if not in the ordinary course of business, have been disclosed to Newmont).

5.7    Regulatory Approvals

  (a)
  Newmont and Goldcorp shall and shall cause their respective Subsidiaries, as applicable, to:

  (i)
  within ten Business Days after the date of this Agreement or such other date as the Parties may reasonably agree, prepare and file with the Commissioner of Competition with respect to the transactions contemplated by this Agreement a request for an advance ruling certificate under section 102 of the Competition Act or, in the alternative, a "No Action" letter and a waiver under s. 113(c) of the Competition Act;

  (ii)
  within ten Business Days after the date of Newmont's instruction or such later date as Newmont may instruct, prepare and file the Commissioner of Competition with respect to the transactions contemplated by this Agreement a notification under Part IX of the Competition Act;

  (iii)
  within ten Business Days after the date of this Agreement or such other date as the Parties may reasonably agree, prepare and file with the responsible Minister with respect to the transactions contemplated by this Agreement an application for review under the Investment Canada Act and as promptly as reasonably practicable, and in any event within ten (10) Business Days after the submission of the application for review, Newmont shall submit to the Director of Investments under the Investment Canada Act the proposed written undertakings to the Minister or his designees;

  (iv)
  file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable Antitrust Laws that the Parties may mutually agree to be required or appropriate to consummate the transactions contemplated by this Agreement, including all filings required to obtain the Key Regulatory Approvals other than the Competition Act Approval and the Investment Canada Act Approval;

  (v)
  file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable federal, provincial, state or foreign Law required to obtain any other Regulatory Approvals; and

    (vi)
    provide to each Governmental Entity all non-privileged information, documents, data and other things requested by any Governmental Entity or that are necessary or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable following any such request.

  (b)
  All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be shared by the Parties equally.

  (c)
  With respect to obtaining the Regulatory Approvals, each of Newmont and Goldcorp shall cooperate with one another and shall provide such assistance as any other Party may reasonably request in connection with obtaining the Regulatory Approvals. In particular:

  (i)
  no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party;

  (ii)
  the Parties shall exchange drafts of all submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such material submissions, correspondence, filings, presentations, applications, plans, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that (x) this obligation shall not extend to information concerning valuation or undertakings related to the Investment Canada Act Approval, and (y) information indicated by either Party to be competitively sensitive, in either case, which information shall be provided on an external counsel-only basis;

  (iii)
  each Party will keep the other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein; provided, however, that (x) this obligation shall not extend to communications and meetings or portions of communications and meetings related to the Investment Canada Act Approval, and (y) where competitively sensitive information may be discussed or communicated, in either case the other Party's external legal counsel shall be provided with any such communications or information on an external counsel-only basis and shall have the right to participate in any such meetings on an external counsel-only basis.

  (iv)
  Goldcorp shall make available its Representatives, on the reasonable request of Newmont and its counsel, to assist Newmont in obtaining the Regulatory Approvals, including by (i) making introduction and arranging meetings with key stakeholders and leaders of Governmental Authorities and participating in those meetings, (ii) providing strategic input, including on any materials prepared for obtaining the Regulatory Approvals, and (iii) responding promptly to requests for support, documents, information, comments or input where reasonably requested by Newmont in connection with the Regulatory Approvals;

  (d)
  the Parties shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals;

  (e)
  the Parties shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable on their respective parts to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. To the extent that the Minister or his designees propose any amendments or require enhancements to such proposed undertakings contemplated in Section 5.7(a)(iii), Newmont shall propose, negotiate and enter into reasonable undertakings necessary to obtain the Investment Canada Act Approval. However, nothing in this Agreement shall require Newmont or its Subsidiaries to (i) propose, negotiate, effect or agree to, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or other disposition of any assets or businesses of Newmont or Goldcorp or their respective Subsidiaries or otherwise take any action that prohibits or limits Newmont's freedom of action with respect to, or Newmont's ability to own, retain, control, operate or exercise full rights of ownership with respect to any of the businesses or assets of Newmont, Goldcorp or their respective Subsidiaries, except as provided in this paragraph with respect to the obtaining of the Investment Canada Act Approval or (ii) notwithstanding anything to the contrary in Section 5.5(c), defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Law or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

  (f)
  Subject to the other provisions of this Section 5.7, Newmont shall, acting reasonably, determine and direct all matters and efforts related to the obtaining of the Regulatory Approvals. Newmont shall consider the views and input of Goldcorp in good faith.

5.8    Certain Goldcorp Covenants Regarding Non-Solicitation

  (a)
  Except as otherwise expressly provided in this Section 5.8, Goldcorp shall not, and Goldcorp shall cause its Subsidiaries and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

  (i)
  solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to Section 5.8(e)) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Goldcorp Acquisition Proposal;

  (ii)
  enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Newmont and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Goldcorp Acquisition Proposal, it being acknowledged and agreed that, provided Goldcorp is then in compliance with its obligations under this Section 5.8, Goldcorp may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written Goldcorp Acquisition Proposal of the conclusion (without further communication) that its Goldcorp Acquisition Proposal does not constitute a Goldcorp Superior Proposal or (z) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

    (iii)
    accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Goldcorp Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.8(e));

    (iv)
    (1) (i) fail to make, or withdraw, amend, modify or qualify, in a manner adverse to Newmont or fail to publicly reaffirm (without qualification) the Goldcorp Board Recommendation, or its recommendation of the Arrangement within five Business Days (and in any case prior to the Goldcorp Meeting) after having been requested in writing by Newmont to do so (acting reasonably), or (ii) accept, approve, endorse or recommend a Goldcorp Acquisition Proposal (or publicly propose to do so), or (iii) take no position or a neutral position with respect to a Goldcorp Acquisition Proposal for more than five Business Days after the public announcement of such Goldcorp Acquisition Proposal; or (2) resolve or propose to take any of the foregoing actions ((1) or (2) each a "Goldcorp Change in Recommendation"); or

    (v)
    make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Goldcorp Board of the transactions contemplated hereby.

  (b)
  Goldcorp shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Newmont and its Subsidiaries or affiliates) conducted by Goldcorp or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, a Goldcorp Acquisition Proposal, and, in connection therewith, Goldcorp will discontinue access to and disclosure of its and its Subsidiaries' confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Goldcorp and its Subsidiaries previously provided in connection therewith to any Person other than Newmont to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

  (c)
  Goldcorp represents and warrants as of the date of this Agreement that neither Goldcorp nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Goldcorp or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Goldcorp covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Goldcorp or any of its Subsidiaries is a party, and (ii) neither Goldcorp nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of Newmont (which may be withheld or delayed in Newmont's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person's obligations respecting Goldcorp, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Goldcorp or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.8(c).

  (d)
  Goldcorp shall as soon as practicable, and in any event, within 24 hours, notify Newmont (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Goldcorp Acquisition Proposal, of such Goldcorp Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such Goldcorp Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and copies of all material or substantive documents received in respect of, from or on behalf of any such Person. Goldcorp shall keep Newmont promptly and fully informed of the material developments and discussions and negotiations with respect to such Goldcorp Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.

  (e)
  Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the Goldcorp Shareholder Approval having been obtained, Goldcorp receives a request for material non-public information or to enter into discussions, from a Person that proposes to Goldcorp an unsolicited bona fide written Goldcorp Acquisition Proposal that did not result from a breach of this Section 5.8 (and which has not been withdrawn) and the Goldcorp Board determines, in good faith after consultation with its outside financial and legal advisors, that such Goldcorp Acquisition Proposal constitutes or would reasonably be expected to constitute a Goldcorp Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Goldcorp Acquisition Proposal is subject), then, and only in such case, Goldcorp may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Goldcorp Acquisition Proposal, and (y) provide the Person making such Goldcorp Acquisition Proposal with, or access to, confidential information regarding Goldcorp and its Subsidiaries, but only to the extent that Newmont had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:

  (i)
  Goldcorp has entered into a confidentiality and standstill agreement on terms no less favourable in aggregate to Goldcorp than the Confidentiality Agreement; and

  (ii)
  Goldcorp has been, and continues to be, in material compliance with this Section 5.8.

  (f)
  Notwithstanding any other provision of this Agreement, Goldcorp shall not make a Goldcorp Change in Recommendation unless all of the following are satisfied:

  (i)
  the Goldcorp Board has determined that the Goldcorp Acquisition Proposal constitutes a Goldcorp Superior Proposal;

  (ii)
  the Goldcorp Shareholder Approval has not been obtained;

  (iii)
  Goldcorp has been, and continues to be, in material compliance with this Section 5.8;

  (iv)
  Goldcorp has promptly provided Newmont with a notice in writing that there is a Goldcorp Superior Proposal, together with all documentation related to and detailing the Goldcorp Superior Proposal, including a copy of any proposed agreement relating to such Goldcorp Superior Proposal;

  (v)
  five Business Days (the "Newmont Response Period") shall have elapsed from the date Newmont received the notice and documentation referred to in Section 5.8(f)(iv) from Goldcorp;

  (vi)
  if Newmont has proposed to amend the terms of the Arrangement in accordance with Section 5.8, the Goldcorp Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Goldcorp Acquisition Proposal remains a Goldcorp Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Newmont, if applicable.

  (g)
  For greater certainty, notwithstanding any Goldcorp Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Goldcorp shall cause the Goldcorp Meeting to occur and the Arrangement Resolution to be put to the Goldcorp Shareholders thereat for consideration in accordance with this Agreement, and Goldcorp shall not, except as required by applicable Law, submit to a vote of its shareholders any Goldcorp Acquisition Proposal other than the Arrangement Resolution prior to the termination of this Agreement.

  (h)
  Goldcorp acknowledges and agrees that, during the Newmont Response Period or such longer period as Goldcorp may approve for such purpose, Newmont shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The Goldcorp Board will review any such proposal to determine in good faith whether Newmont's proposal to amend the Agreement would result in the Goldcorp Acquisition Proposal ceasing to be a Goldcorp Superior Proposal. If the Goldcorp Board determines that the Goldcorp Acquisition Proposal is not a Goldcorp Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise Newmont and enter into an amended agreement with Newmont reflecting such proposed amendments. If the Goldcorp Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Goldcorp Acquisition Proposal remains a Goldcorp Superior Proposal and therefore rejects Newmont offer to amend this Agreement and the Arrangement, if any, Goldcorp may, subject to compliance with the other provisions hereof, make a Goldcorp Change of Recommendation. Each successive modification of any Goldcorp Acquisition Proposal shall constitute a new Goldcorp Acquisition Proposal for the purposes of this Section 5.8 and Newmont shall be afforded a new Newmont Response Period in respect of each such Goldcorp Acquisition Proposal from the date on which Newmont received the notice and documentation referred to in Section 5.8(f)(iv) in respect of such new Goldcorp Superior Proposal from Goldcorp.

  (i)
  In circumstances where Goldcorp provides Newmont with notice of a Goldcorp Superior Proposal and all documentation contemplated by Section 5.8(f)(iv) on a date that is less than seven Business Days prior to the Goldcorp Meeting, Goldcorp may, or if and as requested by Newmont, Goldcorp shall, either proceed with or postpone the Goldcorp Meeting to a date that is not more than seven Business Days after the scheduled date of such Goldcorp Meeting, as directed by Newmont, provided, however, that the Goldcorp Meeting shall not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

  (j)
  Without limiting the generality of the foregoing, Goldcorp shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.8 and any violation of the restrictions set forth in this Section 5.8 by Goldcorp, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.8 by Goldcorp.

5.9    Certain Newmont Covenants Regarding Non-Solicitation

(a)
Except as otherwise expressly provided in this Section 5.9, Newmont shall not, and Newmont shall cause its Subsidiaries and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

(i)
solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to Section 5.9(e)) any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Newmont Acquisition Proposal;

  (ii)
  enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Goldcorp and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Newmont Acquisition Proposal, it being acknowledged and agreed that, provided Goldcorp is then in compliance with its obligations under this Section 5.8, Newmont may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written Newmont Acquisition Proposal of the conclusion (without further communication) that its Newmont Acquisition Proposal does not constitute a Goldcorp Superior Proposal or (z) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

  (iii)
  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Newmont Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.8(e));

  (iv)
  (1) (i) fail to make, or withdraw, amend, modify or qualify, in a manner adverse to Goldcorp or fail to publicly reaffirm (without qualification) the Newmont Board Recommendation within five Business Days (and in any case prior to the Newmont Meeting) after having been requested in writing by Goldcorp to do so (acting reasonably), or (ii) accept, approve, endorse or recommend a Newmont Acquisition Proposal (or publicly propose to do so), or (iii) take no position or a neutral position with respect to a Newmont Acquisition Proposal for more than five Business Days after the public announcement of such Newmont Acquisition Proposal; or (2) resolve or propose to take any of the foregoing actions ((1) or (2) each a "Newmont Change in Recommendation"); or

  (v)
  make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Newmont Board of the transactions contemplated hereby.

(b)
Newmont shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than Goldcorp and its Subsidiaries or affiliates) conducted by Newmont or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute or lead to, a Newmont Acquisition Proposal, and, in connection therewith, Newmont will discontinue access to and disclosure of its and its Subsidiaries' confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Newmont and its Subsidiaries previously provided in connection therewith to any Person other than Goldcorp to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)
Newmont represents and warrants as of the date of this Agreement that neither Newmont nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Newmont or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Newmont covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Newmont or any of its Subsidiaries is a party, and (ii) neither Newmont nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of Goldcorp (which may be withheld or delayed in Goldcorp's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person's obligations respecting Newmont, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Newmont or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.8(c).

(d)
Newmont shall as soon as practicable, and in any event, within 24 hours, notify Goldcorp (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a Newmont Acquisition Proposal, of such Newmont Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such Newmont Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and copies of all material or substantive documents received in respect of, from or on behalf of any such Person. Newmont shall keep Goldcorp promptly and fully informed of the material developments and discussions and negotiations with respect to such Newmont Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.

(e)
Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the Newmont Stockholder Approval having been obtained, Newmont receives a request for material non-public information or to enter into discussions, from a Person that proposes to Newmont an unsolicited bona fide written Newmont Acquisition Proposal that did not result from a breach of this Section 5.9 (and which has not been withdrawn) and the Newmont Board determines, in good faith after consultation with its outside financial and legal advisors, that such Newmont Acquisition Proposal constitutes or would reasonably be expected to constitute a Newmont Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Newmont Acquisition Proposal is subject), then, and only in such case, Newmont may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist the Person making such Newmont Acquisition Proposal, and (y) provide the Person making such Newmont Acquisition Proposal with, or access to, confidential information regarding Newmont and its Subsidiaries, but only to the extent that Goldcorp had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:

(i)
Newmont has entered into a confidentiality and standstill agreement on terms no less favourable in aggregate to Newmont than the Confidentiality Agreement; and

(ii)
Newmont has been, and continues to be, in material compliance with this Section 5.9.

(f)
Notwithstanding any other provisions of this Agreement, Newmont shall not make a Newmont Change in Recommendation unless all of the following are satisfied:

(i)
the Newmont Board has determined that the Acquisition Proposal constitutes a Superior Proposal;

(ii)
the Newmont Stockholder Approval has not been obtained;

(iii)
Newmont has been, and continues to be, in material compliance with this Section 5.9;

(iv)
Newmont has promptly provided Goldcorp with a notice in writing that there is a Newmont Superior Proposal, together with all documentation related to and detailing the Newmont Superior Proposal, including a copy of any proposed agreement relating to such Newmont Superior Proposal;

  (v)
  five Business Days (the "Goldcorp Response Period") shall have elapsed from the date Goldcorp received the notice and documentation referred to in Section 5.9(f)(iv) from Newmont; and

  (vi)
  if Goldcorp has proposed to amend the terms of the Arrangement in accordance with Section 5.9(h), the Newmont Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Newmont Acquisition Proposal remains a Newmont Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Goldcorp, if applicable.

(g)
For greater certainty, notwithstanding any Newmont Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, Newmont shall cause the Newmont Meeting to occur and the Newmont Resolutions to be put to the Newmont Stockholders thereat for consideration in accordance with this Agreement, and Newmont shall not, except as required by applicable Law, submit to a vote of its shareholders any Newmont Acquisition Proposal other than the Newmont Resolutions prior to the termination of this Agreement.

(h)
Newmont acknowledges and agrees that, during the Goldcorp Response Period or such longer period as Newmont may approve for such purpose, Goldcorp shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including a modification of the Consideration. The Newmont Board will review any such proposal to determine in good faith whether Goldcorp's proposal to amend the Agreement would result in the Newmont Acquisition Proposal ceasing to be a Newmont Superior Proposal. If the Newmont Board determines that the Newmont Acquisition Proposal is not a Newmont Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise Goldcorp and enter into an amended agreement with Goldcorp reflecting such proposed amendments. If the Newmont Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Newmont Acquisition Proposal remains a Newmont Superior Proposal and therefore rejects Goldcorp offer to amend this Agreement and the Arrangement, if any, Newmont may, subject to compliance with the other provisions hereof, make a Newmont Change in Recommendation. Each successive modification of any Newmont Acquisition Proposal shall constitute a new Newmont Acquisition Proposal for the purposes of this Section 5.9 and Newmont shall be afforded a new Goldcorp Response Period in respect of each such Newmont Acquisition Proposal from the date on which Goldcorp received the notice and documentation referred to in Section 5.9(f)(iv) in respect of such new Newmont Superior Proposal from Newmont.

(i)
In circumstances where Newmont provides Goldcorp with notice of a Newmont Superior Proposal and all documentation contemplated by Section 5.9(f)(iv) on a date that is less than seven Business Days prior to the Newmont Meeting, Newmont may, or if and as requested by Goldcorp, Newmont shall, either proceed with or postpone the Newmont Meeting to a date that is not more than seven Business Days after the scheduled date of such Newmont Meeting, as directed by Goldcorp, provided, however, that the Newmont Meeting shall not be adjourned or postponed to a date later than the seventh Business Day prior to the Outside Date.

(j)
Without limiting the generality of the foregoing, Newmont shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.9 and any violation of the restrictions set forth in this Section 5.9 by Newmont, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.9 by Newmont.

5.10    Access to Information; Confidentiality

(a)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws, each of Newmont and Goldcorp shall, and shall cause its Representatives to, afford to the other and its representatives such access as the other Party may reasonably require at all reasonable times, to its officers, employees, agents, properties, books, records and contracts, and shall furnish the other Party with all data and information as it may reasonably request; provided that the Party furnishing data or information (the "Furnishing Party") shall not be required to (or to cause any of the Furnishing Party's Subsidiaries to) afford such access or furnish such information to the extent that the Furnishing Party believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other privilege, (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Furnishing Party or any of the Furnishing Party's Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such effective Contract to which the Furnishing Party or any Subsidiary of the Furnishing Party is a party or (C) breach, contravene or violate any applicable Law; provided that the Furnishing Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing, and provided that nothing in this section shall limit the obligations contained in Section 5.7.

(b)
Newmont and Goldcorp acknowledge and agree that information furnished pursuant to this Section 5.10 shall be subject to the terms and conditions of the Confidentiality Agreement. Any such investigation by a Party and its representatives shall not mitigate, diminish or affect the representations and warranties of the other Party contained in this Agreement or any document or certificate given pursuant hereto.

5.11    Insurance and Indemnification

(a)
Prior to the Effective Time, Goldcorp shall purchase customary "tail" policies of directors' and officers' liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by Goldcorp and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Goldcorp will and will cause its Subsidiaries to, maintain such "tail" policies in effect without any reduction in scope or coverage for six years from the Effective Time; provided, that Goldcorp and its Subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 250% of Goldcorp's current annual aggregate premium for policies currently maintained by Goldcorp or its Subsidiaries.

(b)
Goldcorp will, and will cause its Subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Goldcorp and its Subsidiaries under Law and under the articles or other constating documents of Goldcorp and/or its Subsidiaries or under any agreement or contract of any indemnified person with Goldcorp or with any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of Goldcorp, Goldcorp shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c)
From and following the Effective Time, Newmont will cause Goldcorp to comply with its obligations under Section 5.11(a) and Section 5.11(b).

(d)
If Newmont, Goldcorp or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, Newmont shall ensure that any such successor or assign

  (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its subsidiaries) assumes all of the obligations set forth in this Section 5.11.

(e)
The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, Goldcorp hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 5.11 on their behalf. Furthermore, this Section 5.11 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.12    Pre-Acquisition Reorganization

(a)
Subject to Section 5.12(b), Goldcorp agrees that, upon request of Newmont, Goldcorp shall use its commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Newmont may request prior to the Effective Date, acting reasonably (each a "Pre-Acquisition Reorganization"), and the Plan of Arrangement, if required, shall be modified accordingly, and (ii) cooperate with Newmont and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(b)
Goldcorp and its Subsidiaries will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.12(a) unless such Pre-Acquisition Reorganization in the opinion of Goldcorp, acting reasonably:

(i)
cannot reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to the Goldcorp Shareholders incrementally greater than the Taxes to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

(ii)
is not prejudicial to Goldcorp or its securityholders in any material respect;

(iii)
does not require Goldcorp to obtain the approval of securityholders of Goldcorp or proceed absent any required consent of any third party (including any Regulatory Approval);

(iv)
does not unreasonably interfere with Goldcorp's material operations prior to the Effective Time;

(v)
does not require Goldcorp or its Subsidiaries to contravene any Contract, Regulatory Approval or applicable Laws, or its organization documents;

(vi)
can be completed immediately prior to the Effective Date; and

(vii)
does not impair the ability of Goldcorp to consummate, and will not prevent or materially delay the consummation of, the Arrangement, and would not reasonably be expected to prevent any Person from making a Goldcorp Superior Proposal.

(c)
Newmont must provide written notice to Goldcorp of any proposed Pre-Acquisition Reorganization in reasonable written detail at least ten Business Days prior to the Effective Date. Upon receipt of such notice, Goldcorp and Newmont shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after Newmont has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied).

(d)
Unless the Arrangement is not completed due to a breach by Goldcorp of the terms and conditions of this Agreement or in circumstances that would give rise to the payment by Goldcorp of a Goldcorp Termination Fee, Newmont agrees that it will be responsible for all reasonable costs and expenses associated with any Pre-Acquisition Reorganization, including professional fees and expenses and Taxes, to be carried out at its request and shall indemnify and save harmless Goldcorp and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any unwinding, reversal, modification or termination of a Pre-Acquisition Reorganization) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Goldcorp under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract). If the Arrangement is not completed (other than due to a breach by Goldcorp of the terms and conditions of this Agreement or in circumstances that would give rise to the Payment by Goldcorp of a Goldcorp Termination Fee), Newmont shall reimburse Goldcorp forthwith for all reasonable fees and expenses (including any professional fees and expenses and Taxes) incurred by Goldcorp in considering or effecting all or any part of the Pre-Acquisition Reorganization.

5.13    Financing Cooperation

(a)
Goldcorp agrees to use commercially reasonable efforts to provide, and to cause each of its Subsidiaries and each of their respective Representatives to provide, such cooperation as may be reasonably requested by Newmont in connection with the borrowing or an issuance of debt by Newmont and/or any liability management transaction (including, without limitation, any exchange offers, consent solicitations or tender offers) with respect to debt existing on the date hereof of Goldcorp or its Subsidiaries (collectively, a "Debt Financing"), including, without limitation to, upon reasonable notice: (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information (including diligence materials) reasonably required in connection with any Debt Financing, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any Debt Financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Newmont in connection with the repayment of debt of Goldcorp and its Subsidiaries (provided that the effectiveness of any such arrangements shall be contingent on the completion of the Arrangement) and (iv) authorize and facilitate discussions, meetings and other engagement by Newmont, its Subsidiaries or Affiliates with the current lenders, noteholders or other providers of existing indebtedness to Goldcorp or any of its Subsidiaries for the purpose of obtaining Debt Financing, including by necessary or appropriate waivers of the Confidentiality Agreement to permit such activities. Newmont shall reimburse Goldcorp for all reasonable out-of-pocket costs or expenses incurred by Goldcorp and its Subsidiaries in connection with cooperation provided for in this Section 5.13 to the extent the information requested was not otherwise prepared or available in the ordinary course of business.

(b)
Prior to the Effective Date, none of Goldcorp, its Subsidiaries or its or their respective Representatives shall be required to take any action that: (i) would contravene any applicable Law or any agreement that relates to borrowed money to which Goldcorp or any of its subsidiaries are a party: (ii) would reasonably be expected to impair or prevent the satisfaction of any condition in Article 6 hereof; or (iii) would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any Debt Financing or their performance of their respective obligations under this Section 5.13 or any information utilized in connection therewith (except, in the case of this paragraph (iii) in respect of Goldcorp and its Subsidiaries, to the extent such liability, cost, expense or indemnity is conditional upon the occurrence of the Effective Time). Newmont shall indemnify and hold harmless Goldcorp and its Subsidiaries and their respective Representatives from and against any and all costs suffered or incurred by them in connection with any Debt Financing and the performance of their respective obligations under this Section 5.13 and any information utilized in connection therewith (other than arising from information provided by Goldcorp or its Subsidiaries specifically for use in the Financing pursuant to Section 5.13). Goldcorp hereby consents to the use of the logos of Goldcorp or its Subsidiaries in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Goldcorp or any of its Subsidiaries or the reputation or goodwill of Goldcorp or any of its Subsidiaries.

(c)
Newmont acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the consummation of, or the receipt by Newmont of the proceeds of, the Debt Financing.

ARTICLE 6
CONDITIONS

6.1    Mutual Conditions Precedent

        The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

  (a)
  the Arrangement Resolution shall have been duly approved by Goldcorp Shareholders at the Goldcorp Meeting in accordance with the Interim Order and applicable Law;

  (b)
  the Newmont Resolutions shall have been duly approved at the Newmont Meeting in accordance with applicable Law;

  (c)
  the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance acceptable to each of Newmont and Goldcorp, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Goldcorp or Newmont, each acting reasonably, on appeal or otherwise;

  (d)
  no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

  (e)
  the Consideration Shares to be issued pursuant to the Arrangement shall, subject to customary conditions, have been approved for listing on the NYSE;

  (f)
  all of the Key Regulatory Approvals shall have been obtained; and

  (g)
  the Consideration Shares and Replacement RSUs to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

6.2    Additional Conditions Precedent to the Obligations of Newmont

        The obligation of Newmont to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Newmont and may be waived by Newmont, in whole or in part at any time, each in its sole discretion, without prejudice to any other rights which Newmont may have):

  (a)
  the representations and warranties of Goldcorp set forth in: (i) sections (a) [Organization and Qualification], (b) [Authority Relative to this Agreement] and (y)(ii) [Absence of Certain Changes or Events] of Schedule 3.1 shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Goldcorp set forth in section (d)(i) [Subsidiaries] and (g) [Capitalization and Listing] of Schedule 3.1 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of Goldcorp set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) any materiality or Goldcorp Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a Goldcorp Material Adverse Effect, and Goldcorp shall have provided to Newmont a certificate of two senior officers of Goldcorp certifying (on Goldcorp's behalf and without personal liability) the foregoing dated the Effective Date;

  (b)
  Goldcorp shall have complied in all material respects with its covenants herein and Goldcorp shall have provided to Newmont a certificate of two senior officers of Goldcorp certifying (on Goldcorp's behalf and without personal liability) compliance with such covenants dated the Effective Date;

  (c)
  since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any Goldcorp Material Adverse Effect, and Goldcorp shall have provided to Newmont a certificate of two senior officers of Goldcorp to that effect (on Goldcorp's behalf and without personal liability);

  (d)
  Dissent Rights have not been exercised (or, if exercised, remain unwithdrawn) with respect to more than 10% of the issued and outstanding Goldcorp Shares.

6.3    Conditions Precedent to the Obligations of Goldcorp

        The obligation of Goldcorp to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Goldcorp and may be waived by Goldcorp, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which Goldcorp may have):

  (a)
  the representations and warranties of Newmont set forth in (i) sections (a) [Organization and Qualification], (b) [Authority Relative to this Agreement] and (r)(ii) [Absence of Certain Changes or Events] of Schedule 4.1, shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of Newmont set forth in section (f) of Schedule 4.1 [Capitalization and Listing] shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of Newmont set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) any materiality or Newmont Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a Newmont Material Adverse Effect, and Newmont shall have provided to Goldcorp a certificate of two senior officers of Newmont certifying (on Newmont's behalf and without personal liability) the foregoing dated the Effective Date;

  (b)
  Newmont shall have complied in all respects with its covenants in Section 2.13 [Payment of Consideration] and Section 2.17 [Name Change, Governance and Transitional Requirements] and in all material respects with its other covenants herein and Newmont shall have provided to Goldcorp a certificate of two senior officers of Newmont certifying (on Newmont's behalf and without personal liability) compliance with such covenants dated the Effective Date; and

  (c)
  since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Newmont Material Adverse Effect, and Newmont shall have provided to Goldcorp a certificate of two senior officers of Newmont to that effect (on Newmont's behalf and without personal liability).

6.4    Satisfaction of Conditions

        The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary, all funds and Newmont Shares held in escrow by the Depositary pursuant to Section 2.13 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any person.

6.5    Notice of Breach

        Each Party will give prompt notice to the other of the occurrence or failure to occur (in either case, actual, anticipated, contemplated or, to the knowledge of such Party, threatened), at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

  (a)
  cause any of the representations or warranties of either Party contained herein to be untrue, misleading or inaccurate in any material respect on the date hereof or at the Effective Date; or

  (b)
  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party prior to or at the Effective Date.

6.6    Frustration of Conditions

        Neither Newmont nor Goldcorp may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, to be satisfied if such failure was caused by such Party's breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the transactions contemplated hereby.

ARTICLE 7
TERM, TERMINATION, AMENDMENT AND WAIVER

7.1    Term

        This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2    Termination

(a)
This Agreement may be terminated at any time prior to the Effective Time:

(i)
by mutual written agreement of Goldcorp and Newmont;

(ii)
by either Goldcorp or Newmont, if:

(A)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(B)
after the date hereof, there shall be enacted or made any applicable Law or Order that remains in effect and that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Goldcorp or Newmont from consummating the Arrangement and such Law, Order or enjoinment shall have become final and non-appealable;

(C)
the Goldcorp Shareholder Approval shall not have been obtained at the Goldcorp Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(C) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the Goldcorp Shareholder Approval; or

(D)
the Newmont Resolutions shall not have been duly approved at the Newmont Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(D) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the approval from Newmont Shareholders.

(iii)
by Newmont, if:

(A)
a Goldcorp Change in Recommendation occurs;

(B)
Goldcorp shall have breached Section 5.8 in any material respect;

(C)
a Goldcorp Material Adverse Effect has occurred and is continuing;

(D)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Goldcorp set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

(E)
Newmont makes a Newmont Change in Recommendation in accordance with Section 5.9(f) and 5.9(h) and, at the time of termination, either (i) the Newmont Meeting is scheduled for a date later than April 11, 2019; or (ii) it is on or after March 23, 2019 and the Newmont Meeting has not been scheduled; provided that the right to terminate this Agreement under this Section 7.2(a)(iii)(E) shall not be available to Newmont if its failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Newmont Meeting to occur on or prior to April 11, 2019.

(iv)
by Goldcorp, if

(A)
a Newmont Change in Recommendation occurs;

(B)
Newmont shall have breached Section 5.9 in any material respect;

    (C)
    a Newmont Material Adverse Effect has occurred and is continuing;

    (D)
    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Newmont set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

    (E)
    Goldcorp makes a Goldcorp Change in Recommendation in accordance with Section 5.8(f) and 5.8(h) and, at the time of termination, either (i) the Newmont Meeting is scheduled for a date later than April 11, 2019; or (ii) it is on or after March 23, 2019 and the Newmont Meeting has not been scheduled; provided that the right to terminate this Agreement under this Section 7.2(a)(iv)(E) shall not be available to Goldcorp if its failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Newmont Meeting to occur on or prior to April 11, 2019.

(b)
The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party's exercise of its termination right.

(c)
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or Representative of such Party) to any other Party hereto, except that: (i) in the event of termination under Section 7.1 as a result of the Effective Time occurring, the provisions of this Section 7.2(c) and Sections 5.11, 5.12, 8.2 and 8.9 and all related definitions set forth in Section 1.1 shall survive for a period of six years thereafter and Section 2.15 will survive indefinitely; (ii) in the event of termination under Section 7.2, the provisions of this Section 7.2(c) and Sections 5.10(b), 7.3, and 8.2, 8.3, 8.5, 8.6 and 8.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.2 and Section 2.15 will survive indefinitely; and (iii) neither Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

7.3    Termination Fees

(a)
Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)
For the purposes of this Agreement, "Goldcorp Termination Fee Event" means the termination of this Agreement:

(i)
by Newmont pursuant to Section 7.2(a)(iii)(A) [Goldcorp Change in Recommendation];

(ii)
by either Party pursuant to Section 7.2(a)(ii)(C) [Failure to Obtain the Goldcorp Shareholder Approval] following a Goldcorp Change in Recommendation (but not including a termination by either Party pursuant to Section 7.2(a)(ii)(C) in circumstances where the Goldcorp Change in Recommendation resulted from the occurrence of a Newmont Material Adverse Effect);

(iii)
by either Party pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(C) [Failure to Obtain the Goldcorp Shareholder Approval] or by Newmont pursuant to Section 7.2(a)(iii)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide Goldcorp Acquisition Proposal for Goldcorp shall have been made or publicly announced by any Person other than Newmont (and, if the Goldcorp Meeting is held, is not withdrawn at least five Business Days prior to the date of the Goldcorp Meeting) and (y) within 12 months following the date of such termination, (A) Goldcorp or one or more of its Subsidiaries enters into a definitive agreement in respect of a Goldcorp Acquisition Proposal (whether or not such Goldcorp Acquisition Proposal is the same Goldcorp Acquisition Proposal referred to in paragraph (x) above) and such Goldcorp Acquisition Proposal is later consummated (whether or not within 12 months after such termination) or (B) a Goldcorp Acquisition Proposal shall have been consummated (whether or not such Goldcorp Acquisition Proposal is the same Goldcorp Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(b)(iii), the term "Goldcorp Acquisition Proposal" shall have the meaning ascribed to such term in Section 1.1 except that a reference to "20 per cent" therein shall be deemed to be a reference to "50 per cent"; or

  (iv)
  by Goldcorp pursuant to Section 7.2(a)(iv)(E).

  If a Goldcorp Termination Fee Event occurs, Goldcorp shall pay the Goldcorp Termination Fee to Newmont, by wire transfer of immediately available funds, as follows:

  (A)
  if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(i), the Termination Fee shall be payable within two Business Days following such termination;

  (B)
  if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(ii), the Termination Fee shall be payable (i) if Goldcorp terminates the Agreement concurrently with such termination and (ii) if Newmont terminates this Agreement, within two Business Days following such termination;

  (C)
  if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(iii), the Termination Fee shall be payable concurrently upon the consummation of the Goldcorp Acquisition Proposal referred to therein; or

  (D)
  if the Goldcorp Termination Fee is payable pursuant to Section 7.3(b)(iv), the Termination Fee shall be payable concurrently with termination of this Agreement.

(c)
For the purposes of this Agreement, "Newmont Termination Fee Event" means the termination of this Agreement:

(i)
by Goldcorp pursuant to Section 7.2(a)(iv)(A) [Newmont Change in Recommendation];

(ii)
by either Party pursuant to Section 7.2(a)(ii)(D) [Failure to Obtain the Newmont Stockholder Approval] following a Newmont Change in Recommendation but not including a termination by either Party pursuant to Section 7.2(a)(ii)(D) in circumstances where the Newmont Change in Recommendation resulted from the occurrence of a Goldcorp Material Adverse Effect);

(iii)
by either Party pursuant to Section7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(D) [Failure to Obtain the Newmont Stockholder Approval] or by Goldcorp pursuant to Section 7.2(a)(iv)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide Newmont Acquisition Proposal for Newmont shall have been made or publicly announced by any Person other than Goldcorp (and, if the Newmont Meeting is held, is not withdrawn at least five Business Days prior to the date of the Newmont Meeting) and (y) within 12 months following the date of such termination, (A) Newmont or one or more of its Subsidiaries enters into a definitive agreement in respect of an Newmont Acquisition Proposal (whether or not such Newmont Acquisition Proposal is the same Newmont Acquisition Proposal referred to in paragraph (x) above) and such Newmont Acquisition Proposal is later consummated (whether or not within 12 months after such termination) or (B) a Newmont Acquisition Proposal shall have been consummated (whether or not such Newmont Acquisition Proposal is the same Newmont Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(c)(iv), the term "Newmont Acquisition Proposal" shall have the meaning ascribed to such term in Section 1.1 except that a reference to "20 per cent" therein shall be deemed to be a reference to "50 per cent"; or

  (iv)
  by Newmont pursuant to Section 7.2(a)(iii)(E).

  If a Newmont Termination Fee Event occurs, Newmont shall pay the Newmont Termination Fee to Goldcorp, by wire transfer of immediately available funds, as follows:

  (A)
  if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(i), the Termination Fee shall be payable within two Business Days following such termination;

  (B)
  if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(ii), the Termination Fee shall be payable (i) if Newmont terminates the Agreement concurrently with such termination and (ii) if Goldcorp terminates the Agreement, within two Business Days following such termination;

  (C)
  if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(iii), the Termination Fee shall be payable concurrently upon the consummation of the Goldcorp Acquisition Proposal referred to therein; or

  (D)
  if the Newmont Termination Fee is payable pursuant to Section 7.3(c)(iv), the Termination Fee shall be payable concurrently with termination of this Agreement.

(d)
The Parties acknowledge that all of the payment amounts set out in this Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the other Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where Goldcorp or Newmont is entitled to a Termination Fee and such Termination Fee is paid in full, Goldcorp or Newmont, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided that the foregoing limitation shall not apply in the event of fraud or wilful breach of this Agreement by a Party.

7.4    Amendment

        Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Goldcorp Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Goldcorp Shareholders, and any such amendment may without limitation:

  (a)
  change the time for performance of any of the obligations or acts of the Parties;

  (b)
  waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

  (c)
  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

  (d)
  waive compliance with or modify any mutual conditions precedent herein contained.

7.5    Waiver

        Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party's agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party's representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

ARTICLE 8
GENERAL PROVISIONS

8.1    Notices

        All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person or by courier), or if transmitted by email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

  (a)
  if to Newmont:

    6363 South Fiddler's Green Circle
    Greenwood Village, Colorado 80203

    Attention:    Stephen Gottesfeld, Executive Vice President and General Counsel
    Email:          Stephen.Gottesfeld@newmont.com

    with a copies (which shall not constitute notice) to:

    Goodmans LLP
    Bay-Adelaide Centre, West Tower
    333 Bay Street, Suite 3400
    Toronto, ON M5H 2S7

    Attention:    Jonathan Lampe and Neill May
    Email:          jlampe@goodmans.ca and nmay@goodmans.ca

    and

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019

    Attention:    David Katz and Gordon Moodie
    Email:          dakatz@wlrk.com and gsmoodie@wlrk.com

  (b)
  if to Goldcorp:

    Suite 3400 - 666 Burrard Street
    Vancouver, British Columbia V6C 2X8

    Attention:    Charlene Ripley, Executive Vice President, General Counsel
    Email:          Charlene.Ripley@goldcorp.com

    with a copy (which shall not constitute notice) to:

    Cassels Brock & Blackwell LLP
    Suite 2100, Scotia Plaza
    40 King Street West
    Toronto, ON M5H 3C2

    Attention:    Paul Stein and Jeffrey Roy
    Email:          pstein@CasselsBrock.com and JRoy@CasselsBrock.com

    and

    Neal Gerber & Eisenberg LLP
    2 N. LaSalle Street, Suite 1700
    Chicago, IL 60657

    Attention:    David S. Stone and John Koenigsknecht
    Email:          dstone@nge.com and jkoenigsknecht@nge.com

8.2    Governing Law

        This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

8.3    Injunctive Relief

        Subject to Section 7.3(f), the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 7.3(f), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

8.4    Time of Essence

        Time shall be of the essence in this Agreement.

8.5    Entire Agreement, Binding Effect and Assignment

        This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This

Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.

8.6    No Liability

        No director or officer of Newmont shall have any personal liability whatsoever to Goldcorp under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Newmont. No director or officer of Goldcorp shall have any personal liability whatsoever to Newmont under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Goldcorp.

8.7    Severability

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.8    Waiver of Jury Trial

        Each Party hereto (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.8.

8.9    Third Party Beneficiaries

        The provisions of Section 5.11 are: (i) intended for the benefit of all present and former directors and officers of Goldcorp and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the "Third Party Beneficiaries") and Goldcorp shall hold the rights and benefits of Section 5.11 in trust for and on behalf of the Third Party Beneficiaries and Goldcorp hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except as provided in this Section 8.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.10    Counterparts, Execution

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF Newmont and Goldcorp have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEWMONT MINING CORPORATION
By:	/s/ Gary J. Goldberg
	Name:	Gary J. Goldberg
	Title:	Chief Executive Officer
GOLDCORP INC.
By:	/s/ David Garofalo
	Name:	David Garofalo
	Title:	President & CEO

SCHEDULE A
FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1    Definitions

        Whenever used in this Plan of Arrangement, the following words and terms have the meanings set out below:

        "affiliate" has the meaning given to it in National Instrument 45-106—Prospectus Exemptions under Canadian Securities Laws;

        "Arrangement" means the arrangement of Goldcorp under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Newmont and Goldcorp, each acting reasonably;

        "Arrangement Agreement" means the arrangement agreement dated January 14, 2019 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

        "Arrangement Resolution" means the special resolution of Goldcorp Shareholders approving the Arrangement which is to be considered at the Goldcorp Meeting substantially in the form of Schedule B to the Arrangement Agreement;

        "Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

        "Black Scholes Amount" means, in respect of each Goldcorp Option, the value of such Goldcorp Option as of the Effective Date using the "Black Scholes" valuation model calculated as per industry standard practice, based on the inputs set forth in Exhibit 1 attached hereto.

        "Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario, the Province of British Columbia or in the State of New York;

        "Canadian Securities Laws" means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

        "Cash Consideration" means, for each Goldcorp Share, $0.02 in cash;

        "Certificate of Arrangement" means the certificate giving effect to the Arrangement issued by the Director pursuant to Section 183 of the OBCA;

        "Closing VWAP" means the volume weighted average price of a Newmont Share, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

        "Consideration" means, for each Goldcorp Share, (a) a fraction of a Newmont Share equal to the Exchange Ratio, plus (b) the Cash Consideration;

        "Consideration Shares" means the Newmont Shares to be issued as Consideration pursuant to the Arrangement;

        "Court" means the Ontario Superior Court of Justice (Commercial List);

        "Depositary" means any Person that Goldcorp may appoint to act as depositary for the Goldcorp Shares in relation to the Arrangement, with the approval of Newmont, acting reasonably;

        "Director" means the Director appointed pursuant to Section 278 of the OBCA;

        "Dissent Rights" has the meaning set forth in Section 4.1(a);

        "Dissent Shares" means Goldcorp Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

        "Dissenting Shareholder" means a registered Goldcorp Shareholder who has validly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Goldcorp Shares in respect of which Dissent Rights are validly exercised by such Goldcorp Shareholder;

        "Effective Date" means the date upon which the Arrangement becomes effective, as set out in Section 2.12 of the Arrangement Agreement, which will be the date shown in the Certificate of Arrangement;

        "Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date or such other time as agreed to by Newmont and Goldcorp in writing;

        "Equity Award Exchange Ratio" means the sum of (a) the Exchange Ratio, and (b) a fraction of a Newmont Share equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Cash Consideration, by (ii) the Closing VWAP;

        "Exchange Ratio" means, for each Goldcorp Share, 0.3280 of a Newmont Share;

        "Final Order" means the final order of the Court pursuant to Section 182 of the OBCA, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of Newmont and Goldcorp, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to Newmont and Goldcorp, each acting reasonably);

        "Goldcorp" means Goldcorp Inc., a corporation existing under the laws of the Province of Ontario;

        "Goldcorp Board" means the board of directors of Goldcorp as the same is constituted from time to time;

        "Goldcorp Meeting" means the special meeting of Goldcorp Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

        "Goldcorp Option Plan" means the amended and restated 2005 Goldcorp Stock Option Plan, last amended April 28, 2016;

        "Goldcorp Options" means options to purchase Goldcorp Shares granted under the Goldcorp Option Plan and options to purchase Goldcorp Shares granted under the stock option plan of Exeter Resource Corporation;

        "Goldcorp Phantom RSU Plan" means the Goldcorp phantom restricted share unit plan dated January 22, 2013 and last amended February 12, 2014;

        "Goldcorp Phantom RSUs" means phantom restricted share units issued under the Goldcorp Phantom RSU Plan;

        "Goldcorp PSU Plan" means the Goldcorp performance share unit plan, amended effective July 28, 2010, and last amended February 14, 2018;

        "Goldcorp PSUs" means performance share units issued under the Goldcorp PSU Plan;

        "Goldcorp RSU Plan" means the Goldcorp restricted share unit plan, amended effective May 20, 2008, and last amended April 28, 2016;

        "Goldcorp RSUs" means restricted stock units issued under the Goldcorp RSU Plan;

        "Goldcorp Securityholders" means, collectively, the Goldcorp Shareholders and the holders of Goldcorp Options, Goldcorp PSUs, Goldcorp Phantom RSUs and Goldcorp RSUs;

        "Goldcorp Shareholders" means the holders of Goldcorp Shares;

        "Goldcorp Shares" means the common shares in the authorized share capital of Goldcorp;

        "Governmental Entity" means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

        "Interim Order" means the order made after the application to the Court pursuant to subsection 182 of the OBCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under section 3(a)(10) thereof with respect to the Newmont Shares and Replacement RSUs issued pursuant to the Arrangement, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, providing for, among other things, the calling and holding of the Goldcorp Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of Newmont and Goldcorp, each acting reasonably;

        "Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term "applicable" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

        "Letter of Transmittal" means the Letter of Transmittal(s), in a form reasonably satisfactory to Newmont, to be delivered by Goldcorp to Goldcorp Shareholders providing for the delivery of the Goldcorp Shareholders' Goldcorp Shares to the Depositary;

        "Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

        "Newmont" means Newmont Mining Corporation, a corporation existing under the laws of the State of Delaware;

        "Newmont Excess Shares" has the meaning set forth in Section 3.2(b);

        "Newmont Incentive Plan" means Newmont's 2013 Stock Incentive Plan;

        "Newmont RSUs" means restricted stock units issued under the Newmont Incentive Plan;

        "Newmont Share Trust" has the meaning set forth in Section 3.2(b);

        "Newmont Shares" means shares of common stock in the authorized share capital of Newmont;

        "NYSE" means The New York Stock Exchange;

        "OBCA" means the Business Corporations Act (Ontario);

        "Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

        "Plan of Arrangement" means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

        "Replacement RSUs" means the Newmont RSUs issued in replacement of Goldcorp RSUs under and on the basis set forth in this Plan of Arrangement.

        "Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

        "Tax Act" means the Income Tax Act (Canada);

        "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder;

        "U.S. Securities Laws" means the U.S. Securities Act and all other applicable U.S. federal securities laws;

        "United States" or "U.S." means the United States of America, its territories and possessions, any State of the United States and the District of Columbia; and

1.2    Interpretation Not Affected by Headings

        The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and Exhibits and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Exhibit by number or letter or both refer to the Article, Section, subsection, paragraph or Exhibit, respectively, bearing that designation in this Plan of Arrangement.

1.3    Number and Gender

        In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4    Date for any Action

        If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5    Currency

        Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and "$" refers to United States dollars.

1.6    Statutes

        Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2
EFFECT OF ARRANGEMENT

2.1    Arrangement Agreement

        This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2    Binding Effect

        At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon Newmont, Goldcorp, the Depositary, all registered and beneficial Goldcorp Securityholders, including Dissenting Shareholders.

ARTICLE 3
ARRANGEMENT

3.1    Arrangement

        Commencing at the Effective Time, in five minute increments each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:

  (a)
  Each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to Newmont (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

  (i)
  such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have only the rights set out in Section 4.1;

    (ii)
    such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

    (iii)
    Newmont shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

  (b)
  Each Goldcorp Option outstanding at the Effective Time (whether vested or unvested), notwithstanding the terms of the Goldcorp Option Plan, shall be, and shall be deemed to be, unconditionally vested and exercisable, and such Goldcorp Option shall, without any further action by or on behalf of the holder of such Goldcorp Option, be deemed to be assigned and transferred by such holder to Goldcorp in exchange for a cash payment from Goldcorp equal to the Black Scholes Amount in respect of such Goldcorp Option, and

  (i)
  the holder thereof shall cease to be, and shall be deemed to cease to be, the holder of such Goldcorp Option and the name of such holder shall be, and shall be deemed to be, removed from the register of Goldcorp Options in respect of such Goldcorp Option; and

  (ii)
  the Goldcorp Option Plan and all agreements relating to the Goldcorp Options shall be terminated and shall be of no further force and effect.

  (c)
  Each Goldcorp Share outstanding immediately prior to the Effective Time (other than any Goldcorp Share held by Newmont or any of its affiliates (including all Dissent Shares)) shall be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to Newmont (free and clear of any Liens) in exchange for the Consideration, subject to Sections 3.2 and 5.3, and

  (i)
  the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Goldcorp Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders;

  (ii)
  the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Goldcorp Share; and

  (iii)
  Newmont shall be and shall be deemed to be the holder of all of the outstanding Goldcorp Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

  (d)
  Each Goldcorp Phantom RSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable grant letter, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Phantom RSU Plan or any Goldcorp Phantom RSUs, pursuant to the determination of the Committee (as defined therein) pursuant to Section 5.6(a)(i) of the Arrangement Agreement, the "Share Value" (as defined in the Goldcorp Phantom RSU Plan) shall mean the product obtained by multiplying (A) the trading price of a Newmont Share on the NYSE at the close of business on the date of expiry of the Restricted Period (as defined in the Goldcorp Phantom RSU Plan), by (B) the Equity Award Exchange Ratio.

  (e)
  Each Goldcorp PSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable PSU Agreement (as defined in the Goldcorp PSU Plan), employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp PSU Plan or any Goldcorp PSUs:

    (i)
    the Multiplier (as defined in the Goldcorp PSU Plan) for each Goldcorp PSU shall be deemed to be 100 per cent; and

    (ii)
    pursuant to the determination of the Board (as defined therein) pursuant to Section 5.6(a)(ii) of the Arrangement Agreement, "Fair Market Value" (as defined in the Goldcorp PSU Plan) shall mean, on a particular day, the product obtained by multiplying (A) the volume weighted average price of the Newmont Shares on the NYSE for the 30 trading day period prior to and including the particular day, by (B) the Equity Award Exchange Ratio.

  (f)
  Each Goldcorp RSU that is outstanding immediately prior to the Effective Time shall be deemed to be exchanged by the holder thereof in accordance with subsection 7(1.4) of the Tax Act, without any further act of formality on its part, for a Replacement RSU that has the same vesting conditions as the Goldcorp RSU for which it was exchanged and that entitles the holder thereof to receive, upon vesting thereof and in accordance with the terms of the Newmont Incentive Plan, a number of Newmont Shares equal to the product obtained by multiplying (A) the applicable number of Goldcorp Shares covered by such Goldcorp RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder's Replacement RSUs that vest on a particular date date) shall be rounded down to the nearest whole number, and:

  (i)
  the holder thereof shall cease to be, and shall be deemed to cease to be, the holder of each such Goldcorp RSU and the name of such holder shall be, and shall be deemed to be, removed from the register of Goldcorp RSUs in respect of each such Goldcorp RSU;

  (ii)
  the Goldcorp RSU Plan and all agreements relating to the Goldcorp RSUs shall be terminated and shall be of no further force and effect;

  (iii)
  notwithstanding the foregoing, if required, the number of Newmont Shares to which a former holder of a Goldcorp RSU will be entitled under the Replacement RSU will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder's Replacement RSU immediately following the exchange over the aggregate exercise price (if any) of such Replacement RSU does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder's corresponding Goldcorp RSU immediately before the exchange over the aggregate exercise price (if any) of such Goldcorp RSU; and

  (iv)
  the Committee (as defined in the Newmont Incentive Plan) irrevocably elects to settle all Replacement RSUs solely in consideration for Newmont Shares, the Award Agreement (as defined in the Newmont Incentive Plan) in respect of each such Replacement RSU will, and will be deemed to, provide that the Committee (as defined in the Newmont Incentive Plan) shall not have the discretion to pay cash in settlement of any Replacement RSU (notwithstanding the terms of the Newmont Incentive Plan), and such Replacement RSUs are, and are deemed to be, a right to acquire Newmont Shares (subject to the terms and conditions of the Replacement RSU and the Newmont Incentive Plan).

        The events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2    No Fractional Shares

  (a)
  In no event shall any Goldcorp Shareholder be entitled to a fractional Newmont Share. Where the aggregate number of Newmont Shares to be issued to a Goldcorp Shareholder as consideration under the Arrangement would result in a fraction of a Newmont Share being issuable, the number of Newmont Shares to be received by such Goldcorp Shareholder shall be rounded down to the nearest whole Newmont Share. In lieu of any such fractional Newmont Share, each Goldcorp Shareholder otherwise entitled to a fractional interest in a Newmont Share will be entitled to receive a cash payment equal to an amount representing such Goldcorp Shareholder's proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such Goldcorp Shareholders of the Newmont Excess Shares. Section 3.1(f) herein, sets forth the treatment of any fraction of a Newmont Share that a former holder of Goldcorp RSUs outstanding immediately prior to the Effective Time shall be entitled to receive upon vesting of the applicable Replacement RSU and in accordance with the terms of the Newmont Incentive Plan.

  (b)
  As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Newmont Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to Goldcorp Shareholders pursuant to Section 3.1(c) (such excess the "Newmont Excess Shares"). Following the Effective Time, the Depositary shall, on behalf of the former Goldcorp Shareholders, sell the Newmont Excess Shares at the then prevailing prices on the NYSE. The sale of the Newmont Excess Shares by the Depositary shall be executed on the NYSE through one or more members firms of the NYSE and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Newmont Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former Goldcorp Shareholders, the Depositary shall hold such proceeds in trust for such former Goldcorp Shareholders (the "Newmont Share Trust"). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Newmont Excess Shares shall be paid by Newmont. The Depositary shall determine the portion of the Newmont Share Trust to which each former Goldcorp Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Newmont Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former Goldcorp Shareholder is entitled (after taking into account all Goldcorp Shares held as of immediately prior to the Effective Time by such former Goldcorp Shareholder) and the denominator of which is the aggregate amount of fractional Newmont Shares to which all former Goldcorp Shareholders are entitled.

  (c)
  As soon as practicable after the determination of the amount of cash, if any, to be paid to former Goldcorp Shareholders with respect to any fractional Newmont Shares, the Depositary shall make available such amounts to such former Goldcorp Shareholders.

ARTICLE 4
DISSENT RIGHTS

4.1    Dissent Rights

  (a)
  In connection with the Arrangement, each registered Goldcorp Shareholder may exercise rights of dissent ("Dissent Rights") with respect to the Goldcorp Shares held by such Goldcorp Shareholder pursuant to Section 185 of the OBCA, as modified by the Interim

    Order, the Final Order and this Section 4.1(a); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Section 185(6) of the OBCA must be received by Goldcorp not later than 4:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Goldcorp Meeting. Dissenting Shareholders who are:

    (i)
    ultimately entitled to be paid by Newmont the fair value for their Dissent Shares (A) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (B) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to Newmont in accordance with Section 3.1(a); (C) will be entitled to be paid the fair value of such Dissent Shares by Newmont, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Goldcorp Meeting; and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Goldcorp Shares; or

    (ii)
    ultimately not entitled, for any reason, to be paid by Newmont the fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Goldcorp Shares on the same basis as a non-dissenting Goldcorp Shareholder and shall be entitled to receive only the Consideration from Newmont in the same manner as such non-Dissenting Shareholders.

  (b)
  In no event shall Newmont or Goldcorp or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Goldcorp Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and as at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Goldcorp.

  (c)
  For greater certainty, in addition to any other restrictions in the Interim Order and under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Goldcorp Shareholders who vote or have instructed a proxyholder to vote such Goldcorp Shares in favour of the Arrangement Resolution (but only in respect of such Goldcorp Shares), (ii) holders of Goldcorp Options, Goldcorp RSUs, Goldcorp PSUs and Goldcorp Phantom RSUs, and (iii) any other Person who is not a registered holder of Grizzles Shares as of the record date for the Goldcorp Meeting.

ARTICLE 5
DELIVERY OF CONSIDERATION

5.1    Certificates and Payments

  (a)
  Following receipt of the Final Order and prior to the Effective Time, Newmont shall deliver or cause to be delivered to the Depositary sufficient funds and Newmont Shares to satisfy the aggregate Consideration payable to the Goldcorp Shareholders in accordance with Section 3.1, which cash and Newmont Share shall be held by the Depositary as agent and nominee for such former Goldcorp Shareholders for distribution to such former Goldcorp Shareholders in accordance with the provisions of this Article 5.

  (b)
  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(c), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Goldcorp Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Goldcorp Shareholder the Consideration that such Goldcorp Shareholder has the right to receive under the Arrangement for such Goldcorp Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

  (c)
  After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Goldcorp Shares (other than Goldcorp Shares held by Newmont or any of its affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

  (d)
  Following receipt of the Final Order and prior to the Effective Time, Goldcorp shall deliver or cause to be delivered to the Depositary (unless the parties otherwise agree) sufficient funds to satisfy the aggregate amount of cash payable to the holders of the Goldcorp Options in accordance with Section 3.1, which cash shall be held by the Depositary as agent and nominee for such former holder of Goldcorp Options for distribution to such former holder of Goldcorp Options in accordance with the provisions of this Article 5. The delivery of such funds to the Depositary following receipt of the Final Order and prior to the Effective Time shall constitute full satisfaction of the rights of former holders of Goldcorp Options and such former holders of Goldcorp Options shall have no claim against Goldcorp or Newmont except to the extent that the funds delivered by Goldcorp to the Depositary (except to the extent such funds are withheld in accordance with Section 5.3) are insufficient to satisfy the amounts payable to such former holders of Goldcorp Options or are not paid by the Depositary to such former holders of Goldcorp Options in accordance with the terms hereof. As soon as practicable after the Effective Time, the Depositary shall pay or cause to be paid the amounts, less applicable withholdings, to be paid to former holders of Goldcorp Options pursuant to this Plan of Arrangement. Notwithstanding the foregoing, at the election of Goldcorp, Goldcorp shall be entitled to pay the cash payable to the former holders of the Goldcorp Options pursuant to Section 3.1(b) through its payroll service provider following the Effective Date.

5.2    Lost Certificates

        In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(c) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder's duly completed and executed Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Newmont and the Depositary (acting reasonably) in such sum as Newmont may direct, or otherwise indemnify Newmont and Goldcorp in a manner satisfactory Newmont and Goldcorp, acting reasonably, against any claim that may be made against Newmont and Goldcorp with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3    Withholding Rights

        Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Goldcorp Securityholders and/or any other Person under this Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of the Tax Act, the

United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under this Plan of Arrangement exceeds the amount of cash otherwise payable to such Person, Newmont, Goldcorp, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Newmont, Goldcorp, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

5.4    Distributions with respect to Unsurrendered Share Certificates

        No dividend or other distribution declared or made after the Effective Time with respect to Newmont Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Goldcorp Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Newmont Shares.

5.5    Limitation and Proscription

        To the extent that a former Goldcorp Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the "final proscription date"), then the Consideration that such former Goldcorp Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Goldcorp Shareholder was entitled, shall be delivered to Newmont by the Depositary and the Newmont Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Goldcorp Shareholder in such Newmont Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Goldcorp Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any Goldcorp Shareholder to receive the Consideration for Goldcorp Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Newmont.

5.6    No Liens

        Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7    Paramountcy

        From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Goldcorp Shares issued prior to the Effective Time; (b) the rights and obligations of the registered holders of Goldcorp Shares (other than Newmont or any of its affiliates), and of Goldcorp, Newmont, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Goldcorp Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1    Amendments

  (a)
  Newmont and Goldcorp reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Goldcorp and Newmont and filed with the Court, and, if made following the Goldcorp Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Goldcorp Shareholders and communicated to the Goldcorp Securityholders if and as required by the Court, and in either case in the manner required by the Court.

  (b)
  Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Goldcorp and Newmont, may be proposed by Goldcorp and Newmont at any time prior to or at the Goldcorp Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Goldcorp Meeting shall become part of this Plan of Arrangement for all purposes.

  (c)
  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Goldcorp Meeting will be effective only if it is agreed to in writing by each of Goldcorp and Newmont and, if required by the Court, by some or all of the Goldcorp Shareholders voting in the manner directed by the Court.

  (d)
  Any amendment, modification or supplement to this Plan of Arrangement may be made by Goldcorp and Newmont without the approval of or communication to the Court or the Goldcorp Securityholders, provided that it concerns a matter which, in the reasonable opinion of Goldcorp and Newmont is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Goldcorp Securityholders.

  (e)
  This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1    Further Assurances

        Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 8
U.S. SECURITIES LAW EXEMPTION

8.1

        Notwithstanding any provision herein to the contrary, Goldcorp and Newmont each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all (i) Consideration Shares issued under the Arrangement will be issued by Newmont in exchange for Goldcorp Shares and (ii) Replacement RSUs to be issued to holders of Goldcorp RSUs in exchange for Goldcorp RSUs outstanding immediately prior to the Effective Time, pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act, as amended, as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file a registration statement on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of the Replacement RSUs. Newmont shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements. Holders of Goldcorp RSUs entitled to receive Replacement RSUs will be advised that the Replacement RSUs issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) thereof, but that such exemption does not exempt the issuance of securities upon the exercises of such securities; therefore, the underlying Newmont Shares issuable upon the exercise of the Replacement RSUs, if any, cannot be issued in the U.S. or to a person in the U.S. in reliance upon the exemption from registration provided by Section 3(a)(10) and the Replacement RSUs may only be exercised pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any.

 EXHIBIT 1

Remaining Life:	The period from the Effective Date until the expiry date of the Goldcorp Option
Annualized Volatility:

Calculated on the Effective Date in accordance with International Financial Reporting Standards and consistent with Goldcorp's past practice for the period of time prior to the Effective date that is equal to the Remaining Life.

Annualized Rate of Quarterly Dividends:	To be based on current quarterly dividend on Goldcorp Shares of $0.02 per share
Risk Free Rate:	To be calculated as of the Effective Date for the Remaining Life.

SCHEDULE B
FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(1)
The arrangement (the "Arrangement") under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") involving Goldcorp Inc. ("Goldcorp"), pursuant to the arrangement agreement between Goldcorp and Newmont Mining Corporation dated January 14, 2019, as it may be modified, supplemented or amended from time to time in accordance with its terms (the "Arrangement Agreement"), as more particularly described and set forth in the management information circular of Goldcorp dated     •    , 2019 (the "Circular"), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(2)
The plan of arrangement of Goldcorp, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the "Plan of Arrangement"), the full text of which is set out as Schedule "A" to the Circular, is hereby authorized, approved and adopted.

(3)
The: (a) Arrangement Agreement and all the transactions contemplated therein, (b) actions of the directors of Goldcorp in approving the Arrangement and the Arrangement Agreement, and (c) actions of the directors and officers of Goldcorp in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by Goldcorp of its obligations thereunder, are hereby ratified and approved.

(4)
Goldcorp is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the "Court") to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

(5)
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of Goldcorp (the "Goldcorp Shareholders") entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of Goldcorp are hereby authorized and empowered, without further notice to or approval of the Goldcorp Shareholders: (a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

(6)
Any officer or director of Goldcorp is hereby authorized and directed, for and on behalf of Goldcorp, to execute or cause to be executed and to deliver or cause to be delivered, whether under the corporate seal of Goldcorp or otherwise, for filing with the Director under the OBCA, articles of arrangement and all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

SCHEDULE C
FORM OF NEWMONT RESOLUTIONS

PROPOSAL 1
INCREASE IN AUTHORIZED SHARES

        To approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont's authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares.

PROPOSAL 2
ISSUANCE OF NEWMONT SHARES IN CONNECTION WITH THE TRANSACTION

        To approve the issuance of shares of Newmont common stock to Goldcorp Inc.'s ("Goldcorp") shareholders in connection with the arrangement agreement between Goldcorp and Newmont dated January 14, 2019, as it may be modified, supplemented or amended from time to time in accordance with its terms (the "Arrangement Agreement").

PROPOSAL 3
ADJOURNMENT OF SPECIAL MEETING

        Subject to the provisions of the Arrangement Agreement, to approve the adjournment of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the amendment proposal and the share issuance proposal.

SCHEDULE D
KEY REGULATORY APPROVALS

        (1)    European Union.    The European Commission shall have adopted a decision pursuant to the European Council Regulation No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (European Union) declaring the transactions contemplated by this Agreement to be compatible with the common market (or such compatibility shall have been deemed to exist), or, in the event that that the European Commission adopts a decision (or is deemed to have done so) referring the review of all or part(s) of the transactions to a Governmental Entity of a member state of the European Union, such Governmental Entity (or any other Governmental Entity of such member state) shall have granted approval of the transactions or part(s) thereof that were so referred.

        (2)    Mexico.    The Comisiõn Federal de Competencia Económica (Mexico) shall have issued a resolution, or be deemed to have issued a resolution, under the Ley Federal de Competencia Económica (Mexico) approving the transactions contemplated by this Agreement.

        (3)    Republic of Korea.    The Korea Fair Trade Commission shall have issued a decision, or be deemed to have issued a decision, under the Monopoly Regulation and Fair Trade Act (Korea) approving the transactions contemplated by this Agreement.

SCHEDULE 3.1
REPRESENTATIONS AND WARRANTIES OF GOLDCORP

Defined Terms

        As used in this schedule, capitalized terms have the meanings ascribed thereto in the Arrangement Agreement to which this schedule is appended, and the following terms have the following meanings:

        "Goldcorp Annual Financial Statements" means the audited consolidated financial statements for Goldcorp as of and for each of the fiscal years ended on December 31, 2016 and December 31, 2017 (including any notes or schedules thereto and the auditor's report thereon);

        "Goldcorp Balance Sheet" has the meaning given to it in Section (m) of Schedule 3.1;

        "Goldcorp Financial Statements" means, together, Goldcorp Annual Financial Statements and Goldcorp Interim Financial Statements;

        "Goldcorp Interim Financial Statements" means the interim unaudited condensed consolidated financial statements for Goldcorp for the three and nine month period ended September 30, 2018 (including any notes or schedules thereto);

        "Goldcorp JV Entities" means any corporations or entities in which Goldcorp or any of its Subsidiaries directly owns 20% or more of the outstanding shares or equity interests and which is not otherwise a Subsidiary (and for greater certainty includes the Goldcorp Material JV Entities);

        "Goldcorp Material JV Entities" means the Goldcorp JV Entities in respect of (a) the Pueblo Viejo gold-silver-copper mine, (b) the NuevaUnión gold-copper project, and (c) the Norte Abierto gold project;

        "Goldcorp Material Properties" has the meaning given to it in Section (r)(i) of Schedule 3.1;

        "Goldcorp Material Subsidiaries" means Western Silver Corporation, International Mineral Finance S.A.R.L., Goldcorp Holdings GmbH, Goldcorp Trading GmbH, Oroplata SA, 0810416 BC Ltd., Goldcorp S.A. de C.V. 1, Minas de la Alta Pimeria S.A. de C.V., Administradora de Negocios Mineros S.A. de C.V., Goldcorp Internacional S.A. de C.V., Goldcorp Peñasquito S.A. de C.V., Minera Peñasquito S.A. de C.V., Red Lake Gold Mines, Les Mines Opinaca Ltee, Goldcorp Canada Ltd., Goldcorp (Barbados) Inc. and Goldcorp Aureus Inc.;

        "Goldcorp Mineral Rights" has the meaning given to it in Section (o)(ii) of Schedule 3.1;

        "Goldcorp Real Property Interests" has the meaning given to it in Section (o)(i) of Schedule 3.1;

        "Indigenous Claim" means any and all claims (whether or not proven) by any person to or in respect of (a) rights, title or interests of any Indigenous groups by virtue of its status as an Indigenous group; (b) treaty rights; or (c) specific or comprehensive claims being considered by Crown-Indigenous Relations and Northern Affairs Canada;

        "Intellectual Property" means anything that is or may be protected by any Intellectual Property Rights in any jurisdiction such as, but not limited to works (including software), performances, trade secrets, inventions (whether patentable or not), improvements to such inventions, industrial designs, mask work and integrated circuit topographies, trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, whether or not they may also be protected, at any given time, as a trade secret or confidential information, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing;

        "Restricted Party" means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List, (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of Sanctions, or (iii) otherwise a target of Sanctions;

        "Sanctions" means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT") or any other relevant sanctions authority (together "the Sanctions Authorities"); and

        "Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

REPRESENTATIONS AND WARRANTIES OF GOLDCORP

        (a)    Organization and Qualification.    Goldcorp and each of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power and capacity to own its assets and conduct its business as now owned and conducted. Goldcorp, each of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, each of the Goldcorp Material JV Entities is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. True and complete copies of the constating documents of Goldcorp and each of the Goldcorp Material Subsidiaries and, to the extent in the possession of Goldcorp, each of the Goldcorp Material JV Entities have been disclosed in the Goldcorp Data Room, and no action has been taken to amend or supersede such constating documents of Goldcorp and each of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities.

        (b)    Authority Relative to this Agreement.    Goldcorp has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining the Interim Order, the Final Order and the Goldcorp Shareholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by it hereunder and the consummation by Goldcorp of the transactions contemplated hereunder and thereunder have been duly authorized by the Goldcorp Board and no other corporate proceedings on the part of Goldcorp are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining the Interim Order, the Final Order, approval of the Goldcorp Circular by the Goldcorp Board and the Goldcorp Shareholder Approval. This Agreement has been duly executed and delivered by Goldcorp and constitutes a valid and binding obligation of Goldcorp, enforceable by Newmont against Goldcorp in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

        (c)    No Conflict; Required Filings and Consent.    Except as set forth in Section 3.1(c) of the Goldcorp Disclosure Letter, the execution and delivery by Goldcorp of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):

    (i)
    violate, conflict with or result in a breach of:

    (A)
    any provision of the articles, by-laws or other constating documents or partnership agreements of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities;

    (B)
    any Goldcorp Material Contract or Authorization to which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is a party or by which Goldcorp or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect; or

    (C)
    any Law to which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is subject or by which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

    (ii)
    give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Goldcorp is entitled, under any Goldcorp Material Contract or Authorization to which Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is a party, except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect; or

    (iii)
    give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation, or require any consent or other action by any Person under, any Goldcorp Material Contract or Authorization, or result in the imposition of any Lien upon any of Goldcorp's assets or the assets of any of the Goldcorp's Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities except as would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  Other than the Regulatory Approvals, such filings and approvals required by the applicable rules and policies of the TSX and the NYSE, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Goldcorp or any of its Subsidiaries or the Goldcorp Material JV Entities for the consummation by Goldcorp of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (d)    Subsidiaries.

    (i)
    Goldcorp has no material Subsidiaries other than the Goldcorp Material Subsidiaries. None of the Goldcorp Material Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities is currently prohibited, directly or indirectly, from paying any dividends to Goldcorp, from making any other distribution on such Goldcorp Material Subsidiary's or Goldcorp Material JV Entity's capital stock, from repaying to

      Goldcorp any loans or advances to such Goldcorp Material Subsidiary or Goldcorp Material JV Entity from Goldcorp.

    (ii)
    The following information with respect to each Goldcorp Material Subsidiary and each Goldcorp Material JV Entity is accurately set out, as at the date thereof, in Section 3.1(d)(ii) of the Goldcorp Disclosure Letter: (i) its name; (ii) Goldcorp's percentage equity ownership of it; and (iii) its jurisdiction of incorporation, organization or formation.

    (iii)
    Except as set forth in Section 3.1(d)(iii) of the Goldcorp Disclosure Letter, Goldcorp is, directly or indirectly, the registered and beneficial owner of (A) with respect to each Goldcorp Material Subsidiary, all of its issued and outstanding securities, and (B) with respect to each Goldcorp Material JV Entity, the ownership percentage set forth in the Goldcorp Public Documents, in each case free and clear of all material Liens (other than Liens set forth in the Goldcorp Interim Financial Statements), and all of the issued and outstanding securities of the Goldcorp Material Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been duly and validly authorized and issued, are fully paid, and if such entity is a corporation, are non-assessable. No securities of the Goldcorp Material Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been issued in violation of any Law or pre-emptive or similar rights. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or other ownership interests in any of the Goldcorp Material Subsidiaries or to the knowledge of Goldcorp, the Goldcorp Material JV Entities.

        (e)    Compliance with Laws and Constating Documents.

    (i)
    The operations of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have been since January 1, 2016 and are now being conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Goldcorp, of any of its Subsidiaries and of any Goldcorp JV Entities, and none of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

    (ii)
    None of Goldcorp or any of its Subsidiaries or the Goldcorp JV Entities is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents except for such violation or default which would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (f)    Authorizations.    Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have obtained all Authorizations necessary for the ownership, operation and use of the assets of Goldcorp, its Subsidiaries and the Goldcorp JV Entities or otherwise in connection with carrying on the business and operations of Goldcorp, its Subsidiaries and the Goldcorp JV Entities in compliance with all applicable Laws, except where the failure to have any such Authorization would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms. Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have fully complied with and are in compliance with all such Authorizations, except, in each case, for such non-compliance which would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Goldcorp threatened, regarding any such Authorizations, which if successful would, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

None of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities or any of their respective officers or directors, has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect, and all Authorizations of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities continue to be effective in order for Goldcorp, its Subsidiaries and the Goldcorp JV Entities to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Goldcorp, no Person other than Goldcorp or a wholly-owned Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any Authorizations of Goldcorp or its wholly-owned Subsidiaries.

        (g)    Capitalization and Listing.

    (i)
    The authorized share capital of Goldcorp consists of an unlimited number of Goldcorp Shares. As of the date of this Agreement there are outstanding (A) 867,551,731 Goldcorp Shares issued and outstanding; (B) Goldcorp Options providing for the issuance of up to 4,896,639 Goldcorp Shares upon the exercise thereof; and (C) Goldcorp RSUs that will result in the issuance of up to 3,216,592 Goldcorp Shares upon the vesting thereof in accordance with the Goldcorp RSU Plan. In addition, as of the date of this Agreement there are (A) 1,723,204 Goldcorp PSUs outstanding under the Goldcorp PSU Plan, and (B) 887,677 Goldcorp Phantom RSUs outstanding under the Goldcorp Phantom RSU Plan. All outstanding Goldcorp Shares have been, and all Goldcorp Shares issuable upon the exercise or vesting of rights under the Goldcorp Options and the Goldcorp RSUs in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of Goldcorp and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. Except as set forth in Section 3.1(g)(i) of the Goldcorp Disclosure Letter, and except for the Goldcorp Options and Goldcorp RSUs referred to in this Section 3.1(g)(i) and any Goldcorp RSUs granted in accordance with Section 5.1(b)(iii), there are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities to issue or sell any shares in the capital of Goldcorp or shares, partnership interests or other equity interests of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribe for any shares in the capital of Goldcorp or shares, partnership interests or other equity interests of any of its Subsidiaries or the value of which is based on the value of the securities of Goldcorp or any of its Subsidiaries, and other than the Goldcorp Incentive Plans, there are no equity or security based compensation arrangements maintained by Goldcorp.

    (ii)
    The Goldcorp Disclosure Letter sets forth a schedule, as of the date hereof and to the extent applicable, all outstanding grants to holders of Goldcorp Options, Goldcorp RSUs, Goldcorp Phantom RSUs and Goldcorp PSUs and the number, exercise price, date of grant, expiration dates, vesting schedules, performance criteria and whether vesting or exercise may be accelerated as a result, either alone or together with another event or occurrence, of the Arrangement.

    (iii)
    As of the date hereof, there are no outstanding obligations of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities, to repurchase, redeem or otherwise acquire any Goldcorp Shares or any shares of, or partnership interests or other equity interests in, any of its Subsidiaries or the Goldcorp

      Material JV Entities, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities. No Subsidiary of Goldcorp nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities owns any Goldcorp Shares.

    (iv)
    All outstanding securities of Goldcorp have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

    (v)
    The Goldcorp Incentive Plans and the issuance of securities under such plans (including all outstanding Goldcorp Options, Goldcorp RSUs, Goldcorp Phantom RSUs and Goldcorp PSUs) have been recorded on Goldcorp's financial statements in accordance with IFRS, and no such grants involved any "back dating," "forward dating," "spring loading" or similar practices.

    (vi)
    There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of Goldcorp, its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp JV Entities or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with Goldcorp Shareholders on any matter.

    (vii)
    As of the date hereof, all dividends or distributions on securities of Goldcorp that have been declared or authorized have been paid in full.

    (viii)
    No securities of Goldcorp are owned by any of its Subsidiaries or any Goldcorp JV Entity.

        (h)    Shareholder and Similar Agreements.    Except as set forth in Section 3.1(h) of the Goldcorp Disclosure Letter, neither Goldcorp nor any of its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities, and Goldcorp has not adopted a shareholder rights plan or any other similar plan or agreement.

        (i)    Reporting Issuer Status and Stock Exchange Compliance.

    (i)
    As of the date hereof, Goldcorp is a reporting issuer (or the equivalent) not in default under Canadian Securities Laws in each of the provinces and territories of Canada, and is in material compliance with all applicable Canadian Securities Laws therein. There is no Order delisting, suspending or cease trading any securities of Goldcorp. The Goldcorp Shares are listed and posted for trading on the TSX and are listed on the NYSE, and are not listed on any market other than the TSX and the NYSE, and Goldcorp is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX and the NYSE.

    (ii)
    Goldcorp has not taken any action to cease to be a reporting issuer in any province or territory nor has Goldcorp received notification from the British Columbia Securities Commission, as principal regulator, or any other applicable securities commissions or securities regulatory authority of a province or territory of Canada seeking to revoke Goldcorp's reporting issuer status. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Goldcorp is pending, in effect, has been threatened, or to the knowledge of Goldcorp, is expected to be implemented or undertaken, and Goldcorp is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

        (j)    U.S. Securities Law Matters.

    (i)
    The Goldcorp Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and Goldcorp is in material compliance with its reporting obligation as a "foreign private issuer", as defined in Rule 3b-4 under the U.S. Exchange Act, pursuant to Section 13 of the U.S. Exchange Act.

    (ii)
    Other than the Goldcorp Shares, Goldcorp does not have, nor is it required to have, any class of equity securities registered under the U.S. Exchange Act, nor is Goldcorp subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act.

    (iii)
    Goldcorp is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

    (iv)
    Goldcorp is not, has not been since January 1, 2016 and on the Effective Date will not be, a "shell company" (as defined in Rule 405 under the U.S. Securities Act).

        (k)    Reports.

    (i)
    Since January 1, 2016, Goldcorp has timely filed true and correct copies of Goldcorp Public Documents that Goldcorp is required to file under Canadian Securities Laws and U.S. Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a Goldcorp Material Adverse Effect. Goldcorp Public Documents, at the time filed, (A) did not contain any misrepresentation, (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (C) complied in all material respects with the requirements of applicable Canadian Securities Laws and U.S. Securities Laws. Any amendments to the Goldcorp Public Documents required to be made have been filed on a timely basis with the applicable Governmental Entity. Goldcorp has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential or any other confidential filings filed under Canadian Securities Laws or with any Governmental Entity.

        (l)    Financial Statements.

    (i)
    The Goldcorp Financial Statements (including the related management's discussion and analysis) have been, and all financial statements of Goldcorp (including any notes or schedules thereto and related management's discussion and analysis) which are publicly disseminated by Goldcorp in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods (except where IFRS has changed and new accounting standard become effective for the subsequent period) and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and its financial performance of Goldcorp and its Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby.

    (ii)
    There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities with unconsolidated entities or other Persons which are not reflected in the Goldcorp Financial Statements.

    (iii)
    The financial books, records and accounts of Goldcorp and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with IFRS, and (B) accurately and fairly reflect the basis for Goldcorp's financial statements in all material respects.

    (iv)
    The management of Goldcorp has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109—Certification of Disclosure in Issuers' Annual and Interim Filings) designed to provide reasonable assurance that information required to be disclosed by Goldcorp in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Goldcorp in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Goldcorp's management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

    (v)
    Goldcorp maintains internal control over financial reporting (as such term is defined in National Instrument 52-109—Certification of Disclosure in Issuers' Annual and Interim Filings). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Goldcorp and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Goldcorp and its Subsidiaries are being made only with authorizations of management and directors of Goldcorp and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Goldcorp or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Goldcorp, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Goldcorp that are reasonably likely to adversely affect the ability of Goldcorp to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Goldcorp.

    (vi)
    None of Goldcorp or any of its Subsidiaries or any of the respective directors, officers, employees, auditors, accountants or representatives of any of the foregoing, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Goldcorp or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Goldcorp or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Goldcorp Board.

        (m)    Undisclosed Liabilities.    None of Goldcorp nor any of its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities, has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for

(a) liabilities and obligations that are specifically presented on the unaudited condensed consolidated balance sheet of Goldcorp as of September 30, 2018 (the "Goldcorp Balance Sheet") or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the Goldcorp Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

        (n)    Sarbanes-Oxley Compliance.    Each of the principal executive officer and the principal financial officer of Goldcorp (or each former principal executive officer and each former principal financial officer of Goldcorp, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Goldcorp Public Documents, and the statements contained in such certifications were true and accurate in all material respects as of the dates made in such Goldcorp Public Documents. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Goldcorp nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the U.S. Exchange Act) of Goldcorp or any of its Subsidiaries. Goldcorp is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

        (o)    Title.    Other than as disclosed in Section 3.1(o) of the Goldcorp Disclosure Letter, Goldcorp its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities:

    (i)
    have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Goldcorp, its Subsidiaries or the Goldcorp JV Entities, as applicable, necessary to permit the operation of Goldcorp's business as presently owned and conducted in all material respects (collectively, "Goldcorp Real Property Interests"); and

    (ii)
    hold their mineral concession, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or ores for development purposes on it their properties (collectively, the "Goldcorp Mineral Rights"), free and clear of any material Liens.

        (p)    No Defaults under Leases and Agreements.

    (i)
    None of Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Goldcorp Real Property Interests or the Goldcorp Mineral Rights to which Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities is a party or by or to which Goldcorp or any such assets are bound or subject, except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

    (ii)
    (A) Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities are in good standing under all, and are not in default under any, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the Goldcorp Real Property Interests and the Goldcorp Mineral Rights to which it is a party or by or to which it or such assets are bound or subject and, to the knowledge of Goldcorp, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (q)    Expropriation.    No properties or assets of Goldcorp or its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp JV Entities, subject to the Goldcorp Real Property Interests or the Goldcorp Mineral Rights has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of Goldcorp, is there any intent or proposal to give any such notice or to commence any such proceeding.

        (r)    Goldcorp Mineral Reserves and Resources.

  (i)
  The Red Lake gold mines in Ontario, Canada, the Éléonore gold mine in Québec, Canada, the Peñasquito gold-silver-lead-zinc mine in Mexico, the Pueblo Viejo gold-silver-copper mine in the Dominican Republic, and the Cerro Negro gold-silver mine in Argentina are the only material properties of Goldcorp for the purposes of NI 43-101 (the "Goldcorp Material Properties").

  (ii)
  Each of the technical reports relating to the Goldcorp Material Properties filed pursuant to NI 43-101 complied in all material respects with the requirements of NI 43-101 at the respective time of filing thereof.

  (iii)
  The estimates of mineral reserves and mineral resources for the Goldcorp Real Property Interests and the Goldcorp Mineral Rights were prepared, in all material respects, in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the aggregate amount of estimated mineral resources or mineral reserves of Goldcorp from the amounts set forth in the Goldcorp Public Documents, other than as a result of production activities in the ordinary course. All information regarding the Goldcorp Real Property Interests or the Goldcorp Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the Goldcorp Public Documents on or before the date hereof.

        (s)    Royalties and Rentals Paid.    All rentals, royalties (whether statutory or contractual), overriding royalty interests, production payments, net profits, earn-outs, streaming agreements, metal pre-payment or similar agreements, interest burdens, payments and obligations (including, without limitation, streaming, pre-payment and similar arrangements) due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof, except to the extent that such non-payment, non-performance or non-provision would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (t)    Environmental Matters.

  (i)
  Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been since January 1, 2016 and are in compliance with all Environmental Laws, except such non-compliance as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (ii)
  Except as disclosed in Section 3.1(t)(ii) of the Goldcorp Disclosure Letter, there have been no Releases in violation of Environmental Laws within the current or prior ownership, possession or control of either of Goldcorp, its Subsidiaries or, to the knowledge of Goldcorp, the

    Goldcorp Material JV Entities, that would reasonably be expected to result in a claim, notice, complaint, penalty, prosecution or any other judicial or administrative proceeding arising out of any Environmental Laws against Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any Goldcorp Material JV Entities, that have not had, or would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (iii)
  There are no pending claims, notices, complaints, penalties, prosecutions or any other judicial or administrative proceedings issued against Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities arising out of any Environmental Laws, except for any such claims that has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (iv)
  To the knowledge of Goldcorp, there has not been: (A) any written Order that remains outstanding which relates to Environmental Laws that would reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect; or (B) any written demand or notice that remains outstanding with respect to a material breach of any Environmental Law in each case applicable to Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (u)    Intellectual Property.    Goldcorp and its Subsidiaries have sufficient rights to use or otherwise exploit the Intellectual Property necessary to carry on the business now operated by them and there is no proceeding pending or, to the knowledge of Goldcorp, threatened by any Person challenging Goldcorp's or its Subsidiaries' rights in or to such intellectual property which is used for the conduct of the business as currently carried on as set forth in the Goldcorp Public Documents, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect. To the knowledge of Goldcorp, the conduct of the business as currently carried on as set forth in the Goldcorp Public Documents, including the use of Intellectual Property, does not infringe upon Intellectual Property of any Person in any material respect except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect. To the knowledge of Goldcorp, no Person is currently infringing upon any of the Intellectual Property owned by Goldcorp or its Subsidiaries in any material respect except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (v)    Employment Matters.

  (i)
  Except as set forth in Section 3.1(v)(i) of the Goldcorp Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not (A) result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit) becoming due or payable to any of the Goldcorp directors, officers or employees or result in a director or officers having an entitlement to such payments upon termination or resignation, (B) increase the compensation or benefits otherwise payable to any Goldcorp directors, officers or employees or (C) result in (1) the acceleration of the time of payment, (2) funding or (3) vesting of any benefits or entitlements otherwise available pursuant to any Goldcorp Benefit Plan.

  (ii)
  Except as set forth in Section 3.1(v)(ii) of the Goldcorp Disclosure Letter, none of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities (A) is a party to any collective bargaining agreement with respect to any Goldcorp employees or any contract with any employee association, or (B) is subject to any application for certification or, to the knowledge of Goldcorp, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of Goldcorp by way of certification, interim certification, voluntary recognition or succession rights. Except as set forth in Section 3.1(v)(ii) of the Goldcorp Disclosure Letter or otherwise disclosed in the Goldcorp Public Documents, there is no labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of Goldcorp threatened against Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities, and no such event has occurred within the last two years.

  (iii)
  Except as set forth in Section 3.1(v)(iii) of the Goldcorp Disclosure Letter, none of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Goldcorp, threatened against Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities.

  (iv)
  No trade union has applied to have Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities declared a common or related employer pursuant to the Labour Relations Code (British Columbia) or any similar legislation in any jurisdiction in which Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities carries on business.

  (v)
  None of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp Material JV Entities is subject to any current, pending or, to the knowledge of Goldcorp, threatened claim, complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim relating to employment or termination of employment of employees or independent contractors, or under any applicable Law with respect to employment and labour, except for routine claims for benefits, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (vi)
  Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities have been since January 1, 2016 and are in material compliance with all terms and conditions of employment and all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, workers' compensation, human rights, labour relations and privacy and there are no current, pending, or, to the knowledge of Goldcorp, threatened, material proceedings before any court, board or tribunal with respect to any of the areas listed herein, except as disclosed in Section 3.1(v)(v) of the Goldcorp Disclosure Letter or otherwise has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (vii)
  Newmont has been provided with true and complete copies of all material Goldcorp Benefit Plans.

        (w)    Absence of Certain Changes or Events.    Other than as disclosed in Section 3.1(w) in the Goldcorp Disclosure Letter, since September 30, 2018: (i) Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, have operated their respective businesses only in the ordinary course of business consistent with past practice, (ii) there has not been any Goldcorp Material Adverse Effect, and (iii) Goldcorp and its Subsidiaries have not taken or failed to take any action which, if taken after the date of this Agreement, would constitute a breach of Section 5.1.

        (x)    Litigation.    There is no Proceeding against or involving Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities or any of their respective properties or assets pending or, to the knowledge of Goldcorp, threatened and, to the knowledge of Goldcorp, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Goldcorp Material Adverse Effect or would significantly impede the ability of Goldcorp to consummate the Arrangement.

        (y)    Taxes.    Except as disclosed in Section 3.1(y) of the Goldcorp Disclosure Letter:

  (i)
  each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

  (ii)
  each of Goldcorp, each of its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Goldcorp has provided adequate accruals in accordance with IFRS in the most recently published financial statements of Goldcorp for any Taxes of Goldcorp, each of its Subsidiaries and, to the knowledge of Goldcorp, each of the Goldcorp JV Entities for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to individually or in the aggregate, have a Goldcorp Material Adverse Effect. Except as would not reasonably be expected to individually or in the aggregate, have a Goldcorp Material Adverse Effect since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

  (iii)
  all deficiencies for Taxes asserted or assessed against any of Goldcorp, its subsidiaries, and, to the knowledge of Goldcorp, the Grizzles JV Entities have been paid in full, accrued on the books of Goldcorp or finally settled, except to the extent that any such deficiencies would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

  (iv)
  each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has duly and timely withheld all Taxes required by Law to be withheld by it in connection with any amounts paid or owing to any employee, independent contractor, supplier, creditor, shareholder, non-resident or other third party (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

  (v)
  each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including, without limitation, goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

  (vi)
  none of Goldcorp, its subsidiaries, nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities has in place with a Governmental Entity any agreement or extension of time for which to file any material Tax Returns or pay any material amount of Tax, by way of assessment or otherwise, and no such entity has an extension or waiver of a statute of limitation relating to any material amount of Tax;

  (vii)
  there are no proceedings, investigations, audits or claims now pending in writing against Goldcorp, any of its Subsidiaries, or, to the knowledge of Goldcorp, the Goldcorp JV Entities in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, except to the extent that any of the foregoing would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

  (viii)
  for the purposes of the Tax Act and any other relevant Tax purposes:

  (A)
  Goldcorp is a "taxable Canadian corporation" and is resident in Canada and is not resident in any other country;

  (B)
  each of Goldcorp's Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities is resident in the jurisdiction (or country of which such jurisdiction is a political subdivision) in which it was formed or continued, and is not resident in any other country;

  (C)
  none of Goldcorp, any of its Subsidiaries, nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities (1) has a permanent establishment, or (2) is engaged in trade or business (or comparable non-U.S. standard in any jurisdiction outside of the United States), in either case, in a jurisdiction other than its country of organization; and

  (D)
  no written claim has been made by any Governmental Entity in a jurisdiction where Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities does not file Tax Returns that such entity is or may be subject to Tax by that jurisdiction.

  (ix)
  none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a "United States person" within the meaning of Section 7701(a)(30) of the Code. None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code;

  (x)
  none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a "controlled foreign corporation" within the meaning of Section 957(a) of the Code determined without regard to the repeal of Section 958(b)(4) of the Code;

  (xi)
  none of Goldcorp, nor, to the knowledge of Goldcorp, any of its Subsidiaries or the Grizzles JV Entities has made an election pursuant to Section 897(i) of the Code;

  (xii)
  since January 1, 2017, none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities has been the "distributing corporation" or a "controlled corporation", in each case, within the meaning of Section 355 of the Code, with respect to a transaction that was intended to be governed in whole or in part by Section 355 of the Code;

  (xiii)
  none of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, any of the Goldcorp JV Entities is a party to any agreement, understanding or arrangement relating to the allocation or sharing of Taxes (excluding customary commercial agreements entered into in the ordinary course of business the primary subject of which is not Taxes);

  (xiv)
  there are no Liens for Taxes upon any properties or assets of Goldcorp, any of its Subsidiaries or, to the knowledge of Goldcorp, any of the Goldcorp JV Entities (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Goldcorp Annual Financial

    Statements; and (B) which would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect);

  (xv)
  each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has not, and has never been deemed to have for purposes of the Tax Act or any other Tax Law, entered into any transactions or arrangements with persons with whom they do not deal at arm's length (within the meaning of the Tax Act) other than for consideration equal to fair market value. For all transactions between Goldcorp or any of its Subsidiaries or the Goldcorp JV Entities, on the one hand, and any non-resident Person with whom Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities was not dealing at arm's length for the purposes of the Tax Act, on the other hand, Goldcorp, its Subsidiary or, to the knowledge of Goldcorp, the Goldcorp JV Entities, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. Each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities has complied in all respects with all applicable Tax Laws with respect to transfer pricing except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect;

  (xvi)
  there are no circumstances existing which could result in the application of section 17, subsection 18(4), section 78, section 79, or sections 80 to 80.04 of the Tax Act (or any equivalent provision of the taxation legislation of any province or any other jurisdiction) to each of Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities.

        (z)    Books and Records.    The corporate records and minute books of Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

        (aa)    Insurance.    Policies of insurance are in force naming Goldcorp, a Subsidiary of Goldcorp or, to the knowledge of Goldcorp, a Goldcorp Material JV Entity as an insured that adequately cover all risks as are customarily covered by businesses in the industry in which Goldcorp, its Subsidiaries and the Goldcorp Material JV Entities operate, and Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities are in compliance in all material respects with all requirements with respect to such policies. Goldcorp has disclosed in the Goldcorp Data Room, a summary listing of all such policies that are material to Goldcorp (including additional details pertaining to the Directors & Officers liability policy). All such policies shall remain in full force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and will not be cancelled or otherwise terminated as a result of the transactions contemplated herein. None of Goldcorp or its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities has failed to promptly give any notice or present any material claim under such policies.

        (bb)    Non-Arm's Length Transactions.    Other than as disclosed in the Goldcorp Public Documents and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, Goldcorp, any of its Subsidiaries, or holder of record or beneficial owner of 5% or more of the Goldcorp Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with Goldcorp or any of its Subsidiaries.

        (cc)    Benefit Plans.    Other than as disclosed in Section 3.1(cc) of the Goldcorp Disclosure Letter:

  (i)
  Each Goldcorp Benefit Plan has been established, registered, amended, funded, administered, and invested in all material respects in accordance with its terms and applicable Laws in all material respects and in accordance with their terms, the terms of the material documents that support such Goldcorp Benefit Plans and the terms of agreements between Goldcorp and its Subsidiaries on the one hand and the employees (present and former) who are members of, or beneficiaries under, such Goldcorp Benefit Plans, on the other hand in all material respects, and any contributions required to be made under each Goldcorp Benefit Plan, as of the date hereof, have been timely made in accordance with the terms of such Goldcorp Benefit Plan and applicable Laws, and all obligations in respect of each Goldcorp Benefit Plan have been properly accrued and reflected in the Goldcorp Annual Financial Statements. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Goldcorp Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws in all material respects. To the knowledge of Goldcorp, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending or threatened involving any Goldcorp Benefit Plan or its assets, and no facts exist which would reasonably be expected to give rise to any such investigation order or material claim (other than routine claims for payment of benefits).

  (ii)
  Except as would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect, (A) all current obligations of Goldcorp regarding the Goldcorp Benefit Plans have been satisfied and (B) all contributions, premiums or Taxes required to be made or paid by Goldcorp by applicable Laws or under the terms of each Goldcorp Benefit Plan have been made in a timely fashion in accordance with applicable Laws and the terms of such Goldcorp Benefit Plan.

  (iii)
  There are no pension or retirement income plans of Goldcorp or any of its Subsidiaries.

  (iv)
  The costs of funding the Goldcorp Benefit Plans are, in all material respects, reflected in the Goldcorp Financial Statements.

  (v)
  No event has occurred respecting any Goldcorp Benefit Plan which would entitle a Person (without the consent of Goldcorp) to wind-up or terminate any Goldcorp Benefit Plan in whole or in part.

  (vi)
  To the knowledge of Goldcorp, there has been no amendment to, announcement by Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities relating to or change in employee participation, coverage, or benefits provided under, any Goldcorp Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

  (vii)
  There are no unfunded liabilities in respect of any Goldcorp Benefit Plan which provides pension benefits, superannuation benefits or retirement savings, including any "registered pension plans" as that term is defined in the Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

  (viii)
  No liabilities or obligations under any of the Goldcorp Benefit Plans in respect of any employees on disability would reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (ix)
  None of the Goldcorp Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments on termination of the Goldcorp Benefit Plan or any insurance contract relating thereto.

  (x)
  All material data necessary to administer each material Goldcorp Benefit Plan is in the possession or control of Goldcorp or its agents.

        (dd)    Restrictions on Business Activities.    There is no Goldcorp Material Contract or Order binding upon Goldcorp or any of its Subsidiaries or, to the knowledge of Goldcorp, any of the

Goldcorp Material JV Entities that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Goldcorp, any of its Subsidiaries or any of the Goldcorp JV Entities or the conduct of business by Goldcorp, any of its Subsidiaries or any of the Goldcorp Material JV Entities as currently conducted (including following the transaction contemplated by this Agreement) other than Goldcorp Material Contracts or Orders which has not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (ee)    Material Contracts.    True and complete copies of the Goldcorp Material Contracts (other than those to which the Goldcorp Material JV Entities are parties) have been disclosed in the Goldcorp Data Room and, to the knowledge of Goldcorp, true and complete copies of the Goldcorp Material Contracts to which the Goldcorp Material JV Entities are parties have been disclosed in the Goldcorp Data Room. Goldcorp and its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, have performed in all material respects all of the respective obligations required to be performed by them under the Goldcorp Material Contracts and none of Goldcorp, or any of its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, is in material breach or default under any Goldcorp Material Contract to which it is a party or bound. To the knowledge of Goldcorp, there is no material breach or default under any such Goldcorp Material Contract by any other party thereto. All Goldcorp Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Goldcorp (or a Subsidiary of Goldcorp, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity). Except as set forth in Section 3.1(ee) of the Goldcorp Disclosure Letter, Goldcorp has not received any written or, to the knowledge of Goldcorp, other notice that any party to a Goldcorp Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Goldcorp or any of its Subsidiaries, and, to the knowledge of Goldcorp, no such action has been threatened.

        (ff)    Anti-Corruption.

  (i)
  None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, the Goldcorp JV Entities, nor any of their directors, officers, employees, agents or representatives has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of Goldcorp, its Subsidiaries or the Goldcorp JV Entities, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

  (A)
  influencing any action or decision of such person in such person's official capacity, including a decision to fail to perform such person's official function in order to obtain or retain an advantage in the course of business;

  (B)
  inducing such person to use such person's influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

  (C)
  where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities in obtaining or retaining business for, with, or directing business to, any person, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (ii)
  None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, the Goldcorp JV Entities, nor any of their directors, officers, employees, agents or representatives has taken any action that is inconsistent with or prohibited by or would cause Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities to be in violation of the substantive prohibitions or requirements of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject and all contracts and arrangements between Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities and any other person are in compliance with such laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect. Since January 1, 2016, Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of laws prohibiting corruption, bribery and money laundering.

  (iii)
  None of Goldcorp, its Subsidiaries nor, to the knowledge of Goldcorp, the Goldcorp JV Entities nor any of its directors, officers, employees, agents or representatives has (A) conducted or initiated any review, audit or internal investigation that concluded that Goldcorp, one of its Subsidiaries or one of the Goldcorp JV Entities or any of their respective directors, officers, employees, agents or representatives has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder, or (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti-corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

  (iv)
  Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp JV Entities have maintained systems of internal controls intended to ensure compliance with the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering.

        (gg)    Sanctions.

  (i)
  Neither Goldcorp, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of the Goldcorp, any agents or persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

  (ii)
  None of Goldcorp, any of its Subsidiaries or, to the knowledge of the Goldcorp, any director, officer, employee or agent of Goldcorp or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject/target of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, and Syria).

  (iii)
  Goldcorp, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Goldcorp, the agents of Goldcorp and its Subsidiaries are in compliance with all applicable Sanctions in all material respects. Goldcorp and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with applicable Sanctions.

  (iv)
  Goldcorp represents and covenants that for the past three years, neither Goldcorp nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

        (hh)    Indigenous Claims.    Except as set forth in Section 3.1(hh) of the Goldcorp Disclosure Letter, none of Goldcorp, its Subsidiaries or, to the knowledge of Goldcorp, the Goldcorp Material JV Entities, has received any written notice of an Indigenous Claim, which relates to either of the Goldcorp Real Property Interests and Goldcorp Mineral Rights or to their respective operations and businesses except for such Indigenous Claims that would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect. Except as set forth in Section 3.1(hh) of the Goldcorp Disclosure Letter, there are no ongoing or outstanding negotiations with any Indigenous group concerning an impact benefit or other material agreement between an Indigenous group and Goldcorp, its Subsidiaries, or any of the Goldcorp Material JV Entities.

        (ii)    NGOs and Community Groups.    Except as listed in Section 3.1(ii) of the Goldcorp Disclosure Letter, to the knowledge of Goldcorp:

  (i)
  no authorized legal representative of any community in the vicinity of any of the Goldcorp Material Properties has communicated in writing to Goldcorp or any of its Subsidiaries a requirement that (i) the consent of such community be obtained as a condition to continued operation of any such Goldcorp Material Property or (ii) a material increase in the compensation payments payable by Goldcorp or any of its Subsidiaries under any community development or social framework or similar agreements as a condition to the continued operation of such Goldcorp Material Properties.

  (ii)
  no dispute exists or is threatened in writing between community groups and Goldcorp, its Subsidiaries and, to the knowledge of Goldcorp, the Goldcorp Material JV Entities with respect to their respective businesses, assets and operations, except for such disputes that would not, individually or in the aggregate, have a Goldcorp Material Adverse Effect.

        (jj)    Brokers; Expenses.    Except for the fees to be paid to Fort Capital Partners, TD Securities Inc. and Bank of America Merrill Lynch pursuant to the engagement letters with Goldcorp dated January 6, 2019, January 2, 2019 and January 2, 2019, respectively (the aggregate amount of fees as disclosed in Section 3.1(jj) of the Goldcorp Disclosure Letter), true and complete copies of which have been disclosed in the Goldcorp Data Room, none of Goldcorp, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder's fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

        (kk)    Fairness Opinion.    As of the date hereof:

  (i)
  Fort Capital Partners, financial advisor to the Goldcorp Special Committee, has delivered its fairness opinion to the Goldcorp Special Committee to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair from a financial point of view to Goldcorp Shareholders;

  (ii)
  Each of TD Securities Inc. and Bank of America Merrill Lynch, financial advisors to the Goldcorp Board, have delivered the Goldcorp Fairness Opinions to the Goldcorp Board to the effect that as of the date of such Opinions, subject to the assumptions and limitations set out therein, the Consideration to be received by Goldcorp Shareholders pursuant to the Arrangement is fair from a financial point of view to Goldcorp Shareholders; and

  (iii)
  Goldcorp has been authorized by Fort Capital Partners, TD Securities Inc. and Bank of America Merrill Lynch to permit inclusion of the Goldcorp Fairness Opinions and references thereto in the Goldcorp Circular.

        (ll)    Cultural Business.    Goldcorp is not a "cultural business" within the meaning of the Investment Canada Act.

        (mm)    No "Collateral Benefit".    To the knowledge of Goldcorp, no related party of Goldcorp (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Goldcorp Shares, except for related parties who will not receive a "collateral benefit" (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

        (nn)    HSR Act.    Except as set out in Section 3.1(nn) of the Goldcorp Disclosure Letter, (i) Goldcorp and its Subsidiaries do not hold, and will not hold, at the closing of the Arrangement any assets located in the United States as defined under the HSR Act, and (ii) the assets of Goldcorp and its Subsidiaries located outside the United States did not generate sales in or into the United States, the sum of which exceeded $70 million (as adjusted) during Goldcorp's most recent fiscal year, all as defined under the HSR Act.

SCHEDULE 4.1
REPRESENTATIONS AND WARRANTIES OF NEWMONT

Defined Terms

        As used in this schedule, capitalized terms have the meanings ascribed thereto in the Arrangement Agreement to which this schedule is appended, and the following terms have the following meanings:

        "Newmont Annual Financial Statements" means the audited consolidated financial statements for Newmont as of and for each of the fiscal years ended on December 31, 2016 and December 31, 2017 (including any notes or schedules thereto and the auditor's report thereon) included in Newmont's annual report on Form 10-K dated filed on February 22, 2018;

        "Newmont Balance Sheet" has the meaning given to it in Section (m) of Schedule 4.1;

        "Newmont Financial Statements" means, together, Newmont Annual Financial Statements and Newmont Interim Financial Statements;

        "Newmont Interim Financial Statements" means the interim unaudited condensed consolidated financial statements for Newmont for the three and nine month period ended September 30, 2018 (including any notes or schedules thereto) included in Newmont's quarterly report on Form 10-Q dated filed on October 25, 2018;

        "Newmont JV Entities" means any corporations or entities in which Newmont or any of its Subsidiaries directly owns 20% or more shares or equity interest and which is not otherwise a Subsidiary (and for greater certainty includes the Newmont Newmont JV Entities);

        "Newmont Material JV Entities" means the entities listed as Newmont Material JV Entities in Section (d)(ii) of the Newmont Disclosure Letter;

        "Newmont Material Subsidiaries" means the entities listed as Newmont Material Subsidiaries in Section (d)(ii) of the Newmont Disclosure Letter;

        "Newmont Mineral Rights" has the meaning given to it in Section (o)(ii) of Schedule 4.1;

        "Newmont Material Properties" has the meaning given to it in Section (r)(i) of the Newmont Disclosure Letter;

        "Newmont Real Property Interests" has the meaning given to it in Section (o)(i) of Schedule 4.1;

        "Newmont Shareholder Approval" means the approval of the Newmont Resolutions by Newmont Shareholders at the Newmont Meeting;

        "Restricted Party" means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List, (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of Sanctions, or (iii) otherwise a target of Sanctions;

        "Sanctions" means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State, and Her Majesty's Treasury ("HMT") or any other relevant sanctions authority (together "the Sanctions Authorities"); and

        "Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

REPRESENTATIONS AND WARRANTIES OF NEWMONT

        (a)    Organization and Qualification.    Newmont and each of the Newmont Material Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power and capacity to own its assets and conduct its business as now owned and conducted. Newmont, each of the Newmont Material Subsidiaries and, to the knowledge of Newmont, each of the Newmont Material JV Entities is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Newmont Material Adverse Effect. True and complete copies of the constating documents of Newmont and each of the Newmont Material Subsidiaries and, to the extent in the possession of Newmont, the each of the Newmont Material JV Entities have been disclosed in the Newmont Data Room, and no action has been taken to amend or supersede such constating documents of Newmont and each of the Newmont Material Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities.

        (b)    Authority Relative to this Agreement.    Newmont has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining Newmont Shareholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by Newmont hereunder and the consummation by Newmont of the transactions contemplated hereunder and thereunder have been duly authorized by the Newmont Board, and no other corporate proceedings on the part of Newmont are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining approval of the Newmont Proxy Statement by the Newmont Board and the Newmont Shareholder Approval. This Agreement has been duly executed and delivered by Newmont and constitutes a valid and binding obligation of Newmont, enforceable by Goldcorp against Newmont in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

        (c)    No Conflict; Required Filings and Consent.    Except as set forth in Section 4.1(c) of Newmont Disclosure Letter, The execution and delivery by Newmont of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):

  (i)
  violate, conflict with or result in a breach or default of:

  (A)
  any provision of the articles, by-laws or other constating documents or partnership agreements of Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities;

  (B)
  any Newmont Material Contract or Authorization to which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is a party or by which Newmont or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect; or

    (C)
    any Law to which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is subject or by which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect;

  (ii)
  give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Newmont is entitled, under any Newmont Material Contract or Authorization to which Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities is a party, except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect; or

  (iii)
  give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation, or require any consent or other action by any Person, under any Newmont Material Contract or Authorization, or result in the imposition of any Lien upon any of Newmont's assets or the assets of any of the Newmont's Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities except as would not, individually or in the aggregate, have a Newmont Material Adverse Effect.

  Other than the Regulatory Approvals, such filings and approvals required by the applicable rules and policies of the TSX and the NYSE, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Newmont or any of its Subsidiaries or the Newmont Material JV Entities for the consummation by Newmont of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Newmont Material Adverse Effect.

        (d)    Subsidiaries.

  (i)
  Newmont has no material Subsidiaries other than the Newmont Material Subsidiaries.

  (ii)
  Except as set forth in Section 4.1(d)(ii) of the Newmont Disclosure Letter, Newmont is, directly or indirectly, the registered and beneficial owner of (A) with respect to each Newmont Material Subsidiary, all of its issued and outstanding securities, and (B) with respect to each Newmont Material JV Entity, the ownership percentage set forth in the Newmont Public Documents, in each case free and clear of all material Liens (other than Liens set forth in the Newmont Interim Financial Statements), and all of the issued and outstanding securities of the Newmont Material Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities have been duly and validly authorized and issued, are fully paid, and if such entity is a corporation, are non-assessable. No securities of the Newmont Material Subsidiaries or the Newmont Material JV Entities have been have been issued in violation of any Law or pre-emptive or similar rights. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or other ownership interests in any of the Newmont Material Subsidiaries or to the knowledge of Newmont, the Newmont Material JV Entities.

        (e)    Compliance with Laws and Constating Documents.

  (i)
  The operations of Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have been since January 1, 2016 and are now being conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Newmont, of any of its Subsidiaries and of any Newmont JV Entities, and none of Newmont or any of its Subsidiaries or, to the knowledge of

    Newmont, any of the Newmont JV Entities has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

  (ii)
  None of Newmont or any of its Subsidiaries or the Newmont JV Entities is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents except for such violation or default which would not, individually or in the aggregate, have a Newmont Material Adverse Effect.

        (f)    Authorizations.    Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have obtained all material Authorizations necessary for the ownership, operation and use of the assets of Newmont, its Subsidiaries and the Newmont JV Entities or otherwise in connection with carrying on the business and operations of Newmont, its Subsidiaries and the Newmont JV Entities in compliance with all applicable Laws, except where the failure to have any such Authorization would not, individually or in the aggregate, have a Newmont Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms. Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have fully complied with and are in compliance with all such Authorizations. There is no action, investigation or proceeding pending or, to the knowledge of Newmont threatened, regarding any such Authorizations, which if successful would, individually or in the aggregate, have a Newmont Material Adverse Effect. None of Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont JV Entities or any of their respective officers or directors, has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a Newmont Material Adverse Effect, and all Authorizations of Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities continue to be effective in order for Newmont, its Subsidiaries and the Newmont JV Entities to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of Newmont, no Person other than Newmont or a wholly-owned Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any Authorizations of Newmont or its wholly-owned Subsidiaries.

        (g)    Capitalization and Listing.

  (i)
  The authorized share capital of Newmont consists of 750,000,000 Newmont Shares and 5,000,000 shares of preferred stock, par value $5.00 per share. As of the date of this Agreement there are: (A) 534,614,887 Newmont Shares validly issued and outstanding as fully-paid and non-assessable shares of Newmont, of which 1,951,652 are treasury shares; (B) no shares of preferred stock issued or outstanding; (C) (1) 2,164,163 Newmont Shares underlying Newmont restricted stock units, (2) 2,231,386 Newmont Shares underlying Newmont performance leveraged stock units (assuming target performance), (3) no Newmont Shares underlying Newmont strategic stock units, (4) options to purchase 800,262 Newmont Shares, and (5) 247,147 Newmont Shares underlying Newmont director stock units. All Newmont Shares have been, and all Newmont Shares issuable upon the vesting or exercise of the Newmont restricted stock units, Newmont performance leveraged stock units, options to purchase Newmont Shares and Newmont director stock units, as the case may be, in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of Newmont and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. Except for the Newmont restricted stock units, Newmont performance leveraged stock units, options to purchase Newmont Shares, and Newmont director stock units referred to in this Section (g)(i), as of the date of this Agreement, there are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Newmont, any of its Subsidiaries or any of the Newmont JV Entities to issue or sell any shares in the capital of Newmont or shares, partnership interests or other equity interests of any of its Subsidiaries or any of the Newmont JV Entities or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribed for any shares in the capital of Newmont or shares, partnership interests or other equity interests of any of its Subsidiaries or any of the Newmont JV Entities or the value of which is based on the value of the securities of Newmont or any of its Subsidiaries or any of the Newmont JV Entities, and other than the Newmont Incentive Plan, there are no equity or security based compensation arrangements maintained by Newmont.

  (ii)
  All outstanding securities of Newmont have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

  (iii)
  There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of Newmont, its Subsidiaries or the Newmont Material JV Entities or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with Newmont Shareholders on any matter.

  (iv)
  The Consideration Shares to be issued at the Effective Time will be duly authorized and validly issued by Newmont as fully paid and non-assessable shares of Newmont, free and clear of all Liens.

        (h)    Shareholder and Similar Agreements.    Except as set forth in Section 4.1(h) of the Newmont Disclosure Letter, neither Newmont nor any of its Subsidiaries nor, to the knowledge of Newmont, any of the Newmont Material JV Entities is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of Newmont, any of its Subsidiaries or any of the Newmont Material JV Entities or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Newmont, any of its Subsidiaries or any of the Newmont Material JV Entities, and Newmont has not adopted a shareholder rights plan or any other similar plan or agreement.

        (i)    Reporting Issuer Status, Registrant Status and Stock Exchange Compliance.

  (i)
  Newmont is an SEC registrant and as of the date hereof, Newmont is a reporting issuer (or the equivalent) not in default under Canadian Securities Laws in each of the provinces of Canada, and is in material compliance with all applicable Canadian Securities Laws therein.

  (ii)
  There is no Order delisting, suspending or cease trading any securities of Newmont. The Newmont Shares are listed for trading on the NYSE and are not listed on any market other than the NYSE, and Newmont is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

  (iii)
  Newmont has not taken any action to cease to be a reporting issuer in any province nor has Newmont received notification from the Ontario Securities Commission, as principal regulator, or any other applicable securities commissions or securities regulatory authority of a province or territory of Canada seeking to revoke Newmont's reporting issuer status. To the knowledge of Newmont, no delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Newmont is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and Newmont is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

        (j)    U.S. Securities Law Matters.

  (i)
  The Newmont Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and Newmont is in material compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act.

  (ii)
  Other than the Newmont Shares, Newmont does not have, nor is it required to have, any class of equity securities registered under the U.S. Exchange Act, nor is Newmont subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act.

  (iii)
  Newmont is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

        (k)    Reports.    Since January 1, 2016, Newmont has timely filed true and correct copies of Newmont Public Documents that Newmont is required to file under U.S. Securities Laws and Canadian Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a Newmont Material Adverse Effect. Newmont Public Documents at the time filed (A) did not contain any misrepresentation, (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (C) complied in all material respects with the requirements of applicable U.S. Securities Laws and Canadian Securities Laws,. Any amendments to Newmont Public Documents required to be made under U.S. Securities Laws have been filed on a timely basis. Newmont has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential or any other confidential filings filed under Canadian Securities Laws or with any Governmental Entity.

        (l)    Financial Statements.

  (i)
  The Newmont Financial Statements (including the related management's discussion and analysis) have been, and all financial statements of Newmont (including any notes or schedules thereto and related management's discussion and analysis) which are publicly disseminated by Newmont in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods (except where U.S. GAAP has changed and new accounting standards become effective for the subsequent period) and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Newmont and its Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby.

  (ii)
  The management of Newmont has established and maintains a system of disclosure controls and procedures, including "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) designed to provide reasonable assurance that information required to be disclosed by Newmont in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Newmont in its annual filings, interim filings or other securities filings filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Newmont's management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

  (iii)
  Newmont maintains internal control over financial reporting, including "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Newmont and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Newmont and its Subsidiaries are being made only with authorizations of management and directors of Newmont and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Newmont or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of Newmont, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Newmont that are reasonably likely to adversely affect the ability of Newmont to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Newmont.

  (iv)
  There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Newmont or any of its Subsidiaries with unconsolidated entities or other Persons which are not reflected in the Newmont Financial Statements.

  (v)
  The financial books, records and accounts of Newmont and each of its Subsidiaries and, to the knowledge of Newmont, each of the Newmont Material JV Entities: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, and (B) accurately and fairly reflect the basis for Newmont's financial statements in all material respects.

  (vi)
  None of Newmont, any of its Subsidiaries, or any of the respective directors, officers, employees, auditors, accountants or representatives of any of the foregoing, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Newmont or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Newmont or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Newmont Board.

        (m)    Undisclosed Liabilities.    None of Newmont nor any of its Subsidiaries nor, to the knowledge of Newmont, any of the Newmont Material JV Entities, has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for (a) liabilities and obligations that are specifically presented on the unaudited condensed consolidated balance sheet of Newmont as of September 30, 2018 (the "Newmont Balance Sheet") or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the Newmont Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

        (n)    Sarbanes-Oxley Compliance.    Each of the principal executive officer and the principal financial officer of Newmont (or each former principal executive officer and each former principal financial officer of Newmont, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Newmont Public Documents, and the statements contained in such certifications were true and accurate in all material respects as of the dates made in such Newmont Public Documents. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Newmont nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the U.S. Exchange Act) of Newmont or any of its Subsidiaries. Newmont is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

        (o)    Title.    Newmont its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities:

  (i)
  have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Newmont, its Subsidiaries or the Newmont JV Entities, as applicable, necessary to permit the operation of Newmont's business as presently owned and conducted in all material respects (collectively, "Newmont Real Property Interests"); and

  (ii)
  hold their mineral concession, claims, leases, licenses, permits, access rights and other rights and interests necessary to explore for, develop, mine, produce, process or refine, minerals, concentrates or ores for development purposes on it their properties (collectively, the "Newmont Mineral Rights"), free and clear of any material Liens.

        (p)    No Defaults under Leases and Agreements.

  (i)
  None of Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont JV Entities has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Newmont Real Property Interests or the Newmont Mineral Rights to which Newmont, any of its Subsidiaries or any of the Newmont JV Entities is a party or by or to which Newmont or any such assets are bound or subject, except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

  (ii)
  (A) Newmont, its Subsidiaries and, to the knowledge of Goldcorp, the Newmont JV Entities are in good standing under all, and are not in default under any, and (B) there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the Newmont Real Property Interests and the Newmont Mineral Rights to which it is a party or by or to which it or such assets are bound or subject and, to the knowledge of Newmont, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

        (q)    Expropriation.    No properties or assets of Newmont or its Subsidiaries or, to the knowledge of Newmont, the Newmont Material JV Entities, subject to the Newmont Real Property Interests or the Newmont Mineral Rights has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of Newmont, is there any intent or proposal to give any such notice or to commence any such proceeding, except as would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

        (r)    Newmont Mineral Reserves and Resources.

  (i)
  The Newmont Material Properties are the only material properties of Newmont for the purposes of NI 43-101.

  (ii)
  Each of the technical reports relating to the Newmont Material Properties filed pursuant to NI 43-101 complied in all material respects with the requirements of NI 43-101 at the respective time of filing thereof.

  (iii)
  The mineral reserves and mineral resources for the Newmont Real Property Interests and the Newmont Mineral Rights were prepared, in all material respects, in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the aggregate amount of estimated mineral resources or mineral reserves of Newmont from the amounts set forth in the Newmont Public Documents, other than as a result of production activities in the ordinary course. All information regarding the Newmont Real Property Interests or the Newmont Mineral Rights, including all drill results, technical reports and studies, that are required to be disclosed at Law, have been disclosed in the Newmont Public Documents on or before the date hereof.

        (s)    Royalties and Rentals Paid.    All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities, have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof, except to the extent that such non-payment, non-performance or non-provision would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

        (t)    Absence of Certain Changes or Events.    Since September 30, 2018: (i) Newmont and its Subsidiaries have operated their respective businesses only in the ordinary course of business consistent with past practice, (ii) there has not been any Newmont Material Adverse Effect, and (iii) Newmont and its Subsidiaries have not taken or failed to take any action which, if taken after the date of this Agreement, would constitute a breach of Section 5.2.

        (u)    Litigation.    Except as set forth in Section 4.1(u) of the Newmont Disclosure Letter, there is no Proceeding against or involving Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont JV Entities or any of their respective properties or assets pending or, to the knowledge of Newmont, threatened and, to the knowledge of Newmont, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have a Newmont Material Adverse Effect or would prevent, significantly impede or materially delay the ability of Newmont to consummate the Arrangement.

        (v)    Environmental.    Except as disclosed in the Newmont Public Documents and Section 4.1(v) of the Newmont Disclosure Letter, and except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect, the operations of Newmont and each of its Subsidiaries are in compliance in all material respects with Environmental Laws.

        (w)    Employment Matters.    Except as set forth in Section 4.1(w) of the Newmont Disclosure Letter or otherwise disclosed in the Newmont Public Documents, there is no labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of Newmont threatened against

Newmont, any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities, and no such event has occurred within the last two years.

        (x)    Ownership of Goldcorp Shares.    None of Newmont or any of its Subsidiaries or affiliates or any Person acting jointly or in concert with them in respect of the transactions contemplated by this Agreement beneficially owns or exercises control or direction over any securities of Goldcorp.

        (y)    Taxes.    Except as disclosed in Section 4.1(y) of the Newmont Disclosure Letter:

  (i)
  each of Newmont and its Subsidiaries has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

  (ii)
  each of Newmont and its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Newmont has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of Newmont for any Taxes of Newmont and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

  (iii)
  each of Newmont and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect;

  (iv)
  each of Newmont and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including, without limitation, goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect;

  (v)
  there are no material proceedings, investigations, audits or claims now pending in writing against Newmont or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, except to the extent that any of the foregoing would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect;

  (vi)
  neither Newmont nor any of its Subsidiaries has been the "distributing corporation" or a "controlled corporation", in each case, within the meaning of Section 355 of the Code, with respect to a transaction that was intended to be governed in whole or in part by Section 355 of the Code;

  (vii)
  there are no Liens for Taxes upon any properties or assets of Newmont or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Newmont Annual Financial Statements; and (B) which would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect);

  (viii)
  for the purposes of the Tax Act and any other relevant Tax purposes:

  (i)
  Newmont is a corporation formed under the laws of the state of Delaware and is not managed or controlled in any other country; and

  (ii)
  each of its Subsidiaries is resident in the jurisdiction (or country of which such jurisdiction is a political subdivision) in which it was formed or continued, and is not resident in any other country;

        (z)    Books and Records.    The corporate records and minute books of Newmont and its Subsidiaries are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

        (aa)    Insurance.    Newmont, its Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities have in place reasonable and prudent insurance policies that adequately cover all risks as are customarily covered by businesses in the industry in which Newmont, its Subsidiaries and the Newmont Material JV Entities operate, and Newmont and its Subsidiaries and, to the knowledge of Newmont, the Newmont Material JV Entities are in compliance in all material respects with all requirements with respect to such policies.

        (bb)    Non-Arm's Length Transactions.    Other than as disclosed in the Newmont Public Documents and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, Newmont, any of its Subsidiaries, or holder of record or beneficial owner of 5% or more of the Newmont Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with Newmont or any of its Subsidiaries.

        (cc)    Restrictions on Business Activities.    There is no Newmont Material Contract or Order binding upon Newmont or any of its Subsidiaries or, to the knowledge of Newmont, any of the Newmont Material JV Entities that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Newmont, any of its Subsidiaries or any of the Newmont JV Entities or the conduct of business by Newmont, any of its Subsidiaries or any of the Newmont Material JV Entities as currently conducted (including following the transaction contemplated by this Agreement) other than Newmont Material Contracts or Orders which has not and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

        (dd)    Material Contracts.    True and complete copies of the Newmont Material Contracts have been disclosed in the Newmont Data Room or are part of the Newmont Public Documents. Newmont and its Subsidiaries have performed in all material respects all of the respective obligations required to be performed by them under the Newmont Material Contracts and none of Newmont, any of its Subsidiaries is in material breach or default under any Newmont Material Contract to which it is a party or bound. To the knowledge of Newmont, there is no material breach or default under any such Newmont Material Contract by any other party thereto. All Newmont Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Newmont (or a Subsidiary of Newmont, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity). Newmont has not received any written or, to the knowledge of Newmont, other notice that any party to a Newmont Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with Newmont or any of its Subsidiaries, and, to the knowledge of Newmont, no such action has been threatened.

        (ee)    Anti-Corruption.

  (i)
  None of Newmont, its Subsidiaries nor, to the knowledge of Newmont, the Newmont JV Entities, nor any of their directors, officers, employees, agents or representatives has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of Newmont, its Subsidiaries or the Newmont JV Entities, anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

  (A)
  influencing any action or decision of such person in such person's official capacity, including a decision to fail to perform such person's official function in order to obtain or retain an advantage in the course of business;

  (B)
  inducing such person to use such person's influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Newmont, one of its Subsidiaries or one of the Newmont JV Entities in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

  (C)
  where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Newmont, one of its Subsidiaries or one of the Newmont JV Entities in obtaining or retaining business for, with, or directing business to, any person, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

  (ii)
  None of Newmont, its Subsidiaries nor, to the knowledge of Newmont, the Newmont JV Entities, nor any of their directors, officers, employees, agents or representatives has taken any action that is inconsistent with or prohibited by or would cause Newmont, one of its Subsidiaries or one of the Newmont JV Entities to be in violation of the substantive prohibitions or requirements of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject and all contracts and arrangements between Newmont, one of its Subsidiaries or one of the Newmont JV Entities and any other person are in compliance with such laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect. Since January 1, 2016, Newmont, its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of laws prohibiting corruption, bribery and money laundering.

  (iii)
  None of Newmont, its Subsidiaries nor, to the knowledge of Newmont, the Newmont JV Entities nor any of its directors, officers, employees, agents or representatives has (A) conducted or initiated any review, audit or internal investigation that concluded that Newmont, one of its Subsidiaries or one of the Newmont JV Entities or any of their respective directors, officers, employees, agents or representatives has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder, or (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti-corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a Newmont Material Adverse Effect.

  (iv)
  Newmont, its Subsidiaries and, to the knowledge of Newmont, the Newmont JV Entities have maintained systems of internal controls intended to ensure compliance with the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) or any similar legislation prohibiting corruption, bribery and money laundering.

        (ff)    Sanctions.

  (i)
  Neither Newmont, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of the Newmont, any agents or persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

  (ii)
  None of Newmont, any of its Subsidiaries or, to the knowledge of the Newmont, any director, officer, employee or agent of Newmont or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject/target of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, and Syria).

  (iii)
  Newmont represents and covenants that for the past three years, neither Newmont nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

        (gg)    Brokers; Expenses.    Except for the fees to be paid to BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC pursuant to their engagement letters with Newmont, true and complete copies of which have been disclosed in the Newmont Data Room, none of Newmont, any of its Subsidiaries, or the Newmont JV Entities or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder's fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

        (hh)    Fairness Opinion.    As of the date hereof:

  (i)
  Each of BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, financial advisors to the Newmont Board, have delivered an oral opinion to the Newmont Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be paid by Newmont pursuant to the Arrangement is fair from a financial point of view to Newmont; and

  (ii)
  Newmont has been authorized by BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC to permit inclusion of the Newmont Fairness Opinions and references thereto in the Newmont Proxy Statement.

        (ii)    Freely Tradeable Shares.    The Consideration Shares to be issued pursuant to the Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Canadian Securities Laws, U.S. federal securities laws and the state securities of each U.S. state where holders entitled to receive such shares are located. Such securities shall not be "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, and shall not be subject to any "hold period" resale restrictions under National Instrument 45-102—Resale of Securities of the Securities Authorities.

        (jj)    Sufficient Funds.    Newmont's cash on hand shall be sufficient for Newmont to fund the cash portion of the Consideration payable to holders of Goldcorp Shares pursuant to the Plan of Arrangement.

FIRST AMENDMENT TO ARRANGEMENT AGREEMENT

        THIS FIRST AMENDMENT is made as of February 19, 2019

BETWEEN:

        NEWMONT MINING CORPORATION, a corporation existing under the laws of the State of Delaware ("Newmont")

        - and -

        GOLDCORP INC., a corporation existing under the laws of the Province of Ontario ("Goldcorp")

RECITALS:

A.
Newmont and Goldcorp are parties to an arrangement agreement (the "Arrangement Agreement") dated January 14, 2019; and

B.
Newmont and Goldcorp wish to amend the Arrangement Agreement in accordance with Section 7.4 thereof, as provided in this First Amendment.

        THEREFORE, in consideration of the mutual covenants contained herein (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1    Definitions

        Capitalized terms used but not defined in this First Amendment have the meanings given to them in the Arrangement Agreement.

1.2    Interpretation not Affected by Headings

        The division of this First Amendment into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment. Unless the contrary intention appears, references in this First Amendment to an Article, Section, subsection or paragraph or both refer to the Article, Section, subsection or paragraph, respectively, bearing that designation in this First Amendment.

1.3    Number and Gender

        In this First Amendment, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

ARTICLE 2
AMENDMENTS

2.1    Amendment to Section 5.6(a)(iv) of the Arrangement Agreement

        Section 5.6(a)(iv) of the Arrangement Agreement is deleted in its entirety and replaced with the following:

    "each Goldcorp Option that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms (except as otherwise provided herein or in the Plan of Arrangement), and, notwithstanding anything to the contrary in any applicable option grant agreement, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Option Plan or any Goldcorp Options, and pursuant to Section 3.1(2) of the Goldcorp Option

    Plan, upon the exercise of each Goldcorp Option the holder thereof shall be entitled to receive, and shall accept, in lieu of the number of Goldcorp Shares which such holder was entitled upon such exercise, a fraction of a Newmont Share equal to the Equity Award Exchange Ratio for each Goldcorp Share underlying such Goldcorp Option. If the adjustment to the Goldcorp Options contemplated by this paragraph results in a disposition of Goldcorp Options for options to acquire Newmont Shares or "new" Goldcorp Options, it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to any such disposition. Notwithstanding the foregoing, if required, the number of Newmont Shares to which a holder of a Goldcorp Option will be entitled on exercise of the Goldcorp Option will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder's Goldcorp Option immediately following the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder's Goldcorp Option immediately before the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option. Notwithstanding anything to the contrary in this Agreement, the Goldcorp Board shall be permitted to exercise its discretion under the Goldcorp Option Plan to, following a termination without cause or for termination for Good Reason (as defined in the respective employment agreements), permit the exercise of the Goldcorp Options until the respective expiry dates, notwithstanding anything to the contrary in any applicable option grant agreement or employment agreement."

2.2    Amendment to Section 5.3 of the Arrangement Agreement

        Section 5.3 of the Arrangement Agreement shall be renamed "Covenants Relating to the Consideration Shares, Replacement RSUs and Goldcorp Options" and the current provision is deleted in its entirety and replaced with the following:

    "Newmont shall apply for and use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the Effective Time of the Consideration Shares and the Newmont Shares issuable upon exercise of (i) the Replacement RSUs issuable pursuant to the Arrangement and (ii) the Goldcorp Options, subject to official notice of issuance. Goldcorp shall use its reasonable best efforts to cooperate with Newmont in connection with the foregoing, including by providing information reasonably requested by Newmont in connection therewith. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file one or more registration statements on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of the Replacement RSUs and the Goldcorp Options."

2.3    Amendment to the Schedule A (Plan of Arrangement) of the Arrangement Agreement

        Schedule A of the Arrangement Agreement is deleted in its entirety and replaced with Schedule A hereto.

2.4    Amendment to Schedule D (Key Regulatory Approvals) of the Arrangement Agreement

        Schedule D of the Arrangement Agreement is deleted in its entirety and replaced with the following:

          "(1)    Mexico.    The Comisiõn Federal de Competencia Económica (Mexico) shall have issued a resolution, or be deemed to have issued a resolution, under the Ley Federal de Competencia Económica (Mexico) approving the transactions contemplated by this Agreement.

          (2)    Republic of Korea.    The Korea Fair Trade Commission shall have issued a decision, or be deemed to have issued a decision, under the Monopoly Regulation and Fair Trade Act (Korea) approving the transactions contemplated by this Agreement."

 ARTICLE 3
GENERAL PROVISIONS

3.1    Ratification and Confirmation

        The Arrangement Agreement, as amended by this First Amendment, remains in full force and effect and is hereby ratified and confirmed. Provisions of the Arrangement Agreement that have not been amended or terminated by this First Amendment remain in full force and effect, unamended. All rights and liabilities that have accrued to any Party under the Arrangement Agreement up to the date of this First Amendment remain unaffected by this First Amendment.

3.2    Arrangement Agreement Provisions

        The provisions of Article 8 of the Arrangement Agreement shall apply, mutatis mutandis, to this First Amendment.

3.3    Counterparts, Execution

        This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this First Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF Newmont and Goldcorp have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEWMONT MINING CORPORATION
By:	/s/ Stephen P. Gottesfeld
	Name:	Stephen P. Gottesfeld
	Title:	Executive Vice President and General Counsel
GOLDCORP INC.
By:	/s/ Charlene Ripley
	Name:	Charlene Ripley
	Title:	Executive Vice President, General Counsel

 SCHEDULE A
FORM OF PLAN OF ARRANGEMENT
(See attached.)

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1    Definitions

        Whenever used in this Plan of Arrangement, the following words and terms have the meanings set out below:

        "affiliate" has the meaning given to it in National Instrument 45-106—Prospectus Exemptions under Canadian Securities Laws;

        "Arrangement" means the arrangement of Goldcorp under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of Newmont and Goldcorp, each acting reasonably;

        "Arrangement Agreement" means the arrangement agreement dated January 14, 2019 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

        "Arrangement Resolution" means the special resolution of Goldcorp Shareholders approving the Arrangement which is to be considered at the Goldcorp Meeting substantially in the form of Schedule B to the Arrangement Agreement;

        "Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

        "Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of Ontario, the Province of British Columbia or in the State of New York;

        "Canadian Securities Laws" means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

        "Cash Consideration" means, for each Goldcorp Share, $0.02 in cash;

        "Certificate of Arrangement" means the certificate giving effect to the Arrangement issued by the Director pursuant to Section 183 of the OBCA;

        "Closing VWAP" means the volume weighted average price of a Newmont Share, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;

        "Consideration" means, for each Goldcorp Share, (a) a fraction of a Newmont Share equal to the Exchange Ratio, plus (b) the Cash Consideration;

        "Consideration Shares" means the Newmont Shares to be issued as Consideration pursuant to the Arrangement;

        "Court" means the Ontario Superior Court of Justice (Commercial List);

        "Depositary" means any Person that Goldcorp may appoint to act as depositary for the Goldcorp Shares in relation to the Arrangement, with the approval of Newmont, acting reasonably;

        "Director" means the Director appointed pursuant to Section 278 of the OBCA;

        "Dissent Rights" has the meaning set forth in Section 4.1(a);

        "Dissent Shares" means Goldcorp Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

        "Dissenting Shareholder" means a registered Goldcorp Shareholder who has validly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Goldcorp Shares in respect of which Dissent Rights are validly exercised by such Goldcorp Shareholder;

        "Effective Date" means the date upon which the Arrangement becomes effective, as set out in Section 2.12 of the Arrangement Agreement, which will be the date shown in the Certificate of Arrangement;

        "Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date or such other time as agreed to by Newmont and Goldcorp in writing;

        "Equity Award Exchange Ratio" means the sum of (a) the Exchange Ratio, and (b) a fraction of a Newmont Share equal to the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Cash Consideration, by (ii) the Closing VWAP;

        "Exchange Ratio" means, for each Goldcorp Share, 0.3280 of a Newmont Share;

        "Final Order" means the final order of the Court pursuant to Section 182 of the OBCA, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of Newmont and Goldcorp, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to Newmont and Goldcorp, each acting reasonably);

        "Goldcorp" means Goldcorp Inc., a corporation existing under the laws of the Province of Ontario;

        "Goldcorp Board" means the board of directors of Goldcorp as the same is constituted from time to time;

        "Goldcorp Meeting" means the special meeting of Goldcorp Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

        "Goldcorp Option Plan" means the amended and restated 2005 Goldcorp Stock Option Plan, last amended April 28, 2016;

        "Goldcorp Options" means options to purchase Goldcorp Shares granted under the Goldcorp Option Plan and options to purchase Goldcorp Shares granted under the stock option plan of Exeter Resource Corporation;

        "Goldcorp Phantom RSU Plan" means the Goldcorp phantom restricted share unit plan dated January 22, 2013 and last amended February 12, 2014;

        "Goldcorp Phantom RSUs" means phantom restricted share units issued under the Goldcorp Phantom RSU Plan;

        "Goldcorp PSU Plan" means the Goldcorp performance share unit plan, amended effective July 28, 2010, and last amended February 14, 2018;

        "Goldcorp PSUs" means performance share units issued under the Goldcorp PSU Plan;

        "Goldcorp RSU Plan" means the Goldcorp restricted share unit plan, amended effective May 20, 2008, and last amended April 28, 2016;

        "Goldcorp RSUs" means restricted stock units issued under the Goldcorp RSU Plan;

        "Goldcorp Securityholders" means, collectively, the Goldcorp Shareholders and the holders of Goldcorp Options, Goldcorp PSUs, Goldcorp Phantom RSUs and Goldcorp RSUs;

        "Goldcorp Shareholders" means the holders of Goldcorp Shares;

        "Goldcorp Shares" means the common shares in the authorized share capital of Goldcorp;

        "Governmental Entity" means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

        "Interim Order" means the order made after the application to the Court pursuant to subsection 182 of the OBCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under section 3(a)(10) thereof with respect to the Newmont Shares and Replacement RSUs issued pursuant to the Arrangement, in form and substance acceptable to Newmont and Goldcorp, each acting reasonably, providing for, among other things, the calling and holding of the Goldcorp Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of Newmont and Goldcorp, each acting reasonably;

        "Law" or "Laws" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws and the term "applicable" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

        "Letter of Transmittal" means the Letter of Transmittal(s), in a form reasonably satisfactory to Newmont, to be delivered by Goldcorp to Goldcorp Shareholders providing for the delivery of the Goldcorp Shareholders' Goldcorp Shares to the Depositary;

        "Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

        "Newmont" means Newmont Mining Corporation, a corporation existing under the laws of the State of Delaware;

        "Newmont Excess Shares" has the meaning set forth in Section 3.2(b);

        "Newmont Incentive Plan" means Newmont's 2013 Stock Incentive Plan;

        "Newmont RSUs" means restricted stock units issued under the Newmont Incentive Plan;

        "Newmont Share Trust" has the meaning set forth in Section 3.2(b);

        "Newmont Shares" means shares of common stock in the authorized share capital of Newmont;

        "NYSE" means The New York Stock Exchange;

        "OBCA" means the Business Corporations Act (Ontario);

        "Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

        "Plan of Arrangement" means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.4 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

        "Replacement RSUs" means the Newmont RSUs issued in replacement of Goldcorp RSUs under and on the basis set forth in this Plan of Arrangement.

        "Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

        "Tax Act" means the Income Tax Act (Canada);

        "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder;

        "U.S. Securities Laws" means the U.S. Securities Act and all other applicable U.S. federal securities laws;

        "United States" or "U.S." means the United States of America, its territories and possessions, any State of the United States and the District of Columbia; and

1.2    Interpretation Not Affected by Headings

        The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and Exhibits and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Exhibit by number or letter or both refer to the Article, Section, subsection, paragraph or Exhibit, respectively, bearing that designation in this Plan of Arrangement.

1.3    Number and Gender

        In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4    Date for any Action

        If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5    Currency

        Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and "$" refers to United States dollars.

1.6    Statutes

        Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2
EFFECT OF ARRANGEMENT

2.1    Arrangement Agreement

        This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2    Binding Effect

        At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon Newmont, Goldcorp, the Depositary, all registered and beneficial Goldcorp Securityholders, including Dissenting Shareholders.

ARTICLE 3
ARRANGEMENT

3.1    Arrangement

        Commencing at the Effective Time, in five minute increments each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:

  (a)
  Each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to Newmont (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

  (i)
  such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have only the rights set out in Section 4.1;

  (ii)
  such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

  (iii)
  Newmont shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

  (b)
  Each Goldcorp Share outstanding immediately prior to the Effective Time (other than any Goldcorp Share held by Newmont or any of its affiliates (including all Dissent Shares)) shall be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to Newmont (free and clear of any Liens) in exchange for the Consideration, subject to Sections 3.2 and 5.3, and

    (i)
    the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Goldcorp Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Goldcorp Shareholders;

    (ii)
    the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Goldcorp Share; and

    (iii)
    Newmont shall be and shall be deemed to be the holder of all of the outstanding Goldcorp Shares (free and clear of all Liens) and the central securities register of Goldcorp shall be, and shall be deemed to be, revised accordingly.

  (c)
  Each Goldcorp Option outstanding at the Effective Time (whether vested or unvested) shall remain outstanding on its existing terms (except as otherwise provided herein or in the Arrangement Agreement), and, notwithstanding anything to the contrary in any applicable option grant agreement, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Option Plan or any Goldcorp Options, and pursuant to Section 3.1(2) of the Goldcorp Option Plan, upon the exercise of each Goldcorp Option the holder thereof shall be entitled to receive, and shall accept, in lieu of the number of Goldcorp Shares which such holder was entitled upon such exercise, a fraction of a Newmont Share equal to the Equity Award Exchange Ratio for each Goldcorp Share underlying such Goldcorp Option; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder's Goldcorp Options that are exercised on a particular date) shall be rounded down to the nearest whole number. If the adjustment to the Goldcorp Options contemplated by this paragraph results in a disposition of Goldcorp Options for options to acquire Newmont Shares or "new" Goldcorp Options, it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to any such disposition. Notwithstanding the foregoing, if required, the number of Newmont Shares to which a holder of a Goldcorp Option will be entitled on exercise of the Goldcorp Option will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder's Goldcorp Option immediately following the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder's Goldcorp Option immediately before the Effective Time over the aggregate exercise price (if any) of such Goldcorp Option.

  (d)
  Each Goldcorp Phantom RSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable grant letter, employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp Phantom RSU Plan or any Goldcorp Phantom RSUs, pursuant to the determination of the Committee (as defined therein) pursuant to Section 5.6(a)(i) of the Arrangement Agreement, the "Share Value" (as defined in the Goldcorp Phantom RSU Plan) shall mean the product obtained by multiplying (A) the trading price of a Newmont Share on the NYSE at the close of business on the date of expiry of the Restricted Period (as defined in the Goldcorp Phantom RSU Plan), by (B) the Equity Award Exchange Ratio.

  (e)
  Each Goldcorp PSU that is outstanding immediately prior to the Effective Time shall remain outstanding on its existing terms, and notwithstanding anything to the contrary in any applicable PSU Agreement (as defined in the Goldcorp PSU Plan), employment agreement or other document governing, or any resolution or determination of the Goldcorp Board (or any committee thereof) in respect of, the Goldcorp PSU Plan or any Goldcorp PSUs:

    (i)
    the Multiplier (as defined in the Goldcorp PSU Plan) for each Goldcorp PSU shall be deemed to be 100 per cent; and

    (ii)
    pursuant to the determination of the Board (as defined therein) pursuant to Section 5.6(a)(ii) of the Arrangement Agreement, "Fair Market Value" (as defined in the Goldcorp PSU Plan) shall mean, on a particular day, the product obtained by multiplying (A) the volume weighted average price of the Newmont Shares on the NYSE for the 30 trading day period prior to and including the particular day, by (B) the Equity Award Exchange Ratio.

  (f)
  Each Goldcorp RSU that is outstanding immediately prior to the Effective Time shall be deemed to be exchanged by the holder thereof in accordance with subsection 7(1.4) of the Tax Act, without any further act of formality on its part, for a Replacement RSU that has the same vesting conditions as the Goldcorp RSU for which it was exchanged and that entitles the holder thereof to receive, upon vesting thereof and in accordance with the terms of the Newmont Incentive Plan, a number of Newmont Shares equal to the product obtained by multiplying (A) the applicable number of Goldcorp Shares covered by such Goldcorp RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided that any fraction of a Newmont Share that such holder would be entitled to receive (after aggregating all Newmont Shares issuable to such holder in respect of all such holder's Replacement RSUs that vest on a particular date date) shall be rounded down to the nearest whole number, and:

  (i)
  the holder thereof shall cease to be, and shall be deemed to cease to be, the holder of each such Goldcorp RSU and the name of such holder shall be, and shall be deemed to be, removed from the register of Goldcorp RSUs in respect of each such Goldcorp RSU;

  (ii)
  the Goldcorp RSU Plan and all agreements relating to the Goldcorp RSUs shall be terminated and shall be of no further force and effect;

  (iii)
  notwithstanding the foregoing, if required, the number of Newmont Shares to which a former holder of a Goldcorp RSU will be entitled under the Replacement RSU will be reduced such that (i) the excess (if any) of the aggregate fair market value of the Newmont Shares underlying such holder's Replacement RSU immediately following the exchange over the aggregate exercise price (if any) of such Replacement RSU does not exceed (ii) the excess (if any) of the aggregate fair market value of the Goldcorp Shares underlying the holder's corresponding Goldcorp RSU immediately before the exchange over the aggregate exercise price (if any) of such Goldcorp RSU; and

  (iv)
  the Committee (as defined in the Newmont Incentive Plan) irrevocably elects to settle all Replacement RSUs solely in consideration for Newmont Shares, the Award Agreement (as defined in the Newmont Incentive Plan) in respect of each such Replacement RSU will, and will be deemed to, provide that the Committee (as defined in the Newmont Incentive Plan) shall not have the discretion to pay cash in settlement of any Replacement RSU (notwithstanding the terms of the Newmont Incentive Plan), and such Replacement RSUs are, and are deemed to be, a right to acquire Newmont Shares (subject to the terms and conditions of the Replacement RSU and the Newmont Incentive Plan), and that the Committee shall not have the discretion (notwithstanding the terms of the Newmont Incentive Plan) to defer delivery of the Newmont Shares beyond respective dates on which those Replacement RSUs vest.

        The events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

3.2    No Fractional Shares

(a)
In no event shall any Goldcorp Shareholder be entitled to a fractional Newmont Share. Where the aggregate number of Newmont Shares to be issued to a Goldcorp Shareholder as consideration under the Arrangement would result in a fraction of a Newmont Share being issuable, the number of Newmont Shares to be received by such Goldcorp Shareholder shall be rounded down to the nearest whole Newmont Share. In lieu of any such fractional Newmont Share, each Goldcorp Shareholder otherwise entitled to a fractional interest in a Newmont Share will be entitled to receive a cash payment equal to an amount representing such Goldcorp Shareholder's proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such Goldcorp Shareholders of the Newmont Excess Shares. Section 3.1(f) herein, sets forth the treatment of any fraction of a Newmont Share that a former holder of Goldcorp RSUs outstanding immediately prior to the Effective Time shall be entitled to receive upon vesting of the applicable Replacement RSU and in accordance with the terms of the Newmont Incentive Plan. Section 3.1(c) herein, sets forth the treatment of any fraction of a Newmont Share that a former holder of Goldcorp Options outstanding immediately prior to the Effective Time shall be entitled to receive upon exercise of a Goldcorp Option.

(b)
As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of Newmont Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to Goldcorp Shareholders pursuant to Section 3.1(c) (such excess the "Newmont Excess Shares"). Following the Effective Time, the Depositary shall, on behalf of the former Goldcorp Shareholders, sell the Newmont Excess Shares at the then prevailing prices on the NYSE. The sale of the Newmont Excess Shares by the Depositary shall be executed on the NYSE through one or more members firms of the NYSE and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the Newmont Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former Goldcorp Shareholders, the Depositary shall hold such proceeds in trust for such former Goldcorp Shareholders (the "Newmont Share Trust"). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of Newmont Excess Shares shall be paid by Newmont. The Depositary shall determine the portion of the Newmont Share Trust to which each former Goldcorp Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Newmont Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former Goldcorp Shareholder is entitled (after taking into account all Goldcorp Shares held as of immediately prior to the Effective Time by such former Goldcorp Shareholder) and the denominator of which is the aggregate amount of fractional Newmont Shares to which all former Goldcorp Shareholders are entitled.

(c)
As soon as practicable after the determination of the amount of cash, if any, to be paid to former Goldcorp Shareholders with respect to any fractional Newmont Shares, the Depositary shall make available such amounts to such former Goldcorp Shareholders.

 ARTICLE 4
DISSENT RIGHTS

4.1    Dissent Rights

(a)
In connection with the Arrangement, each registered Goldcorp Shareholder may exercise rights of dissent ("Dissent Rights") with respect to the Goldcorp Shares held by such Goldcorp Shareholder pursuant to Section 185 of the OBCA, as modified by the Interim Order, the Final Order and this Section 4.1(a); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Section 185(6) of the OBCA must be received by Goldcorp not later than 4:00 p.m. (Toronto time) two Business Days immediately preceding the date of the Goldcorp Meeting. Dissenting Shareholders who are:

(i)
ultimately entitled to be paid by Newmont the fair value for their Dissent Shares (A) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (B) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to Newmont in accordance with Section 3.1(a); (C) will be entitled to be paid the fair value of such Dissent Shares by Newmont, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Goldcorp Meeting; and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Goldcorp Shares; or

(ii)
ultimately not entitled, for any reason, to be paid by Newmont the fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Goldcorp Shares on the same basis as a non-dissenting Goldcorp Shareholder and shall be entitled to receive only the Consideration from Newmont in the same manner as such non-Dissenting Shareholders.

(b)
In no event shall Newmont or Goldcorp or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Goldcorp Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and as at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Goldcorp.

(c)
For greater certainty, in addition to any other restrictions in the Interim Order and under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Goldcorp Shareholders who vote or have instructed a proxyholder to vote such Goldcorp Shares in favour of the Arrangement Resolution (but only in respect of such Goldcorp Shares), (ii) holders of Goldcorp Options, Goldcorp RSUs, Goldcorp PSUs and Goldcorp Phantom RSUs, and (iii) any other Person who is not a registered holder of Grizzles Shares as of the record date for the Goldcorp Meeting.

ARTICLE 5
DELIVERY OF CONSIDERATION

5.1    Certificates and Payments

(a)
Following receipt of the Final Order and prior to the Effective Time, Newmont shall deliver or cause to be delivered to the Depositary sufficient funds and Newmont Shares to satisfy the aggregate Consideration payable to the Goldcorp Shareholders in accordance with Section 3.1, which cash and Newmont Share shall be held by the Depositary as agent and nominee for such former Goldcorp Shareholders for distribution to such former Goldcorp Shareholders in accordance with the provisions of this Article 5.

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(c), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Goldcorp Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Goldcorp Shareholder the Consideration that such Goldcorp Shareholder has the right to receive under the Arrangement for such Goldcorp Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Goldcorp Shares (other than Goldcorp Shares held by Newmont or any of its affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

5.2    Lost Certificates

        In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Goldcorp Shares that were transferred pursuant to Section 3.1(c) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder's duly completed and executed Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Newmont and the Depositary (acting reasonably) in such sum as Newmont may direct, or otherwise indemnify Newmont and Goldcorp in a manner satisfactory Newmont and Goldcorp, acting reasonably, against any claim that may be made against Newmont and Goldcorp with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3    Withholding Rights

        Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any Goldcorp Securityholders and/or any other Person under this Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under this Plan of Arrangement exceeds the amount of cash otherwise payable to such Person, Newmont, Goldcorp, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to Newmont, Goldcorp, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Newmont, Goldcorp, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of

Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).

5.4    Distributions with respect to Unsurrendered Share Certificates

        No dividend or other distribution declared or made after the Effective Time with respect to Newmont Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Goldcorp Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Newmont Shares.

5.5    Limitation and Proscription

        To the extent that a former Goldcorp Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the "final proscription date"), then the Consideration that such former Goldcorp Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Goldcorp Shareholder was entitled, shall be delivered to Newmont by the Depositary and the Newmont Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Goldcorp Shareholder in such Newmont Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Goldcorp Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any Goldcorp Shareholder to receive the Consideration for Goldcorp Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Newmont.

5.6    No Liens

        Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7    Paramountcy

        From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Goldcorp Shares issued prior to the Effective Time; (b) the rights and obligations of the registered holders of Goldcorp Shares (other than Newmont or any of its affiliates), and of Goldcorp, Newmont, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Goldcorp Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1    Amendments

(a)
Newmont and Goldcorp reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Goldcorp and Newmont and filed with the Court, and, if made following the Goldcorp Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Goldcorp Shareholders and communicated to the Goldcorp Securityholders if and as required by the Court, and in either case in the manner required by the Court.

(b)
Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Goldcorp and Newmont, may be proposed by Goldcorp and Newmont at any time prior to or at the Goldcorp Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Goldcorp Meeting shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Goldcorp Meeting will be effective only if it is agreed to in writing by each of Goldcorp and Newmont and, if required by the Court, by some or all of the Goldcorp Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made by Goldcorp and Newmont without the approval of or communication to the Court or the Goldcorp Securityholders, provided that it concerns a matter which, in the reasonable opinion of Goldcorp and Newmont is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Goldcorp Securityholders.

(e)
This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1    Further Assurances

        Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 8
U.S. SECURITIES LAW EXEMPTION

        Notwithstanding any provision herein to the contrary, Goldcorp and Newmont each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all (i) Consideration Shares issued under the Arrangement will be issued by Newmont in exchange for Goldcorp Shares and (ii) Replacement RSUs to be issued to holders of Goldcorp RSUs in exchange for Goldcorp RSUs outstanding immediately prior to the Effective Time, pursuant to the Plan of Arrangement, whether in the United States, Canada or any other country, are issued in reliance on the exemption from the registration requirements of the U.S. Securities Act, as amended, as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement. To the extent necessary, Newmont shall, on or as promptly as practicable following the Effective Date, file one or more registration statements on Form S-8 with the SEC to register the issuance of Newmont Shares upon exercises of (i) the Replacement RSUs and (ii) the Goldcorp Options outstanding at the Effective

Time (whether vested or unvested). Newmont shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements. Holders of Goldcorp RSUs entitled to receive Replacement RSUs will be advised that the Replacement RSUs issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newmont in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) thereof, but that such exemption does not exempt the issuance of securities upon the exercises of such securities; therefore, the underlying Newmont Shares issuable upon the exercise of the Replacement RSUs, if any, cannot be issued in the U.S. or to a person in the U.S. in reliance upon the exemption from registration provided by Section 3(a)(10) and the Replacement RSUs may only be exercised pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any. Holders of Goldcorp Options will be advised that Newmont Shares cannot be issued in the U.S. or to a person in the U.S. upon the exercises of the Goldcorp Options unless such shares are issued pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any. Newmont has agreed to apply for and use its reasonable best efforts to obtain approval of the listing for trading on the NYSE by the Effective Time of the Consideration Shares and the Newmont Shares issuable pursuant to the Arrangement upon exercise of (i) the Replacement RSUs and (ii) the Goldcorp Options, subject to official notice of issuance.

Annex B

Court File No.: CV-19-614580-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE JUSTICE	) ) )	FRIDAY, THE 22ND DAY OF FEBRUARY, 2019

GOLDCORP INC.

Applicant

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, BEING CHAPTER B.16 OF THE REVISED STATUTES OF ONTARIO 1990, AS AMENDED
AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING GOLDCORP INC. AND NEWMONT MINING CORPORATION

INTERIM ORDER

        THIS MOTION made by the Applicant, Goldcorp Inc. ("Goldcorp"), for an interim order for advice and directions pursuant to section 182 of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, (the "OBCA") was heard this day at 330 University Avenue, Toronto, Ontario.

        ON READING the Notice of Motion, the Notice of Application issued on February 15, 2019 and the affidavit of Jason Attew sworn February 20, 2019 (the "Supporting Affidavit"), including the Plan of Arrangement, which is attached as Schedule "B" to the draft management information circular of Goldcorp (the "Circular"), which is attached as Exhibit "C" to the Supporting Affidavit, and on hearing the submissions of counsel for Goldcorp and counsel for Newmont Mining Corporation ("Newmont").

Definitions

1.    THIS COURT ORDERS    that all definitions used in this Interim Order shall have the meaning ascribed thereto in the Circular or otherwise as specifically defined herein.

The Meeting

2.    THIS COURT ORDERS    that Goldcorp is permitted to call, hold and conduct a special meeting (the "Meeting") of the holders of common shares (the "Shareholders") in the capital of Goldcorp (the "Goldcorp Shares") to be held at Suite 2200, HSBC Building, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8, on April 4, 2019 at 9:00 a.m. (Vancouver time) in order for the Shareholders to consider and, if determined advisable, pass a special resolution authorizing, adopting and approving, with or without variation the Arrangement and the Plan of Arrangement (collectively, the "Arrangement Resolution").

3.    THIS COURT ORDERS    that the Meeting shall be called, held and conducted in accordance with the OBCA, the notice of special meeting of Shareholders, which accompanies the Circular (the "Notice of Meeting") and the articles and by-laws of Goldcorp, subject to what may be provided hereafter and subject to further order of this Court.

4.    THIS COURT ORDERS    that the record date (the "Record Date") for determination of the Shareholders entitled to notice of, and to vote at, the Meeting shall be February 22, 2019, and shall not change in respect of any adjournments or postponements of the Meeting.

5.    THIS COURT ORDERS    that the only persons entitled to attend or speak at the Meeting shall be:

  (a)
  the Shareholders or their respective proxyholders;

  (b)
  the officers, directors, auditors and advisors of Goldcorp;

  (c)
  representatives and advisors of Newmont; and

  (d)
  other persons who may receive the permission of the Chair of the Meeting.

6.    THIS COURT ORDERS    that Goldcorp may transact such other business at the Meeting as is contemplated in the Circular, or as may otherwise be properly before the Meeting.

Quorum

7.    THIS COURT ORDERS    that the Chair of the Meeting shall be determined by Goldcorp in accordance with the by-laws of Goldcorp and that the quorum at the Meeting shall be at least two (2) Shareholders holding or representing at least one third (33 1/3%) of the total number of issued Goldcorp Shares at the opening of the Meeting who are entitled to vote at the Meeting, whether present in person or by proxy.

Amendments to the Arrangement and Plan of Arrangement

8.    THIS COURT ORDERS    that Goldcorp is authorized to make, subject to the terms of the Arrangement Agreement, and paragraph 9, below, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Shareholders, or others entitled to receive notice under paragraphs 12 and 13 hereof, and the Arrangement and Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, but shall be subject to review and, if appropriate, further direction by this Court at the hearing for the final approval of the Arrangement.

9.    THIS COURT ORDERS    that, if any amendments, modifications or supplements to the Arrangement or Plan of Arrangement, as referred to in paragraph 8, above, would, if disclosed, reasonably be expected to affect a Shareholder's decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as Goldcorp may determine.

Amendments to the Circular

10.    THIS COURT ORDERS    that Goldcorp is authorized to make such amendments, revisions and/or supplements to the draft Circular as it may determine and the Circular, as so amended, revised and/or supplemented, shall be the Circular to be distributed in accordance with paragraphs 12 and 13 hereof.

Adjournments and Postponements

11.    THIS COURT ORDERS    that Goldcorp, if it deems advisable and subject to the provisions of the Arrangement Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as Goldcorp may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

Notice of Meeting

12.    THIS COURT ORDERS    that, in order to effect notice of the Meeting, Goldcorp shall send the Circular (including the Notice of Application and this Interim Order), the Notice of Meeting and the form of proxy or voting instruction form, as applicable, along with such amendments or additional documents as Goldcorp may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the "Meeting Materials"), to the following:

  (a)
  the registered Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting by one or more of the following methods:

  (i)
  by pre-paid ordinary or first class mail at the addresses of the Shareholders as they appear on the books and records of Goldcorp, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Goldcorp;

  (ii)
  by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

  (iii)
  by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of Goldcorp, who requests such transmission in writing and, if required by Goldcorp, who is prepared to pay the charges for such transmission;

  (b)
  non-registered Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101—Communication with Beneficial Owners of Securities of a Reporting Issuer; and

  (c)
  the directors and auditors of Goldcorp, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting; and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

13.    THIS COURT ORDERS    that, in the event that Goldcorp elects to distribute the Meeting Materials, Goldcorp is hereby directed to distribute the Circular (including the Notice of Application and this Interim Order), and any other communications or documents determined by Goldcorp to be necessary or desirable (collectively, the "Court Materials") to the holders of Goldcorp Options, Goldcorp PSUs, Goldcorp RSUs and Goldcorp Phantom RSUs by any method permitted for notice to Shareholders as set forth in paragraphs 12(a) or 12(b), above, concurrently with the distribution described in paragraph 12 of this Interim Order. Distribution to such persons shall be to their addresses as they appear on the books and records of Goldcorp or its registrar and transfer agent at the close of business on the Record Date.

14.    THIS COURT ORDERS    that accidental failure or omission by Goldcorp to give notice of the Meeting or to distribute the Meeting Materials or Court Materials to any person entitled by this

Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Goldcorp, or the non-receipt of such notice shall, subject to further order of this Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Goldcorp, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

15.    THIS COURT ORDERS    that Goldcorp is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials as Goldcorp may determine in accordance with the terms of the Arrangement Agreement ("Additional Information"), and that notice of such Additional Information may, subject to paragraph 9, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as Goldcorp may determine.

16.    THIS COURT ORDERS    that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 12 and 13 of this Interim Order shall constitute notice of the Meeting, the right to appear before the Court, and good and sufficient service of the within Application upon the persons described in paragraphs 12 and 13 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9, above.

Solicitation and Revocation of Proxies

17.    THIS COURT ORDERS    that Goldcorp is authorized to use the proxies substantially in the form of the drafts accompanying the Circular, with such amendments and additional information as Goldcorp may determine are necessary or desirable, subject to the terms of the Arrangement Agreement. Goldcorp and Newmont are authorized, at their expense, to solicit proxies, directly or through their respective officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine. Goldcorp may waive generally, in its discretion, the time limits set out in the Circular for the deposit or revocation of proxies by Shareholders, if Goldcorp deems it advisable to do so.

18.    THIS COURT ORDERS    that, in respect of the Arrangement Resolution, Shareholders shall be entitled to revoke their proxies in accordance with subsection 110(4) of the OBCA (except as the procedures of that section are varied by this paragraph) provided that any instruments in writing delivered pursuant to clause 110(4)(a) of the OBCA: (a) may be deposited at the registered office of Goldcorp at Suite 2100, 20 King Street West, Toronto, Ontario, M5H 3C2, Attention: Lara Jackson, as set out in the Circular, and any such instruments must be received by Goldcorp not later than the last Business Day immediately preceding the Meeting (or any adjournment or postponement thereof); or (b) may be provided to the Chair of the Meeting at the Meeting (or any adjournment or postponement thereof) and prior to the vote in respect of the Arrangement Resolution or in any other way permitted by Law.

Voting

19.    THIS COURT ORDERS    that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Shareholders who hold Goldcorp Shares as of the close of business (Vancouver time) on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

20.    THIS COURT ORDERS    that votes shall be taken at the Meeting on the basis of one vote per Goldcorp Share and that in order for the Plan of Arrangement to be implemented, subject to further order of this Court, the Arrangement Resolution must be passed, with or without variation, at the Meeting by an affirmative vote of at least two-thirds (66 2/3%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by the Shareholders. Such votes shall be sufficient to authorize Goldcorp to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the Shareholders, subject only to final approval of the Arrangement by this Court.

21.    THIS COURT ORDERS    that in respect of matters properly brought before the Meeting pertaining to items of business affecting Goldcorp (other than in respect of the Arrangement Resolution), each Shareholder is entitled to one vote for each Goldcorp Share held as of the Record Date.

Dissent Rights

22.    THIS COURT ORDERS    that each registered Shareholder shall be entitled to exercise Dissent Rights in connection with the Arrangement Resolution in accordance with section 185 of the OBCA (except as the procedures of that section are varied by this Interim Order and the Plan of Arrangement) provided that, notwithstanding subsection 185(6) of the OBCA, any registered Shareholder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Arrangement Resolution to Goldcorp in the form required by section 185 of the OBCA and the Arrangement Agreement, which written objection must be received not later than 4:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time), and must otherwise strictly comply with the requirements of the OBCA. For purposes of these proceedings, the "court" referred to in section 185 of the OBCA means this Court.

23.    THIS COURT ORDERS    that Newmont shall be required to offer to pay fair value, as of the day prior to approval of the Arrangement Resolution, for Goldcorp Shares held by Shareholders who duly exercise Dissent Rights, and to pay the amount to which such Shareholders may be entitled pursuant to the terms of the Plan of Arrangement. In accordance with the Plan of Arrangement and the Circular, all references to the "corporation" in section 185 of the OBCA shall be deemed to refer to Newmont in place of the "corporation", and Newmont shall have all of the rights, duties and obligations of the "corporation" under section 185 of the OBCA.

24.    THIS COURT ORDERS    that any Shareholder who duly exercises such Dissent Rights set out in paragraph 22 above and who:

  (i)
  is ultimately determined by this Court to be entitled to be paid fair value for his, her or its Goldcorp Shares, shall be deemed to have transferred those Goldcorp Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims, encumbrances, charges, adverse interests or security interests to Newmont in consideration for a payment of cash from Newmont equal to such fair value; or

  (ii)
  is for any reason ultimately determined by this Court not to be entitled to be paid fair value for his, her or its Goldcorp Shares pursuant to the exercise of the Dissent Rights, shall be deemed to have participated in the Arrangement on the same basis and at the same time as any non-dissenting Shareholder;

but in no case shall Goldcorp or Newmont or any other person be required to recognize such Shareholders as holders of Goldcorp Shares at or after the time at which the Arrangement becomes effective and the names of such Shareholders shall be deleted from Goldcorp's register of Goldcorp Shares at that time.

Hearing of Application for Approval of the Arrangement

25.    THIS COURT ORDERS    that upon approval by the Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, Goldcorp may apply to this Court for final approval of the Arrangement, at a hearing at which the substantive and procedural fairness of the Arrangement is considered and at which the Shareholders and holders of Goldcorp RSUs have the right to appear, subject to section 27 hereof, which final order will serve as a basis of a claim for the exemption from the registration requirements of the United States Securities Act of 1933, as amended, set forth in Section 3(a)(10) thereof regarding the distribution of securities pursuant to the Arrangement.

26.    THIS COURT ORDERS    that distribution of the Notice of Application and the Interim Order in the Circular, when sent in accordance with paragraphs 12 and 13, shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served, unless a Notice of Appearance is served in accordance with paragraph 27.

27.    THIS COURT ORDERS    that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for Goldcorp as soon as reasonably practicable, and, in any event, by 4:00 p.m. (Toronto time) on the second last Business Day before the hearing of this Application at the following addresses:

Cassels Brock & Blackwell LLP	GOODMANS LLP
Barristers & Solicitors Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario M5H 3C2	Bay Adelaide Centre—West Tower 333 Bay Street, Suite 3400 Toronto, ON M5H 2S7
Lara Jackson Tel: 416.860.2907 Fax: 416.979.1234 ljackson@casselsbrock.com	Tom Friedland Tel: 416.597.4218 Fax: 416.640.3108 tfriedland@goodmans.ca

28.    THIS COURT ORDERS    that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application for final approval of the Arrangement shall be:

  (i)
  Goldcorp;

  (ii)
  Newmont; and

  (iii)
  any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure.

29.    THIS COURT ORDERS    that any materials to be filed by Goldcorp in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Court.

30.    THIS COURT ORDERS    that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 27 shall be entitled to be given notice of the adjourned date.

Precedence

31.    THIS COURT ORDERS    that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Goldcorp Shares, Goldcorp Options, Goldcorp PSUs, Goldcorp RSUs. Goldcorp Phantom RSUs, or the articles or by-laws of Goldcorp, this Interim Order shall govern.

Extra-Territorial Assistance

32.    THIS COURT    seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

Variance

33.    THIS COURT ORDERS    that Goldcorp shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING GOLDCORP INC. Applicant	Court File No.: CV-19-614580-00CL

ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST
PROCEEDING COMMENCED AT TORONTO

INTERIM ORDER

CASSELS BROCK & BLACKWELL LLP Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario M5H 3C2
Lara Jackson LSO #: 41858M Tel: 416.860.2907 Fax: 416.640.3108 ljackson@casselsbrock.com
Stephanie Voudouris LSO#: 65752M Tel: 416.860.6617 Fax: 416.642.7145 svoudouris@casselsbrock.com
Lawyers for the Applicant

Annex C

January 14, 2019

TO:    NEWMONT MINING CORPORATION (the "Acquiror" or "you")

Dear Sirs/Madams:

Re:    Support and Voting Agreement

BACKGROUND

        I (the "Holder") understand that you and Goldcorp Inc. (the "Company") wish to enter into an arrangement agreement dated as of the date hereof (the "Arrangement Agreement") contemplating the acquisition by the Acquiror of all of the issued and outstanding common shares of the Company ("Goldcorp Shares") pursuant to a plan of arrangement under the provisions of the Business Corporations Act (Ontario).

        Capitalized terms used in this letter agreement not otherwise defined herein shall have the respective meanings given to them in the Arrangement Agreement.

        I, [            ], am the beneficial owner of, or exercise control or direction over, [    ] Goldcorp Shares (the "Holder Shares"), [    ] Goldcorp Options (the "Holder Options"), and [    ] Goldcorp RSUs (the "Holder RSUs"). The Holder Shares, the Holder Options, and the Holder RSUs, together with any other securities of the Company directly or indirectly acquired by or issued to me during the term of this Agreement, are collectively referred to herein as the "Holder Securities".

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE HOLDER

        I hereby agree, in my capacity as securityholder and not in my capacity as an officer or director of the Company:

  1.
  at any meeting of shareholders of the Company to be held to consider the Arrangement (including the Goldcorp Meeting) or any of the other transactions contemplated by the Arrangement Agreement, or any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement or any of the transactions contemplated by the Arrangement Agreement is sought, to be counted as present for purposes of establishing quorum and to vote or to cause to be voted (and not withdraw any proxies or change its vote in respect thereof) the Holder Shares and any other Holder Securities entitled to be voted in respect of such matter, if any (a) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement, and (b) against any resolution, any action, proposal, transaction or agreement proposed by any other Person, that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement;

  2.
  if requested by you, acting reasonably, to deliver or to cause to be delivered to the Company's transfer agent duly executed proxies or voting information forms, such proxies or voting information forms (a) instructing the holder thereof to vote (i) in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement, and (ii) against any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement, and (b) naming those individuals as may be designated by the Company in the management proxy circular in connection with the meeting of shareholders of the Company at which the Arrangement Resolution will be voted on;

  3.
  not to exercise any rights to dissent or rights of appraisal in connection with the Arrangement;

  4.
  not take any other action of any kind, including voting or not voting any of the Holder Securities, that would reasonably be expected to preclude, delay or interfere with the completion of the Arrangement; and

  5.
  not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Holder Securities or any interest therein without your prior written consent, other than pursuant to the Arrangement Agreement; provided that the foregoing shall not apply to transactions pursuant to a trading plan pursuant to Rule 10b5-1 that is in existence on the date hereof or established in accordance with the Company's policies; provided, that such newly established plan does not provide for the sale of Holder Securities prior to the termination of this letter agreement.

        Notwithstanding anything in this letter agreement to the contrary, if the Goldcorp Board makes a Goldcorp Change in Recommendation, I shall be entitled to abstain from voting on (a) the approval, consent, ratification and adoption of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement, and (b) any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement.

        I hereby represent and warrant that, subject to the terms of the Holder Options, and the Holder RSUs, (a) I am the beneficial owner of, or exercise control or direction over, the Holder Securities, with good title thereto free and clear of any and all Liens, (b) I have the sole and exclusive right to vote (if applicable) and sell all of the Holder Securities, and, other than pursuant to this letter agreement, none of the Holder Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling, or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind, (c) except for the Arrangement Agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from me of any of the Holder Securities or any interest therein or right thereto, (d) the only securities of the Company beneficially owned by me and/or over which I exercise control, directly or indirectly, on the date hereof are the Holder Securities set forth on the first page hereof; and (e) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by the Holder of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with any constating documents of the Holder, if applicable, contract, commitment, agreement, understanding or arrangement of any kind to which the Holder is or will be a party and by which the Holder will be bound at the time of such performance. The representations and warranties of the Holder set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.

        Notwithstanding any provision of this letter agreement to the contrary, (a) but subject to the terms and conditions of the Arrangement Agreement, I, in my capacity as director or officer of the Company, shall not be limited or restricted in any way whatsoever in the exercise of my fiduciary duties as director or officer of the Company, and (b) I will be entitled to exercise my rights under the Holder Options, and the Holder RSUs to acquire Goldcorp Shares (which Goldcorp Shares, will be subject to the terms of this letter agreement).

        I acknowledge that the I: (a) have: (i) read this letter agreement in its entirety, understand it and agree to be bound by its terms and conditions; and (ii) been granted the opportunity to ask questions of, and to receive answers from, the Company's legal counsel concerning the terms and conditions of this letter agreement; (b) have been advised to seek independent legal advice with respect to the execution and delivery of this letter agreement and have received such advice or have, without undue influence, elected to waive the benefit of any such advice; and (c) am entering into this letter agreement voluntarily.

REPRESENTATIONS AND WARRANTIES AND AGREEMENTS OF THE ACQUIROR

        The Acquiror hereby represents and warrants to the Holder that the Acquiror validly subsists under the laws of Delaware and has all necessary corporate power and capacity to execute and deliver the letter agreement and to perform its obligations hereunder, and the execution and delivery of this letter agreement by the Acquiror and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Acquiror and is a valid and binding agreement, enforceable against the Acquiror in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by the Acquiror of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any contract, commitment, agreement, understanding or arrangement of any kind to which the Acquiror will be a party and by which the Acquiror will be bound at the time of such performance, and (ii) to its knowledge, any applicable Laws, and acknowledges that the Holder is relying on such representations and warranties in connection with entering into this letter agreement. The representations and warranties of the Acquiror set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.

        Notwithstanding any other provision of this letter agreement, the Acquiror hereby agrees and acknowledges that the Holder is bound hereunder solely in its capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Holder in its capacity as a director or officer of the Company (if the Holder holds such office). Without limiting the foregoing, the Acquiror acknowledges and agrees that (a) action taken by the Holder in its capacity as director or officer of the Company shall not be a violation of this letter agreement; and (b) nothing in this letter agreement shall prevent the Holder from serving as, or fulfilling its fiduciary duties as, a director of the Company.

GENERAL

        The parties agree that the details of this letter agreement may be described in any press release, information circular or other communication prepared by the Company or the Acquiror in connection with the Arrangement and in any material change report prepared by the Company in connection with the execution and delivery of this letter agreement and further agree to this letter agreement being made publicly available, including by filing on SEDAR and by any filings made under the securities laws of the United States or any state thereof (including disclosure of each parties' identity, ownership of Holder Securities and the nature of the parties' commitments, arrangements and understandings under this letter agreement and any other information required by applicable Law), in accordance with applicable securities Laws.

        This letter agreement shall terminate and be of no further force or effect only upon the earliest of: (a) our written agreement; (b) the termination of the Arrangement Agreement in accordance with its terms; (c) if the Acquiror decreases the amount of the Consideration set out in the Arrangement Agreement or otherwise varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Holder, in either case without my consent; or (d) the Effective Time.

        This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

        This letter agreement shall be binding upon you and I and upon our respective heirs, legal representatives, successors and permitted assigns (as applicable), provided that neither you nor I may assign, delegate or otherwise transfer any of our respective rights, interests or obligations under this letter agreement without the prior written consent of the other, except that you may assign, delegate or otherwise transfer any of your rights, interests or obligations under this letter to an affiliate, without reducing your obligations hereunder.

        The parties acknowledge and agree that irreparable damage may occur in the event any of the provisions of this letter agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the parties agree that, without posting bond or other undertaking, the parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this letter agreement and to seek to enforce by specific performance this letter agreement and the terms and provisions hereof in any claim (whether at law or in equity, whether civil or criminal), cause of action (whether in contract or tort or otherwise), hearing, charge, complaint, demand or notice to, from, by or before any Governmental Entity having jurisdiction over us and the matter in addition to any other remedy to which it may be entitled, at law or in equity and the parties hereby waive any and all defences which could exist in their favour in connection with such enforcement and waive any requirement for security or the posting of any bond in connection with such enforcement.

        This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this letter agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

        If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this letter agreement where indicated below and returning the same to me, upon which this letter agreement as so accepted shall constitute an agreement among us.

Yours truly,

Accepted and agreed on January 14, 2019.

NEWMONT MINING CORPORATION
Per:
Name:
Title:

Annex D

January 14, 2019

TO:    GOLDCORP INC. (the "Company" or "you")

Dear Sirs/Madams:

Re:    Support and Voting Agreement

BACKGROUND

        I (the "Holder") understand that you and Newmont Mining Corporation (the "Acquiror" or "Newmont") wish to enter into an arrangement agreement dated as of the date hereof (the "Arrangement Agreement") contemplating the acquisition by the Acquiror of all of the issued and outstanding common shares of the Company pursuant to a plan of arrangement under the provisions of the Business Corporations Act (Ontario).

        Capitalized terms used in this letter agreement not otherwise defined herein shall have the respective meanings given to them in the Arrangement Agreement.

        I, [                ], am the beneficial owner of, or exercise control or direction over, [            ] Newmont Shares (the "Holder Shares"), [            ] Newmont RSUs (the "Holder RSUs"), [            ] Newmont performance leveraged stock units (the "Holder PSUs"), Newmont director stock units (the "Holder DSUs") and [            ] options to purchase Newmont Shares (the "Holder Options"). The Holder Shares, the Holder RSUs, the Holder PSUs, the Holder DSUs and the Holder Options, together with any other securities of the Acquiror directly or indirectly acquired by or issued to me during the term of this Agreement, are collectively referred to herein as the "Holder Securities".

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE HOLDER

        I hereby agree, in my capacity as securityholder and not in my capacity as an officer or director of the Acquiror:

  1.
  at any meeting of shareholders of the Acquiror to be held to consider the Newmont Resolutions (including the Newmont Meeting) or any of the other transactions contemplated by the Arrangement Agreement, or any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Newmont Resolutions or any of the transactions contemplated by the Arrangement Agreement is sought, to be counted as present for purposes of establishing quorum and to vote or to cause to be voted (and not withdraw any proxies or change its vote in respect thereof) the Holder Shares and any other Holder Securities entitled to be voted in respect of such matter, if any (a) in favour of the approval, consent, ratification and adoption of the Newmont Resolutions and any other matter necessary for the consummation of the Arrangement, and (b) against any resolution, any action, proposal, transaction or agreement proposed by any other Person, that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement;

  2.
  if requested by you, acting reasonably, to deliver or to cause to be delivered to the Acquiror's transfer agent duly executed proxies or voting information forms, such proxies or voting information forms (a) instructing the holder thereof to vote (i) in favour of the Newmont Resolutions and any other matter necessary for the consummation of the Arrangement, and (ii) against any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement, and (b) naming those individuals as may be designated by the

    Acquiror in the management proxy statement in connection with the meeting of shareholders of the Acquiror at which the Newmont Resolutions will be voted on;

  3.
  not take any other action of any kind, including voting or not voting any of the Holder Securities, that would reasonably be expected to preclude, delay or interfere with the completion of the Arrangement; and

  4.
  not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Holder Securities or any interest therein without your prior written consent, other than pursuant to the Arrangement Agreement; provided that the foregoing shall not apply to transactions pursuant to a trading plan pursuant to Rule 10b5-1 that is in existence on the date hereof or established in accordance with the Acquiror's policies; provided, that such newly established plan does not provide for the sale of Holder Securities prior to the termination of this letter agreement.

        Notwithstanding anything in this letter agreement to the contrary, if the Newmont Board makes a Newmont Change in Recommendation, I shall be entitled to abstain from voting on (a) the approval, consent, ratification and adoption of the Newmont Resolutions and any other matter necessary for the consummation of the Arrangement, and (b) any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement.

        I hereby represent and warrant that, subject to the terms of the Holder RSUs, the Holder PSUs, the Holder DSUs and the Holder Options, (a) I am the beneficial owner of, or exercise control or direction over, the Holder Securities, with good title thereto free and clear of any and all Liens, (b) I have the sole and exclusive right to vote (if applicable) and sell all of the Holder Securities, and, other than pursuant to this letter agreement, none of the Holder Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling, or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind, (c) no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from me of any of the Holder Securities or any interest therein or right thereto, (d) the only securities of the Acquiror beneficially owned by me and/or over which I exercise control, directly or indirectly, on the date hereof are the Holder Securities set forth on the first page hereof; and (e) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by the Holder of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with any constating documents of the Holder, if applicable, contract, commitment, agreement, understanding or arrangement of any kind to which the Holder is or will be a party and by which the Holder will be bound at the time of such performance. The representations and warranties of the Holder set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.

        Notwithstanding any provision of this letter agreement to the contrary, (a) but subject to the terms and conditions of the Arrangement Agreement, I, in my capacity as director or officer of the Acquiror, shall not be limited or restricted in any way whatsoever in the exercise of my fiduciary duties as director or officer of the Acquiror, and (b) I will be entitled to exercise my rights under the Holder RSUs, the Holder PSUs, the Holder DSUs and the Holder Options to acquire Newmont Shares (which Newmont Shares, will be subject to the terms of this letter agreement).

        I acknowledge that the I: (a) have: (i) read this letter agreement in its entirety, understand it and agree to be bound by its terms and conditions; and (ii) been granted the opportunity to ask questions of, and to receive answers from, the Acquiror's legal counsel concerning the terms and conditions of this letter agreement; (b) have been advised to seek independent legal advice with respect to the execution and delivery of this letter agreement and have received such advice or have, without undue influence, elected to waive the benefit of any such advice; and (c) am entering into this letter agreement voluntarily.

REPRESENTATIONS AND WARRANTIES AND AGREEMENTS OF THE COMPANY

        The Company hereby represents and warrants to the Holder that the Company validly subsists under the laws of Ontario and has all necessary corporate power and capacity to execute and deliver the letter agreement and to perform its obligations hereunder, and the execution and delivery of this letter agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and is a valid and binding agreement, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by the Company of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any contract, commitment, agreement, understanding or arrangement of any kind to which the Company will be a party and by which the Company will be bound at the time of such performance, and (ii) to its knowledge, any applicable Laws, and acknowledges that the Holder is relying on such representations and warranties in connection with entering into this letter agreement. The representations and warranties of the Company set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.

        Notwithstanding any other provision of this letter agreement, the Company hereby agrees and acknowledges that the Holder is bound hereunder solely in its capacity as a securityholder of the Acquiror and that the provisions hereof shall not be deemed or interpreted to bind the Holder in its capacity as a director or officer of the Acquiror (if the Holder holds such office). Without limiting the foregoing, the Company acknowledges and agrees that (a) action taken by the Holder in its capacity as director or officer of the Acquiror shall not be a violation of this letter agreement; and (b) nothing in this letter agreement shall prevent the Holder from serving as, or fulfilling its fiduciary duties as, a director of the Acquiror.

GENERAL

        The parties agree that the details of this letter agreement may be described in any press release, proxy statement or other communication prepared by the Acquiror or the Company in connection with the Arrangement and in any report on Form 8-K prepared by the Acquiror in connection with the execution and delivery of this letter agreement and further agree to this letter agreement being made publicly available, including by filing on EDGAR and by any filings made under the securities laws of the Canada or any state thereof (including disclosure of each parties' identity, ownership of Holder Securities and the nature of the parties' commitments, arrangements and understandings under this letter agreement and any other information required by applicable Law), in accordance with applicable securities Laws.

        This letter agreement shall terminate and be of no further force or effect only upon the earliest of: (a) our written agreement; (b) the termination of the Arrangement Agreement in accordance with its terms; (c) if the Company varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Holder without my consent; or (d) the Effective Time.

        This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

        This letter agreement shall be binding upon you and I and upon our respective heirs, legal representatives, successors and permitted assigns (as applicable), provided that neither you nor I may assign, delegate or otherwise transfer any of our respective rights, interests or obligations under this letter agreement without the prior written consent of the other, except that you may assign, delegate or otherwise transfer any of your rights, interests or obligations under this letter to an affiliate, without reducing your obligations hereunder.

        The parties acknowledge and agree that irreparable damage may occur in the event any of the provisions of this letter agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the parties agree that, without posting bond or other undertaking, the parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this letter agreement and to seek to enforce by specific performance this letter agreement and the terms and provisions hereof in any claim (whether at law or in equity, whether civil or criminal), cause of action (whether in contract or tort or otherwise), hearing, charge, complaint, demand or notice to, from, by or before any Governmental Entity having jurisdiction over us and the matter in addition to any other remedy to which it may be entitled, at law or in equity and the parties hereby waive any and all defences which could exist in their favour in connection with such enforcement and waive any requirement for security or the posting of any bond in connection with such enforcement.

        This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this letter agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

        If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this letter agreement where indicated below and returning the same to me, upon which this letter agreement as so accepted shall constitute an agreement among us.

Yours truly,

Accepted and agreed on January 14, 2019.

GOLDCORP INC.
Per:
Name:
Title:

Annex E

January 13, 2019

Board of Directors
Newmont Mining Corporation
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

        BMO Capital Markets Corp. ("BMOCM" or "we") understands that Newmont Mining Corporation ("Newmont") and Goldcorp Inc. ("Goldcorp") propose to enter into an arrangement agreement to be dated January 13, 2019 (the "Arrangement Agreement") pursuant to which, among other things, Newmont will acquire 100% of the outstanding common shares in the share capital of Goldcorp ("Goldcorp Shares") and pursuant to which each holder of Goldcorp Shares (other than with respect to the Dissent Shares (as defined in the form of the plan of arrangement included as Schedule A to the Arrangement Agreement)) will be entitled to receive, in exchange for each Goldcorp Share held, 0.3280 of a share of the common stock, par value $1.60 per share, of Newmont ("Newmont Shares" and such amount, the "Stock Consideration") and $0.02 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Consideration"). We also understand that the acquisition contemplated by the Arrangement Agreement is proposed to be effected by way of a plan of arrangement under the Business Corporations Act (Ontario) (the "Arrangement"). The terms and conditions of the Arrangement are more fully set forth in the Arrangement Agreement.

        You have requested that BMOCM render an opinion, as investment bankers, to the Board of Directors of Newmont, as to the fairness, from a financial point of view, to Newmont of the Consideration to be paid by Newmont pursuant to the terms and conditions of the Arrangement Agreement.

        For purposes of this opinion, we have reviewed a draft of the Arrangement Agreement dated as of January 9, 2019 and we have assumed, with your consent, that the final form of the Arrangement Agreement will not differ in any material respects from the draft provided to us. We have also assumed, with your consent, that all of the conditions to the Arrangement will be satisfied, that the Arrangement will be consummated on the terms reflected in the Arrangement Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there will not be any delays, limitations, restrictions, conditions or other actions, including any divestitures, amendments or modifications, in the course of obtaining the necessary judicial, governmental, regulatory and third party approvals, consents, releases, waivers and agreements for the Arrangement or otherwise that would be meaningful in any respect to our analyses or opinion. In addition, we also have assumed, with your consent, that the Pre-Acquisition Reorganizations (as defined in the Arrangement Agreement) and any related modifications to the Arrangement will not have any effect that would be in any way meaningful to our analysis.

        In arriving at our opinion set forth below, we have reviewed, among other things:

  1)
  a draft of the Arrangement Agreement dated as of January 9, 2019;

  2)
  publicly available information concerning Newmont and Goldcorp, including Newmont's Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018, and

    September 30, 2018, and Goldcorp's Annual Reports for the fiscal year ended December 31, 2017 and Quarterly Reports for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018;

  3)
  financial and operating information with respect to the businesses, operations and prospects of Newmont furnished to us by Newmont, including financial projections of Newmont prepared by the management of Newmont (the "Newmont Forecasts");

  4)
  financial and operating information with respect to the businesses, operations and prospects of Goldcorp furnished to us by Newmont and Goldcorp, including financial projections of Goldcorp prepared by the management of Goldcorp (the "Goldcorp Forecasts") and financial projections of Goldcorp reviewed, adjusted and furnished to us and approved by the management of Newmont (the "Adjusted Goldcorp Forecasts");

  5)
  the impact of various commodity pricing assumptions on the business, prospects and financial forecasts of Newmont and Goldcorp;

  6)
  the strategic rationale for, and the potential cost savings (including the amount, timing and achievability thereof) anticipated by the management of Newmont to result from, the Arrangement (collectively, the "Expected Synergies");

  7)
  an estimate of the intrinsic value for certain unmodelled material present within each of Newmont and Goldcorp not otherwise accounted for in the Newmont Forecasts or the Adjusted Goldcorp Forecasts, as prepared by the management of Newmont and approved for our use by Newmont (the "Unmodelled Material");

  8)
  a trading history of Newmont Shares and Goldcorp Shares for the 52-week period ended January 11, 2019, and a comparison of that trading history with those of other companies that we deemed relevant;

  9)
  published estimates of equity research analysts with respect to the future financial performance and stock price targets of Newmont, Goldcorp and other companies that we deemed relevant;

  10)
  net asset value analyses for Newmont and Goldcorp, both on a standalone basis, based on the Newmont Forecasts, Adjusted Goldcorp Forecasts and other information relating to Newmont and Goldcorp referred to above;

  11)
  the relative contributions of Newmont and Goldcorp to certain financial metrics of the pro forma combined company, based on the Newmont Forecasts, Adjusted Goldcorp Forecasts and other information relating to Newmont and Goldcorp referred to above;

  12)
  a comparison of the historical financial results and present financial condition of Newmont and Goldcorp with each other and with those of other companies that we deemed relevant;

  13)
  public information with respect to selected transactions involving target companies we deemed relevant;

  14)
  public information with respect to other selected publicly traded companies we deemed relevant; and

  15)
  selected macroeconomic and other commercial factors that we deemed relevant to Newmont's and Goldcorp's industry and prospects.

        In addition, we have had discussions with the senior management of Newmont and Goldcorp concerning their view of their respective and combined company's business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In rendering our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by Newmont or its representatives or advisors, Goldcorp or its representatives or advisors, or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Newmont or Goldcorp, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of Newmont or Goldcorp under any state, provincial or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the Newmont Forecasts, the Adjusted Goldcorp Forecasts and the Unmodelled Material that you have directed us to utilize in our analyses, we have reviewed and discussed such forecasts and estimates with the management of Newmont and such management has advised us, and we have assumed, with your consent and without independent investigation, that such forecasts and estimates have been reasonably prepared, and reflect the best currently available estimates and good faith judgment of the management of Newmont of the future financial performance and condition of Newmont and Goldcorp, as applicable, and the other matters covered thereby. With respect to the Goldcorp Forecasts, we have been advised by Goldcorp, and we have assumed, without independent investigation, that such forecasts have been reasonably prepared to reflect the best currently available estimates and good faith judgment of the management of Goldcorp of the future financial performance and condition of Goldcorp. Furthermore, upon the advice of the management of Newmont, we have assumed, with your consent, that the Expected Synergies reviewed by us have been reasonably prepared and reflect the best currently available estimates and good faith judgment of the management of Newmont and that such Expected Synergies will be achieved in the amounts and at the time periods indicated thereby. We express no opinion with respect to such forecasts or the Expected Synergies, including the assumptions on which they are based. We have relied upon and assumed, with your consent and without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of either Newmont or Goldcorp since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties, facilities or sites of Newmont or Goldcorp.

        Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist, have been disclosed to us and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion or to otherwise update, revise or reaffirm our opinion. We are not expressing any opinion as to what the value of Newmont Shares actually will be when issued pursuant to the Arrangement or the price or range of prices at which Newmont Shares, Goldcorp Shares or any other securities may be purchased or sold, or otherwise be transferable at any time, including following the announcement or consummation of the Arrangement.

        Our opinion does not constitute a recommendation as to any action the Board of Directors of Newmont should take in connection with the Arrangement or the other transactions contemplated by the Arrangement Agreement or any aspect thereof and is not a recommendation to any director of Newmont on how such person should vote or act with respect to the Arrangement or related transactions and proposals. Our opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the Arrangement or related transactions and proposals. Our opinion relates to the fairness, from a financial point of view, to Newmont of the Consideration to be paid by Newmont pursuant to the terms and conditions of the Arrangement Agreement. We express no opinion herein as to the relative merits of the Arrangement and any other transactions or business strategies discussed by the Board of Directors of Newmont as alternatives to the Arrangement or the decision of the Board of Directors of Newmont to proceed with the Arrangement, nor do we express any opinion on the structure, terms (other than the Consideration to the extent specified herein) or effect of any other aspect of the Arrangement, including, without limitation, any Pre-Acquisition Reorganization, any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Arrangement or the other transactions contemplated by the Arrangement Agreement. In addition, we express no opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of any parties to the Arrangement, or any class of such persons relative to the Consideration or otherwise. We are not experts in, and this opinion does not address, any of the legal, regulatory, tax, accounting or similar aspects of the Arrangement, including, without limitation, whether or not the Arrangement, any Pre-Acquisition Reorganization or the other transactions contemplated by the Arrangement Agreement constitute a change of control under any contract or agreement to which Newmont, Goldcorp or any of their respective affiliates is a party. We have relied, with your consent, solely on Newmont's legal, regulatory, tax, accounting and other advisors for such matters.

        BMOCM and certain of its affiliates have acted as financial advisor to Newmont with respect to the Arrangement and will receive a fee for such services, the principal portion of which is contingent upon successful completion of the Arrangement. BMOCM and/or certain of its affiliates also will receive a fee upon delivery of this opinion, which will not be contingent on the completion of the Arrangement. In addition, Newmont has agreed to reimburse BMOCM and its affiliates for reasonable expenses incurred in connection with our engagement and to indemnify BMOCM and such affiliates against certain liabilities arising out of our engagement.

        BMOCM and/or certain of its affiliates, as part of their investment banking businesses, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, valuation for estate, corporate and other purposes. BMOCM and/or certain of its affiliates provide a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities, including without limitation, derivative securities, and financial instruments (including loans and other obligations) of, or investments in, Newmont, Goldcorp or their respective affiliates for their own account and for the accounts of customers.

        As the Board of Directors of Newmont also is aware, in the two years prior to the date of this opinion, BMOCM and/or certain of its affiliates have provided, currently are providing and in the future may provide certain financial advisory, investment banking, commercial banking, corporate finance and other services unrelated to the Arrangement to Newmont, Goldcorp and/or certain of their respective affiliates for which we and such affiliates have received and may receive compensation.

        Specifically, from January 1, 2017 to the date hereof, we and certain of our affiliates have provided advisory, investment banking and corporate banking services to Newmont and certain of its affiliates unrelated to the Arrangement, for which services we have received and/or expect to receive compensation, including having (i) acted as a co-lead arranger, joint bookrunner and co-syndication agent on the extension of Newmont's $3 billion credit facility, (ii) acted as a lender under the credit facility, and (iii) provided certain foreign exchange and commodity trading services to Newmont.

        Further, from January 1, 2017 to the date hereof, we and certain of our affiliates have provided advisory, investment banking and corporate banking services to Goldcorp and certain of its affiliates unrelated to the Arrangement, for which services we have received and/or expect to receive compensation, including having (i) acted as a co-lead arranger, joint bookrunner and administrative agent on the extension of Goldcorp's $3 billion credit facility, (ii) acted as lender under the credit facility, and (iii) provided certain foreign exchange and commodity trading services to Goldcorp.

        Our opinion has been approved by a fairness opinion committee of BMOCM. Our opinion has been prepared at the request and for the benefit and use of the Board of Directors of Newmont (solely in its capacity as such) in evaluating the fairness, from a financial point of view, to Newmont of the Consideration to be paid by Newmont pursuant to the terms and conditions of the Arrangement Agreement. Our opinion may not be quoted, referred to, disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to or used for any other purpose without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, the Consideration to be paid by Newmont pursuant to the Arrangement Agreement is fair, from a financial point of view, to Newmont.

Very truly yours,

/s/ BMO Capital Markets Corp.

BMO Capital Markets Corp.

Annex F

January 13, 2019

The Board of Directors
Newmont Mining Corporation
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to Newmont Mining Corporation, a corporation existing under the laws of the State of Delaware ("Newmont"), of the Consideration (defined below) to be paid by Newmont pursuant to the terms and subject to the conditions set forth in an Arrangement Agreement (the "Arrangement Agreement") proposed to be entered into between Newmont and Goldcorp Inc., a corporation existing under the laws of the Province of Ontario ("Goldcorp"). As more fully described in the Arrangement Agreement, Newmont will acquire all of the outstanding common shares in the share capital of Goldcorp (each, a "Goldcorp Share") pursuant to a plan of arrangement under the provisions of the Business Corporations Act (Ontario) (the "Arrangement") in which each holder of a Goldcorp Share will be entitled to receive (other than with respect to the Dissent Shares (as defined in the form of the plan of arrangement included as Schedule A to the Arrangement Agreement)) (a) 0.3280 of a share of the common stock, par value $1.60 per share, of Newmont ("Newmont Shares") and (b) $0.02 in cash (such portion of a Newmont Share and cash amount, collectively, the "Consideration").

        In arriving at our opinion, we reviewed a draft dated January 13, 2019 of the Arrangement Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Newmont and certain senior officers and other representatives and advisors of Goldcorp concerning the businesses, operations and prospects of Newmont and Goldcorp. We examined certain publicly available business and financial information relating to Newmont and Goldcorp as well as (i) certain financial forecasts and other information and data relating to Newmont which were provided to and discussed with us by the management of Newmont (the "Newmont Forecasts"), (ii) certain financial forecasts and other information and data relating to Goldcorp which were provided to and discussed with us by the management of Goldcorp (the "Goldcorp Forecasts"), (iii) certain adjustments to the Goldcorp Forecasts which were provided to and discussed with us by the management of Newmont (the "Adjusted Goldcorp Forecasts"), (iv) information relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Newmont to result from the Arrangement (the "Synergies") and (v) an estimate of the intrinsic value for certain unmodelled material present within each of Newmont and Goldcorp not otherwise accounted for in the Newmont Forecasts or the Adjusted Goldcorp Forecasts, as prepared by the management of Newmont and approved for our use by Newmont (the "Unmodelled Material"). We reviewed the financial terms of the Arrangement as set forth in the Arrangement Agreement in relation to, among other things: current and historical market prices and trading volumes of Newmont Shares and Goldcorp Shares; the historical and projected earnings, net asset values and other operating data of Newmont and Goldcorp; and the capitalization and financial condition of Newmont and Goldcorp. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Arrangement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Newmont and Goldcorp. We reviewed the impact of various commodity pricing assumptions on the business, prospects and financial forecasts of Newmont and Goldcorp. We also evaluated certain potential pro forma financial effects of the Arrangement on Newmont (the "Pro-Forma Effects"). In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Newmont and Goldcorp that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the Goldcorp Forecasts, we have been advised by the management of Goldcorp and we have assumed that such Goldcorp Forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Goldcorp as to the future financial performance of Goldcorp. With respect to the Newmont Forecasts, the Adjusted Goldcorp Forecasts, the Synergies, the Unmodelled Material and the Pro-Forma Effects that you have directed us to utilize in our analyses, we have been advised by the management of Newmont and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Newmont as to, and are a reasonable basis upon which to evaluate, the future financial performance of Goldcorp and Newmont, the strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Newmont to result from the Arrangement and the other matters covered thereby. We express no opinion as to any financial and other information or data (or underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results (including the Synergies and Pro-Forma Effects) reflected in the Newmont Forecasts, the Adjusted Goldcorp Forecasts and such other information and data will be realized in the amounts and at the times projected.

        We have assumed, with your consent, that the Arrangement will be consummated in accordance with its terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary judicial, regulatory or third party approvals, consents, orders, agreements, permissions and releases for the Arrangement, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Goldcorp or Newmont or the contemplated benefits to Newmont of the Arrangement. We also have assumed, with your consent, that the Pre-Acquisition Reorganizations (as defined in the Arrangement Agreement) and any related modifications to the Arrangement will not have any effect that would be in any way meaningful to our analysis. Representatives of Newmont have advised us, and we further have assumed, that the final terms of the Arrangement Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Newmont or Goldcorp nor have we made any physical inspection of the properties or assets of Newmont or Goldcorp. We express no view as to, and our opinion does not address, the underlying business decision of Newmont to effect or enter into the Arrangement, the relative merits of the Arrangement as compared to any alternative business strategies that might exist for Newmont or the effect of any other transaction in which Newmont might engage. We are not expressing any view or opinion as to the actual value of Newmont Shares or any other securities when issued, redeemed or acquired in connection with the Arrangement or the prices at which Goldcorp Shares, Newmont Shares or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Arrangement. Our opinion does not address any terms (other than the Consideration to the extent expressly specified herein) or other aspects or implications of the Arrangement, including, without limitation, the form or structure of the

Arrangement or any Pre-Acquisition Reorganization or any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Arrangement. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Newmont as to such matters. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments or benefits to any officers, directors or employees of any party to the Arrangement, or any class of such persons, relative to the Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.

        Citigroup Global Markets Inc. has acted as financial advisor to Newmont in connection with the proposed Arrangement and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Arrangement. We also will receive a fee in connection with the delivery of this opinion. In addition, Newmont has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We and our affiliates in the past have provided, and are currently providing, services to Newmont unrelated to the proposed Arrangement, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, since January 1, 2017, (i) in May 2017, having acted as co-syndication agent, joint lead arranger, joint bookrunner and a lender with committed capital under Newmont's $3 billion revolving credit facility and (ii) having provided treasury, trade solutions, market and securities services to Newmont. In addition, we and our affiliates in the past have provided, and are currently providing, services to Goldcorp unrelated to the proposed Arrangement, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, since January 1, 2017, (i) in June 2017, having acted as a lender with committed capital in connection with the extension of the term of Goldcorp's existing $3 billion revolving credit facility and (ii) having provided treasury, trade solutions, market and securities services to Goldcorp. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Newmont and Goldcorp for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Newmont, Goldcorp and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Newmont in its evaluation of the proposed Arrangement. Our opinion may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent. Our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Arrangement or otherwise.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid by Newmont in the Arrangement is fair, from a financial point of view, to Newmont.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex G

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

January 14, 2019

Board of Directors
Newmont Mining Corporation
6363 South Fiddlers Green
Circle Greenwood Village, CO 80111

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to Newmont Mining Corporation (the "Company") of the Aggregate Consideration (as defined below) to be paid by the Company for each of the common shares (the "Goldcorp Common Shares") of Goldcorp Inc. ("Goldcorp") pursuant to the Arrangement Agreement, dated as of January 14, 2019 (the "Agreement"), between the Company and Goldcorp. The Agreement provides that pursuant to a plan of arrangement under the provisions of the Business Corporations Act (Ontario), the Company will pay for each Goldcorp Common Share (other than with respect to the Dissent Shares (as defined in the form of the plan of arrangement included as Schedule A to the Agreement)) (i) $0.02 in cash (the "Cash Consideration") and (ii) 0.3280 of a share of common stock, par value $1.60 per share (the "Company Common Stock"), of the Company (such portion of a share taken in the aggregate with the Cash Consideration, the "Aggregate Consideration").

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Goldcorp and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Goldcorp and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2017; annual reports to shareholders and the Annual Information Forms of Goldcorp for the five years ended December 31, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain interim reports to shareholders of Goldcorp; certain other communications from the Company to its stockholders and from Goldcorp to its shareholders; certain

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

publicly available research analyst reports for the Company and Goldcorp; certain internal financial analyses and forecasts for Goldcorp prepared by its management; certain internal financial analyses and forecasts for the Company, certain financial analyses and forecasts for Goldcorp, and certain internal financial analyses and forecasts for the Company pro forma for the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (the "Forecasts"); certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"); and an estimate of the intrinsic value for certain unmodelled material present within each of the Company and Goldcorp not otherwise accounted for in the Forecasts, as prepared by the management of the Company and approved for our use by the Company (the "Unmodelled Material"). We have also held discussions with members of the senior managements of the Company and Goldcorp regarding their assessment of the past and current business operations, financial condition and future prospects of Goldcorp and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the Goldcorp Common Shares; compared certain financial and stock market information for the Company and Goldcorp with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies and the Unmodelled Material have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Goldcorp or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all judicial, governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Goldcorp or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We also have assumed, with your consent, that the Pre-Acquisition Reorganizations (as defined in the Agreement) and any related modifications to the Transaction will not have any effect that would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for each of the Goldcorp Common Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including any Pre-Acquisition Reorganization, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Goldcorp, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for each of the Goldcorp Common Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Goldcorp or the ability of the Company or Goldcorp to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for each of the Goldcorp Common Shares pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,
/s/ Goldman Sachs & Co. LLC (GOLDMAN SACHS & CO. LLC)

Annex H

RESTATED CERTIFICATE OF INCORPORATION

OF

NEWMONT ~~MINING~~ GOLDCORP CORPORATION

Dated                                    , 2019

        Newmont ~~Mining~~ Goldcorp Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1.     The name of this corporation is Newmont ~~Mining~~ Goldcorp Corporation. The original Certificate of Incorporation was filed on December 6, 2001. The original name of the Corporation was Delta Holdco Corp.

        2.     This Restated Certificate of Incorporation, which was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware, restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as amended or supplemented prior to the date hereof (the "Existing Certificate of Incorporation"), and there is no discrepancy between the provisions of this Restated Certificate of Incorporation and the Existing Certificate of Incorporation. This Restated Certificate of Incorporation restates the Corporation's Existing Certificate of Incorporation to read in its entirety as follows:

          First: The name of this Corporation is Newmont ~~Mining~~ Goldcorp Corporation.

                Second: The registered office of the Corporation within the state of Delaware is located at ~~2711 Centerville Road, Suite 400~~ 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle. The name and address of its Registered Agent is Corporation Service Company, ~~2711 Centerville Road, Suite 400~~ 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle.

                Third: The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

        To subscribe for, purchase or otherwise acquire, and to hold, sell, assign, transfer, exchange, mortgage, pledge or otherwise dispose of the stocks, bonds, securities or other evidences of indebtedness of any corporation or corporations, association or associations, domestic or foreign, for whatever purpose organized or in whatever business engaged, and while the owner of such stocks, bonds, securities or other evidences of indebtedness to exercise all the rights, powers and privileges of ownership, including all rights to vote thereon.

        To guarantee any dividends, bonds, stocks, contracts or other obligations of any corporation in which this Corporation is an owner or has an interest; to aid in any lawful manner such corporation, and to do all lawful acts and things designed for the preservation, protection, improvement, development or enhancement of the value of such corporation or of its stock, bonds, securities, evidences of indebtedness, contracts or other obligations.

        To form, promote, assist financially or otherwise, companies, syndicates, partnerships and associations of all kinds, so far as incidental to or connected with the corporate purposes, and to give any guarantee in connection therewith or otherwise for the payment of money or for the performance of any obligation or undertaking, to the extent that this Corporation may be lawfully interested therein.

        To purchase, lease, locate, or otherwise acquire, to prospect and explore for and to own, hold, option, sell, exchange, lease, mortgage or otherwise dispose of and deal in mineral lands, mines, mining rights, minerals, ores, real estate, water rights, and in claims and interests therein in any part of the world; to develop, improve and work the same; to conduct mining operations of every kind by any method now known or hereafter devised, and to operate plants for reducing, concentrating, smelting, converting, refining, preparing for market or otherwise treating ores, minerals, matte and bullion; to manufacture, acquire, deal in or otherwise dispose of products of mines, minerals and ores; to enter into contracts with other corporations (including any corporation in which the directors of this Corporation may be interested or of which they may be officers or directors, or which may be the owner of a large or controlling interest in the stock of this Corporation), for mining or working mineral deposits, for the operation of canals, ditches and hydraulic works, for the reduction, treatment, smelting and refining of the ores, minerals, matte and bullion produced by this Corporation.

        To carry on, and license others to carry on all or any part of the several businesses enumerated in this paragraph, to wit: the business of manufacturers, merchants, traders, importers, exporters and dealers in and with goods, wares and merchandise of every description; of establishing, financing, developing, managing, operating and carrying on industrial, commercial, trading, manufacturing, mechanical, metallurgical, engineering, building, construction, contracting, mining, smelting, quarrying, refining, and chemical enterprises, undertakings, propositions, concessions or franchises in all their respective branches.

        To obtain, register, purchase, lease or otherwise acquire, to hold, use, own, operate, develop and introduce, to sell, assign, lease, pledge, mortgage, grant or acquire licenses in respect of and otherwise deal in and with or turn to account any and all copyrights, concessions, trade marks, formulae, secret processes, devices, trade names and distinctive marks, patents, patent rights, applications for patents and all inventions, licenses, privileges, improvements and processes used in connection with or secured under letters patent or otherwise of the United States or of any other country, relating to or useful in connection with any lawful business of the corporation, including the good will of the same.

        In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, and of the objects and purposes hereinbefore stated, it is hereby expressly provided that this Corporation shall also have the following powers, it being expressly provided that the enumeration of specific powers shall not be construed to limit or restrict in any manner the aforesaid general powers of the Corporation.

        To acquire from time to time, in exchange for shares of the capital stock of this Corporation, such property or shares of the capital stock of any other corporation or corporations as the Board of Directors shall deem of advantage to it, at such valuation of the property or shares so acquired as in the judgment of said Board shall be fair and just.

        Without in any particular limiting any of the objects, or purposes or powers of this Corporation, the business or purpose of the Corporation shall be from time to time to do any one or more or all of the acts and things herein set forth, and all such other acts, things and business or businesses in any manner connected therewith, or necessary, incidental, convenient or auxiliary thereto, or calculated directly or indirectly to promote the interests of the Corporation or enhance the value of or render profitable any of its property or rights, as such a corporation may lawfully do; and in carrying on its business, or for the purpose of attaining or furthering any of its objects, to do any and all acts and things, and to exercise any and all other powers which a co-partnership or natural person could do and exercise, and which now or hereafter may be authorized by law, and either as, or by and through principals, agents, attorneys, trustees, contractors, factors, lessees, or otherwise, either alone or in conjunction with others, and in any part of the world; and in addition to have and to exercise all the rights, powers and privileges now or hereafter belonging to or conferred upon corporations organized under the provisions of law authorizing the formation of such corporations, but nothing herein contained is to be construed as authorizing this Corporation to carry on the business of discounting bills, notes or other evidences of debt, of receiving deposits of money, or foreign coins, or buying and selling bills of exchange, or of issuing bills, notes or other evidences of debt for circulation as money.

        To conduct its business in all of its branches in the State of Delaware, other States, the District of Columbia, the territories and colonies of the United States, and in foreign countries, and to have one or more offices out of the State of Delaware, to hold, purchase, mortgage and convey real and personal property both within and without the State of Delaware.

        To borrow money, to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed or in payment for property purchased or acquired or for any other lawful object; to mortgage or pledge all or any part of its properties, rights, interests and franchises, including any or all shares of stock, bonds, debentures, notes, scrip or other obligations or evidences of indebtedness at any time owned by it.

        To purchase, hold, sell, and transfer the shares of its own capital stock to the extent permitted by law, provided that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

        Nothing hereinabove stated shall be construed to give this Corporation any rights, powers or privileges not permitted by the laws of the State of Delaware to corporations organized under the statutes of the State of Delaware.

        The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation, so that the Corporation shall have the power to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

                Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is ~~755,000,000~~ 1,285,000,000 of which 5,000,000 shares shall be Preferred Stock (hereinafter called "Preferred Stock") of the par value of $5.00 per share and ~~750,000,000~~ 1,280,000,000 shares shall be Common Stock (hereinafter called "Common Stock") of the par value of $1.60 per share.

        The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock of the Corporation which are fixed by this Certificate of Incorporation, and the express grant of authority to the Board of Directors of the Corporation to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock which are not fixed by this Certificate of Incorporation, are as follows:

          1.     Shares of Preferred Stock may be issued from time to time in one or more series as in this Article Fourth provided. All shares of Preferred Stock shall be of equal rank and shall be identical in all respects, except in respect of the particulars fixed by the Board of Directors for series of the Preferred Stock as permitted by the provisions of this Article Fourth. Each series of Preferred Stock shall be distinctively designated, and all shares of any one series of Preferred Stock shall be identical in all respects with all the other shares of such series, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon shall be cumulative.

          2.     Authority is hereby expressly granted to the Board of Directors, by resolution or resolutions, from time to time to create and provide for the issuance of series of the Preferred Stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the creation and issue of shares of such series the following provisions of the shares of such series, so far as not inconsistent with the provisions of this Article Fourth applicable to all series of Preferred Stock:

            (a)   The designation of such series and the number of shares which shall constitute such series;

            (b)   The dividend rate per annum, if any, at which holders of shares of such series shall be entitled to receive dividends, whether or not dividends on the shares of such series shall be cumulative, the times at which and the quarterly dividend periods for which dividends on such series shall be paid, the date or dates, if any, from which dividends shall be cumulative and the other conditions, if any, on which such dividends shall be paid;

            (c)   The time or times, if any, at which the shares of such series shall be subject to redemption, in whole or in part, the price or prices to which holders of shares of such series shall be entitled upon such redemption, and the other terms and conditions, if any, on which shares of such series may be so redeemed;

            (d)   The amount or amounts and the other rights, if any, to which the holders of shares of such series shall be entitled upon the dissolution, liquidation or winding up of the affairs of the Corporation or upon any other distribution of the assets of the Corporation;

            (e)   The sinking fund or purchase fund provisions, if any, for the redemption or purchase of shares of such series and, if any such fund is so provided for the benefit of such shares, the amount of such fund and the manner of its application;

            (f)    The extent of the voting powers, if any, of the shares of such series;

            (g)   Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any series thereof, of the Corporation and, if so convertible or exchangeable, the conversion or exchange price or prices or rate or rates, the adjustments thereof and the other terms and conditions, if any, on which shares shall be so convertible or exchangeable; and

            (h)   Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of shares of such series as are not fixed and determined in this Article Fourth.

          3.     The powers, preferences and rights, and the qualifications, limitation or restrictions thereof, applicable to the Preferred Stock of all series are as follows:

            (a)   Out of the funds of the Corporation legally available for dividends, the holders of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, cash dividends at such rate, and no more, and payable at such times and for such quarterly dividend periods as shall be fixed for such series by the Board of Directors as herein permitted. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent fixed by resolution of the Board of Directors. Accumulations of dividends, if any, shall not bear interest.

            No such dividend shall be paid or declared and set apart for payment on any share of Preferred Stock for any quarterly dividend period unless a dividend for the same quarterly dividend period and all past quarterly dividend periods, if any, ending within such quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be or have been paid or declared and set apart for payment on all shares of Preferred Stock of all series then outstanding and entitled to receive dividends for such quarterly dividend period or for any past quarterly dividend period, if any, ending within such quarterly dividend period.

            In no event, so long as any Preferred Stock shall remain outstanding, shall any dividend, other than a dividend payable in shares of Common Stock or any other class of stock ranking junior to the Preferred Stock as to the distribution of assets and the payment of dividends (the Common Stock, and any such other class of stock being hereinafter sometimes referred to as "junior stock"), be declared or paid upon, nor shall any distribution be made upon, any junior stock, nor shall any shares of junior stock be purchased or redeemed by the Corporation other than in exchange for junior stock, nor, shall any monies be paid or made available for a sinking fund for the purchase or redemption of any junior stock, unless in each instance dividends on all outstanding shares of the Preferred Stock for all past dividend periods shall have been paid and the dividend on all outstanding shares of the Preferred Stock for the then applicable current quarterly dividend period shall have been paid, or declared and a sum sufficient for the payment thereof set apart.

            (b)   The Corporation, at its election expressed by resolution of the Board of Directors, may redeem the shares of any series of the Preferred Stock at such time or times, at such price or prices and on such other terms and conditions (not inconsistent with the provisions of this subparagraph (b)) as are fixed for such series by the Board of Directors as permitted herein plus, in each case, an amount equal to all dividends accrued and unpaid on such series of Preferred Stock to and including the date fixed for redemption (the total sum so payable per share on any such redemption being hereinafter called the "Redemption Price" and the date fixed for redemption being hereinafter called the "Redemption Date"). If as permitted by the terms fixed for such series by the Board of Directors, less than all outstanding shares of any series of Preferred Stock are to be redeemed, the shares of said series to be redeemed shall be chosen by lot or pro rata in such equitable manner as the Board of Directors may determine.

            Notice of every such redemption shall be mailed not less than 30 nor more than 90 days in advance of the Redemption Date to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation.

            From and after the Redemption Date (unless the Corporation shall default in paying or providing the funds necessary for the payment of the Redemption Price of the shares so called for redemption) the right to receive dividends on all shares of Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders of the shares of Preferred Stock so called for redemption shall forthwith, after the Redemption Date, cease and terminate, excepting only the right of such holders to receive the Redemption Price for such shares but without interest, and such shares shall no longer be deemed outstanding. Any funds so set aside by the Corporation and unclaimed at the end of six years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the Corporation for payment of the Redemption Price.

            If, on or after the giving of notice of redemption but before the Redemption Date, the Corporation shall deposit with any bank or trust company doing business in the Borough of Manhattan, City of New York, New York, having capital and surplus of at least $10,000,000, in trust to be applied to the redemption of the shares of Preferred Stock so called for redemption, the funds necessary for such redemption, then all rights of the holders of the shares of Preferred Stock so called for redemption shall forthwith, after the date of such deposit, cease and terminate (excepting only the right of such holders to receive the Redemption Price therefor but without interest and the right to exercise any conversion privilege not theretofore expired), and such shares shall not, after the date of such deposit, be deemed outstanding. Any funds so deposited which shall not be required for such redemption because of the exercise of any such right of conversion subsequent to the making of such deposit shall be returned to the Corporation. In case the holders of shares of Preferred Stock so called for redemption shall not, at the end of six years from the Redemption Date, have claimed any funds so deposited, such bank or trust company shall upon the request of the Corporation pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the Redemption Price.

            Any interest accrued on funds set aside or deposited for purposes of redemption as above provided shall be paid to the Corporation from time to time.

            Shares of any series of Preferred Stock which have been redeemed, retired or purchased by the Corporation (whether through the operation of a sinking or purchase fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of the Corporation of any other class or classes, shall, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock.

            (c)   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash for each share equal to the amount payable on such share in such event provided for by the Board of Directors as permitted herein for the series of Preferred Stock of which such share is a part plus, in each case, an amount equal to all dividends accrued and unpaid on such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock.

            If upon any such liquidation, dissolution or winding up of the Corporation its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding Preferred Stock of all series are entitled as above provided, the entire remaining net assets of the Corporation shall be distributed among the holders of Preferred Stock of all series in amounts proportionate to the full amounts to which they are respectively so entitled.

            Neither the merger nor consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation within the meaning of this subparagraph (c).

          4.     (a) Except for such voting powers as may be granted to the holders of Preferred Stock by law, subparagraph (b) of this paragraph 4, or as may be granted to the holders of any one or more series of Preferred Stock by the Board of Directors in accordance with paragraph 2(f) of this Article Fourth, voting power shall be vested exclusively in the Common Stock. At every meeting of the stockholders of the Corporation every holder of Common Stock entitled to vote shall be entitled to one vote for each share of Common Stock registered in his name on the books of the Corporation and, except as otherwise herein or by law provided, the Common Stock and Preferred Stock of the Corporation (and any other capital stock of the Corporation at the time entitled thereto), shall vote together as a class.

            (b)   At any time when six (6) quarterly dividends on any one or more series of Preferred Stock entitled to receive cumulative dividends shall be in default, the holders of all such cumulative series at the time or times outstanding as to which such default shall exist shall be entitled, at the next annual meeting of stockholders or special meeting held in place thereof at which time the number of directors constituting the Board of Directors shall be increased by two, voting as a class, whether or not the holders thereof shall otherwise be entitled to vote, to the exclusion of the holders of Common Stock and the holders of any series of non-cumulative Preferred Stock, to vote for and elect two members of the Board of Directors of the Corporation to all such newly-created directorships. At any time when six (6) quarterly dividends on any one or more series of non-cumulative Preferred Stock shall be in default, the holders of all such non-cumulative series at the time or times outstanding as to which such default shall exist shall be entitled, at the next annual meeting of stockholders or special meeting held in place thereof at which time the number of directors constituting the Board of Directors shall be increased by two, voting as a class, whether or not the holders thereof shall otherwise be entitled to vote, to the exclusion of the holders of Common Stock and the holders of any series of cumulative Preferred Stock, to vote for and elect two members of the Board of Directors of the Corporation to fill such newly-created directorships. All rights of all series of Preferred Stock to participate in the election of directors pursuant to this subparagraph 4(b) shall continue in effect, in the case of all series of Preferred Stock entitled to receive cumulative dividends, until cumulative dividends have been paid in full or set apart for payment on each cumulative series which shall have been entitled to vote at the previous annual meeting of stockholders, or special meeting held in place thereof, or, in the case of all series of non-cumulative Preferred Stock, until non-cumulative dividends have been paid in full or set apart for payment for four consecutive quarterly dividend periods on each non-cumulative series which shall have been entitled to vote at the previous annual meeting of stockholders or special meeting held in place thereof. Whenever the holders of the Preferred Stock shall be divested of such voting right hereinabove provided, the directors so elected by the Preferred Stock shall thereupon cease to be directors of the Corporation and thereupon the number of directors shall be reduced by two or four, as the case may be. Directors elected by the holders of any one or more series of stock voting separately as a class, may be removed only by a majority vote of such series, voting separately as a class, so long as the voting power of such series shall continue. Subject to the voting rights, if any, of any other series of Preferred Stock, the holders of the Common Stock, voting as a class, to the exclusion of the holders of such series so entitled to vote for and elect members of the Board of Directors pursuant to this subparagraph 4(b) shall be entitled to vote for and elect the balance of the Board of Directors. Each stockholder entitled to vote at any particular time in accordance with the foregoing provisions shall not have more than one vote for each share of Stock held of record by him at the time entitled to voting rights.

            (c)   Subject to the provisions of this Article Fourth and any further provisions prescribed in accordance herewith, and after making such provisions, if any, as the Board of Directors may deem advisable for working capital or as a reserve fund to meet contingencies or for such other purposes as the Board of Directors, in their discretion, may deem necessary or advisable and in the best interests of the Corporation, then, and not otherwise, the holders of the junior stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.

            (d)   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, if the holders of all series of the Preferred Stock shall have received all the amounts to which they shall be entitled in such event in accordance with the provisions of this Article Fourth and any further provisions prescribed in accordance herewith, the holders of the junior stock shall be entitled, to the exclusion of the holders of the Preferred Stock of all series, to share in all the remaining assets of the Corporation available for distribution to the stockholders.

          5.     [Reserved].

          6.     Except as may be provided in the provisions fixed by the Board of Directors for any series of Preferred Stock, the number of authorized shares of any class of stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote.

                Fifth: The amount of capital stock with which this Corporation will commence business is $1,000.

                Sixth: This Corporation is to have perpetual existence.

                Seventh: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

                Eighth: The government of this Corporation shall be vested in and its affairs shall be conducted by a Board of Directors. The number of Directors of the Corporation shall be fixed and may be altered from time to time as may be provided in the By-Laws. In case of any increase in the number of Directors, the additional Directors may be elected by the Directors or by the stockholders at an annual or special meeting, as shall be provided in the By-Laws.

          1.     In case of any vacancy in the Board of Directors through death, resignation or otherwise, the Board of Directors may elect a successor to hold office for the unexpired portion of the term of the Director whose office shall be vacant, and until the election of a successor.

          2.     The Directors from time to time may determine whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, unless expressly so authorized by statute or by a resolution of the stockholders or the Directors.

          3.     The Board of Directors, by the affirmative vote of the majority of the whole Board, may appoint from the Directors an Executive Committee, of which a majority shall constitute a quorum; and, to such extent as shall be provided in the By-Laws, such Committee may exercise all the powers of the Board including the power to cause the seal of the Corporation to be affixed to any papers or documents by it executed.

          4.     The Board of Directors shall have power and authority, without the assent or vote of the stockholders, to authorize the execution and delivery of any mortgage, pledge or other liens, without limit as to amount, upon the real and personal property of the Corporation, or any part or parts thereof, for the purpose of securing the payment of its bonds or other obligations.

          5.     The Board of Directors may make By-Laws, and from time to time may alter, amend or repeal any By-Law or By-Laws; but any By-Laws made by the Board of Directors may be altered or repealed by the stockholders at any annual meeting, or at any special meeting, provided notice of such proposed alteration or repeal be included in the notice of such special meeting.

          6.     The Directors shall have the power to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and, to the extent permitted by law, may use and apply any such surplus or accumulated profits or capital in purchasing or acquiring the bonds or other obligations or shares of capital stock of the Corporation, to such extent and in such manner and upon such terms as the Directors shall deem expedient; but shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired for the purpose of decreasing the Corporation's capital stock as provided by law.

          7.     The Board of Directors is invested with complete and unrestricted authority in the management of all the affairs of the Corporation and is authorized to exercise for such purposes, as the general agent of the Corporation, its entire corporate authority.

          8.     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless to the provisions of the statutes of Delaware and of this Certificate.

                Ninth: Notwithstanding any provision in this Certificate of Incorporation to the contrary (including, without limitation, paragraphs 3 and 7 of Article Eighth hereof), except as set forth in the penultimate subparagraph of this Article Ninth, the affirmative vote or consent of the holders of four-fifths of all classes of stock of this Corporation entitled to vote in elections of directors, considered for the purposes of this Article Ninth as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of this Corporation with or into any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of this Corporation to, or any sale or lease to this Corporation or any subsidiary thereof in exchange for securities of this Corporation of any assets (except assets having an aggregate fair market value of less than $10,000,000) of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of stock of this Corporation entitled to vote in elections of directors considered for the purposes of this Article Ninth as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of this Corporation otherwise required by law or any agreement between this Corporation and any national securities exchange.

        For the purposes of this Article Ninth, (a) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of this Corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i), above), by any other corporation, person or entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of this Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on December 6, 2001, and (b) the outstanding shares of any class of stock of this Corporation shall include shares deemed owned through application of clauses (i) and (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

        The Board of Directors shall have the power and duty to determine for the purposes of this Article Ninth, on the basis of information known to this Corporation, whether (i) such other corporation, person or other entity beneficially owns more than 10% of the outstanding shares of stock of this Corporation entitled to vote in elections of directors, (ii) a corporation, person, or entity is an "affiliate" or "associate" (as defined above) of another, (iii) the assets being acquired by this Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $10,000,000 and (iv) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Article Ninth.

        The provisions of this Article Ninth shall not be applicable to (i) any merger or consolidation of this Corporation with or into any other corporation, or any sale or lease of all or any substantial part of the assets of this Corporation to, or any sale or lease to this Corporation or any subsidiary thereof in exchange for securities of this Corporation of any assets of, any other corporation, person or other entity, if the Board of Directors of this Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or entity with respect to and substantially consistent with such transaction prior to the time that such other corporation, person or entity shall have become a holder of more than 10% of the outstanding shares of stock of this Corporation entitled to vote in elections of directors; or (ii) any merger or consolidation of this Corporation with, or any sale or lease to this Corporation or any subsidiary thereof of any of the assets of, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by this Corporation and its subsidiaries.

        No amendment to the Certificate of Incorporation of this Corporation shall amend, alter, change or repeal any of the provisions of this Article Ninth, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of four-fifths of all classes of stock of this Corporation entitled to vote in elections of directors, considered for the purposes of this Article Ninth as one class.

                Tenth: The Directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

          1.     A Director of this Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of Directors. The modification or repeal of this paragraph 1 of Article Tenth shall not affect the restriction hereunder of a Director's personal liability for any act or omission occurring prior to such modification or repeal.

          2.     The Corporation shall indemnify each Director and Officer of the Corporation to the fullest extent permitted by applicable law, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation's By-Laws from time to time to give full effect hereto, notwithstanding possible self interest of the Directors in the action being taken. The modification or repeal of this paragraph 2 of Article Tenth shall not adversely affect the right to indemnification of any Director or Officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

                Eleventh: This Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, Newmont Mining Corporation has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this                        day of                                     , 2019.

Name:

Annex I

NB US INVESTMENTS, LLC
BROOKFIELD PLACE, TD CANADA TRUST TOWER, SUITE 3700
161 BAY STREET, P.O. BOX 212
TORONTO, ONTARIO M5J 2S1 CANADA

February 22, 2019

SAME-DAY HAND DELIVERY

Newmont Mining Corporation
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111

Attention: Logan Hennessey, Corporate Secretary

NOTICE OF INTENT BY
NB US INVESTMENTS, LLC TO
PROPOSE STOCKHOLDER BUSINESS
AT THE 2019 ANNUAL MEETING OF STOCKHOLDERS
OF NEWMONT MINING CORPORATION

        Please be advised that NB US Investments, LLC, a Delaware limited liability company ("Stockholder"), hereby provides notice of its intent to propose certain business to be considered by stockholders at the 2019 annual meeting of stockholders of Newmont Mining Corporation, a Delaware corporation (the "Company") (including any adjournment or postponement thereof, the "2019 Annual Meeting").

        Stockholder is a Delaware limited liability company with principal executive offices at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, P.O. Box 212, Toronto, Canada M5J 2S1. The telephone number of Stockholder's principal executive offices is (800) 720-7415. Stockholder is the record holder and beneficial owner of 1,000 shares of common stock, par value $1.60 per share of the Company ("Common Stock"). Stockholder intends to appear in person (through its representatives) or by proxy at the 2019 Annual Meeting to propose the items set forth in this notice and to vote its shares of Common Stock.

        This notice of stockholder business is referred to herein as the "Notice". This Notice is delivered pursuant to Article I, Section 4 (the "Proposals Requirements") of the By-Laws of the Company, as amended and restated effective October 24, 2018 (the "By-Laws"). The information included herein represents Stockholder's best knowledge as of the date hereof. Stockholder reserves the right, in the event any such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although Stockholder does not commit to update any information that may change from and after the date hereof except as expressly required pursuant to Article I, Section 4(d) of the By-Laws.

        If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the proposal of any of the Stockholder Proposals (as defined below) at the 2019 Annual Meeting, this Notice shall continue to be effective with respect to the remaining Stockholder Proposals.

        Stockholder reserves the right to give further notice of additional business to be proposed at the 2019 Annual Meeting or to revise the business described in this Notice, subject to the applicable requirements of the Company's By-Laws and Delaware law.

        Please contact Richard Hall (telephone no.: (212) 474-1293; email: rhall@cravath.com) or Aaron Gruber (telephone no.: (212) 474-1456; email: agruber@cravath.com) at Cravath, Swaine & Moore

LLP if the Company would like any additional information or has questions with respect to the information contained in this Notice.

        Stockholder intends to propose the items described below (the "Stockholder Proposals") to be considered by stockholders at the 2019 Annual Meeting.

        Set forth below is the information required by the Proposals Requirements. To the extent that information set forth anywhere in this notice (including any documents incorporated by reference herein) is responsive to a specific item in the Proposals Requirements, each such item shall be deemed to incorporate such information no matter where such information appears in this Notice or in the documents incorporated by reference herein.

Description of Business Desired to Be Brought Before the 2019 Annual Meeting

PROPOSAL 1: AMENDMENT OF THE BY-LAWS OF THE COMPANY REGARDING SPECIAL MEETINGS OF STOCKHOLDERS

        Stockholder intends to submit for adoption by the Company's stockholders at the 2019 Annual Meeting a proposed amendment to the By-Laws that will provide stockholders owning at least 15% of the stock of the Company with the right to call a special meeting of the stockholders of the Company. As amended, the proposed By-Law would provide that, subject to applicable law, it cannot be amended without the approval of the stockholders of the Company.

        In connection with the foregoing, Stockholder intends to bring the following resolution before the 2019 Annual Meeting:

          RESOLVED, the Corporation's By-Laws be and hereby are amended to amend and restate Article I, Section 2 to read as follows:

          "Section 2.    Special Meetings.    Special Meetings of the stockholders for any lawful purposes may be called by the Board of Directors or by the Chair of the Board or by the Chief Executive Officer, and shall be called by the Chair of the Board or by the Chief Executive Officer or the Secretary upon a written request stating the purposes thereof authorized by (i) a majority of the Board of Directors or (ii) stockholders owning of beneficially or of record at least 15% of the stock of the Corporation entitled to vote at such meeting. Each such meeting shall be held at such place, and on such date and at such time, as the Board of Directors of the Corporation shall designate in a resolution duly adopted by it, for the purposes stated in the notices thereof; provided, however, that any such special meeting called upon the written request of stockholders pursuant to this Section 2 shall be held on such date and at such time as may be specified in such written request by the stockholders requesting such meeting, which shall be not less than thirty (30) days nor more than ninety (90) days after the date on which such written request is received by the Corporation. Business transacted at any special meeting shall be limited to the purposes stated in the notices of the meeting.

          Subject to applicable law, the Board of Directors may not alter, amend or repeal this Section 2, or adopt any provision inconsistent with or germane to the subject matter of this Section 2, without the prior approval of the stockholders of the Corporation."

PROPOSAL 2: REPEAL OF ALL BY-LAW AMENDMENTS ADOPTED BY THE BOARD OF DIRECTORS OF THE COMPANY AFTER OCTOBER 24, 2018

        In addition, at the 2019 Annual Meeting, Stockholder intends to seek to repeal any new By-Laws or amendments to the By-Laws adopted by the Board of Directors of the Company, without stockholder approval, after October 24, 2018 (which is the effective date of the last publicly disclosed amendment and restatement to the Company's By-Laws as of the date of this Notice) and prior to or on the date of the adoption of this proposal by the stockholders of the Company.

        In connection with the foregoing, Stockholder intends to bring the following resolution before the 2019 Annual Meeting:

          RESOLVED, the Corporation's By-Laws be and hereby are amended to repeal any new By-Law or any amendments to the By-Laws, enacted from October 24, 2018 to the date of the enactment of this stockholder resolution, which have not been approved by the stockholders of the Corporation and no such By-Laws or amendments to the By-Laws may be reinstated or readopted (and no By-Laws or amendments to the By-Laws that are substantially similar thereto or have the same intended effect may be enacted) by action of the Board of Directors without the prior approval of the stockholders of the Corporation.

Reasons for Conducting Such Business at the 2019 Annual Meeting

        The Stockholder Proposals are intended to ensure that (i) the stockholders of the Company have the right to call a special meeting and to freely elect a Board of Directors of the Company that acts in their best interests and (ii) the current Board of Directors of the Company does not take actions to amend the By-Laws to attempt to nullify or delay any actions taken or proposed to be taken by the stockholders of the Company.

Description of All Agreements, Arrangements and Understandings between Stockholder and
Any Other Persons in Connection with the Stockholder Proposals

        Other than as disclosed herein, there are no agreements, arrangements or understandings between Stockholder, any Stockholder Associated Persons (as defined in the By-Laws) and any other person in connection with the Stockholder Proposals.

Name and Address, as They Appear on the Company's Books, of Stockholder

        The name and address of Stockholder, as they appear on the Company's books, are set forth below:

  NB US Investments, LLC
  Corporation Trust Center
  1209 Orange Street
  Wilmington, Delaware 19801

Name and Address of Beneficial Owner

        Stockholder is a wholly-owned subsidiary of Barrick Gold Corporation, a British Columbia corporation ("Barrick"). By virtue of such ownership, Barrick may be deemed to be the beneficial owner of the 1,000 shares of Common Stock held of record by Stockholder, and Stockholder may be deemed to be acting on Barrick's behalf in making the Stockholder Proposals. The name and address of Barrick are set forth below:

  Barrick Gold Corporation
  Brookfield Place, TD Canada Trust Tower, Suite 3700
  161 Bay Street, P.O. Box 212
  Toronto, Ontario M5J 2S1 Canada

 Class and Number of Shares of the Company Beneficially Owned

        Stockholder represents that it is the holder, beneficially and of record, of 1,000 shares of Common Stock. Barrick may be deemed to be the beneficial owner of such shares of Common Stock as a result of Barrick's ownership of Stockholder.

        Except as set forth in the immediately preceding paragraph, as to Stockholder, Barrick and any Stockholder Associated Persons, there are no (i) shares of the Company which are, directly or indirectly, owned beneficially or of record by Stockholder, Barrick or any Stockholder Associated Persons; (ii) Derivative Instruments (as defined in the By-Laws) directly or indirectly owned beneficially by Stockholder, Barrick or any Stockholder Associated Persons; (iii) proxies, contracts, arrangements, understandings, or relationships pursuant to which Stockholder, Barrick or any Stockholder Associated Person has a right to vote any shares of the Company; (iv) Short Interests (as defined in the By-Laws) involving Stockholder, Barrick or any Stockholder Associated Persons, directly or indirectly; (v) rights to dividends on the shares of the Company owned beneficially by Stockholder, Barrick or any Stockholder Associated Persons that are separated or separable from the underlying shares of the Company; (vi) proportionate interests in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which Stockholder, Barrick or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (vii) performance-related fees (other than an asset-based fee) that Stockholder, Barrick or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of this Notice; (viii) equity interests or Derivative Instruments or Short Interests in any competitor of the Company (other than Barrick and its affiliates) held by Stockholder, Barrick or any Stockholder Associated Persons; or (ix) direct or indirect interests of Stockholder, Barrick or any Stockholder Associated Persons in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, commercial agreement, collective bargaining agreement or consulting agreement) other than (A) commercial agreements entered into in the ordinary course of business and (B) joint venture, operating or similar agreements with the Company or its affiliates or principal competitors, in each case including any such contracts described in Barrick's Fourth Quarter and Year-End Report for 2018, a copy of which was filed with the U.S. Securities and Exchange Commission on February 14, 2019 and is incorporated herein by reference.

Any Material Interest in Such Business

        As stockholders (beneficially or of record) of the Company, each of Stockholder and Barrick believes that the approval of the Stockholder Proposals will ensure that (i) the stockholders of the Company have the right to call a special meeting and to freely elect a Board of Directors of the Company that acts in their best interests and (ii) the current Board of Directors of the Company does not take actions to amend the By-Laws to attempt to nullify or delay any actions taken or proposed to be taken by the stockholders of the Company.

Intention to Deliver Proxy Statement

        Stockholder and Barrick intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's outstanding shares required to approve or adopt each of the Stockholder Proposals. Pursuant to Article I, Section 9 of the By-Laws, each of the Stockholder

Proposals requires the approval of a majority vote of the stockholders present in person or by proxy at the 2019 Annual Meeting.

NB US INVESTMENTS, LLC,
by	/s/ Catherine Raw
	Name:	Catherine Raw
	Title:	President

Annex J

Board of Directors
Newmont Mining Corporation
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111

Attn:
Noreen Doyle, Chair of the Board of Directors
Gary J. Goldberg, President and Chief Executive Officer

February 25, 2019

Dear Noreen and Gary:

        As you know our companies have on many occasions discussed in considerable detail the merits of combining Barrick Gold Corporation ("Barrick") and Newmont Mining Corporation ("Newmont"). A combination of Barrick and Newmont would represent a unique, once in a lifetime opportunity to create the unrivalled leader in the gold sector and generate significant—and in our industry, unparalleled—value creation for our shareholders. Given the superior and obvious benefits to shareholders and other stakeholders that a business combination between our two companies would create, we were surprised and disappointed to learn that Newmont had agreed to combine with Goldcorp Inc. ("Goldcorp")—a combination that would provide minimal real synergies and dilute the quality of Newmont's asset portfolio.

        On behalf of Barrick, we are pleased to submit this proposal (our "Proposal") to acquire all of the outstanding shares of Newmont common stock ("Newmont Shares") in an all-share transaction.

        As outlined in more detail below, our Proposal represents a unique and highly attractive opportunity to deliver substantial shareholder value and build on the accomplishments of our respective businesses. A combination of our companies would result in significant value creation opportunities for the combined company that are not available to our respective companies if they continue to operate independently of each other and are far superior to the value that would result from Newmont's proposed acquisition of Goldcorp. In addition to other strategic, financial and operational benefits, our Proposal offers Newmont shareholders the opportunity to fully participate in that value creation and the over $7 billion net present value of real synergies expected to result from our proposed combination, and we are confident your shareholders will enthusiastically support our proposal as a superior alternative to the Goldcorp acquisition.

Value and Consideration

        Barrick proposes to acquire all of the outstanding Newmont Shares in an all-share transaction. Under our Proposal, Newmont shareholders would receive 2.5694 common shares of Barrick ("Barrick Shares") per outstanding Newmont Share, representing an at-market transaction based on the volume-weighted average trading prices of Barrick Shares and Newmont Shares on the New York Stock Exchange over the 20 trading days ended February 20, 2019, being the last trading day before the day on which news of this transaction was broadly leaked in the financial press.

        Newmont shareholders would hold approximately 44.1% of the issued and outstanding Barrick Shares after giving effect to the combination and would have the opportunity to participate in the significant upside of the combined company's future prospects and synergies.

        The market reaction to date to your Goldcorp transaction suggests that investors do not endorse your rationale for the transaction and have concerns about the condition of Goldcorp's asset base. On the day of announcement, your market capitalization dropped by more than the estimated present value of the synergies you announced.

        In contrast, our recent at-market combination with Randgold Resources was roundly applauded by both sets of shareholders as a more appropriate way of combining two companies and unlocking real value for shareholders. That Barrick-Randgold combination has generated over $5 billion of combined value for Barrick and former Randgold shareholders.

        We are confident that our Proposal offers far superior value for Newmont shareholders than is available to them under the Arrangement Agreement between Newmont and Goldcorp (the "Goldcorp Arrangement Agreement").

Securing the Long Term Future of Nevada

        This proposed business combination will result in value creation opportunities that are not available to our respective companies if they continue to operate independently of each other. In particular, a large portion of Barrick and Newmont's reserves, operations and development projects in Nevada are highly complementary and located in close geographic proximity. This would offer a unique opportunity for a more efficient, streamlined organization with a dramatic impact on our combined cost structure. In short, this combination would allow us to capture financial, strategic and operational synergies in an amount that would be unprecedented in our industry and unavailable from any other combination.

        The realization of these synergies would secure the long term future of the Nevada gold industry and ensure that Nevada's unique mineral endowment and potential is fully utilized. These synergies will allow us to lower operating costs, increase reserves and resources and significantly extend profitable mine lives for the benefit of not only our shareholders, but our employees, the local communities and the economy of Nevada as a whole. Based on our prior work with you and our unique knowledge of our collective asset base, we are confident these synergies can be realized.

Creation of the Unrivalled Leader

        A combination of Barrick and Newmont would create the unrivalled leader in the gold sector. The combined company would have a significantly improved capacity for free cash flow generation due to our ownership of 8 Tier One gold assets, which will provide greater flexibility to invest in profitable growth and return cash to shareholders. Without question, our combination would create the industry's best gold investment vehicle and a business of sufficient merit that would attract generalist and yield-oriented investors as well.

        The transaction would create a company with:

  •
  8 Tier One gold assets, with a possible 9th in Goldrush/Fourmile;

  •
  unmatched cash flow generation;

  •
  the senior gold sector's strongest balance sheet, which will fund growth and shareholder returns;

  •
  an unrivalled exploration and development portfolio covering all of the world's major gold districts;

  •
  a known senior executive team with one of the industry's best track records for creating value for shareholders;

  •
  revenues of approximately $15.6 billion, operating cash flow of approximately $4.6 billion and adjusted EBITDA of approximately $7.0 billion, based on 2018 reported results and after giving effect to the considerable anticipated synergies of this transaction;

  •
  total gold reserves of 141 million ounces and total gold resources of 275 million ounces;

  •
  a market capitalization and enterprise value that will attract new investors and enable future growth opportunities;

  •
  trading liquidity that will dwarf the liquidity of any other company in the gold industry; and

  •
  a strong business that would rival the world's top resource companies, attracting both gold and generalist investors.

Working Together = Opportunity for Our Employees

        People are a vital component of the success of any enterprise, and we highly value the talent and skills inherent in a world class organization such as Newmont. Our teams know each other well and we can assure you that the combined company will utilize a best in class approach, such that the best available people from each company will work together to move the combined company forward. Your employees and other stakeholders will benefit from the expanded opportunities available as part of a larger, stronger organization with better longer term prospects.

Portfolio Optimization

        The optimization of Barrick's asset portfolio is ongoing. After a combination with Newmont, our combined teams would review the combined portfolio applying the same quality and strategic filters currently in place at Barrick with the goal of maintaining the best production, project and exploration assets in the best jurisdictions. Any proceeds received from the rationalization process would be used to fund debt reduction and returns to shareholders. Given the combined strength of Barrick and Newmont, we will be under no time constraints to conduct dispositions, and will only do so if they add value.

Dividends

        The combined company will match Newmont's annual dividend of $0.56 per share which, based on the proposed exchange ratio, will represent a pro forma annual dividend of $0.22 per Barrick Share. Going forward, our combined scale, stability and liquidity would allow for a more optimal allocation of capital and return of capital to shareholders. Ultimately, it is clear that the benefits of the financial, strategic and operational synergies, selective divestitures of non-core assets and more disciplined growth would position the combined company to grow the dividend over time and consider other alternatives to return capital to shareholders.

Next Steps

        It is in the interests of our respective shareholders to progress this transaction as expeditiously as possible. We have completed extensive due diligence and analysis of this transaction based on publicly available information. As a result, our diligence requirements are limited and confirmatory in nature and would be able to be addressed within a compressed timeframe.

        We are aware of the restrictions imposed under the Goldcorp Arrangement Agreement on your ability to consider our Proposal. Section 5.9(e) of the Goldcorp Arrangement Agreement explicitly contemplates Newmont engaging in negotiations and providing diligence if it receives a "bona fide written Newmont Acquisition Proposal that did not result from a breach of this Section 5.9 (and has not been withdrawn) and the Newmont Board determines, in good faith after consultation with its outside financial and legal advisors, that such Newmont Acquisition Proposal constitutes or would reasonably be expected to constitute a Newmont Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Newmont Acquisition Proposal is subject)". Our Proposal to acquire 100% of the Newmont Shares constitutes a "bona fide written Newmont Acquisition Proposal" under the terms of the Goldcorp Arrangement Agreement. In addition, we are confident that the Newmont board of directors must and will conclude in good faith that our Proposal constitutes a "Newmont Superior Proposal" because it would clearly result in a transaction that is more favourable, from a financial point of view, to Newmont shareholders than the transactions contemplated by the Goldcorp Arrangement Agreement and is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of our Proposal and Barrick. Accordingly, the Newmont board of directors will be permitted under the Goldcorp Arrangement Agreement, and will be required by its fiduciary duties, to engage in discussions and negotiations with us with respect to our Proposal.

        CIBC Capital Markets and M. Klein and Company, Inc. are acting as our financial advisors. Our legal advisors are Cravath, Swaine & Moore LLP and Davies Ward Phillips & Vineberg LLP.

Approvals and Conditions

        This Proposal has been reviewed and approved by Barrick's Board of Directors, which is unanimously supportive of this transaction. We are prepared, promptly following the termination of the Goldcorp Arrangement Agreement, to enter into a merger agreement in customary form that would provide materially greater value to your shareholders over both the short and long term.

        The completion of this transaction would be conditioned only on termination of the Goldcorp Arrangement Agreement, the negotiation and execution of a definitive merger agreement, approvals by Barrick and Newmont shareholders, the receipt of the necessary regulatory approvals and other customary conditions. We do not anticipate any difficulties or delays in obtaining the required regulatory approvals. Our Proposal is not subject to any financing condition.

* * * * *

        There is no other transaction in our industry that can create better value for shareholders and other stakeholders than a business combination between Newmont and Barrick. We are confident that after you have considered our Proposal, you will agree that our Proposal constitutes a "Newmont Superior Proposal" under the terms of the Goldcorp Arrangement Agreement and that our Proposal presents a compelling opportunity for your shareholders. The time has come to execute on this combination, and further delay simply costs all of our shareholders not only their share of $7 billion in value that can be captured but also an opportunity to own the unrivalled leader and premier gold investment in the marketplace. We look forward to hearing from you promptly.

Yours truly,

/s/ John L. Thornton John L. Thornton Executive Chairman	/s/ Mark Bristow Mark Bristow President and Chief Executive Officer

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Eastern Daylight Time, on April 11, 2019. Online Go to www.envisionreports.com/NEM or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NEM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Abstain For Against Abstain ForAgainst 1. To approve an amendment and restatement of the Newmont Restated Certificate of Incorporation to increase Newmont’s authorized shares of common stock from 750,000,000 shares to 1,280,000,000 shares. 2. To approve the issuance of shares of Newmont common stock to Goldcorp shareholders in connection with the arrangement agreement, dated as of January 14, 2019, as amended. 3. To approve adjournment or postponement of the Newmont special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve Proposal 1 or Proposal 2. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 0304PE B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. Special Meeting Proxy Card

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Notice and Proxy Statement for the Special Meeting of Stockholders is available at: www.envisionreports.com/NEM q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + PROXY FOR SPECIAL MEETING OF STOCKHOLDERS APRIL 11, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NEWMONT MINING CORPORATION The undersigned, a holder of record shares of common stock, par value $1.60 per share, of Newmont Mining Corporation (the “Corporation”) at the close of business on February 20, 2019 (the “Record Date”), hereby appoints Stephen P. Gottesfeld and Logan Hennessey, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of the Corporation that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Corporation to be held at 8:00 a.m. local time on April 11, 2019, at the Four Seasons Hotel, 1111 14th Street, Denver, Colorado 80202, and any adjournment thereof, upon the matters listed on the reverse side hereof. The proxies cannot vote your shares unless you vote by mail, Internet or telephone. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. To vote by Internet or telephone, please follow the instructions on the reverse side hereof. Your Internet or telephone vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON A MATTER LISTED ON THE REVERSE SIDE HEREOF, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR CHOICE ON A MATTER LISTED ON THE REVERSE SIDE HEREOF, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof. Proxies can only be given by the Corporation’s common stockholders of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When the shares of the Corporation’s common stock are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting of Stockholders. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Special Meeting. + C Non-Voting Items Proxy — Newmont Mining Corporation Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NEM